  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 1998.
                                                    REGISTRATION NO. 333-47045.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------

                            AMENDMENT NO. 3 TO
                                 FORM SB-2 ON
                        FORM S-1 REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                               ---------------
                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       COLORADO                   4813                   84-1238018
    (STATE OR OTHER         (PRIMARY STANDARD         (I.R.S. EMPLOYER
    JURISDICTION OF            INDUSTRIAL            IDENTIFICATION NO.)
   INCORPORATION OR        CLASSIFICATION CODE
     ORGANIZATION)               NUMBER)

  8 SOUTH NEVADA AVENUE, SUITE 200         ROBERT A. SPADE, CHIEF EXECUTIVE
  COLORADO SPRINGS, COLORADO 80903                      OFFICER
           (719) 471-3332                  8 SOUTH NEVADA AVENUE, SUITE 200
 (ADDRESS, INLUDING ZIP CODE, AND           COLORADO SPRINGS, COLORADO 80903
 TELEPHONE NUMBER, INCLUDING AREA                   (719) 471-3332
 CODE, OF REGISTRANT'S PRINCIPAL           (NAME, ADDRESS, INCLUDING ZIP CODE,
         EXECUTIVE OFFICES)                          AND TELEPHONE
                                             NUMBER, INCLUDING AREA CODE, OF
                                                   AGENT FOR SERVICE)

                                  Copies to:

       DOUGLAS R. WRIGHT, ESQ.                  ROBERT W. WALTER, ESQ.
      JEFFREY A. SHERMAN, ESQ.           BERLINER ZISSER WALTER & GALLEGOS, P.C.
   PARCEL, MAURO & SPAANSTRA, P.C.                   1700 LINCOLN
 1801 CALIFORNIA STREET, SUITE 3600                   SUITE 4700
       DENVER, COLORADO 80202                   DENVER, COLORADO 80203
           (303) 292-6400                           (303) 830-1700

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                  PROPOSED
                                                   MAXIMUM       AMOUNT OF
            TITLE OF EACH CLASS OF                AGGREGATE    REGISTRATION
          SECURITIES TO BE REGISTERED           OFFERING PRICE    FEE (1)
------------------------------------------------------------------------------
Common Stock(2)................................  $36,800,000    $10,856.00
------------------------------------------------------------------------------
Common Stock(3)................................  $ 9,529,160    $ 2,811.10
------------------------------------------------------------------------------
Representatives' Warrants(4)...................  $       --     $      -- (5)
------------------------------------------------------------------------------
Common Stock Underlying Representatives'
 Warrants(6)...................................  $ 3,840,000    $ 1,132.80
------------------------------------------------------------------------------
TOTAL..........................................  $50,169,160    $14,799.90
------------------------------------------------------------------------------
AMOUNT PREVIOUSLY PAID........................................  $13,218.83
------------------------------------------------------------------------------
AMOUNT OWED...................................................  $ 1,581.07

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Calculated pursuant to Rule 457 of the rules and regulations promulgated under the Securities Act of 1933, as amended.
(2) These shares will be offered to the public in the registrant's public offering (including 600,000 shares that the representatives of the underwriters (the "Representatives") have the option to purchase from the registrant to cover over-allotments, if any).
(3) These shares consist of the Registered Securityholders' Shares which will be offered to the public by the Registered Securityholders. The number of such shares is estimated solely for the purpose of calculating the Registration Fee.
(4) The registrant will issue to the Representatives at the closing of this offering warrants to purchase 400,000 shares of Common Stock (the "Representatives' Warrants").
(5)  No fee pursuant to Rule 457(g).
(6) These shares of Common Stock are issuable upon exercise of the Representatives' Warrants. An indeterminate number of additional shares of Common Stock are registered hereunder which may be issued as provided in the Representatives' Warrants in the event that the provisions against dilution in the Representatives' Warrants become operative.


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               EXPLANATORY NOTES

  This Registration Statement contains two prospectuses: one related to the offering of 4,000,000 shares of Common Stock (the "Common Stock") by CSI and certain Selling Shareholders (the "Prospectus"); and one relating to the offering of 1,191,145 shares of Common Stock by certain securityholders who were granted registration rights (the "Registered Securityholders' Prospectus"). Following the Prospectus are certain substitute pages of the Registered Securityholders' Prospectus, including alternate front outside and back outside cover pages, an alternate "The Offering" section of the "Prospectus Summary" and sections entitled "Concurrent Offering" and "Plan of Distribution." Each of the alternate pages for the Registered Securityholder Prospectus included herein is labeled "Alternate Page for Registered Securityholders' Prospectus" or "Additional Page for Registered Securityholders' Prospectus." All other sections of the Prospectus, other than "Underwriting" and "Concurrent Offering," are to be used in the Registered Securityholders' Prospectus. In addition, cross-references in the Prospectus will be modified in the Registered Securityholders' Prospectus to refer to the appropriate sections.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED PRIOR TO A TIME THE REGISTRATION STATEMENT BECOMES +
+EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE       +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALES OF THESE         +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH +
+STATE.                                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      SUBJECT TO COMPLETION, DATED JULY 21, 1998
                                4,000,000 SHARES

       [LOGO OF COMMUNICATIONS SYSTEMS INTERNATIONAL, INC. APPEARS HERE]

                   COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.
                                  COMMON STOCK
                                   ---------

  Of the shares of Common Stock offered hereby, 3,778,026 shares are being sold by Communications Systems International, Inc. ("CSI") and 221,974 shares are being sold by certain shareholders of CSI (the "Selling Shareholders"). See "Principal and Selling Shareholders." CSI will not receive any proceeds from the sale of shares by the Selling Shareholders. The Common Stock is currently traded on the OTC Bulletin Board under the symbol "CSYG." Prior to the offering, there has been a limited public market for the Common Stock of CSI. On July 17, 1998, the closing bid price of the Common Stock was $6.75 per share. See "Underwriting" for a discussion of factors to be considered in determining the offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq SmallCap Market under the symbol "CSGL." Following quotation on the Nasdaq SmallCap Market, the Common Stock will no longer be quoted on the OTC Bulletin Board.

  Concurrent with the offering, 1,191,145 shares of Common Stock are being registered for offer and sale by certain Securityholders (collectively, the "Registered Securityholders") of the Company. Such shares consist of a maximum of shares of Common Stock and shares underlying warrants that were issued in private placements and shares issued in connection with the exchange of certain promissory notes (collectively, the "Registered Securityholders' Shares"). The Registered Securityholders' Shares are not part of the underwritten offering. Other than receipt of the exercise price of certain warrants, the Company will not receive any proceeds from the sale of the Registered Securityholders' Shares. In addition, the Registered Securityholders have agreed with CSI and the Representatives not to sell or transfer the Registered Securityholders' Shares for periods ranging from 180 days to one year following the date of this Prospectus.
                                  -----------

          SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR INFORMATION
                     PROSPECTIVE INVESTORS SHOULD CONSIDER.
                                  -----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM- MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                             UNDERWRITING                         PROCEEDS TO
                             PRICE TO        DISCOUNTS AND      PROCEEDS TO         SELLING
                              PUBLIC        COMMISSIONS(1)      COMPANY(2)       SHAREHOLDERS
---------------------------------------------------------------------------------------------
Per Share..............        $                 $                 $                 $
---------------------------------------------------------------------------------------------
Total(3)...............        $                 $                 $                 $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) CSI and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. CSI has also agreed to sell to the Representatives of the Underwriters warrants to purchase 400,000 shares of Common Stock
    exercisable at $    per share (the "Representatives' Warrants"). See
    "Underwriting."
(2) Before deducting expenses payable by CSI estimated at $    and $   payable
    by the Selling Shareholders, including the Representatives' nonaccountable expense allowance.
(3) CSI has granted to the Underwriters a 45-day option to purchase an aggregate of up to 600,000 additional shares of Common Stock solely to cover over-allotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds
    to Company and Proceeds to Selling Shareholders will be $    , $    , $
    and $    , respectively. See "Underwriting."
                                   ---------
  The shares of Common Stock are offered by the Underwriters subject to prior sale when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to withdraw, cancel or modify such offer without notice and reject orders in whole or in part. It is expected that delivery of the certificates for the Common Stock will be made at the offices of Cruttenden Roth Incorporated, Irvine, California or in book entry form through the book
entry facilities of The Depository Trust Company on or about     , 1998.
                                   ---------
CRUTTENDEN ROTH
   INCORPORATED

             FERRIS, BAKER WATTS
                  INCORPORATED

                               JOHN G. KINNARD AND COMPANY
                                         INCORPORATED
                                                             KAUFMAN BROS., L.P.

                   THE DATE OF THIS PROSPECTUS IS     , 1998

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK COMBINED COMPANY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING BIDS, THE IMPOSITION OF PENALTY BIDS, THE PURCHASE OF SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND OVER-ALLOTMENT IN CONNECTION WITH THE OFFERING. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SEE "UNDERWRITING."

  [Inside front cover containing a map of North and South America surrounded by the phrases "global desktop," "universal messaging," "enhanced virtual private networks" and "discounted international voice." Also surrounding the map are pictures of a fax machine, a computer, a satellite and cellular telephone. Above the map is the name "CS International."]

  [Gatefold containing a map of the world with cities marked with different symbols. Below the map is a key to the symbols. The symbols identify "Current Network," "Planned Expansion of Networks," "Planned Expansion and Sales and Marketing" and "Equant Network, points of presence." Above the map is the name, "CS International."]

                                   SUMMARY

  The following summary is qualified in its entirety by the more detailed information and Financial Statements and the notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, (i) references to the "Combined Company" refer to Communications Systems International, Inc., GlobalTel Resources, Inc. and International Telephone Company, assuming the GlobalTel Merger and the ITC Acquisition are consummated, (ii) references to "CSI" refer to Communications Systems International, Inc., (iii) references to "GlobalTel" refer to GlobalTel Resources, Inc. and its two wholly owned subsidiaries, and (iv) references to "ITC" refer to International Telephone Company.

                                 THE COMPANY

  The Combined Company is a growing provider of international telecommunications services offering long distance, calling cards and enhanced voice and data services. With more than 16,700 customers in over 170 countries, the Combined Company primarily serves markets that have been historically underserved by large telecommunications providers and incumbent telephone operators ("ITOs"). The Combined Company presently focuses on international call-reorigination, capitalizing on the arbitrage opportunity created by differences between U.S. and international long-distance rates. Going forward, the Combined Company intends to leverage the expertise derived from its callreorigination business, and capitalize on the established customer base generated by its call-reorigination business, to provide higher margin telecommunications services such as call-through, enhanced fax and business grade Internet services.

  The world's larger telecommunications carriers, such as AT&T, MCI, British Telecom, Deutsche Telecom AG and France Telecom, have focused on developed telecommunications markets that are characterized by high teledensity (ratio of telephone lines to inhabitants), an advanced stage of deregulation, a large volume of international telecommunications traffic and a concentration of multinational corporations. These markets include the United States, the United Kingdom, Germany, France and Japan. The Combined Company focuses on what it characterizes as emerging telecommunications markets, which are (i) smaller developed countries such as Argentina, Austria, Brazil, Switzerland, Ireland, Singapore and South Africa, and (ii) markets that typically have less developed telecommunications infrastructures, are in an earlier stage of deregulation and have more monopolistic distribution profiles. Based on data from the International Telecommunications Union, the Combined Company has calculated that the approximately 145 countries that the Combined Company targets as emerging telecommunications markets generated approximately 23.0 billion minutes in outgoing international telecommunications traffic in 1995.

  The Combined Company's telecommunications services are marketed and sold through a network of independent sales agents, strategic relationships and in-house direct marketing. The Combined Company relies primarily on over 170 independent sales agents that cover over 170 countries. GlobalTel has an exclusive agreement with the International Business Network for World Commerce and Industry, Ltd. ("IBNET"), the managing member of the Consortium of Global Commerce, under which IBNET will market the services of GlobalTel, and ultimately the Combined Company, through several thousand individual chambers of commerce located in over 200 countries. In addition, GlobalTel has a strategic relationship with Novell that provides it with a distribution channel for its services, and ultimately those of the Combined Company, through a select number of Novell's network of over 25,000 value-added resellers.

  The Combined Company has a broad customer base including foreign offices of multinational corporations, including Microsoft Corporation, Mitsubishi Corporation and Chrysler Corporation; major international hotels, including the Inter-Continental Hotel and the Copacabana Palace in Rio de Janeiro, Brazil and Southern Sun Group's Holiday Inn Hotels in South Africa; and embassies and international agencies, including the United States embassies in Korea and Australia and the United Nations consulate in South Africa.

  The Combined Company provides telecommunications services through its (i) voice switching and global fax messaging infrastructure in Los Angeles, California, (ii) voice switching and billing center in Ft. Lauderdale, Florida,
(iii) access to third party infrastructure through international telecommunications carriers and through Equant, a global data network services provider, and (iv) enhanced fax nodes in Hong Kong and Mexico City. The Combined Company uses both off-the-shelf technologies, which provide flexibility to adapt to the rapidly changing telecommunications environment, and proprietary automated call processing technologies (DIAL and LINK-US), which enhance the Combined Company's competitive position in serving high volume customers.

  The principal components of the Combined Company's strategy are to (i) increase penetration of emerging telecommunications markets by capitalizing upon its call-reorigination experience, strategic marketing relationships and proprietary technologies, (ii) pursue and implement additional strategic acquisitions of complementary international customer bases, products and infrastructure, (iii) exploit strategic marketing relationships to expand its customer base and establish new relationships with independent ISPs and other network providers in its target markets, (iv) provide an increasingly broad range of services, such as enhanced voice and data services and a suite of business grade Internet services, (v) employ flexible open architecture technology that is modular, scalable and allows for the integration of a variety of technologies, (vi) utilize proprietary call processing technologies to provide quality telecommunications services to high volume customers, (vii) increase revenue through targeted growth in its carrier and reseller business, and (viii) exploit operating and marketing synergies and efficiencies resulting from the GlobalTel Merger and the ITC Acquisition.

  CSI is a Colorado corporation formed in April 1993. The Combined Company intends to change its name to "CS GlobalTel, Inc." upon completion of the GlobalTel Merger. The Combined Company's executive offices are located at 8 South Nevada Avenue, Colorado Springs, Colorado 80903, and its telephone number is (719) 471-3332. The Combined Company's Internet address is http://www.csil.com.

  Unless otherwise indicated, the information contained in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option or outstanding options, warrants or convertible securities, and (ii) gives effect to a proposed 1 for 4 reverse stock split that will be completed prior to the date of this Prospectus. CSI has entered into agreements (i) to merge (the "GlobalTel Merger") with GlobalTel, and (ii) to acquire all of the outstanding stock of ITC (the "ITC Acquisition"), both of which are expected to occur simultaneously with the completion of this offering. References to the present action of the Combined Company refer to activities or matters that are common to each of CSI, GlobalTel and ITC as of the date of this Prospectus. Statements regarding prospective activities or matters relating to the Combined Company refer to activities that may be undertaken or matters that may result following the GlobalTel Merger and the ITC Acquisition. See "Glossary of Terms" for definitions of certain technical and other terms used in this Prospectus. Certain information contained herein is derived from industry sources. Although the Combined Company believes that this information is reliable, it has not independently verified this information.

  The Combined Company claims proprietary rights in its logo and the terms "LINK-US" and "DIAL." Primecall(R) is a service mark of GlobalTel. Trade names, trademarks and service marks of other companies appearing in this Prospectus are the property of their respective holders.

                            RECENT DEVELOPMENTS

  The Combined Company's historical combined revenue decreased $566,000 or 8.6% from approximately $6.6 million for the three months ended March 31, 1998 to $6.0 million for the three months ended June 30, 1998. There can be no assurance that the Combined Company will achieve significantly increased revenue or profitable operations.

  In May and July 1998, CSI sold to ProFutures Special Equities Fund, L.P. ("ProFutures") an aggregate of $1.75 million principal amount promissory notes bearing interest at a rate of 12% per annum (the "12% Notes") and 74,074 shares of Common Stock. In connection with the purchase of the 12% Notes and shares of Common Stock, ProFutures received warrants to purchase 400,000 shares of Common Stock. In July 1998, ProFutures agreed to exchange $1 million principal amount of the 12% Notes upon the closing of this offering in consideration of 204,079 shares of Common Stock, based on an assumed initial offering price of $7.00 per share. See "Description of Securities."

  In July 1998, the holders of certain promissory notes issued by GlobalTel agreed to exchange $1.4 million of principal amount plus accrued interest in consideration of 237,059 shares of Common Stock, based on an assumed initial offering price of $7.00 per share. The holders of $700,000 principal amount of such notes agreed to extend the maturity date of their notes from January 1999 until December 31, 1999 in consideration of the Combined Company increasing the interest rate on the notes to 14% per annum and granted certain enhanced registration rights. See "Description of Securities."

                                  THE OFFERING

Common Stock offered

 By CSI.....................  3,778,026 shares
 By the Selling
Shareholders................
                              221,974 shares

Common Stock outstanding
 prior to the offering......  4,839,482 shares(1)

Common Stock outstanding
 after the offering.........  8,617,508 shares(1)


Use of Proceeds.............  To repay certain indebtedness of the Combined
                              Company; to consummate the ITC Acquisition; to install equipment to facilitate transparent call-reorigination services for additional hotels and businesses; for technical development associated with the Combined Company's enhanced services; to pay certain deferred payables; and for general working capital to fund operating expenses. In addition, a portion of the proceeds will be used to fund the repurchase of any securities tendered in connection with the rescission offer that the Combined Company intends to commence immediately after this offering. See "Use of Proceeds," "Business" and "Rescission Offer."


Risk Factors................  The Common Stock offered hereby is speculative and involves a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" and "Dilution."

Proposed Nasdaq SmallCap
 Market symbol..............  CSGL
--------

(1) Includes 162,286 shares of Common Stock (the "Bridge Shares") to be issued immediately prior to the closing of this offering based on an assumed offering price of $7.00 per share in connection with the notes (the "Bridge Notes") issued by CSI in December 1997 (the "December 1997 Financing"), 1,198,779 shares of Common Stock issuable to GlobalTel shareholders in connection with the GlobalTel Merger and 888,209 shares to be issued in connection with certain promissory notes. Excludes (i) up to 862,265 shares of Common Stock issuable upon exercise of outstanding options, (ii) up to 1,184,973 shares of Common Stock issuable upon the exercise of outstanding warrants, (iii) an indeterminate number of shares of Common Stock issuable upon conversion of outstanding promissory notes in the aggregate principal amount of $30,000 which have a conversion price per share equal to 90% of the average bid and asked price of the Common Stock on the day before conversion, (iv) up to 400,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants, and (v) up to 295,714 shares issuable in connection with the ITC Acquisition (collectively referred to herein as "Additional Securities"). See "Management," "Description of Securities" and "Underwriting."

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
  The summary financial information set forth below is derived from the separate audited and unaudited financial statements of CSI, GlobalTel and ITC and the unaudited pro forma condensed combined financial statements of CSI, GlobalTel and ITC. Such information should be read in conjunction with such financial statements and the notes thereto and the reports of the Independent Public Accountants.

                                            HISTORICAL--CSI                 HISTORICAL--GLOBALTEL
                                -----------------------------------------  ---------------------------
                                   12 MONTHS                      THREE       12 MONTHS        THREE
                                     ENDED         EIGHT MONTHS  MONTHS         ENDED         MONTHS
                                   APRIL 30,          ENDED       ENDED     DECEMBER 31,       ENDED
                                -----------------  DECEMBER 31, MARCH 31,  ----------------  MARCH 31,
                                  1996     1997        1997       1998      1996     1997      1998
                                --------  -------  ------------ ---------  -------  -------  ---------
 STATEMENT OF OPERATIONS DATA:
 Revenue.........               $  6,741  $11,865     $8,115     $ 2,279   $ 9,136  $12,862   $ 1,698
 Cost of
  revenue........                  5,963    7,755      4,879       1,424     8,230   11,171     1,473
                                --------  -------     ------    --------   -------  -------   -------
 Gross margin....                    778    4,110      3,236         855       906    1,691       225
 Operating
  expenses:
 Sales and
  marketing......                  1,573    2,080      2,007         557       682      788       120
 General and
  administrative..                 1,652    2,024      2,103         684     5,773    7,119     1,523
 Depreciation
  and
  amortization....                    58      103         92          42        98      253        91
                                --------  -------     ------    --------   -------  -------   -------

 Total operating
  expenses.......                  3,283    4,207      4,202       1,283     6,553    8,160     1,734
                                --------  -------     ------    --------   -------  -------   -------
 Loss from
  operations.....                 (2,505)     (97)      (966)       (428)   (5,647)  (6,469)   (1,509)
 Interest
  expense,
  including
  amortization of
  debt discount..                    (19)    (162)      (113)       (698)     (225)  (1,368)   (1,023)
 Other income
  (expense)......                    --       --         (85)        --        --       --        --
                                --------  -------     ------    --------   -------  -------   -------
 Loss before
  income taxes
  and
  extraordinary
  item...........                 (2,524)    (259)    (1,164)     (1,126)   (5,872)  (7,837)   (2,532)
 Income tax
  (benefit)......                    --       --         --          --        --       --        --
                                --------  -------     ------    --------   -------  -------   -------
 Loss before
  extraordinary
  item...........                 (2,524)    (259)    (1,164)     (1,126)   (5,872)  (7,837)   (2,532)
 Extraordinary
  item--gain on
  extinguishment
  of debt........                    --       --         747         --        --       --        --
                                --------  -------     ------    --------   -------  -------   -------
 Net loss........               $ (2,524) $  (259)    $ (417)   $ (1,126)  $(5,872) $(7,837)  $(2,532)
                                ========  =======     ======    ========   =======  =======   =======
 Series A
  convertible
  preferred stock
  dividends......                    --       --         --          --        --       (39)      (16)
                                --------  -------     ------    --------   -------  -------   -------
 Net loss
  applicable to
  common
  shareholders...               $ (2,524) $  (259)    $ (417)   $ (1,126)  $(5,872) $(7,876)  $(2,548)
                                ========  =======     ======    ========   =======  =======   =======
 EBITDA(1).......               $ (2,447) $     6     $ (874)   $   (386)  $(5,549) $(6,216)  $(1,418)
 Basic loss per
  share(excluding
  extraordinary
  item)..........               $ (1.27)  $ (.11)     $ (.47)   $   (.45)  $ (5.88) $ (6.48)  $ (1.46)
 Weighted average
  number of
  shares
  outstanding....                  1,990    2,321      2,472       2,514       999    1,215     1,745










                                   HISTORICAL--ITC    PRO FORMA AS ADJUSTED
                                --------------------- ----------------------
                                              THREE                  THREE
                                 10 MONTHS   MONTHS    12 MONTHS    MONTHS
                                   ENDED      ENDED      ENDED       ENDED
                                OCTOBER 31, MARCH 31, DECEMBER 31, MARCH 31,
                                   1997       1998        1997       1998
                                ----------- --------- ------------ ---------
 STATEMENT OF OPERATIONS DATA:
 Revenue.........                 $8,054     $2,610    $  35,261    $ 6,587
 Cost of
  revenue........                  6,790      1,978       27,050      4,875
                                ----------- --------- ------------ ---------
 Gross margin....                  1,264        632        8,211      1,712
 Operating
  expenses:
 Sales and
  marketing......                    715        252        4,468        929
 General and
  administrative..                 1,388        421       12,787      2,628
 Depreciation
  and
  amortization...                     73         30        8,625      2,187
                                ----------- --------- ------------ ---------

 Total operating
  expenses.......                  2,176        703       25,880      5,744
                                ----------- --------- ------------ ---------
 Loss from
  operations.....                   (912)       (71)     (17,669)    (4,032)
 Interest
  expense,
  including
  amortization of
  debt discount..                    (57)       (12)      (1,001)      (949)
 Other income
  (expense)......                    119         12          --         --
                                ----------- --------- ------------ ---------
 Loss before
  income taxes
  and
  extraordinary
  item...........                   (850)       (71)     (18,670)    (4,981)
 Income tax
  (benefit)......                    --         --           --         --
                                ----------- --------- ------------ ---------
 Loss before
  extraordinary
  item...........                   (850)       (71)     (18,670)    (4,981)
 Extraordinary
  item--gain on
  extinguishment
  of debt........                    --         --           --         --
                                ----------- --------- ------------ ---------
 Net loss........                 $ (850)    $  (71)   $ (18,670)   $(4,981)
                                =========== ========= ============ =========
 Series A
  convertible
  preferred stock
  dividends......                    --         --           --         --
                                ----------- --------- ------------ ---------
 Net loss
  applicable to
  common
  shareholders...                 $ (850)    $  (71)   $ (18,670)   $(4,981)
                                =========== ========= ============ =========
 EBITDA(1).......                 $ (839)    $  (41)   $  (9,044)   $(1,845)
 Basic loss per
  share(excluding
  extraordinary
  item)..........                 $ (708)    $  (59)   $   (2.19)   $  (.58)
 Weighted average
  number of
  shares
  outstanding....                      1          1        8,536      8,617

                                                     HISTORICAL--                             PRO FORMA
                            HISTORICAL--CSI           GLOBALTEL           HISTORICAL--ITC    AS ADJUSTED
                         ---------------------- ---------------------- --------------------- -----------
                         DECEMBER 31, MARCH 31, DECEMBER 31, MARCH 31, OCTOBER 31, MARCH 31,  MARCH 31,
                             1997       1998        1997       1998       1997       1998       1998
                         ------------ --------- ------------ --------- ----------- --------- -----------
BALANCE SHEET DATA:
Cash....................   $   429      $  236    $   849     $    98    $   848    $   980    $18,678
Working capital
 (deficit)..............    (2,612)     (3,923)    (4,934)     (9,094)    (1,259)    (1,423)     5,723
Total assets............     2,975       2,612      4,354       3,513      2,720      3,334     49,214
Long-term debt, net of
 current maturities and
 debt discount..........       --          --       3,832       2,000        292        234      2,234
Common stock subject to
 rescission.............       --          --       2,455       2,455        --         --         740
Total shareholders'
 equity (deficit).......    (1,112)    (2,228)     (8,534)    (11,002)      (781)      (899)    29,503

(1) "EBITDA' is defined as net income or loss plus depreciation, amortization and interest expense, income taxes and other non-cash charges, minus extraordinary income and gains and non-cash income, if any, and plus extraordinary losses, if any. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

                                  RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Combined Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Exchange Act regarding events, conditions and financial trends that may affect the Combined Company's future plan of operations, business strategy, operating results and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results could differ materially from the results expressed in or implied by these forward-looking statements as a result of various factors, many of which are beyond the Combined Company's control. These factors are described under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in the risk factors set forth below.

Risks Related to the Combined Company and the Telecommunications Industry

LIMITED OPERATING HISTORY; SUBSTANTIAL AND CONTINUING LOSSES; SUBSTANTIAL DOUBT ABOUT THE ABILITY TO CONTINUE AS GOING CONCERNS

  Both CSI and ITC commenced operations in 1993 and GlobalTel commenced operations in 1995. Accordingly, CSI, GlobalTel and ITC have limited operating histories upon which an evaluation of their performance can be based. The Combined Company has no combined operating history. The Combined Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of operations. There is no assurance that the Combined Company will operate profitably or be successful in capitalizing on perceived synergies. CSI has incurred significant losses, including losses of approximately $2.5 million and $259,000 during the 12 months ended April 30, 1996 and 1997, respectively, a loss of approximately $417,000 during the eight months ended December 31, 1997 and a loss of approximately $1.1 million for the three months ended March 31, 1998, resulting in an accumulated deficit of approximately $5.5 million as of March 31, 1998. GlobalTel has incurred significant losses, including losses of $5.9 million and $7.8 million for the 12 months ended December 31, 1996 and 1997, respectively, and a loss of approximately $2.5 million for the three months ended March 31, 1998 resulting in an accumulated deficit of $18.1 million as of March 31, 1998. In addition, ITC incurred a loss of approximately $850,000 during the 10 months ended October 31, 1997 and a loss of approximately $71,000 for the three months ended March 31, 1998. Losses may continue until such time, if ever, that the Combined Company is able to generate a level of revenue sufficient to offset its cost structure. There can be no assurance that the Combined Company will achieve significantly increased revenue or profitable operations. The Combined Company's results of operations may be below the expectations of public market analysts and investors in future quarters, which would likely result in a decline in the trading price for the Common Stock. CSI's and GlobalTel's independent auditors have each included an explanatory paragraph in their respective reports on the financial statements stating that they have been prepared assuming that each of CSI and GlobalTel, respectively, will continue as separate going concerns. However, recurring losses from operations and projected future cash requirements raise substantial doubt about each company's ability to continue as a going concern. The explanatory paragraphs in the reports on the financial statements do not consider the proposed consummation of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements.

BILLING SYSTEM AND INTERNAL CONTROLS

  In November 1997, GlobalTel commenced using a new billing system to record revenue from calls made by GlobalTel's customers and the application of cash receipts to customer accounts. In connection with auditing GlobalTel's 1997 financial statements, GlobalTel's independent auditors identified a material weakness in

GlobalTel's internal accounting controls with respect to the administration of the billing system that could, if not corrected, lead to errors in revenue reporting which may not be detected by management of GlobalTel on a timely basis. GlobalTel's auditors considered GlobalTel's internal control structure only to the extent necessary to determine the auditing procedures necessary to report on the consolidated financial statements and not to determine the adequacy of internal control or to provide specific assurances thereon. The material weakness was reported to management and to GlobalTel's audit committee. While considered in determining the scope of the audit, no modification to GlobalTel's report on its audited consolidated financial statements was made related to this material weakness. GlobalTel intends to eliminate this material weakness by outsourcing the administration of its billing system to its billing system vendor until the completion of the GlobalTel Merger, at which time GlobalTel's billing functions will be transferred to the Combined Company's billing system. In connection with auditing CSI's financial statements for the eight months ended December 31, 1997, CSI's independent auditors identified a weakness involving CSI's internal control structure and its operation that the auditors believe meets the criteria of a reportable condition. According to the American Institute of Certified Public Accountants, reportable conditions involve matters coming to an auditor's attention relating to significant deficiencies in the design or operation of the internal control structure that, in such auditor's judgment, could adversely affect a company's ability to record, process, summarize, and report financial data consistent with the assertions of management in the financial statements. CSI believes that it has remedied this condition through the hiring of a Chief Financial Officer and a Controller and the implementation of internal controls. There can be no assurance that these or other control deficiences will not occur in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEED FOR ADDITIONAL CAPITAL AND CAPITAL REQUIREMENTS

  The efforts of CSI, GlobalTel and ITC to develop and introduce an array of enhanced telecommunications services have required, and will continue to require, the Combined Company to invest in network infrastructure and systems development. Also, the Combined Company has incurred substantial pro forma losses and expects to continue to incur losses due, in part, to significant depreciation and amortization expense, through the foreseeable future. At March 31, 1998, CSI, GlobalTel and ITC, respectively, had working capital deficits of approximately $3.9 million, $9.1 million and $1.4 million, respectively. In addition, CSI had working capital deficits of approximately $2.6 million, $2.3 million and $2.2 million at December 31, 1997, April 30, 1997 and April 30, 1996, respectively. The Combined Company believes that, based upon its present business plan, the net proceeds of this offering, together with revenue from operations, will be sufficient to finance operating losses, the development and introduction of enhanced services and to meet its other currently planned working capital and capital expenditure requirements through the next 12 months. However, due to the need to continue to expand its network operations and service offerings and other factors, the Combined Company expects that it will need to raise additional capital in future periods. The Combined Company also intends to seek lease financing for a portion of the equipment and systems that it acquires in 1998 and beyond, although there can be no assurance that this financing will be available to the Combined Company when needed or on acceptable terms. If the Combined Company experiences greater than anticipated capital requirements, if the implementation of the Combined Company's operating strategy fails to produce anticipated revenue growth and cash flows, if lease financing is not available or if additional working capital is required for any other reason, the Combined Company will be required to obtain additional capital earlier than currently anticipated. The timing of the need for additional capital subsequent to the next 12 months also will be affected by the extent to which the Combined Company's rescission offer is accepted. See "Rescission Offer." There can be no assurance that the Combined Company will be able to obtain equity, debt or lease financing when needed or on terms that the Combined Company finds acceptable. Any issuances of additional equity or convertible debt may cause substantial dilution to the Combined Company's shareholders. If the Combined Company is unable to obtain sufficient funds to satisfy its capital requirements, it will be forced to reduce the scope of its expansion plans, curtail operations, dispose of assets or seek extended payment terms from its vendors, any of which could have a material adverse effect on the Combined Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY INDEPENDENT SALES AGENTS

  CSI currently depends on approximately 42 independent sales agents to sell its services, including Edward Stoever, who operates in Argentina, and CS do Brazil. These two independent sales agents accounted for approximately 56.9%, and 12.2%, respectively, of CSI's revenue in the eight months ended December 31, 1997, and the ten largest independent sales agents accounted for approximately 98.5% of CSI's revenue in the eight months ended December 31, 1997. GlobalTel currently depends on 81 independent sales agents to sell its services. The 10 largest independent sales agents accounted for approximately 30.9% of GlobalTel's revenue in the 12 months ended December 31, 1997. ITC currently depends on approximately 55 independent sales agents to sell its services, including Generic Telecom, Inc., Zohair Attoue and Janel Richards (collectively, with Mr. Stoever and CS do Brazil, the "Key Independent Sales Agents"). These three independent sales agents accounted for approximately 26.6%, 21.4% and 12.7%, respectively, of ITC's revenue in the 10 months ended October 31, 1997, and the ten largest independent sales agents accounted for approximately 89.1% of ITC's revenue in the 10 months ended October 31, 1997.

  If the Combined Company fails to retain the services of any of the Key Independent Sales Agents for any reason or loses the services of other independent sales agents that contribute significantly to the Combined Company's revenue, the Combined Company's cash flow and results of operations would be adversely affected because of expected high customer attrition. The Combined Company also depends on its independent sales agents and persons engaged by them to install and service much of the Combined Company's technologies. The failure of such persons to properly install or service the Combined Company's systems could adversely affect the Combined Company. The Combined Company has entered into short term agreements with all of its Key Independent Sales Agents other than CS do Brazil. Although independent sales agents are generally subject to agreements, such agreements may be difficult to enforce because the independent sales agents are domiciled in foreign countries. Under the terms of the agreements, independent sales agents are responsible for collecting customer payments except for credit card payments, and are generally responsible for customer bad debts less, in some cases, an allowance granted by the Combined Company. Failure of independent sales agents to collect and remit customer payments to the Combined Company presents risks to the Combined Company. In August 1997, CSI's former independent sales agent in Singapore failed to remit aggregate payments of $215,000. CSI is aggressively pursuing collection of this receivable, although its ultimate recovery is not assured. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

SIGNIFICANT OUTSTANDING INDEBTEDNESS; SECURITY INTERESTS

  In order to finance its capital requirements, the Combined Company has incurred significant indebtedness. At March 31, 1998, CSI, GlobalTel and ITC had approximately $3.4 million, $7.3 million and $0.5 million of long and short term indebtedness. In connection with the issuance of $2,840,000 principal amount Bridge Notes in December 1997, CSI granted to the investors a security interest in all of the assets of CSI. The Bridge Notes require that CSI pay all accrued interest to such investors on June 30, 1998. CSI has not made such payment. Although as of the date of this Prospectus no investor has declared CSI in default on the Bridges Notes, there can be no assurance an investor will not do so. In the event of a default, the investors could declare CSI's indebtedness to become immediately due and payable and could foreclose on all of CSI's assets. In addition, to the extent that CSI's assets continue to secure such Bridge Notes, such assets will not be available to secure additional indebtedness. The Combined Company has allocated $3 million of the proceeds of this offering to repay the Bridge Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Description of Securities."

NEED TO INTEGRATE AND MANAGE GLOBALTEL AND ITC

  Management believes that the consummation of the GlobalTel Merger and the ITC Acquisition will substantially increase the Combined Company's independent sales agent base, technological capabilities, management expertise and carrier relationships. The Combined Company's ability to realize any long-term advantages from the GlobalTel Merger and the ITC Acquisition will depend in large part on successfully integrating, managing and improving the operations of GlobalTel and ITC. The Combined Company's management team has no experience in integrating acquired companies. Risks relating to such integration include the risk of loss of services of executive officers, including Ronald P. Erickson and Philip A. Thomas, the loss of independent sales agents of the Combined Company or adverse changes in strategic or carrier relationships. There can be no assurance that CSI will be able to successfully integrate GlobalTel or ITC, the failure of which would have a material adverse effect on the business of the Combined Company. See "The Acquisitions."

SELECTION AND INTEGRATION OF UNSPECIFIED ACQUISITIONS

  A key element of the Combined Company's strategy is expansion through the additional acquisitions of complementary international customer bases, products and infrastructure. Except for the GlobalTel Merger agreement in principle and the ITC Acquisition agreement, the Combined Company has no agreements, arrangements or understandings for any such acquisition as of the date of this Prospectus. There can be no assurance that the Combined Company will be successful in identifying appropriate acquisition opportunities or negotiating favorable terms. In most cases, the Combined Company will not be required to obtain shareholder approval in order to complete its acquisitions. Under the Colorado Business Corporation Act, a corporation may effect a merger with or an acquisition of another company without shareholder approval if the corporation will be the surviving entity, the articles of incorporation of the corporation are not substantively amended, each shareholder will hold the same number and type of shares after the transaction as he did before, and the outstanding shares of the corporation will not be increased by more than 20% as a result of the transaction. Any future acquisitions or related activity will involve additional risks including, among others, the difficulty of identifying appropriate acquisition candidates, the difficulty of assimilating the operations and personnel of the respective entities, the potential disruption of the Combined Company's ongoing business and the inability of management to capitalize on the opportunities presented by the acquisitions. In addition, the failure to successfully incorporate acquired technology and rights into the Combined Company's services, the inability to maintain uniform standards, controls, procedures and policies, the impairment of relationships with employees and customers as a result of changes in management and an increase in amortization of intangible assets in the Combined Company's financial statements may adversely affect the Combined Company. If the Combined Company completes acquisitions through the issuance of Common Stock, the ownership interest of existing holders would be decreased. There can be no assurance that the Combined Company will be able to finance any future acquisitions.

  The successful integration of any such acquisition is critical to the future financial performance of the Combined Company. Complete integration of any acquisitions could take several fiscal quarters to accomplish and would require, among other things, coordination of the respective companies' sales, marketing and technical development efforts. The integration process may cause management's attention to be diverted from operating the Combined Company, and any difficulties encountered in the transition process could have an adverse impact on the business, financial condition and results of operations of the Combined Company. There can be no assurance that present and potential customers of the Combined Company and any acquired entity would continue their historic usage patterns without regard to the acquisition, and any significant delay or reduction in usage could have an adverse effect on the Combined Company's business, financial condition and results of operations.

  The difficulty of combining companies may be increased by geographic distances between companies and the need to integrate personnel. Changes brought about by any acquisition may cause key employees, independent sales agents, or carriers to terminate their relationships with the Combined Company. There can be no assurance that the Combined Company will retain the employees, independent sales agents and carrier relationships of an acquired entity or that the Combined Company will realize any of the other anticipated benefits of any acquisition. There can be no assurance that costs of combining potential acquisitions will not have an adverse effect upon the Combined Company's operating results. There can be no assurance that, following any acquisition, the Combined Company will be able to operate any acquired business on a profitable basis. See "Business--Business Strategy."

MANAGEMENT OF GROWTH

  The Combined Company's expected growth may place significant strains on the Combined Company's management, staff, working capital and operating and financial control systems. There can be no assurance that the Combined Company's management, staff, working capital and systems will be adequate to support its future anticipated growth. The failure to recruit qualified staff, to continue to upgrade operating and financial control systems or to respond effectively to difficulties encountered during expansion could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

DEPENDENCE ON CARRIERS AND OTHER SUPPLIERS

  The Combined Company's ability to achieve and maintain profitable operations is heavily dependent upon the agreements the Combined Company has with certain international long distance carriers. The Combined Company, among other things, must negotiate favorable rates with these long distance carriers. Because of the frequent fluctuations in rates of long distance carriers, the Combined Company believes that it is in its best interest to have short-term agreements with its carriers. Most of the Combined Company's agreements with its carriers will expire, or may be terminated by either party, within one year, and there can be no assurance that these agreements will be renewed or that the Combined Company will be able to obtain favorable rates from these or other carriers. There are a small number of carriers with whom the Combined Company has carrier agreements. The Combined Company's dependence on particular carriers will vary because the Combined Company shifts its use of carriers depending on the rates offered. The Combined Company periodically renegotiates rates with its current carriers and seeks to establish relationships with new long distance carriers that provide the most favorable rates. The Combined Company's ability to obtain favorable rates from the carriers depends, in large part, on the Combined Company's total volume of long distance traffic. There is no guarantee that the Combined Company will be able to maintain the volume of international long distance traffic necessary to obtain favorable rates. The loss of any carrier could have a material adverse effect on the Combined Company.

  Due to its financial condition, CSI defaulted on payment obligations to certain carriers in 1995, 1996 and 1997. Although CSI was able to negotiate deferred payment arrangements with these carriers (and thereafter made such deferred payments) and was able to continue receiving service from certain of these carriers, there is no assurance that it will be able to make such arrangements with these or other carriers if required in the future. As of March 31, 1998, CSI was in arrears on payments due to one carrier of approximately $780,000. In October 1997, GlobalTel failed to pay amounts due to one of its principal long distance carriers within the time period that this carrier customarily had required payment. As a result, this carrier ceased providing services to GlobalTel and, under the terms of its agreement with GlobalTel, could demand a termination payment of up to $1.2 million. GlobalTel was able to re-route traffic that previously had been carried by this carrier without any interruption in service to GlobalTel's customers. In December 1997, after GlobalTel paid this carrier a substantial portion of the amounts past due, services were restored. GlobalTel has negotiated payment terms on the remaining balance owed and does not believe that it will be required to pay an amount in excess of that owed for carrier services provided. As of March 31, 1998, GlobalTel was in arrears on approximately $641,000 due to this carrier. There can be no assurance that GlobalTel will not be required to pay a penalty to this or any other supplier or that the Combined Company will not be in default of its obligations to its suppliers in the future. In addition, in November 1997, WorldCom, Inc. ("WorldCom") commenced an action against ITC in Connecticut state court seeking damages of approximately $1.1 million for alleged past due carrier bills. ITC recorded a $1.1 million charge against earnings in the ten month period ended October 31, 1997. ITC believes it has meritorious defenses to the suit. ITC intends to vigorously defend its position and will attempt to reach a settlement with this carrier.

  Under certain carrier contracts, the Combined Company obtains rate commitments (subject to adjustment, as provided in each carrier contract), which are generally more favorable than otherwise would be available by committing to purchase a minimum number of minutes from such carriers. If the Combined Company fails to meet its minimum requirements under a carrier contract, it could still be required to pay some or all of its minimum monthly commitment as a penalty. Historically, CSI failed to meet required minimum purchases and incurred unused usage charges from AT&T and MCI. The Combined Company's aggregate minimum monthly commitments currently are approximately $564,000, which represent approximately 34.6% of the Combined Company's average monthly cost of revenue for the three months ended March 31, 1998. Failure to maintain favorable carrier contracts would increase the Combined Company's cost of revenue and the ability to achieve and maintain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

  A failure by a carrier to deliver quality services or products on a timely basis, or the inability of the Combined Company to develop alternative suppliers if and as required, could result in delays in the provision of service to the Combined Company's customers which could have a material adverse effect on the Combined Company. The Combined Company's remedies against carriers that fail to deliver services or products on a timely basis are limited, in certain cases, by the Combined Company's desire to maintain relationships with its key carriers. In addition, as the Combined Company's carriers upgrade their technology, the Combined Company may encounter difficulties in integrating new technology into the Combined Company's network.

  The Combined Company is dependent on certain third-party suppliers of equipment and hardware components, including its integrated computer systems and switching platforms, and expects that it will become more dependent on such suppliers as its business expands. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop other sources of supply if required, could result in delays that could adversely affect the Combined Company. In addition, the Combined Company's business is highly dependent on its computer systems, telephone equipment and software. See "Business."

RECENT INTRODUCTION AND ONGOING DEVELOPMENT OF ENHANCED SERVICES

  Substantially all of the Combined Company's revenue to date has been derived from international call- reorigination services and reselling international long distance minutes to other carriers and resellers. The Combined Company believes that as deregulation occurs and competition increases in markets around the world, the pricing advantage of traditional call-reorigination relative to conventional international long-distance service will diminish. In order to maintain its existing customer base, attract new customers and increase its revenue, the Combined Company must offer a variety of enhanced telecommunications services, as well as its own call-through service, at competitive prices. Accordingly, the Combined Company is in the process of developing a number of enhanced telecommunications services such as fax and business grade Internet services. The first of these enhanced services was offered to GlobalTel's customers in November 1997. To date GlobalTel has not generated significant revenue from these services. Several other new services described in this Prospectus are still under development and are not scheduled for implementation until various times in 1998 or later. It is not uncommon for the introduction of new telecommunications services to be delayed or occasioned by technical problems. There can be no assurance that the Combined Company will not encounter delays or technical problems in the introduction of new services which will inhibit the Combined Company's ability to compete. Also, there can be no assurance that the Combined Company will have sufficient capital to complete development and introduction of all of the enhanced services that it currently plans to offer to its customers or that the introduction of such services will result in increased revenue. The failure to introduce enhanced telecommunications and Internet-related services, failures in the systems that would deliver those services or the absence of demand for such services when introduced would have a material adverse effect on the Combined Company's ability to achieve or sustain profitability in the future. See "Business-- Services."

DEPENDENCE ON NEW NETWORK SYSTEMS

  The Combined Company's success is dependent upon its ability to deliver high quality, uninterrupted telecommunications services. During 1997, GlobalTel installed new switching software and hardware in its Los Angeles switching center. These facilities did not commence carrying customer traffic until the fourth quarter of 1997. Prior to implementing these new systems, virtually all of GlobalTel's revenue was attributable to international call-reorigination services and sales to carriers. Accordingly, successful implementation and reliable operation of these new systems is essential to the Combined Company's operations. Under terms of its

Reciprocal Telecommunications Agreement with ITC, CSI transferred its telecommunications traffic to ITC's switching center in Ft. Lauderdale in early 1998. This transfer occurred after CSI technicians upgraded ITC's switches to accept Internet triggering of its call-reorigination services. There can be no assurance that these recently installed systems and system upgrades will be adequate to perform their intended functions or that the Combined Company will not suffer adverse consequences in connection with their implementation. For example, there can be no assurance that the Combined Company will not encounter material delays in the introduction or provisioning of new services to new or existing customers. There also can be no assurance that the Combined Company will not encounter difficulties in enhancing, or integrating new technology into, its systems. The inability of the Combined Company to implement any required system enhancement, to acquire new systems or to integrate new technology in a timely and cost effective manner could have a material adverse effect on the Combined Company's business, financial condition and results of operations. See "Business--Services" and "--Network and Operations."

CHANGING INDUSTRY ENVIRONMENT

  The majority of the Combined Company's operations involve the international call-reorigination industry. This industry operates under the guidelines of multiple foreign and domestic government regulations. If the Combined Company should lose the authorization to offer call-reorigination services in any of its current markets, the results of operations of the Combined Company could be materially adversely affected. The call-reorigination industry is based upon the arbitrage opportunities created by higher international calling rates charged by ITOs compared to rates charged by U.S.-based long distance carriers. However, ITOs may lower their international calling rates, thereby eliminating or severely affecting the market for call-reorigination services. Representatives of 69 countries, including the United States, recently entered into an agreement with the World Trade Organization ("WTO"), which became effective on February 5, 1998, with the goal of increasing competition among telecommunications providers in those markets. If some or all of the ITOs operating in the Combined Company's current markets lower their rates, the results of operations of the Combined Company in those markets would be adversely affected. In addition, certain European countries have enacted or have proposed enacting a value added tax (VAT) on international call-reorigination services. In February 1997, the government of Argentina enacted legislation that simultaneously lowered the international long distance calling rates from Argentina and increased the domestic rates within Argentina. Historically, the Combined Company has received a significant portion of its revenue from customers in Argentina. To date, this legislation has not had an adverse effect on the Combined Company's results of operations because the rates charged by Argentina's ITOs remain higher than the Combined Company's rates. There can be no assurance such an adverse effect will not occur in the future as a result of this or other legislation. See "Business."

COMPETITION

  General. The Combined Company faces a high level of competition for customers and independent sales agents in all of its markets, and expects competition to intensify in the future. There are no substantial barriers to entry in the call-reorigination industry. The Combined Company believes that there are more than 150 companies engaged in the international call-reorigination business. Many of the Combined Company's competitors are significantly larger, have substantially greater financial, technical and marketing resources, larger networks and a broader portfolio of services than the Combined Company. Additionally, many competitors have strong name recognition and brand loyalty, long-standing relationships with the Combined Company's target customers, and economies of scale that can result in a lower relative cost structure compared to the Combined Company.

  Competition for customers and independent sales agents in the telecommunication markets in which the Combined Company operates is on the basis of price, type and quality of services offered. Increased competition could force the Combined Company to reduce its prices and profit margins if the Combined Company's competitors are able to procure rates or enter into service agreements comparable to or better than those the Combined Company obtains or if competitors are able to offer other incentives to existing and potential customers and independent sales agents. Similarly, the Combined Company has no control over the prices set by its competitors in the long distance market. The Combined Company is aware that its ability to market its long distance services depends upon the existence of spreads between the rates offered by the Combined Company and those offered by the carriers with which it competes as well as those from which it obtains service. A decrease in such spreads or price competition in the Combined Company's markets could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

  Other potential competitors include cable television providers, wireless telephone providers, Internet access providers, electric and other utilities with rights of way, railways, microwave carriers and large end users that have private networks. The intensity of such competition has recently increased and the Combined Company believes that such competition will continue to intensify as the number of new entrants increases. If the Combined Company's competitors devote significant additional resources to the provision of international long distance telecommunications services to the Combined Company's target customer base, the Combined Company could suffer a reduction in revenue which could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

  U.S. Based Competition. The large U.S. long distance carriers have, in the past, been reluctant to compete directly with ITOs by entering the international call-reorigination business and attempting to capture significant market share. This is changing and AT&T, among others, is entering the call-reorigination business. The Combined Company's principal U.S.-based competitors are providers of international call-reorigination services such as Access Authority, AT&T, IDT Corporation, Justice Technology Corporation, International Telecom, Ltd. (Kallback), Telegroup, Inc., USA Global Link, Inc., UTG Communications International, Inc., Viatel, Inc. and Worldpass Communications Corp., and as well as providers of traditional long distance services such as AT&T, Cable & Wireless, Frontier Corp., GTE Communications, LCI International, Inc., MCI, Qwest Communications International, Inc., Sprint, WorldCom, and Regional Bell Operating Companies ("RBOCs") outside their exchange territories.

  International Based Competition. The Combined Company's principal international-based competitors include, among others, Telefonica de Argentina and Telecom Argentina in Argentina; Optus Communications in Australia, Telebras, Telesp and Telerj in Brazil; France Telecom in France; Deutsche Telecom AG in Germany; Kokusan Denshin Denwa International Telecom Japan (KDD) and International Digital Communications in Japan; PTT Telecom B.V. in the Netherlands; and Telekom S.A. in South Africa; and Cable & Wireless plc, British Telecommunications plc, Mercury Communications Ltd., AT&T, WorldCom, Sprint and ACC Corp., Swiftcall Ltd., Oystel Communications, Ltd. and First Telecom in the United Kingdom. The Combined Company also competes with non-U.S. based providers of international call-reorigination or other alternative international long-distance services. The Combined Company believes that ITOs generally have certain competitive advantages due to their control over local connectivity and close ties with national regulatory authorities. The Combined Company also believes that, in certain instances, regulators have shown a reluctance to adopt policies and grant regulatory approvals that would result in increased competition for the ITO. If an ITO were to successfully pressure national regulators to outlaw the provision of call-reorigination services and prevent the Combined Company from providing its services, the Combined Company could be denied regulatory approval in certain jurisdictions in which its services would otherwise be permitted. Any delay in obtaining regulatory approval, or failure to obtain regulatory approval, could have a material adverse effect on the Combined Company's business, financial condition and results of operations. If the Combined Company encounters anti-competitive behavior in countries in which it operates (such as an ITO attempting to block access to call-reorigination services) or if the ITO in any country in which the Combined Company operates uses its competitive advantages to the fullest extent, the Combined Company's business, financial condition and results of operations could be materially adversely affected. Deregulation and increased competition in international markets could cause prices for international calls to decrease so much that the Combined Company's international call-reorigination services would no longer be attractive to customers. See "Business--Competition" and "--Regulation."

REGULATION

  United States domestic interstate long-distance telecommunications services are subject to limited regulation by the FCC. Intrastate long distance services are regulated by state commissions, which have varying requirements. International call-reorigination services are subject to regulation by both U.S. and foreign regulators. The United States Federal Communications Commission ("FCC") has imposed certain restrictions on international call-reorigination providers, including the requirement that authorized carriers provide service in a manner consistent with the laws of the countries in which they operate. Recently, the International Telephone Union ("ITU") agreed that any country could ban call-reorigination services. The provision of some forms of call-reorigination is illegal in Uruguay, Venezuela, the Philippines and certain other countries. In addition, 34 countries, primarily in Central and South America, the Middle East and Asia (including China), have informed the FCC that they have banned certain forms of call-reorigination. Call-reorigination service providers or customers violating these countries' laws may be subject to fines or penalties. Call-reorigination services in these countries comprised approximately 10.6% of the Combined Company's revenue in the 12 months ended December 31, 1997. Currently, the Combined Company believes that it is not in violation of any country's laws or regulations related to the provision of international long distance services because it has either ceased actively recruiting customers or employed alternate, non-banned forms of call-reorigination in those countries. If the Combined Company is found to have violated such foreign laws it could be subject to fines, penalties or revocation of its FCC license. However, regulations could be adopted by one or more countries that could prevent the Combined Company from operating in such countries, thereby having a material adverse effect on the Combined Company's operations. Local laws and regulations differ significantly among the jurisdictions in which the Combined Company operates, and the interpretation and enforcement of such laws and regulations are often based on the informal views of the local ministries which, in some cases, are subject to influence by ITOs. In addition, failure to interpret accurately the applicable laws and regulations and the mode of their enforcement in particular jurisdictions could result in monetary penalties imposed against the Combined Company that could be significant. There can be no assurance that the Combined Company has accurately predicted or will accurately predict the interpretation of foreign laws and regulations or regulatory and enforcement trends or will be found to be in compliance with all such laws and regulations. The Combined Company generates a significant portion of its revenue from customers originating calls in South America, Europe, the Pacific Rim, Africa, the Middle East and Central America. There can be no assurance that foreign regulation will not have a material adverse effect on the Combined Company's business, financial condition and results of operations. See "Business--Regulation."

  The Combined Company is regulated by the FCC and is currently authorized by the FCC as a reseller of international long distance telephone services. The Combined Company has not been the subject of any action by the FCC or any other regulatory entity that would affect its ability to resell international long distance services. The FCC has determined that call-reorigination service using uncompleted call signaling, such as that used by the Combined Company, does not violate United States or international law, but has held that United States companies providing such services must comply with the laws of the countries in which they operate as a condition of such companies' FCC authorizations. The FCC reserves the right to condition, modify or revoke any authorizations and impose fines for violations of the Communications Act of 1934, as amended (the "Communications Act"), or the FCC's regulations, rules or policies promulgated thereunder, or for violations of the clear and explicit telecommunications laws of other countries that are unable to enforce their laws against U.S. carriers. See "Business--Regulation."

  The Telecommunications Act of 1996 (the "1996 Act") and the WTO Agreement substantially altered the regulatory framework for the telecommunications industry for domestic and international telecommunications services. The 1996 Act and the WTO Agreement will require the FCC to conduct a variety of rulemakings to implement various requirements. The Combined Company cannot predict the ultimate effects of the WTO Agreement or the 1996 Act upon the Combined Company's business other than to note that the Combined Company will not be required to contribute to the FCC's Universal Service fund. Such contributions could be as much as 4.5% or more of revenue for the calendar year 1998, and would increase in subsequent years.

LEGAL PROCEEDINGS

  In November 1997, WorldCom commenced an action entitled "WorldCom, Inc. v. International Telephone Company d/b/a Interglobal Telephone Company" against ITC in Connecticut state court (Docket No. CV-970407418, Superior Court, J.D. of New Haven) seeking damages of approximately $1.1 million for alleged past due carrier bills. Although ITC believes it has meritorious defenses to the suit, there can be no assurance that it will be successful in such defense. Failure to successfully defend such suit could have a material adverse effect on the Combined Company.

RESCISSION OFFER

  On July 20, 1998, the Combined Company completed a rescission offer (the "Rescission Offer") in accordance with the securities laws of the State of Washington (the "Washington Securities Act") with respect to an aggregate of 496,466 shares of GlobalTel Common Stock (the "Rescission Stock"), $805,000 in aggregate principal amount of promissory notes (the "Rescission Notes") and warrants (the "Rescission Warrants") to purchase an aggregate of approximately 31,000 shares of GlobalTel Common Stock issued in conjunction with the Rescission Stock and Rescission Notes. The Rescission Notes, the Rescission Stock and the Rescission Warrants are hereinafter collectively referred to as the "Rescission Securities." The Rescission Securities were issued or sold by GlobalTel from 1995 through 1997 to approximately 40 individuals and entities who GlobalTel believes at the time of purchase were residents of the State of Washington.

  GlobalTel believes that the Rescission Securities may have been issued or sold in violation of the registration requirements of the Washington Securities Act. As a precaution against potential claims by holders of Rescission Securities, and without admitting non-compliance with the Washington Securities Act, the Combined Company offered to rescind such prior issuances and sales by offering to repurchase the Rescission Securities at the price paid therefor plus interest at the statutory rate of 8% per annum from the date of purchase to the expiration of the Rescission Offer. The Rescission Offer is contingent on the completion of this offering and the GlobalTel Merger. Accordingly, if such conditions are not satisfied, the Rescission Offer will by its terms terminate without any obligation for the Combined Company to act upon acceptances of the Rescission Offer. The price paid will be based upon the price paid for the original security purchased by the purchaser from GlobalTel, regardless of the type of Rescission Security currently held by the purchaser. The Combined Company is obligated to pay approximately $740,000 upon the closing of this offering to holders of Rescission Securities who have elected rescission. See "Use of Proceeds."

  The Rescission Offer was made in order to limit, so far as may be permitted under applicable federal and state securities laws, the potential liability of the Combined Company with respect to the offer and sale of the Rescission Securities. Although the Combined Company believes that the offer and sale of the Rescission Securities were made in compliance with an exemption from registration under federal securities laws, if a holder of the Rescission Securities were to assert a claim that the Rescission Securities were sold in violation thereof, the position of the Securities and Exchange Commission is that liabilities under the federal securities laws are not terminated by making a rescission offer. Furthermore, notwithstanding the Rescission Offer, there can be no assurance that the Combined Company will not be subject to penalties or fines relating to past securities issuances or that other holders of the Combined Company's securities will not assert or prevail in claims against the Combined Company for rescission or damages under state or federal securities laws. See "Use of Proceeds," "Rescission Offer," "Shares Eligible for Future Sale" and Note 6 of Notes to GlobalTel's Consolidated Financial Statements.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  The Combined Company's strategy is to focus on international markets. In many emerging telecommunications markets in which the Combined Company seeks to market its services, ITOs control access to the local networks, enjoy better brand recognition and customer loyalty and possess significant operational economies, including operating agreements with other ITOs. Moreover, an ITO may take many months before allowing competitors, such as the Combined Company, to interconnect to its switches within the target market.

There can be no assurance that the Combined Company will be able to obtain the permits and operating licenses required to operate, access transmission facilities or market and sell competitive services in its markets. In addition, pursuit of international growth opportunities may require significant investments for extended periods before returns, if any, on such investments are realized.

  The Combined Company's operations also will be subject to a wide range of general business risks associated with international operations, including unexpected changes in legal and regulatory requirements; changes in tariffs, exchange rates and other barriers; political and economic instability; restrictions on repatriation of funds or profits from foreign markets; long accounts receivable payment cycles in certain countries; difficulty in protecting the Combined Company's intellectual property; potentially adverse tax consequences and the regulation of ISPs by foreign regulatory authorities.

  Although the Combined Company's sales to date have been denominated in U.S. dollars, the value of the U.S. dollar in relation to foreign currencies also may adversely affect the Combined Company's results of operations. To the extent the Combined Company changes its pricing practices to denominate prices in foreign currencies, the Combined Company will be exposed to increased risks of currency fluctuation. Any such fluctuation could have a material adverse effect on the Combined Company's earnings or assets when translated into U.S. dollars. Although the Combined Company has not entered into foreign exchange contracts to hedge exchange transactions, it may do so in the future. Additionally, the Combined Company generally will be subject to taxes in foreign countries where the Combined Company operates. The Combined Company's ability to claim a foreign tax credit against its U.S. federal income taxes is subject to various limitations that could result in a high effective tax rate on the Combined Company's earnings, if any. There can be no assurance that laws or administrative practice relating to taxation, foreign exchange or other matters in countries in which the Combined Company operates or will operate will not change in a manner adverse to the Combined Company. There can be no assurance that such factors will not have a material adverse effect on the Combined Company's business, financial condition and results of operations.

  The Combined Company is subject to the Foreign Corrupt Practices Act ("FCPA"), which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business. The Combined Company may be exposed to liability under the FCPA as a result of past or future actions taken without the Combined Company's knowledge by independent sales agents, strategic partners and other intermediaries. Any liability incurred by the Combined Company under the FCPA could be material.

RAPID CHANGES IN TECHNOLOGY

  The telecommunications industry is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new service introductions. Examples of some newly developed telecommunications technologies include satellite-based transmission systems such as those proposed by Iridium World Communications Ltd., GlobalStar Telecommunications Limited and Teledesic Corporation, utilization of the Internet for voice and data transmission, and digital wireless communications systems. The Combined Company has invested significantly in sophisticated and specialized telecommunications and computer technologies such as LINK-US and DIAL. The Combined Company anticipates that it will be necessary to continue to select, invest in and develop new and enhanced technology on a timely basis in order to maintain its competitiveness. The Combined Company's future success will also depend, in part, on its ability to continue to evolve and adapt telecommunications technology solutions that keep pace with changing customer demands. There can be no assurance that the Combined Company can successfully identify new service opportunities and develop and bring new services to market in a timely and cost-effective manner, or that services or technologies developed by others will not render the Combined Company's services or technologies noncompetitive or obsolete. In addition, there can be no assurance that service developments or enhancements introduced by the Combined Company will achieve or sustain market acceptance or that the Combined Company's technologies will be compatible with new technology or new industry standards. See "Business--Competition."

DEPENDENCE ON EFFECTIVE MANAGEMENT INFORMATION SYSTEMS

  As a telecommunications service provider, the Combined Company must record and process millions of call detail records quickly and accurately to produce customer bills and financial reports in a timely manner. The Combined Company believes that the integration of its management information systems and switching platforms is essential in order to provide least cost routing and efficient billing. Although the Combined Company's billing systems and switching platforms located at its network switching centers in Ft. Lauderdale and Los Angeles, California are to be integrated following this offering, there can be no assurance that such integration can be completed on a cost effective and timely basis. If its current systems become obsolete or are damaged, the Combined Company may be unable to upgrade or replace such systems with another integrated system at commercially reasonable prices, or at all. Failure to maintain integrated billing and management information systems could have a material adverse effect on the Combined Company.

  Demands on the Combined Company's information systems will increase significantly if the Combined Company realizes anticipated growth and expands its customer base. There can be no assurance that the Combined Company's information systems will be adequate as the volume of customer traffic increases or that the Combined Company will not suffer adverse consequences should such systems fail to operate effectively. In addition, the Combined Company has not previously reported financial results on a quarterly basis and there can be no assurance that the Combined Company will not encounter material delays or errors in billing of customers or in financial reporting. While the Combined Company believes that its information systems are sufficient for its current operations, it will be necessary to expand the capacities and capabilities of its systems as the Combined Company grows. There can be no assurance that the Combined Company will be able to do so, and the failure to implement enhancements or to make the necessary investments in the Combined Company's information systems in a timely fashion could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Network and Operations."

  The computer system that runs the Combined Company's switches and billing operation has not yet been upgraded to be Year 2000 compliant. The Combined Company is currently evaluating its computer systems to identify potential problems relating to the Year 2000 date change. The Combined Company does not expect the cost to modify its computer systems to address Year 2000 issues will be material to the Combined Company's financial condition or results of operations, and does not anticipate any material disruption in its operations as a result of any Year 2000 issues. The Combined Company does not have any information concerning the potential impact of Year 2000 issues on any of its suppliers or customers. In the event that the Combined Company or any of the Combined Company's significant suppliers or customers does not successfully and timely address Year 2000 issues, the Combined Company's business or operations could be adversely affected.

RISK OF NETWORK FAILURE

  The success of the Combined Company is largely dependent upon the efficient and uninterrupted operation of its network infrastructure. While the Combined Company has fully redundant network switching centers, the Combined Company's systems and operations remain vulnerable to damage or interruption from fire, earthquake or other natural disaster and from power loss, telecommunications failure, break-ins and similar events. The Combined Company's switching centers are located in Los Angeles, California and Ft. Lauderdale, Florida, and the Combined Company has additional equipment located in Hong Kong, Mexico City, Colorado Springs, Colorado and Seattle, Washington. Although the Combined Company carries business interruption insurance, there can be no assurance that such insurance will be sufficient to cover any losses suffered by the Combined Company. In addition, despite the implementation of network security measures by the Combined Company, its servers are vulnerable to computer viruses, electronic break-ins and similar disruptions, any of which could lead to loss of customer data. The occurrence of any of the foregoing could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

  In the first two quarters of 1997, GlobalTel experienced temporary technical and operational difficulties associated with the relocation of its primary switching platform from Las Vegas to Los Angeles. As the

Combined Company attempts to expand its network to accommodate traffic growth, there will be increased stress on its network equipment and traffic management systems. There can be no assurance that the Combined Company will not experience failure of all or part of its network. The Combined Company's operations also are dependent on its ability to successfully expand its network and integrate new and emerging technologies and equipment into its network, which are likely to increase the risk of system failure and cause unforeseen strains upon the network. Significant or prolonged system failures could damage the reputation of the Combined Company and result in the loss of customers, could hinder the Combined Company's ability to obtain new customers and could have a material adverse effect on the Combined Company's business, financial condition and results of operations. See "Business--Network and Operations."

DEPENDENCE UPON EXECUTIVE OFFICERS AND MANAGEMENT PERSONNEL

  The Combined Company's operations are dependent upon the continued services of Ronald P. Erickson, its Chairman of the Board, Robert A. Spade, its Vice-Chairman of the Board and Chief Executive Officer, and Patrick R. Scanlon, its President and Chief Operating Officer. The loss of the services of any of Messrs. Erickson, Spade or Scanlon could have a material adverse effect on the Combined Company. The Combined Company has employment agreements with Messrs. Spade and Scanlon that expire in 2000 and intends to enter into an employment agreement with Mr. Erickson. The Combined Company maintains a key-person life insurance policy on the lives of Messrs. Spade and Scanlon in the amount of $2 million. The Combined Company's success also is dependent on its ability to hire and retain other qualified management, technical, sales and customer service personnel. There can be no assurance that the Combined Company will be successful in recruiting and retaining such personnel. See "Management."

LIMITED PROPRIETARY RIGHTS

  The Combined Company does not have a formal intellectual property protection program. It relies on trade secrets and contractual restrictions to establish and protect its technology. The Combined Company's success depends in part on its ability to enforce intellectual property rights for its proprietary technology, both in the United States and in other countries. The Combined Company's proprietary technology is protected by the use of confidentiality agreements that restrict the unauthorized distribution of the Combined Company's proprietary data. While the Combined Company has attempted to limit unauthorized use of its technology and the dissemination of its proprietary information, there can be no assurance that the Combined Company will be able to retain its proprietary technology and prohibit the unauthorized use of proprietary information. The hardware and other equipment used by the Combined Company for its call-reorigination systems are purchased from third party suppliers and therefore are not proprietary to the Combined Company. See "Business--Technology" and "--Intellectual Property."

VALUE ADDED TAX AND SALES TAX COLLECTION

  The Combined Company does not currently collect value-added tax ("VAT"), sales tax or other similar taxes (other than federal excise tax) in respect of any of its services. In addition, the rules for imposition of VAT vary from country to country. For example, some EU member states deem telecommunications services provided by U.S.-based companies to be performed outside the EU and, therefore, exempt from VAT. Other EU member states, however, impose VAT on telecommunications services provided by non-EU based companies. If the Combined Company is required to collect VAT, sales or similar taxes on the sale of its services, its business, financial condition and results of operations could be materially adversely affected.

Risks Related to the Offering

BENEFITS TO RELATED PARTIES; RELATED PARTY TRANSACTIONS

  The Combined Company will use a portion of the net proceeds of the offering to repay the Bridge Notes, as to which Robert A. Spade and Patrick R. Scanlon have provided personal guaranties and pledged a portion of their Common Stock. Such guaranties and pledges will be released upon completion of this offering. A number of the officers and directors of GlobalTel who will become executive officers and directors of the Combined Company hold notes and warrants to purchase common stock of GlobalTel. Messrs. Ronald P. Erickson, Bruce L. Crockett and Lyman C. Hamilton, members of the Board of Directors of the Combined Company, are also directors of IBNET, and each holds options to purchase 50,000 shares of IBNET's common stock. In addition, Mr. Hamilton owns 100,000 shares of IBNET's common stock. IBNET previously entered into a ten-year marketing agreement with GlobalTel. See "Management" and "Certain Transactions."

SIGNIFICANT PORTION OF PROCEEDS TO BE USED TO REPAY INDEBTEDNESS

  The Combined Company will use an aggregate of approximately $7.5 million, or 33.8% of the net proceeds of the offering to the Combined Company, to repay certain indebtedness of the Combined Company. See "Use of Proceeds."

ARBITRARY OFFERING PRICE DETERMINATION; LIMITED PUBLIC MARKET; PRICE
FLUCTUATIONS

  The public offering price of the Common Stock has been determined by the Combined Company and the Representatives of the Underwriters (the "Representatives") and does not necessarily bear any relationship to the assets, book value, or earnings history of the Combined Company or any other investment criteria. Prior to this offering, there has been only a limited public market for the Common Stock of CSI on the OTC Bulletin Board. Although the Common Stock is expected to be approved for quotation on the Nasdaq SmallCap Market upon notice of issuance, there can be no assurance that an active trading market will develop. Factors such as quarterly fluctuations in results of operations, the Combined Company's ability to meet analysts' expectations, changes in financial estimates by securities analysts or market conditions in general may cause the market price of the Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price of the stock of many small capitalization companies such as the Combined Company. Factors such as those cited above, as well as other factors that may be unrelated to the operating performance of the Combined Company and may be beyond its control, could adversely affect the price of the Common Stock. See "Underwriting."

SIGNIFICANT SHARES ELIGIBLE FOR FUTURE SALE; RIGHTS TO ACQUIRE SHARES

  Following this offering, 2,744,595 shares of the Combined Company's outstanding shares of Common Stock will be "restricted securities" and may in the future be sold upon registration or in compliance with an exemption from registration such as the exemption provided by Rule 144 adopted under the Securities Act. Rule 144 as currently in effect generally provides that beneficial owners of shares who have held such shares for one year may sell within a three-month period a number of shares not exceeding the greater of 1% of the total outstanding shares or the average trading volume of the shares during the four calendar weeks preceding such sale. Of the 1,676,702 shares of restricted stock that are presently outstanding, 173,663 shares of restricted stock will have satisfied the one year holding period required by Rule 144. The remaining shares of restricted stock will become available for resale pursuant to Rule 144 in various amounts each month, with all shares of restricted stock being available for resale by August 1999. All of the officers and directors and persons known by CSI to be the beneficial holders of 2% or greater of the Common Stock outstanding prior to this offering (other than shares to be sold by the Selling Shareholders hereunder and the Registered Securityholders) have agreed with the Representatives not to sell such shares for a period of 12 months following the date of this Prospectus. The Registered Securityholders have agreed with the Representatives not to sell their shares for periods of 180 days to one year following the date of this Prospectus. The sale of a significant number of shares of Common Stock by existing shareholders could have a material adverse effect on the market price of the Common Stock. See "Shares Eligible For Future Sale."

  At the date of this Prospectus, the Combined Company has reserved shares for issuance upon the exercise or conversion of: (i) options to purchase up to 862,265 shares of Common Stock, which have a weighted average exercise price of $6.44 per share, (ii) warrants to purchase up to 1,184,973 shares of Common Stock, which have a weighted average exercise price of $6.69 per share, (iii) convertible promissory notes in the aggregate principal amount of $30,000 convertible into an undeterminable number of shares of Common Stock, which have a conversion price per share equal to 90% of the average bid and asked price of the Common Stock on the day before conversion, and (iv) 213,581 shares of GlobalTel's Series A Convertible Preferred Stock, which will be converted into approximately 136,692 shares of Common Stock and unpaid dividends on the Series A Convertible Preferred Stock, which will be converted into Common Stock at a price of $8.59 per share. At the completion of this offering, the Representatives will receive warrants (the "Representatives' Warrants") to purchase up to 400,000 shares of Common Stock at an exercise price of $8.40 (120% of the offering price of the Common Stock) during a period of four years commencing one year following the date of this Prospectus. During the terms of the outstanding options and the Representatives' Warrants, the holders thereof are given the opportunity to profit from a rise in the market price of the Common Stock, and the exercise thereof may dilute the ownership interests of existing shareholders, including investors in this offering. The existence of warrants, options and the Representatives' Warrants may adversely affect the terms on which the Combined Company may obtain additional equity financing in the future. Moreover, the holders are likely to exercise their rights to acquire Common Stock at a time when the Combined Company would otherwise be able to obtain capital on terms more favorable than through the exercise of such options and warrants. See "Management--Stock Option Plan" and "Underwriting."


ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND STATUTORY PROVISIONS

  CSI's Articles of Incorporation authorizes the issuance of up to 5,000,000 shares of Preferred Stock. The Preferred Stock may be issued in series with the material terms of any series determined solely by the Board of Directors. Such terms would likely include dividend rights, conversion features, voting rights, redemption rights and liquidation preferences. The Combined Company does not currently anticipate that it will issue any Preferred Stock. However, if the Combined Company does issue any series of Preferred Stock in the future, it is likely that such shares will have dividend privileges and liquidation preferences superior to those of the Common Stock. Further, the Preferred Stock may be issued with voting, conversion or other terms determined by the Board of Directors including, among others, dividend payment requirements, redemption provisions, preferences as to dividends and distributions, and preferential voting rights. In addition, certain provisions of Colorado law could have the effect of delaying, deterring or preventing a change in control of the Combined Company.

ABSENCE OF DIVIDENDS

  The Combined Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Combined Company intends to retain profits, if any, to fund growth and expansion. See "Dividend Policy."

DILUTION

  This offering will result in immediate substantial dilution of $6.32 (90.3%) per share, which amount represents the difference between the pro forma net tangible book value per share after the offering and an assumed public offering price of $7.00 per share. See "Dilution."

LIMITATION OF LIABILITY

  The Combined Company's Articles of Incorporation provides that directors of the Combined Company shall not be personally liable for monetary damages to the Combined Company or its shareholders for a breach of fiduciary duty in their capacities as directors, subject to limited exceptions. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, the presence of these provisions in the Articles of Incorporation could prevent the recovery of monetary damages against directors of the Combined Company. See "Management--Limitation of Liability and Indemnification."

LISTING AND MAINTENANCE CRITERIA FOR NASDAQ SECURITIES

  The Combined Company has applied for listing on the Nasdaq SmallCap Market and believes it will meet the recently adopted standards for such listing which require: (i) net tangible assets of $4 million, (ii) a public float of one million shares, (iii) a market value of the public float of $5 million, (iv) three market makers, (v) a minimum $4.00 bid price per share of common stock, and (vi) at least 300 shareholders.

  Nasdaq has also adopted new criteria for continued Nasdaq SmallCap Market eligibility. In order to continue to be included on the Nasdaq SmallCap Market (thereby exempting a company from the "penny stock" regulations described below), a company must maintain (i) at least two market makers, (ii) 300 holders of its common stock, (iii) a minimum bid price of $1.00 per share of common stock, (iv) net tangible assets of $2 million (unless the company had net income of $500,000 in two of the last three years or a market capitalization of $35 million), (v) 500,000 shares in the public float, and
(vi) a market value of the public float of $1 million. The Combined Company's failure to meet these maintenance criteria in the future may result in the termination of listing of the Common Stock on the Nasdaq SmallCap Market. In such event, trading, if any, in the Common Stock may continue to be conducted in the non-Nasdaq over-the-counter market in what are commonly referred to as OTC Bulletin Board and the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Common Stock.

DISCLOSURE RELATED TO PENNY STOCKS

  The Commission has adopted rules that define a "penny stock" as equity securities priced at under $5.00 per share which are not listed for trading on Nasdaq (unless (i) the issuer has a net worth of $2 million if in business for more than three years or $5 million if in business for less than three years, or (ii) the issuer has had average annual revenue of $6 million or more for the prior three years). The Combined Company's Common Stock will not be considered a "penny stock" initially if listed on the Nasdaq SmallCap Market. In the event that the Common Stock is characterized in the future as penny stock, broker-dealers dealing in the Common Stock will be subject to the disclosure rules for transactions involving penny stocks which require the broker-dealer, among other things, to (i) determine the suitability of purchasers of the Common Stock, and obtain the written consent of purchasers to purchase such Common Stock prior to the transaction, (ii) provide customers with required risk disclosure documents, disclose quotation and compensation information and provide monthly price information and other required information, and (iii) disclose the best (inside) bid and offer prices for such Common Stock and the price at which the broker-dealer last purchased or sold the Common Stock. The additional burdens imposed upon broker-dealers may discourage them from effecting transactions in penny stocks, which usually reduces the liquidity of such securities.

RISKS RELATING TO FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include, but are not limited to, statements regarding the Combined Company's marketing plans, expectations concerning growth in the market, and the planned use of proceeds. Actual results could differ from those projected in any forward-looking statement. The forward-looking statements are made as of the date of this Prospectus and the Combined Company assumes no obligation to update such forward-looking statements, or to update the reasons why actual results may differ from those projected in the forward-looking statements. Numerous factors, including without limitation those factors mentioned in this "Risk Factors" section, could cause future results to differ substantially from those contemplated in such forward-looking statements. A number of the factors that may influence future results of operations are outside the Combined Company's control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                THE ACQUISITIONS

  Following completion of the offering, CSI will complete the GlobalTel Merger and the ITC Acquisition.

  GlobalTel provides international telecommunications services, principally to small- and medium-sized business customers, in emerging telecommunications markets. Currently, GlobalTel offers international long-distance, calling cards and enhanced voice services to more than 8,500 customers in over 120 countries. GlobalTel began operations in 1995 with its entry into the international call-reorigination business. GlobalTel primarily markets its telecommunications services through a network of over 81 independent sales agents that currently cover more than 80 countries. GlobalTel also has several strategic relationships, including an exclusive marketing agreement with IBNET, the managing member of the Consortium of Global Commerce, which will enable the Combined Company to market its services through several thousand individual chambers of commerce located in over 200 countries. In addition, Novell will provide the Combined Company with a distribution channel for its services through a select number of Novell's 25,000 value-added resellers ("VARs"). GlobalTel's telecommunications network includes an international network switching center in Los Angeles, California consisting of two Summa Four telecommunications switches and the use of a Northern Telecom DMS 250 tandem switch.

  ITC provides call-reorigination services, primarily targeting individuals and small business customers in Europe, Africa and the Middle East. Currently, ITC offers international long-distance, calling cards and enhanced voice services to more than 5,800 customers. ITC markets its call-reorigination services through a network of approximately 55 independent sales agents. ITC services its customers through a switching platform located at its telecommunications center in Ft. Lauderdale, Florida. The center is a fiber optic facility consisting of two NACT 1000 port class 3 switches that direct international telephone and facsimile traffic and also have a broad spectrum of Internet capabilities. ITC's facility includes an integrated management information system and switching platform, which enhances ITC's ability to provide least cost routing and efficient billing services.

Benefit of Acquisitions

  CSI believes that the GlobalTel Merger and the ITC Acquisition will provide a number of advantages to the Combined Company. These advantages include:

  Increased Buying Power with Carriers. The Combined Company will continue to purchase minutes from substantial international telecommunications carriers such as AT&T, Sprint, Cable & Wireless and Teleglobe. Upon completion of the GlobalTel Merger and the ITC Acquisition, the Combined Company will use its much larger combined call volume to seek lower rates from its carriers. In addition, the carriers' minimum volume commitments will be easier for the Combined Company to fulfill and redundant carrier deposits may be eliminated. See "Business--Industry and Market Opportunity" and "--Network and Operations."

  Combined Cost Structures. Although there can be no assurance, management believes the integration of existing cost structures will result in immediate savings for the Combined Company. CSI has traditionally concentrated its marketing efforts on South America, GlobalTel has focused on the Pacific Rim, while ITC has focused on Africa and Europe. Through relationships with its carriers, each company believes it has achieved superior rate structures in its geographic region. The Combined Company anticipates integrating the best of all three rate structures to realize cost reductions.

  Operating Efficiencies and Geographic Diversification. As the Combined Company attains greater geographic diversity, management believes it will realize efficiencies by having traffic spread more evenly over the 24-hour day. Equipment and personnel can be allocated and optimized more efficiently over 24 hours, rather than over the shorter "peak" periods associated with each continent. Geographic diversity also reduces the concentration of the Combined Company's exposure to regulatory and business risk and reduces its dependence upon individual independent sales agents.

  Cross-Marketing Additional Services. In addition to the telecommunications services each company presently provides, GlobalTel's and ITC's switches make it possible for the Combined Company to significantly expand its carrier and reseller business, and to introduce new enhanced services such as enhanced fax and business grade Internet services to its existing customers. In addition, the Combined Company's DIAL and LINK-US technologies facilitate transparent call-reorigination, under which the mechanics of the call-reorigination process are invisible to the customer.

  Elimination of Redundant Overhead. The Combined Company believes it will be able to reduce its number of employees and its outside contractors through the consolidation of functional areas such as accounting, customer service and technical operations. The Combined Company intends that marketing, accounting and administration functions will be centralized in Colorado Springs, Colorado, while technical and customer service functions will be concentrated in Fort Lauderdale, Florida. Some additional technical and administrative functions will continue to be performed in Los Angeles, California and Seattle, Washington.

  Capitalizing on Personnel Experience and Expertise. CSI, GlobalTel and ITC each possess broad telecommunications industry experience. The Combined Company anticipates that synergies will be achieved in the areas of marketing, collections, customer provisioning, carrier relationships, Internet expertise, and development and enhancement of switch technologies. Pursuant to the Reciprocal Telecommunications Agreement between CSI and ITC, those companies have already integrated certain of their key operations and personnel.

 Terms of the Acquisitions

  In May 1998, CSI entered into an agreement to merge with GlobalTel. Following the GlobalTel Merger, the Combined Company will be renamed "CS GlobalTel, Inc." The agreement provides for the exchange of all of the outstanding shares of common stock of GlobalTel for shares of Common Stock of CSI. The holders of GlobalTel common stock will receive approximately .64 shares of Common Stock of CSI for each share of GlobalTel common stock. Upon completion of the GlobalTel Merger, Ronald P. Erickson, the current Chief Executive Officer of GlobalTel, will become Chairman of the Board of the Combined Company. The GlobalTel Merger is conditioned on, among other things, there being no material adverse change in the condition of either company. CSI expects the GlobalTel Merger will be completed shortly after this offering.


  CSI has entered into an agreement to acquire all of the outstanding capital stock of ITC for $3.4 million in cash ($325,000 of which has already been paid through June 30, 1998) and 295,714 shares of Common Stock based on an assumed initial offering price of $7.00 per share, to be issued on the first anniversary of the closing of this offering. A portion of the cash will be held in escrow for one year to secure certain indemnification obligations of the shareholders of ITC. ITC is currently owned by Lynch Family, LLC, Philip
A. Thomas and Sean Thomas. Upon completion of the ITC Acquisition, Philip A. Thomas will become Vice President--General Manager and Sean Thomas will become Director of Business Development for Europe of the Combined Company. The ITC Acquisition is conditioned upon, among other things, there being no material adverse change in the condition of either company. The ITC Acquisition is expected to occur concurrent with the consummation of this offering.

Prior Acquisition

  In September 1995, in an effort to increase the number of shareholders of CSI's Common Stock, and become a publicly traded entity, CSI's shareholders approved a plan of merger to acquire all of the outstanding shares of Redden Dynamics Corporation ("Redden") for $34,500 cash and 204,694 shares of CSI's Common Stock. Under the plan of merger, the shareholders of Redden received one share of the CSI's Common Stock in exchange for each 54 shares of Redden stock. Effective as of the date of the merger, all shares of Redden were canceled, the assets of Redden became assets of CSI and Redden ceased to exist. Redden's only recorded asset consisted of $11,050 of organizational costs. Redden had no liabilities and had no revenue or expenses from its inception. Subsequent to the merger, CSI determined that Redden's assets were of no value to CSI. Accordingly, no amounts have been recognized for the issuance of the Common Stock in connection with the merger of Redden. See "Certain Transactions."

                                USE OF PROCEEDS

  Based on an assumed offering price of $7.00 per share, the gross proceeds from sale of the shares of Common Stock offered by the Combined Company hereby are estimated to be approximately $26.4 million ($30.6 million if the Underwriters' overallotment option is fully exercised). After deducting underwriting discounts and commissions and offering expenses, net proceeds from the sale of the shares of Common Stock offered hereby are estimated to be approximately $22.2 million ($26.0 million if the Underwriters' over-allotment option is fully exercised). The Combined Company will not receive any proceeds from the sale of shares by the Selling Shareholders or the Registered Securityholders. The Selling Shareholders will pay the underwriting discounts and commissions and offering expenses relating to the sale of Selling Shareholders' shares of Common Stock. The Combined Company expects to use the net proceeds during the 12 months following the offering as follows:

                                                                 PERCENTAGE OF
             APPLICATION OF PROCEEDS               DOLLAR AMOUNT NET PROCEEDS
             -----------------------               ------------- -------------
Payment of deferred payables (1)..................   $3,500,000       15.8%
Completion of ITC Acquisition (2).................    3,200,000       14.4
Repayment of Bridge Notes (3).....................    3,000,000       13.5
Repayment of GlobalTel notes (4)..................    2,300,000       10.4
Capital expenditures (5)..........................    2,130,000        9.6
Merger and acquisition fee (6)....................    1,050,000        4.7
Repayment of GlobalTel Full Coverage Notes (7)....      925,000        4.2
Repayment of 12% Notes (8)........................      810,000        3.7
Completion of Rescission Offer (9)................      740,000        3.3
Repayment of short term debt (10).................      500,000        2.3
Technical and development (11)....................      400,000        1.8
Sales and marketing (12)..........................      300,000        1.4
Working capital and general corporate
 purposes (13)....................................    3,300,000       14.9
                                                    -----------      -----
                                                    $22,155,000      100.0%
                                                    ===========      =====

--------
(1) Represents amounts to be used for the payment of deferred payables, which amounts consist primarily of $2.2 million to carriers and $1.1 million for professional services.

(2) Represents amounts to be paid to Lynch Family, LLC, Philip Thomas and Sean Thomas as partial consideration for all of the capital stock of ITC and estimated acquisition costs of $100,000. Through June 30, 1998, the Combined Company has paid $325,000 in connection with the ITC Acquisition. In addition, on the first anniversary of the closing of this offering, Lynch Family, LLC and Messrs. Thomas and Thomas will receive 295,714 shares of Common Stock based on an assumed initial offering price of $7.00 per Share. See "The Acquisitions."

(3) Represents amounts to be used for the repayment of the entire $2,840,000 amount of Bridge Notes and estimated accrued interest thereon. The Bridge Notes bear interest at a rate of 10% per annum and are repayable on the earlier of five days after the consummation of this offering or December 30, 1998. CSI used the proceeds of the December 1997 Financing principally in connection with the repayment of trade payables and notes payable to telecommunications carriers. Robert A. Spade and Patrick R. Scanlon each guaranteed payment of up to $750,000 owed under the Bridge Notes. First Mortgage Income Trust ("First Mortgage"), a trust affiliated with James L. Williams, a principal shareholder of CSI, will be repaid $100,000 plus accrued interest from the proceeds of this offering. See "Description of Securities--Description of Indebtedness."

(4) Represents amounts to be used for the repayment of certain notes issued by GlobalTel at various times in 1996 and 1997 and estimated accrued interest thereon. Such notes bear interest at a rate of 10% per annum, and are repayable in June 1998 through March 1999. The proceeds from the issuance of such notes were for working capital and general corporate purposes. Michael S. Brownfield, a director designee of the Combined Company, will receive $385,000 plus accrued interest from the proceeds of this offering.

(5) Represents amounts to be used to purchase or lease and locate regional switches or other telecommunications equipment in South America, Europe, Africa or Asia to facilitate least cost routing. See "Business."

(6) Represents amounts to be paid to Cruttenden Roth Incorporated as a fee in conjunction with the GlobalTel Merger.

(7) Represents amounts to be used for the repayment of the entire $867,000 principal amount of outstanding GlobalTel Full Coverage Notes and estimated accrued interest thereon. The GlobalTel Full Coverage Notes bear interest at a rate of 10% per annum and are repayable in January 1999. The proceeds from the issuance of the GlobalTel Full Coverage Notes were used for working capital and general corporate purposes. Michael S. Brownfield and Bruce L. Crockett, both director designees of the Combined Company, will be repaid $25,000 and $25,000, respectively, plus accrued interest from the proceeds of this offering. See "Description of Securities--Description of Indebtedness."

(8) Represents amounts to be used for the repayment of $750,000 principal amount of certain notes issued by CSI (the "12% Notes") and estimated accrued interest thereon. The 12% Notes bear interest at a rate of 12% per annum and are repayable upon the completion of this offering. The proceeds of the issuance of the 12% Notes were used for working capital and general corporate purposes. Robert A. Spade and Patrick R. Scanlon guaranteed payment of all amounts owed under the 12% Notes. ProFutures Special Equities Fund, L.P., the holder of the 12% Notes is a principal shareholder of the Combined Company. See "Description of Securities--Description of Indebtedness" and "Certain Transactions."

(9) Represents amount to be paid to certain securityholders of GlobalTel in connection with the Rescission Offer. See "The Rescission Offer."

(10) Represents amounts to be used for the repayment of approximately $520,000 of certain short term debt incurred by CSI and estimated accrued interest thereon. Such debt consists of $385,000 owed to certain holders of short term notes issued by CSI and $133,000 for obligations to repurchase shares of Common Stock. The notes bear interest at a rate of either 10% or 15% per annum and are due upon completion of this offering. The proceeds from the issuance of such notes were used for working capital and general corporate purposes. First Mortgage will be repaid $40,000 plus accrued interest from the proceeds of this offering. Richard F. Nipert, Dean H. Cary and Charles Shields, directors of the Combined Company, will receive $40,000, $100,000 and $50,000, respectively, plus accrued interest from the proceeds of this offering.

(11) Represents amounts to be used to purchase or lease and locate regional switches or other telecommunications equipment in South America, Europe, Africa or Asia to facilitate least cost routing. See "Business."

(12) Represents amounts to be paid for recruiting and for salaries of specialized sales personnel to increase its penetration of emerging telecommunications markets. This amount also represents funds to be used to pay for additional technical, customer service and overhead resulting from the expansion of the sales and marketing effort. See "Business-- Business Strategy."

(13) Working capital will be used, among other things, for capital expenditures, to pay security deposits in connection with carrier agreements and to pay general and administrative expenses. This amount includes approximately $94,000 payable to a former employee of CSI and $50,000 payable to a director of CSI.

  The foregoing represents the Combined Company's best estimate of the use of the net proceeds to be received in this offering, based on current planning and business conditions. However, the Combined Company reserves the right to change such uses when and if market conditions or unexpected changes in operating conditions or results of operations occur. The amounts actually expended for each use may vary significantly depending upon a number of factors including, but not limited to, future growth and the amount of cash generated by the Combined Company's operations. The Combined Company believes that its existing capital resources, together with the net proceeds of this offering, will be sufficient to maintain the current and planned operations of the Combined Company for a period of at least 12 months from the date of this Prospectus. Net proceeds not immediately required for the purposes described above will be invested principally in U.S. government securities, short-term certificates of deposit, money market funds or other short-term, interest-bearing securities.

                                DIVIDEND POLICY

  CSI has never declared or paid any cash dividends or distributions on its capital stock. The Combined Company anticipates that for the foreseeable future all earnings will be retained for use in the Combined Company's business and no cash dividends will be paid to shareholders. Any payment of cash dividends in the future on the Common Stock will be dependent upon the Combined Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, restrictions, if any, under debt obligations, as well as other factors that the Board of Directors deems relevant.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock currently is traded infrequently in limited quantities on the OTC Bulletin Board under the symbol CSYG. During the three month period ended July 17, 1998, the average trading volume for the Common Stock was 1,481 shares per day, as adjusted to give effect to the proposed 1 for 4 reverse stock split. The following table sets forth the range of high and low sales prices per share for the Common Stock through the fiscal quarter ending October 31, 1996, and the range of high and low closing bid prices thereafter, as adjusted to give effect to the proposed 1 for 4 reverse stock split. Market quotations represent prices between dealers and do not reflect retail mark-ups, mark-downs or commissions, and may not represent actual transactions. There was no market for the Common Stock prior to March 18, 1996.

                                                                 PRICE RANGE OF
   FISCAL QUARTER ENDED                                           COMMON STOCK
   --------------------                                          --------------
                                                                  HIGH    LOW
                                                                 ------- ------
   1996
   April 30, 1996 (commencing March 18, 1996)................... $ 13.00 $ 6.00

   1997
   July 31, 1996................................................   13.00   6.50
   October 31, 1996.............................................   14.00   5.00
   January 31, 1997.............................................    4.00   1.75
   April 30, 1997...............................................    3.50    .75

   1998
   July 31, 1997................................................    3.25    .81
   October 31, 1997.............................................    2.50    .81
   January 31, 1998.............................................    6.50   1.25
   April 30, 1998...............................................    7.88   2.33

   1999
   July 31, 1998 (through July 17, 1998)........................    7.88   3.63

  On July 17, 1998, the closing bid price of the Common Stock as reported on the OTC Bulletin Board was $6.75 per share. CSI had approximately 672 holders of record of Common Stock as of July 17, 1998. Of such amount, CSI believes that 254 shareholders own Common Stock of CSI in street name.

                                   DILUTION

  As of March 31, 1998, CSI's net tangible book value was a $(2.2) million deficit or $(0.89) per share of Common Stock. After giving effect to the issuance of the 12% Notes, the issuance of 74,074 shares of Common Stock for $250,000 in May 1998, the GlobalTel Merger, the ITC Acquisition and the issuance of shares of Common Stock in exchange for certain indebtedness upon completion of this offering (the "Pro Forma Combined adjustments"), and the sale by the Combined Company of 3,778,026 shares of Common Stock at an assumed offering price of $7.00 per share and the receipt of the estimated net proceeds thereof, the pro forma net tangible book value of the Combined Company as of March 31, 1998 would have been approximately $5.9 million or $0.68 per share. This represents an immediate increase in pro forma net tangible book value of $3.90 per share to existing shareholders and an immediate dilution of $6.32 per share to new investors. "Dilution" is determined by subtracting pro forma net tangible book value per share after the offering from the assumed offering price per share of Common Stock, as illustrated by the following table:

   Assumed public offering price................................          $7.00
     Net tangible book value (deficit) per share as of March 31,
      1998......................................................  $(0.89)
     Decrease per share of Common Stock attributable to the Pro
      Forma
      Combined adjustments .....................................   (2.33)
     Increase per share of Common Stock attributable to new in-
      vestors...................................................    3.90
                                                                  ------
   Net tangible book value per share after the offering.........           0.68
                                                                          -----
   Dilution per share of Common Stock to new investors..........          $6.32
                                                                          =====
   Dilution as a percentage of assumed offering price...........           90.3%
                                                                          =====

  The following table summarizes as of March 31, 1998, the number of shares of Common Stock purchased for cash, the total consideration paid and the average cash price per share paid by the existing shareholders and by new investors (assuming the sale of 4.0 million shares of Common Stock at the assumed offering price of $7.00 per share, before deduction of underwriting discounts and commissions and other estimated offering expenses):

                                                                  AVERAGE
                            SHARES PURCHASED  TOTAL CONSIDERATION  PRICE
                            ----------------- -------------------  (PER
                             NUMBER   PERCENT   AMOUNT    PERCENT SHARE)
                            --------- ------- ----------- ------- -------
   Existing sharehold-
    ers(1)(2).............. 4,839,482   54.7% $12,999,373   31.7%  $2.69
   New shareholders(2)..... 4,000,000   45.3   28,000,000   68.3    7.00
                            ---------  -----  -----------  -----
   Total................... 8,839,482  100.0% $40,999,373  100.0%
                            =========  =====  ===========  =====

--------

(1) Includes 1,198,779 shares of Common Stock to be issued to GlobalTel shareholders in connection with the GlobalTel Merger, 162,286 Bridge Shares to be issued immediately prior to the closing of this offering based on an assumed offering price of $7.00 per share, 74,074 shares of Common Stock issued in May 1998, and 888,209 shares to be issued in connection with certain promissory notes upon the completion of this offering. See "Description of Securities."

(2) The sale of 221,974 shares of Common Stock by the Selling Shareholders in this offering will reduce the number of shares of Common Stock held by existing shareholders to 4,617,508, or 53.6% of the total shares of Common Stock outstanding. See "Principal and Selling Shareholders."

  The foregoing information excludes the Additional Securities and assumes no exercise of the over-allotment option and no exercise of the Representatives' Warrants. See "Description of Securities" and "Underwriting." To the extent that the Additional Securities are issued, there will be further dilution to new investors.

                                CAPITALIZATION

  The following table sets forth (i) the actual capitalization of CSI at March 31, 1998, (ii) the Pro Forma Combined capitalization to reflect the issuance of the 12% Notes, the issuance of 74,074 shares of Common Stock for $250,000 in May 1998, the GlobalTel Merger, the ITC Acquisition, and the issuance of shares of Common Stock in exchange for certain indebtedness upon completion of this offering and (iii) the Pro Forma As Adjusted capitalization to reflect the sale of 3,778,026 million shares of Common Stock at an assumed public offering price of $7.00 (after deducting underwriting discounts and commissions and estimated offering expenses).

                                                        MARCH 31, 1998
                                               --------------------------------
                                                          PRO FORMA  PRO FORMA
                                               CSI ACTUAL COMBINED  AS ADJUSTED
                                               ---------- --------- -----------
                                                        (IN THOUSANDS)
   Cash(3)....................................    $ 236    $ 3,074   $ 20,223
                                                 ======    =======   ========
   Long-term debt, including current maturi-
    ties of notes payable, bridge loans and
    capital leases(3).........................   $2,993    $10,262   $  6,843
   Common stock subject to rescission, 85,174
    issued and outstanding....................      --         740        740
   Shareholders' (deficit) equity:
     Preferred stock, no par value; 5,000,000
      shares authorized, none issued or
      outstanding.............................      --         --         --
     Common Stock, no par value; 25,000,000
      shares authorized; 2,516,134, 4,839,482
      and 8,617,508 shares issued and
      outstanding, respectively(1)(2).........    2,651     13,977     35,999
     Obligation to issue common stock.........      795      1,179      1,179
     Common stock options.....................       37        571        571
     Common stock warrants....................      --         965        965
     Notes receivable from shareholder........      (35)       (35)       (35)
     Accumulated deficit......................   (5,543)    (8,463)    (9,176)
     Treasury stock, at cost..................     (133)      (133)       --
                                                 ------    -------   --------
     Total shareholders' (deficit) equity ....   (2,228)     8,061     29,503
                                                 ------    -------   --------
     Total capitalization.....................   $  765    $19,063   $ 37,086
                                                 ======    =======   ========

--------

(1) Reflects 1,198,779 shares of CSI Common Stock issued to GlobalTel shareholders to effect the GlobalTel Merger, 162,286 Bridge Shares, 74,074 shares of Common Stock issued in May 1998, and 888,209 shares of Common Stock to be issued in connection with certain promissory notes on a Pro Forma Combined basis; and, the sale of 3,778,026 shares of Common Stock in the offering, which excludes sale of 221,974 shares by Selling Shareholders, at an assumed offering price of $7.00 per share on a Pro Forma As Adjusted basis.

(2) Excludes the Additional Securities. See "Summary--The Offering."
(3) Net cash proceeds on a Pro Forma As Adjusted basis are net of estimated underwriters discounts and fees of $4,300,000 and the repayment of certain indebtedness. See "Notes to Pro Forma Condensed Combined Financial Statements."

                           SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following selected financial data should be read in conjunction with the financial statements of CSI, GlobalTel and ITC and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data below have been derived from CSI's audited financial statements as of April 30 1996 and 1997 and December 31, 1997 and for each of the four years in the period ended April 30, 1997 and the eight months ended December 31, 1997, from GlobalTel's audited consolidated financial statements as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, from ITC's audited statement of operations data for the ten months ended October 31, 1997 and the years ended December 31, 1995 and 1996, and the balance sheet data as of December 31, 1996, and October 31, 1997. The selected financial data for CSI with respect to the three months ended April 30, 1997 and March 31, 1998 and the balance sheet data as of March 31, 1998 have been derived from CSI's unaudited financial statements. The selected financial data for GlobalTel and ITC with respect to the three months ended March 31, 1997 and 1998 and the balance sheet data as of March 31, 1998 have been derived from GlobalTel's and ITC's unaudited financial statements. Management believes that CSI's, GlobelTel's and ITC's interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997, April 30, 1997 and March 31, 1998 include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and the results of operations of CSI, GlobelTel and ITC for such interim periods. Prior results are not a prediction of future results of operations. The Pro Forma As Adjusted information does not purport to present the Combined Company's financial position or results of operations that would have occurred had the transactions, to which pro forma effect is given, been consummated as of the dates or for the periods indicated and do not purport to project the Combined Company's financial position or results of operations at any future date or for a future period, and should be read in conjunction with the separate financial statements of CSI, GlobalTel and ITC and the pro forma condensed combined financial statements of CSI, GlobalTel and ITC.

                                                  HISTORICAL--CSI
                             -------------------------------------------------------------
                                                               EIGHT          THREE
                                   12 MONTHS ENDED             MONTHS        MONTHS
                                      APRIL 30,                ENDED          ENDED
                             -------------------------------  DEC. 31, -------------------
                                                                       APRIL 30, MARCH 31,
                             1994    1995    1996     1997      1997     1997      1998
                             -----  ------  -------  -------  -------- --------- ---------
Statement of
 operations
 data:
Revenue.........             $ 137  $1,838  $ 6,741  $11,865   $8,115   $3,206   $  2,279
Cost of
 revenue........               191   1,298    5,963    7,755    4,879    2,060      1,424
                             -----  ------  -------  -------   ------   ------   --------
Gross margin....               (54)    540      778    4,110    3,236    1,146        855
Operating
 expenses:
Sales and
 marketing......                29     529    1,573    2,080    2,007      589        557
General and
 administrative..              461     625    1,652    2,024    2,103      628        684
Depreciation and
 amortization...                13      19       58      103       92       33         42
                             -----  ------  -------  -------   ------   ------   --------
Total operating
 expenses.......               503   1,173    3,283    4,207    4,202    1,250      1,283
                             -----  ------  -------  -------   ------   ------   --------
Income
 (loss) from operations..     (557)   (633)  (2,505)     (97)    (966)    (104)      (428)
Interest expense, including
 amortization of
 debt
 discounted.....               --      --       (19)    (162)    (113)     (49)      (698)
Other income
 (expense)......               --      --       --       --       (85)     --         --
                             -----  ------  -------  -------   ------   ------   --------
Income (loss)
 before income
 taxes and
 extraordinary
 item...........              (557)   (633)  (2,524)    (259)  (1,164)    (153)    (1,126)
Income tax
 provision
 (benefit)......               --      --       --       --       --       --         --
                             -----  ------  -------  -------   ------   ------   --------
Income (loss)
 before
 extraordinary
 item...........              (557)   (633)  (2,524)    (259)  (1,164)    (153)    (1,126)
Extraordinary
 item--gain
 on extinguishment of
 debt...........               --      --       --       --       747      --         --
                             -----  ------  -------  -------   ------   ------   --------
Net income
 (loss).........             $(557) $ (633) $(2,524) $  (259)  $ (417)  $ (153)  $ (1,126)
                             =====  ======  =======  =======   ======   ======   ========
Series A
 convertible
 preferred stock
 dividends......               --      --       --       --       --       --         --
                             -----  ------  -------  -------   ------   ------   --------
Net income
 (loss)
 applicable to
 common
 shareholders...             $(557) $ (633) $(2,524) $  (259)  $ (417)  $ (153)  $ (1,126)
                             =====  ======  =======  =======   ======   ======   ========
EBITDA..........             $(544) $ (614) $(2,447) $     6   $ (874)  $  (71)  $   (386)
                             =====  ======  =======  =======   ======   ======   ========
Basic income
 (loss) per
 share (excluding
 extraordinary
 item)..........             $(.71)  $(.43)  $(1.27)   $(.11)   $(.47)   $(.06)     $(.45)
                             =====  ======  =======  =======   ======   ======   ========
Weighted average
 number of
 shares
 outstanding....               788   1,484    1,990    2,321    2,472    2,408      2,514
                             =====  ======  =======  =======   ======   ======   ========









                                                                                                                    PRO FORMA
                               HISTORICAL--GLOBALTEL                           HISTORICAL--ITC                     AS ADJUSTED
                      -------------------------------------------- ------------------------------------------- ------------------
                                                      THREE                                        THREE
                             12 MONTHS               MONTHS          12 MONTHS                    MONTHS                    THREE
                               ENDED                  ENDED            ENDED        10 MONTHS      ENDED       12 MONTHS    MONTHS
                             DEC. 31,               MARCH 31,        DEC. 31,         ENDED      MARCH 31,         ENDED    ENDED
                      -------------------------- ----------------- --------------- OCTOBER 31, ---------------   DEC. 31, MARCH 31,
                       1995     1996     1997     1997     1998     1995    1996      1997      1997    1998     1997        1998
                      -------- -------- -------- -------- -------- ------- ------- ----------- ------- ------- ---------- ---------
Statement of
 operations
 data:
Revenue.........      $ 2,113  $ 9,136  $12,862  $ 4,385  $ 1,698  $8,197  $7,603    $8,054    $2,126  $2,610  $ 35,261    $ 6,587
Cost of
 revenue........        1,928    8,230   11,171    3,811    1,473   5,407   5,070     6,790     1,698   1,978    27,050      4,875
                      -------- -------- -------- -------- -------- ------- ------- ----------- ------- ------- ---------- ---------
Gross margin....          185      906    1,691      574      225   2,790   2,533     1,264       428     632     8,211      1,712
Operating
 expenses:
Sales and
 marketing......          238      682      788      227      120   1,220   1,099       715       211     252     4,468        929
General and
 administrative..       1,536    5,773    7,119    1,412    1,523   1,149   1,446     1,388       414     421    12,787      2,628
Depreciation and
 amortization...          111       98      253       29       91      53      69        73        16      30     8,625      2,187
                      -------- -------- -------- -------- -------- ------- ------- ----------- ------- ------- ---------- ---------
Total operating
 expenses.......        1,885    6,553    8,160    1,668    1,734   2,422   2,614     2,176       641     703    25,880      5,744
                      -------- -------- -------- -------- -------- ------- ------- ----------- ------- ------- ---------- ---------
Income
 (loss) from
 operation......       (1,700)  (5,647)  (6,469)  (1,094)  (1,509)    368     (81)     (912)     (213)    (71)  (17,669)    (4,032)
Interest expense,
 including
 amortization of
 debt
 discounted.....          (34)    (225)  (1,368)    (192)  (1,023)    (11)    (21)      (57)       (3)    (12)   (1,001)      (949)
Other income
 (expense)......          --       --       --       --       --        8     113       119       (17)     12       --         --
                      -------- -------- -------- -------- -------- ------- ------- ----------- ------- ------- ---------- ---------
Income (loss)
 before income
 taxes and
 extraordinary
 item...........       (1,734)  (5,872)  (7,837)  (1,286)  (2,532)    365      11      (850)     (233)    (71)  (18,670)    (4,981)
Income tax
 provision
 (benefit)......          --       --       --       --       --       21       4       --        --      --        --         --
                      -------- -------- -------- -------- -------- ------- ------- ----------- ------- ------- ---------- ---------
Income (loss)
 before
 extraordinary
 item...........       (1,734)  (5,872)  (7,837)  (1,286)  (2,532)    344       7      (850)     (233)    (71)  (18,670)    (4,981)
Extraordinary
 item--gain
 on extinguishment
 of debt........          --       --       --       --       --      --      --        --        --      --        --         --
                      -------- -------- -------- -------- -------- ------- ------- ----------- ------- ------- ---------- ---------
Net income
 (loss).........      $(1,734) $(5,872) $(7,837) $(1,286) $(2,532) $  344  $    7    $ (850)   $ (233) $  (71) $(18,670)   $(4,981)
                      ======== ======== ======== ======== ======== ======= ======= =========== ======= ======= ========== =========
Series A
 convertible
 preferred stock
 dividends......          --       --       (39)     --       (16)    --      --        --        --      --        --         --
                      -------- -------- -------- -------- -------- ------- ------- ----------- ------- ------- ---------- ---------
Net income
 (loss)
 applicable to
 common
 shareholders...      $(1,734) $(5,872) $(7,876) $(1,286) $(2,548) $  344  $    7    $ (850)   $ (233) $  (71) $(18,670)    (4,981)
                      ======== ======== ======== ======== ======== ======= ======= =========== ======= ======= ========== =========
EBITDA..........      $(1,589) $(5,549) $(6,216) $(1,065) $(1,418) $  429  $  101    $ (839)   $ (197) $  (41) $ (9,044)   $(1,845)
                      ======== ======== ======== ======== ======== ======= ======= =========== ======= ======= ========== =========
Basic income
 (loss) per
 share (excluding
 extraordinary
 item)..........       $(2.75)  $(5.88)  $(6.48)  $(1.28)  $(1.46)   $287   $5.83     $(708)     $194    $(59) $  (2.19)   $  (.58)
                      ======== ======== ======== ======== ======== ======= ======= =========== ======= ======= ========== =========
Weighted average
 number of
 shares
 outstanding....          630      999    1,215    1,002    1,745       1       1         1         1       1     8,536      8,617
                      ======== ======== ======== ======== ======== ======= ======= =========== ======= ======= ========== =========















                                                          HISTORICAL--CSI                      HISTORICAL--GLOBALTEL
                                           -------------------------------------------------- -------------------------
                                                    APRIL 30,          DECEMBER 31, MARCH 31,  DECEMBER 31,   MARCH 31,
                                           --------------------------  ------------ --------- --------------  ---------
                                           1994  1995   1996    1997       1997       1998     1996    1997     1998
                                           ----  ----  ------  ------  ------------ --------- ------  ------  ---------
BALANCE SHEET DATA:
Cash............................           $  7  $ 82  $   57  $  147    $   429     $   236  $  446  $  849   $    98
Working capital (deficit).......           (114) (288) (2,152) (2,331)    (2,612)     (3,923) (5,248) (4,934)   (9,094)
Total assets....................            161   459   1,519   1,946      2,975       2,612   3,701   4,354     3,513
Long-term debt, net of current
maturities and debt discount....            --    --      --      --         --          --    2,283   3,832     2,000
Common stock subject to
rescission......................            --    --      --      --         --          --    1,519   2,455     2,455
Total shareholders' equity
(deficit).......................            (42) (182) (1,856) (1,669)    (1,112)     (2,228) (7,565) (8,534)  (11,002)

                                                                               PRO FORMA
                                                    HISTORICAL--ITC            AS ADJUSTED
                                           ---------------------------------- ------------
                                           DECEMBER 31, OCTOBER 31, MARCH 31,  MARCH 31,
                                           ------------ ----------- --------- ------------
                                               1996        1997       1998        1998
                                           ------------ ----------- --------- ------------
BALANCE SHEET DATA:
Cash............................              $ 218       $  848     $   980    $18,678
Working capital (deficit).......               (383)      (1,259)     (1,423)     5,723
Total assets....................              1,956        2,720       3,334     49,214
Long-term debt, net of current
maturities and debt discount....                 21          292         234      2,234
Common stock subject to
rescission......................                --           --          --         740
Total shareholders' equity
(deficit).......................                 69         (781)       (899)    29,503

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenue and net income, the mix of the Combined Company's revenue, projections concerning operations and available cash flow. The Combined Company's actual results could differ materially from the results discussed in such forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed in "Risk Factors" and elsewhere in this Prospectus.

                             THE COMBINED COMPANY

OVERVIEW

  The Combined Company is a growing provider of international telecommunications services offering long distance, calling cards and enhanced voice and data services. With more than 16,700 customers in over 170 countries, the Combined Company primarily serves markets that historically have been underserved by large telecommunications providers and ITOs. The Combined Company provides its telecommunications services through its (i) voice switching and global fax messaging infrastructure in Los Angeles, California, (ii) voice switching and billing center in Ft. Lauderdale, Florida, (iii) access to third party infrastructure through international telecommunications carriers and through Equant, a global data network services provider, and (iv) enhanced fax nodes in Hong Kong and Mexico City.

  The Combined Company currently focuses on international call-reorigination, capitalizing on the arbitrage opportunity created by differences between U.S. and international long-distance rates. The Combined Company also resells its international long-distance services to other telecommunications carriers and resellers on a wholesale basis. In addition, the Combined Company provides prepaid calling cards and enhanced voice services, consisting of voice-mail and conference calling. For the 12 months ended December 31, 1997, approximately 88.0% of the Combined Company's revenue was derived from call-reorigination and approximately 12.0% was provided by carrier resales. Going forward, the Combined Company intends to leverage the expertise derived from, and capitalize on the established customer base generated by, its call-reorigination business to provide higher margin telecommunications services such as call-through, enhanced fax and business grade Internet services.

  The Combined Company generally realizes higher gross margins from its call-reorigination services than from sales to carriers and resellers. Sales to carriers and resellers, however, provide a source of additional revenue and add significant minutes originating on the Combined Company's network, which improves the Combined Company's purchasing power with its carriers and enables it to take advantage of volume discounts. Unlike call-reorigination, minutes generated from sales to carriers and resellers generally are "billable" minutes even if the destination segment of the call is not answered or connected. Furthermore, the Combined Company is not responsible for billing end users or paying independent sales agent commissions. Therefore, operating costs generally are lower for sales to carriers and resellers.

  The Combined Company seeks to minimize costs through negotiation of favorable rates with its existing long distance carriers. Under certain carrier contracts, the Combined Company obtains guaranteed rates, which generally are more favorable than otherwise would be available, by committing to purchase a minimum number of minutes from such carriers. If the Combined Company fails to meet its minimum requirements under a carrier contract, it could still be required to pay its minimum monthly commitment as a penalty. The Combined Company is seeking to enter into agreements with additional long distance carriers in order to apply "least cost routing" techniques, which enable the Combined Company to access the lowest transmission costs charged by its carriers for each call segment. The Combined Company also intends to establish additional switching facilities outside the U.S. in order to utilize a larger number of long distance carriers and reduce its per minute transmission costs. See "Use of Proceeds" and "Business--Business Strategy."

   As part of its acquisition strategy, CSI has entered into an agreement in principle to merge with GlobalTel and an agreement to acquire ITC. The GlobalTel Merger and the ITC Acquisition will enable the Combined Company to rapidly obtain access to complementary infrastructure, personnel, customer bases, sales and marketing resources and strategic relationships. The integration of GlobalTel and ITC with CSI will afford the Combined Company an opportunity to increase revenue through cross-marketing its services to each company's customer base and the sale of excess international capacity to other carriers and resellers. The Combined Company will seek to improve its margins through the administrative efficiencies and operating synergies created by the combination of the companies and through improved rate structures with carriers.

  The Combined Company's fiscal year end will be December 31.

ACCOUNTING POLICIES AND PROCEDURES

  Revenue is generated primarily from international call-reorigination services and is based on the minutes of customer use billed by the Combined Company on completed calls. The Combined Company's call-reorigination revenue represents the majority of the Combined Company's revenue and has increased as the Combined Company has added independent sales agents and introduced its services into new countries. The Combined Company also sells international long distance minutes to other telecommunications carriers and resellers on a wholesale basis. The Combined Company's call re-origination customer base is diversified both geographically and by customer type.

  Approximately 60.0% of all revenue is collected through automatic charges to pre-approved customer credit cards. Under the terms of their agreements, the independent sales agents are responsible for collecting customer payments except for credit card payments, and independent sales agents generally are responsible for customer bad debts less, in some cases, an allowance granted by the Combined Company. Failure of independent sales agents to collect and remit customer payments to the Combined Company presents a risk to the Combined Company. Although collection terms for cash customers are net 30 days, the time necessary to process and collect billings through the Combined Company's independent sales agents may at times result in receivables reaching 60 to 90 days.

  Cost of revenue consists primarily of costs paid to carriers for the origination and transmission of voice and data telecommunications services and to a lesser extent, debit card costs and allowances and discounts. Currently, a substantial portion of the Combined Company's telecommunications revenue is derived from services that are accessed through the facilities of long distance carriers. Accordingly, a significant portion of the Combined Company's cost of telecommunications services is variable, based on the number of minutes of use, with transmission costs being the Combined Company's most significant expense. In March 1998, the Combined Company's aggregate minimum monthly commitments were approximately $564,000, which represented approximately 34.6% of the Combined Company's monthly variable transmission cost.


  Sales and marketing expense primarily represents commissions paid to independent sales agents, compensation paid to in-house salespersons and advertising expense. To date, the Combined Company's decision to use independent sales agents has been primarily driven by the low initial fixed costs associated with this distribution channel, and the benefits of independent sales agents' familiarity with local business and marketing practices. See "Risk Factors--Dependence on Key Sales Agents" and "Business-- Sales and Marketing."

  General and administrative expense primarily represents compensation for customer service, executive and accounting personnel, costs associated with the operation and maintenance of the Combined Company's network switching centers, costs related to the technical development of, and market planning for, the Combined Company's planned enhanced services, professional fees, bad debt expense and other operating and corporate overhead costs. The Combined Company has a policy of aggressively attempting to collect receivables from independent sales agents and customers who fail to remit payment in a timely manner. While the Combined Company seeks to minimize bad debt, the Combined Company's experience indicates that a certain portion of past due receivables will never be collected.

  Depreciation expense includes depreciation of switching and network equipment, furniture and fixtures. The Combined Company provides for depreciation using the straight line method of depreciation over the estimated useful lives of the assets, which range from five to ten years. The Combined Company will incur amortization expense which relates to the amortization of the intangible assets recorded in the GlobalTel Merger and the ITC Acquisition. The intangible assets will include identifiable intangible assets which will be amortized over a two to seven year period and that relate to distribution and customer arrangements, intellectual property and licenses. Identifiable intangible assets also include in-process research and development which will be charged to operating expense upon completion of the GlobalTel Merger. In addition, intangible assets include goodwill, which will be amortized over a five-year period.

  Interest and debt discount expense includes interest expense on indebtedness and non-cash financing expenses including amortized debt discount and amortized deferred offering costs associated with debt financing.

  As used herein, "EBITDA' is defined as net income or loss plus depreciation, amortization and interest expense, income taxes and other non-cash charges, minus extraordinary income and gains and non-cash income, if any, and plus extraordinary losses, if any. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

COMPARISON OF 12 MONTHS ENDED DECEMBER 31, 1995, 1996 AND 1997

  The Combined Company's historical combined revenue was $15.1 million, $27.1 million and $35.3 million for the 12 months ended December 31, 1995, 1996 and 1997, respectively. The increase in revenue resulted from increased usage by existing customers, the addition of new customers as the Combined Company expanded its independent sales agent network and commenced providing services in new countries, and the commencement of sales to carriers and resellers. Call-reorigination revenue represented 100.0%, 95.8% and 88.0% for 1995, 1996 and 1997, respectively, while carrier and reseller revenue represented 2.9% and 12.0% for 1996 and 1997, respectively. The Combined Company anticipates that revenue will increase as it begins to cross-market its services to its customers and continues to focus on carrier sales.

  The Combined Company's historical combined cost of revenue was $11.2 million, $20.8 million and $27.0 million for the 12 months ended December 31, 1995, 1996 and 1997, respectively. As a percent of revenue, these costs were 74.3%, 77.1% and 76.7% for 1995, 1996 and 1997, respectively. The Combined Company anticipates a significant increase in transmission costs associated with greater calling volume. The growth in transmission volume should improve the Combined Company's ability to negotiate preferential rates with its carriers. In addition, integrating the cost structures of the Combined Company may result in reduced costs per minute of use. The Combined Company expects gross margin percentages may decline if carrier and reseller revenue increases as a percentage of revenue or if price reductions occur due to competition.

  The Combined Company's historical combined sales and marketing expense was $2.6 million, $3.7 million and $4.5 million for the 12 months ended December 31, 1995, 1996 and 1997, respectively. As a percent of revenue, these costs were 17.5%, 13.6% and 12.7% for 1995, 1996 and 1997, respectively. The Combined Company anticipates a significant increase in sales and marketing expense in absolute dollars due to an increase in independent sales agent commissions caused by an expected increase in revenue. However, these costs as a percentage of revenue are expected to decrease as the fixed portion of sales and marketing expense, such as costs associated with in-house sales personnel and advertising, are spread across a broader revenue base. In addition, the Combined Company expects sales and marketing expense to decrease as a percentage of revenue if carrier and reseller revenue increase as a percent of total revenue because sales to carriers and resellers do not have advertising and sales commission costs.

  The Combined Company's historical combined general and administrative expense was $3.6 million, $9.3 million and $11.7 million for the 12 months ended December 31, 1995, 1996 and 1997, respectively. General and administrative expense in 1997 included non-recurring costs totaling $670,000 associated with GlobalTel's terminated public offering and $447,000 of non-cash compensation cost. As a percent of revenue, general and administrative expense was 24.0%, 34.5% and 33.3% for 1995, 1996 and 1997, respectively. The Combined Company expects general and administrative expense will decrease as a percent of revenue due to cost savings resulting from operating efficiencies and the elimination of redundant overhead.

  The Combined Company's historical combined depreciation and amortization expense was $203,000, $251,000 and $480,000 for the 12 months ended December 31, 1995, 1996 and 1997, respectively. As a percent of revenue, these costs were 1.3%, .9% and 1.4% for 1995, 1996 and 1997, respectively. The Combined Company anticipates amortization expense will increase by $11.5 million annually due to amortization of the intangible assets related to the GlobalTel Merger, the ITC Acquisition and future acquisitions not yet identified. In addition, the Combined Company expects that depreciation expense may increase due to planned capital expenditures related to the purchase and installation of regional switches and automated switching equipment for its high volume customers.

  The Combined Company's historical combined interest and debt discount expense was $50,000, $341,000 and $1.6 million for the 12 months ended December 31, 1995, 1996 and 1997, respectively. As a percent of revenue, these costs were
 .3%, 1.3% and 4.5% for 1995, 1996 and 1997, respectively. The Combined Company anticipates non-cash financing expense of $3.5 million will be incurred until completion of this offering due to the amortization of debt discount expense, amortization of deferred offering costs and accrued interest expense related to CSI's December 1997 Financing and the GlobalTel Full Coverage Notes. The Combined Company expects interest expense may increase as the Combined Company seeks other financing arrangements, such as a working capital line of credit, lease financing, acquisition financing and term debt to be used to fund the Combined Company's growth.

  The Combined Company's historical combined negative EBITDA was $2.4 million, $6.8 million and $8.3 million for the 12 months ended December 31, 1995, 1996 and 1997, respectively. As a percentage of revenue, negative EBITDA was 16.1%, 25.1% and 23.5% for 1995, 1996 and 1997, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  The Combined Company's capital resources have been used to fund operating losses, debt service and capital expenditures associated with development of its customer base and the establishment and upgrade of its network infrastructure. The Combined Company had a working capital deficit of $14.4 million at March 31, 1998. The Combined Company has historically satisfied its capital requirements principally through a combination of sales of equity and debt securities, borrowings from third parties and trade credit extended by carriers.

  The Combined Company believes that cash on hand, together with cash flow from its operating activities and cash available from this offering, will be sufficient to fund the Combined Company's existing operations at least for the next 12 months. However, the Combined Company intends to continue its strategy of rapid growth, primarily through the expansion of its infrastructure and pursuing other growth opportunities such as acquisitions of complementary international customer bases, products and infrastructure. The Combined Company is currently reviewing various alternatives for obtaining additional financing to fund this strategy. The proceeds from such financing are anticipated to be used to expand the Combined Company's operations, fund the Combined Company's growth and enable the Combined Company to undertake additional strategic initiatives. There can be no assurance that the Combined Company will be able to raise additional capital on acceptable terms or at all. If the Combined Company is unable to obtain such additional capital, the Combined Company may have to curtail its expansion of operations, growth and other strategic initiatives, which could adversely affect the Combined Company's business, financial condition and results of operations and its ability to compete.

EFFECTS OF INFLATION AND FOREIGN CURRENCY EXCHANGE

  Although increases in salaries, carrier costs and operating overhead can adversely affect the Combined Company's operations, the Combined Company does not believe that inflation has had a material effect on its operating results. However, because future increases in inflation may cause the Combined Company's suppliers to increase prices of materials and services to the Combined Company, an increase in inflation could increase the Combined Company's cost of revenue and operating expenses. Although the Combined Company's sales to date have been denominated in U.S. dollars, the value of the U.S. dollar in relation to foreign currencies also may adversely affect the Combined Company's revenue. To the extent the Combined Company changes its pricing practices to denominate prices in foreign currencies, the Combined Company will be exposed to increased risks of currency fluctuation. Any such fluctuation could have a material adverse effect on the Combined Company's earnings or assets when translated into U.S. dollars. Although the Combined Company has not entered into foreign exchange contracts to hedge exchange transactions, it may do so in the future.

SEASONALITY

  The Combined Company's business exhibits a small degree of seasonality. Historically, the Combined Company's revenue (as well as sales in the telecommunications industry in general) has decreased slightly in August and December, which CSI attributes to vacations and holidays in its European and Latin American markets and in the United States. As a result of these factors, reported quarterly revenue in future periods will vary and are not indicative of revenue in subsequent comparable periods.

ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("Statement 131"), which is effective for financial statements with fiscal years beginning after December 15, 1997. Statement 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. Statement 131 also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers.

  In February 1998, the FASB issued Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", which revises employers' disclosures about pension and other postretirement benefit plans. Statement 132 does not change the measurement or recognition of those plans, but requires additional information on changes in benefit obligations and fair values of plan assets, and eliminates certain disclosures previously required by SFAS Nos. 87, 88 and 106. Statement 132 is effective for financial statements with fiscal years beginning after December 15, 1997.

  During June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement 133 establishes new standards by which derivative financial instruments must be recognized in an entity's financial statements. Besides bringing derivatives on balance sheets at fair value, Statement 133 generally requires that gains and losses from later changes in a derivative's fair value be recognized currently in earnings. Statement 133 also unifies qualifying criteria for hedges involving all kinds of derivatives, requiring that a company document, designate and assess the effectiveness of its hedges. Statement 133 is required to be adopted by the Combined Company in 2000. Management, however, does not expect the impact from this statement to have a material impact on the financial statement presentation, financial position or results of operations.

  The Combined Company has not determined what additional disclosures, if any, may be required by the provisions of Statements 131, 132 and 133, but does not expect adoption of either statement to have a material effect on its results of operations.

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements with fiscal years beginning after December 15, 1998, although earlier application is encouraged. The adoption of the SOP is not expected to have a material adverse effect on the Combined Company.

YEAR 2000 STATEMENT

  The Combined Company is currently evaluating its computer systems to identify potential problems relating to the Year 2000 date change. The Combined Company does not expect the cost to modify its computer systems to address Year 2000 issues will be material to its financial condition or results of operations, and does not anticipate any material disruption in its operations as a result of any Year 2000 issues. The Combined Company does not have any information concerning the potential impact of Year 2000 issues on any of its suppliers or customers. In the event that the Combined Company or any of the Combined Company's significant suppliers or customers does not successfully and timely address Year 2000 issues, the Combined Company's business or operations could be adversely affected.

                   COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the percentage relationship to revenue of certain items in CSI's statements of operations:

                                                                          THREE     THREE
                                                                         MONTHS    MONTHS
                                YEAR ENDED           EIGHT MONTHS ENDED   ENDED     ENDED
                                 APRIL 30,              DECEMBER 31,    APRIL 30, MARCH 31,
                             ---------------------   ------------------ --------- ---------
                             1995    1996    1997           1997          1997      1998
                             -----   -----   -----   ------------------ --------- ---------
   Revenue.................  100.0%  100.0%  100.0%        100.0%         100.0%    100.0%
   Cost of revenue.........   70.6    88.5    65.4          60.1           64.3      62.5
                             -----   -----   -----         -----          -----     -----
   Gross margin............   29.4    11.5    34.6          39.9           35.7      37.5
   Operating expenses:
     Sales and marketing...   28.8    23.3    17.5          24.7           18.4      24.4
     General and adminis-
      trative..............   34.0    24.5    17.0          25.9           19.6      30.0
     Depreciation and amor-
      tization.............    1.0     0.9     0.9           1.1            1.0       1.8
                             -----   -----   -----         -----          -----     -----
   Total operating ex-
    penses.................   63.8    48.7    35.4          51.7           39.0      56.2
                             -----   -----   -----         -----          -----     -----
   Loss from operations....  (34.4)  (37.2)   (0.8)        (11.8)          (3.3)    (18.7)
   Interest expense, in-
    cluding amortization of
    debt discount..........    --     (0.3)   (1.4)         (1.4)          (1.5)    (30.6)
   Other expense...........    --      --      --           (1.0)           --        --
                             -----   -----   -----         -----          -----     -----
   Loss before extraordi-
    nary item..............  (34.4)  (37.5)   (2.2)        (14.2)          (4.8)    (49.3)
   Extraordinary item......    --      --      --            9.2            --        --
                             -----   -----   -----         -----          -----     -----
   Net loss................  (34.4)% (37.5)%  (2.2)%        (5.0)%         (4.8)%   (49.3)%
                             =====   =====   =====         =====          =====     =====

COMPARISON OF THREE MONTHS ENDED APRIL 30, 1997 TO THREE MONTHS ENDED MARCH 31, 1998

  Revenue decreased $927,000 or 28.9% from approximately $3.2 million for the three months ended April 30, 1997 to $2.3 million for the three months ended March 31, 1998. This decrease in revenue was due to a decline in customers and usage resulting from service disruptions caused by the transfer of CSI's switching and billing functions into ITC's systems. CSI experienced operational difficulties during this transfer process which resulted in service disruptions for a number of customers. Although CSI's revenue was adversely affected during this period, CSI believes that it has resolved these difficulties.

  CSI's cost of revenue decrease $636,000 or 30.9% from approximately $2.1 million for the three months ended April 30, 1997 to approximately $1.4 million for the three months ended March 31, 1998. As a percentage of revenue, these costs decreased from 64.3% to 62.5% for the three month periods ended April 30, 1997 and March 31, 1998, respectively. As of March 1998, CSI had new contractual commitments with Sprint reflecting more favorable rates that resulted in improved gross margins during the three months ended March 31, 1998.

  Sales and marketing expense decreased $32,000 or 5.4% from $589,000 for the three months ended April 30, 1997 to $557,000 for the three months ended March 31, 1998. As a percentage of revenue, these costs increased from 18.4% to 24.4% for the three month periods ended April 30, 1997 and March 31, 1998, respectively. The decrease in absolute dollars was due in part to a decrease in independent sales agent commissions caused by the decrease in revenue, while the increase as a percentage of revenue was due primarily to a decrease in revenue.

  General and administrative expense increased $56,000 or 8.9% from $628,000 for the three months ended April 30, 1997 to $684,000 for the three months ended March 31, 1998. As a percentage of revenue, these costs increased from 19.6% to 30.0% for the three month periods ended April 30, 1997 and March 31, 1998, respectively. The increase in costs were due to additional customer support and administrative personnel. Expenses decreased as a percent of revenue, due to the decrease in revenues.
  Depreciation and amortization expense increased $9,000 or 27.3% from approximately $33,000 for the three months ended April 30, 1997 to approximately $42,000 for the three months ended March 31, 1998. These costs increased primarily as a result of CSI's higher fixed asset base during the three months ended March 31, 1998 as compared with the three months ended April 30, 1997.

  Interest and amortization of debt discount increased $649,000, from approximately $49,000 for the three months ended April 30, 1997 to approximately $698,000 for the three months ended March 31, 1998. This increase is primarily due to interest expense and amortized costs associated with the December 1997 Financing. Interest and debt discount expense will increase significantly until completion of this offering due to accrued interest and amortized costs associated with the December 1997 Financing and 12% Note financing in April and May 1998.

  CSI did not record an income tax expense or benefit for the three month periods ended April 30, 1997 or March 31, 1998 but recorded valuation allowances to offset the deferred tax asset due to the uncertainty of the ultimate realization of the net operating loss carryforwards.

  CSI had a net loss of approximately $153,000 for the three months ended April 30, 1997 compared to a net loss of approximately $1.1 million for the three months ended March 31, 1998. The increase in net loss was due primarily to the decrease in revenue and the increases in interest expenses and amortized costs associated with CSI's financing.

  CSI had basic loss per share of $.06 for the three months ended April 30, 1997 compared to basic loss per share of $.45 for the three months ended March 31, 1998. The change in per share results was due primarily to an increase in net loss and by an increase in weighted average shares outstanding.

  CSI had negative EBITDA of $71,000 for the three months ended April 30, 1997 compared to negative EBITDA of $386,000 for the three months ended March 31, 1998. The decrease in EBITDA was primarily due to the decrease in revenue.

COMPARISON OF TWELVE MONTHS ENDED APRIL 30, 1997 TO EIGHT MONTHS ENDED DECEMBER 31, 1997

  Revenue decreased $3.8 million from $11.9 million for the twelve months ended April 30, 1997 to $8.1 million for the eight months ended December 31, 1997. This decrease is primarily due to the different periods presented.

  Cost of revenue decreased $2.9 million from $7.8 million for the twelve months ended April 30, 1997 to $4.9 million for the eight months ended December 31, 1997. As a percentage of revenue, cost of revenue decreased from 65.4% to 60.1% respectively. Cost of revenue increased at a lower rate than revenue as CSI recognized the benefit of more favorable carrier rates.

  Sales and marketing expense decreased $73,000 from $2.1 million for the twelve months ended April 30, 1997 to $2.0 million for the eight months ended December 31, 1997. As a percentage of revenue, these costs increased from 17.5% to 24.7% for the twelve months ended April 30, 1997 and the eight months ended December 31, 1997, respectively. The increase as a percentage of revenue was due primarily to an increase in marketing expense and costs associated with in-house sales persons.

  General and administrative expense increased $79,000 from $2.0 million for the twelve months ended April 30, 1997 to $2.1 million for the eight months ended December 31, 1997. As a percentage of revenue, these costs increased from 17.0% to 25.9% for the twelve months ended April 30, 1997 and the eight months ended December 31, 1997, respectively. The increase in costs were due to additional customer support and administrative personnel hired to support the expected growth of CSI's operations and an increase in bad debt expense.

  Depreciation and amortization expense decreased $11,000 from approximately $103,000 for the twelve months ended April 30, 1997 to approximately $92,000 for the eight months ended December 31, 1997. As a percentage of revenue, these costs increased from .9% to 1.1% for the twelve months ended April 30, 1997 and the eight months ended December 31, 1997, respectively.

  Interest and amortization of debt discount decreased $49,000 from $162,000 for the twelve months ended April 30, 1997 to approximately $113,000 for the eight months ended December 31, 1997. As a percentage of revenue, these costs were 1.4% for both twelve months ended April 30, 1997 and the eight months ended December 31, 1997.

  CSI did not record an income tax benefit in for the twelve months ended December 31, 1997 or the eight months ended December 31, 1997 but recorded valuation allowances to offset the deferred tax asset due to the uncertainty of the ultimate realization of the net operating loss carryforwards.

  The net loss before extraordinary item increased $905,000 from $259,000 for the twelve months ended April 30, 1997 to $1.2 million for the eight months ended December 31, 1997. The increase in net loss was primarily due to an increase in general and administrative expenses as a percent of revenue.

  CSI had basic loss per share before extraordinary item of $.11 for the twelve months ended April 30, 1997 compared to $.47 for the eight months ended December 31, 1997. The increase in basic loss per share was due primarily to an increase in net loss, offset by an increase in the weighted average number of shares outstanding.

  CSI had positive EBITDA of $6,000 for the twelve months ended April 30, 1997 compared to negative EBITDA of $874,000 for the eight months ended December 31, 1997. The decrease in EBITDA was primarily due to an increase in general and administrative expenses as a percent of revenue.

COMPARISON OF FISCAL YEARS ENDED APRIL 30, 1996 AND 1997

  Revenue increased $5.1 million or 76.0% from $6.7 million for fiscal 1996 to $11.9 million for fiscal 1997. This increase was primarily due to growth in the number of customers. The significant increase in revenue was primarily due to CSI's efforts to increase its independent sales agent base in its target markets.

  Cost of revenue increased $1.8 million or 30.1% from $6.0 million for fiscal 1996 to $7.8 million for fiscal 1997. As a percentage of revenue, cost of revenue decreased from 88.5% to 65.4%, respectively. Cost of revenue increased at a lower rate than revenue as CSI recognized the benefit of more favorable carrier rates.

  Sales and marketing expense increased $507,000 or 32.2% from $1.6 million for fiscal 1996 to $2.1 million for fiscal 1997. As a percentage of revenue, these costs decreased from 23.3% to 17.5% for fiscal 1996 and fiscal 1997, respectively. The increase in absolute dollars was due primarily to commissions due on increased revenue while the decrease as a percentage of revenue was due primarily to revenue increasing at a greater rate than marketing expense and costs associated with in-house salespersons.

  General and administrative expense increased $372,000 or 22.5% from $1.7 million for fiscal 1996 to $2.0 million for fiscal 1997. As a percentage of revenue, these costs decreased from 24.5% to 17.0% for fiscal 1996 and fiscal 1997, respectively. The increase in costs were due to additional customer support and administrative personnel hired to support the growth of CSI's operations.

  Depreciation and amortization expense increased $45,000 or 77.6% from approximately $58,000 for fiscal 1996 to approximately $103,000 for fiscal 1997. These expenses increased primarily as a result of CSI's higher fixed asset base in fiscal 1997 which was principally due to investments in telecommunications equipment, infrastructure and facility expansion.

  Interest expense increased $143,000 from approximately $19,000 for fiscal 1996 to approximately $162,000 for fiscal 1997. The increase in interest expense was due primarily to the issuance of notes to satisfy carrier obligations.

  CSI did not record an income tax benefit in either fiscal 1996 or fiscal 1997 but recorded valuation allowances to offset the deferred tax asset due to the uncertainty of the ultimate realization of the net operating loss carryforwards.

  The net loss decreased from $2.5 million for fiscal 1996 to $259,000 for fiscal 1997. The decrease in net loss was primarily due to CSI's obtaining more favorable carrier rates and increases in customer volume.

  CSI had basic loss per share of $1.27 for fiscal 1996 compared to basic loss per share of $.11 for fiscal 1997. The decrease in basic loss per share was due primarily to CSI's obtaining more favorable carrier rates and increases in customer volumes as well as an increase in the weighted average number of shares outstanding.

  CSI had negative EBITDA of $2.4 million for fiscal 1996 compared to positive EBITDA of $6,000 for fiscal year 1997. The increase in EBITDA was primarily due to CSI's obtaining more favorable carrier rates, which improved gross margin percentages.

COMPARISON OF FISCAL YEARS ENDED APRIL 30, 1995 AND 1996

  Revenue increased $4.9 million or 266.8% from $1.8 million for fiscal 1995 to $6.7 million for fiscal 1996. This increase was primarily due to growth in the number of customers, which resulted from CSI's efforts to increase its independent sales agent base in its target markets.

  Cost of revenue increased $4.7 million or 359.4% from $1.3 million for fiscal 1995 to $6.0 million for fiscal 1996 and as a percentage of revenue increased from 70.6% to 88.5%, respectively. During fiscal 1996, CSI increased minute volume in advance of its ability to secure more favorable volume discount rates with its carriers.

  Sales and marketing expense increased $1.0 million or 197.4% from $529,000 for fiscal 1995 to $1.6 million for fiscal 1996. As a percentage of revenue, these costs decreased from 28.8% to 23.3% for fiscal 1995 and fiscal 1996, respectively. The increase in absolute dollars was due primarily to commissions on increased revenue while the decrease as a percentage of revenue was due primarily to revenue increasing at a greater rate than marketing expenses and costs associated with in-house salespersons.

  General and administrative expense increased $1.0 million or 164.3% from $625,000 for fiscal 1995 to $1.7 million for fiscal 1996. As a percentage of revenue, these costs decreased from 34.0% to 24.5% for fiscal year 1995 and fiscal 1996, respectively. The increase in absolute dollars was due to additional customer support and administrative personnel hired to support the growth of CSI's operations.

  Depreciation and amortization expense increased $39,000 or 205.3% from approximately $19,000 for fiscal 1995 to approximately $58,000 for fiscal 1996. These expenses increased primarily as a result of CSI's higher fixed asset base in fiscal 1996 which was principally due to investments in telecommunications equipment, infrastructure and facility expansion.

  Interest expense was approximately $19,000 for fiscal 1996 and was a nominal amount in fiscal 1995. Interest expense was due primarily to the issuance of notes payable to satisfy carrier obligations.

  CSI did not record an income tax benefit in either fiscal 1995 or fiscal 1996 but recorded valuation allowances to offset the deferred tax asset due to the uncertainty of the ultimate realization of the net operating loss carryforwards.

  The net loss increased from $633,000 for fiscal 1995 to $2.5 million for fiscal 1996. The increase in net loss was primarily due to CSI's unfavorable carrier rates and significant increase in operating expenses.

  CSI had basic loss per share of $.43 for fiscal 1995 compared to basic loss per share of $1.27 for fiscal 1996. The increase in basic loss per share was due primarily to an increase in CSI's net loss, offset by an increase in the weighted average number of shares outstanding.

  CSI had negative EBITDA of $614,000 for fiscal 1995 compared to negative EBITDA of $2.4 million for fiscal 1996. The decrease in EBITDA was due primarily to a significant increase in operating expenses during fiscal 1996.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain quarterly financial data for the six fiscal quarters ended October 31, 1997, the two month period ended December 31, 1997 and the quarter ended March 31, 1998. CSI changed its year end to December 31. This quarterly information has been derived from CSI's unaudited financial statements which, in the opinion of CSI's management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the periods presented. Operating results for any one quarter are not necessarily indicative of the results that may be expected in any future period.

  CSI's quarterly operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, some of which are outside CSI's control. These factors include demand for international telecommunications services, capital expenditures and other costs relating to the expansion of operations, the timing of new service introductions by CSI or its competitors, market availability and acceptance of new and enhanced versions of CSI's or its competitors' services, changes in the mix of revenue, rates of customer acquisition and retention and general economic conditions.


                                                                                              TWO
                                  FISCAL 1997 QUARTER ENDED             QUARTER ENDED        MONTHS     QUARTER
                          ------------------------------------------ --------------------    ENDED       ENDED
                          JULY 31, OCTOBER 31, JANUARY 31, APRIL 30, JULY 31, OCTOBER 31, DECEMBER 31, MARCH 31,
                            1996      1996        1997       1997      1997      1997         1997       1998
                          -------- ----------- ----------- --------- -------- ----------- ------------ ---------
                                                              (IN THOUSANDS)
Revenue.................   $2,579    $2,952      $3,129     $3,205    $3,370    $3,002       $1,743     $ 2,279
Cost of revenue.........    1,675     1,933       2,086      2,061     2,023     1,784        1,072       1,424
                           ------    ------      ------     ------    ------    ------       ------     -------
Gross margin............      904     1,019       1,043      1,144     1,347     1,218          671         855
                           ------    ------      ------     ------    ------    ------       ------     -------
Operating expenses:
 Sales and marketing....      447       496         548        589       654       616          737         557
 General and
  administrative........      388       455         484        697       798       918          387         684
 Depreciation and
  amortization..........       19        23          28         33        33        35           24          42
                           ------    ------      ------     ------    ------    ------       ------     -------
Total operating
 expenses...............      854       974       1,060      1,319     1,485     1,569        1,148       1,283
                           ------    ------      ------     ------    ------    ------       ------     -------
Income (loss) from
 operations.............       50        45         (17)      (175)     (138)     (351)        (477)       (428)
Interest expense........      (40)      (36)        (38)       (48)      (47)      (42)         (24)       (698)
Other income (expense)..      --        --          --         --        --        --           (85)        --
                           ------    ------      ------     ------    ------    ------       ------     -------
Net income (loss) before
 extraordinary item.....       10         9         (55)      (223)     (185)     (393)        (586)     (1,126)
Extraordinary item......      --        --          --         --        --        --           747         --
                           ------    ------      ------     ------    ------    ------       ------     -------
Net income (loss).......   $   10    $    9      $  (55)    $ (223)   $ (185)   $ (393)      $  161     $(1,126)
                           ======    ======      ======     ======    ======    ======       ======     =======

  CSI experienced declining revenue in the quarters ended October 31, 1997 and March 31, 1998 in comparison to prior quarters. This decline was primarily a result of a decline in customers and usage resulting from service disruptions caused by the transfer of CSI's switching and billing functions into ITC's systems. CSI experienced operational difficulties during this transfer process which resulted in service disruptions for a number of customers. Although CSI's revenue was adversely affected during this period, CSI believes that it has resolved these difficulties.

  Operating expenses have increased during each quarter, reflecting an increase in general and administrative expense associated with the development of CSI's administrative infrastructure. Installation, sales and marketing expense has increased primarily due to commissions on increased revenue and in-house sales personnel. CSI also increased its reserve for bad debt during quarters ended October 31, 1997, due to unpaid receivables owed by a former independent sales agent. Interest expense increased significantly during the quarter ended March 31, 1998, primarily to non-cash financing activities in the quarter. CSI also recognized gain on extinguishment of debt during the two months ended December 31, 1997, related to the repayment of notes using the proceeds of the December 1997 Financing.

LIQUIDITY AND CAPITAL RESOURCES

  CSI's capital resources have been used to fund operating losses, debt service and capital expenditures associated with development of its customer base and the establishment and upgrade of its network infrastructure. Since its inception, CSI has experienced net losses and negative cash flow from operations. As of March 31, 1998, CSI had a working capital deficit of approximately $3.9 million. CSI has satisfied its capital requirements principally through a combination of sales of equity and debt securities, borrowings from third parties (including its shareholders) and trade credit extended by carriers. The proceeds from the issuance of stock and notes were used for expansion of operations and general corporate purposes. During fiscal 1996 and fiscal 1997, CSI issued shares of its Common Stock for aggregate proceeds of $537,000 and $111,000, respectively, and generated additional working capital of $320,000 in fiscal 1997 through the issuance of convertible notes. The notes bear interest at the rate of 10% per annum and mature two years after issuance. In fiscal 1998, $95,000 of principal amount of such notes were also issued. The notes are convertible into shares of Common Stock at a conversion price equal to 90% of the average of the bid and asked price on the day preceding the date of conversion. As of March 31, 1998, $385,000 of the convertible notes had been converted. In fiscal 1997, CSI also raised $85,000 through the issuance of notes that bear interest at 15% per annum and mature in September 1998. In December 1997, CSI issued Bridge Notes in the principal amount of $2.8 million. The Bridge Notes bear interest at 10% per annum and are due five days following the closing of this offering. CSI has entered into employment agreements that obligate the Combined Company to pay annual salaries of approximately $475,000. CSI also has an agreement to pay certain royalties to Gary Kamienski relating to CSI's LINK-US technology.

  In May and July 1998, CSI sold to ProFutures Special Equities Fund, L.P. ("ProFutures") an aggregate of $1.75 million principal amount promissory notes bearing interest at a rate of 12% per annum (the "12% Notes") and 74,074 shares of Common Stock. In connection with the purchase of the 12% Notes and shares of Common Stock, ProFutures received warrants to purchase 400,000 shares of Common Stock. In July 1998, ProFutures agreed to exchange $1 million principal amount of the 12% Notes upon the closing of this offering in consideration of 204,079 shares of Common Stock, based on an assumed initial offering price of $7.00 per share. See "Description of Securities."

  As a result of CSI's operating losses, working capital has not always been sufficient to satisfy CSI's obligations, and CSI from time to time has been in arrears on its payment obligations to its carriers. During fiscal 1996 and fiscal 1997, CSI incurred usage fees, which it was unable to pay on a current basis, with two of its primary carriers totaling approximately $2.0 million. In February 1997, CSI restructured these obligations and converted all amounts into notes bearing interest ranging from 10% to 12% payable in monthly installments ranging from $40,000 to $123,000 through August 1997 and $40,000 thereafter through January 2001. In December 1997, all carrier obligations were paid in full from the proceeds of the December 1997 Financing. CSI anticipates that its minimum commitments to carriers (exclusive of any carrier commitments of GlobalTel or ITC) will be approximately $3.0 million and $1.5 million for fiscal 1998 and fiscal 1999, respectively. As of March 31, 1998, CSI was again in arrears on carrier payments due to one carrier of approximately $780,000. The Combined Company intends to use a portion of the proceeds of this offering to repay such amount. There can be no assurance CSI will not be required to pay a penalty to this or any other carrier or that CSI will not be in default of its obligations to its carriers in the future.

  Net cash provided by operating activities was approximately $341,000 for the three months ended March 31, 1998, as compared to cash provided by operating activities of approximately $200,000 for the three months ended April 30, 1997. Adjustments to the $1.1 million net loss for the period to reconcile to net cash provided by operating activities consisted primarily of $623,000 in amortized costs associated with the December 1997 Financing, $42,000 in depreciation and amortization, $446,000 increase in accounts payable and a $400,000 decrease in accounts receivable. Net cash used in investing activities was approximately $85,000 for the three months ended March 31, 1998, compared to approximately $51,000 for the three months ended April 30, 1997. The increase was primarily due to acquisition deposits paid to ITC. Net cash used in financing activities was approximately $450,000 for the three months ended March 31, 1998, compared to cash used in financing activities of approximately $52,000 for the three months ended April 30, 1997. The increase in cash used in financing activities was primarily due to an increase in deferred offering costs and repayments for treasury stock.

  Net cash used in operating activities was approximately $1.1 million for the eight months ended December 31, 1997, as compared to cash provided by operating activities of approximately $730,000 for the twelve months ended April 30, 1997. Adjustments to the $417,000 net loss for the period to reconcile to net cash used in operating activities consisted primarily of a $747,000 extraordinary gain on extinguishment of debt, and $92,000 in depreciation and amortization. Net cash used in investing activities was approximately $318,000 for the eight months ended December 31, 1997, compared to approximately $244,000 for the twelve months ended April 30, 1997. The increase was primarily due to acquisition deposits paid to ITC. Net cash provided by financing activities was approximately $1.7 million for the eight months ended December 31, 1997, compared to cash used in financing activities of approximately $397,000 for the twelve months ended April 30, 1997. The increase in cash provided by financing activities was primarily due to receipt of proceeds from the Bridge Notes from the December 1997 Financing, issuance of stock, net of cash payments to acquire treasury stock from two former CSI employees, and repayment of a carrier note.

  Net cash provided by operating activities was approximately $730,000 for fiscal 1997, compared to cash used in operating activities of approximately $362,000 for fiscal 1996. The increase in cash provided was primarily due to a $2.3 million decrease in net loss and by an increase in accounts payable of approximately $911,000. Net cash used in investing activities was approximately $244,000 for fiscal 1997, compared to approximately $223,000 for fiscal 1996. The increase was primarily due to acquisition deposits paid to ITC. Net cash used in financing activities was approximately $397,000 for fiscal 1997, compared to cash provided by financing activities of approximately $560,000 for fiscal 1996. The increase in cash used was primarily due to repayment of notes, net of proceeds from the sale of stock and issuances of additional notes.

  Net cash used in operating activities was approximately $362,000 for fiscal 1996, as compared to cash used in operating activities of approximately $398,000 for fiscal 1995. The decrease in cash used was primarily due to an increase in accounts payable of approximately $2.7 million partially offset by a $1.9 million increase in net loss. Net cash used in investing activities was approximately $223,000 for fiscal 1996, compared to approximately $54,000 for fiscal 1995. The increase was primarily due to the acquisition of switching equipment. Net cash provided by financing activities was approximately $560,000 for fiscal 1996, compared to cash provided by financing activities of approximately $526,000 for fiscal 1995. The increase in cash provided was primarily due to proceeds from the sale of stock and issuances of notes.

                           GLOBALTEL RESOURCES, INC.

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated, the percentage relationship to revenue of certain items in GlobalTel's statements of operations.

                                         YEAR ENDED
                                        DECEMBER 31,           MARCH 31,
                                      ---------------------   --------------
                                      1995    1996    1997    1997     1998
                                      -----   -----   -----   -----   ------
   Revenue........................... 100.0%  100.0%  100.0%  100.0%   100.0%
   Cost of revenue...................  91.3    90.1    86.9    86.9     86.7
                                      -----   -----   -----   -----   ------
   Gross margin......................   8.7     9.9    13.1    13.1     13.3
   Operating expenses:
     Sales and marketing.............  11.3     7.5     6.1     5.2      7.2
     General and administrative......  72.7    63.1    55.3    32.2     89.6
     Depreciation and amortization...   5.2     1.1     2.0     0.7      5.4
                                      -----   -----   -----   -----   ------
   Total operating expenses..........  89.2    71.7    63.4    38.1    102.2
                                      -----   -----   -----   -----   ------
   Loss from operations.............. (80.5)  (61.8)  (50.3)  (25.0)   (88.9)
   Interest expense, including
    amortization of debt discount....  (1.6)   (2.5)  (10.6)   (4.3)   (60.2)
                                      -----   -----   -----   -----   ------
   Net loss.......................... (82.1)% (64.3)% (60.9)% (29.3)% (149.1)%
                                      =====   =====   =====   =====   ======

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1997 AND 1998

  Revenue decreased $2.7 million or 61.3% from $4.4 million for the three month period ended March 31, 1997 to $1.7 million for the three month period ended March 31, 1998. Revenue from call-reorigination decreased $900,000 or 37.5% from $2.4 million for the three month period ended March 31, 1997 to $1.5 million for the three month period ended March 31, 1998. This decrease resulted primarily from GlobalTel's decision in late 1996 to relocate its primary switching platform from Las Vegas to Los Angeles. GlobalTel experienced technical and operational difficulties in connection with this relocation process which resulted in service disruptions for a number of customers resulting in declining call-reorigination revenue for the three month periods ending March 31, June 30, September 30, and December 31, 1997 as well as the three month period ended March 31, 1998. In addition, increased competitive pressures encountered by some of GlobalTel's independent sales agents also contributed to the decline in revenue. Revenue from carrier sales decreased $1.7 million or 88.4% from the three month period ended March 31, 1997 to $228,000 for the three month period ended March 31, 1998. This decrease was primarily a result of GlobalTel's decision in May 1997 to temporarily de-emphasize its carrier sales business. Due to lengthy payment cycles GlobalTel had experienced with certain of its carrier customers and GlobalTel's relatively low cash reserves, GlobalTel reduced its carrier sales in order to limit its credit risk and to reduce its effective carrying costs associated with carrier accounts receivable.

  Cost of revenue decreased $2.3 million or 61.4% from $3.8 million for the three month period ended March 31, 1997 to $1.5 million for the three month period ended March 31, 1998. This decrease was primarily attributable to decreased transmission costs associated with lower calling volume. As a percentage of revenue, cost of revenue decreased from 86.9% to 86.7% for the three month periods ended March 31, 1997 and 1998, respectively. This decrease resulted from lower costs as a percentage of revenue attributable to GlobalTel's call-reorigination revenue. This decrease was partially offset by higher costs of revenue as a percentage of revenue resulting from temporary re-routing of traffic previously carried by one of its principal long-distance carriers after this carrier ceased providing services to GlobalTel.

  Sales and marketing expense decreased $107,000 or 47.1% to $120,000 for the three month period ended March 31, 1997 from $227,000 for the three month period ended March 31, 1998. This decrease was primarily attributable to decreased sales commissions as related to call-reorigination sales generated by independent sales agents. As a percentage of revenue, sales and marketing expense increased from 5.2% to 7.2% for the three month period ended March 31, 1997 and 1998, respectively, resulting in part from higher levels of call-reorigination revenue as a percentage of total revenue requiring advertising or sales commissions.

  General and administrative expense increased $112,000 or 7.9% from $1.4 million for the three month period ended March 31, 1997 to $1.5 million for the three month period ended March 31, 1998. This increase was primarily attributable to $282,000 in expense that was charged to operations and associated with GlobalTel's discontinued public offering. As a percentage of revenue, general and administrative expense increased from 32.2% to 89.6% for the three month period ended March 31, 1997 and 1998 respectively, resulting in part from lower levels of revenue during the three month period ended March 31, 1998 compared to the three month period ended March 31, 1997.

  Depreciation and amortization increased $62,000 or 210.0% from $29,000 for the three month period ended March 31, 1997 to $91,000 for the three month period ended March 31, 1998. This increase was primarily attributable to the depreciation of capital assets acquired during 1997, including facility improvements, fax gateway, switching platform and an electronic billing and customer interface system.

  Interest expense and amortization of debt discount increased $830,000 or 431.8% from $192,000 for the three month period ended March 31, 1997 to $1.0 million for the three month period ended March 31, 1998. This increase was primarily attributable to an increase in GlobalTel's outstanding indebtedness, together with financing costs associated with the incurrence of additional debt. Included in the three month period ended March 31, 1998 is the amortization of $431,000 of debt issue costs associated with an obligation to issue common stock resulting from the issuance of full coverage bridge notes in December 1997.

  GlobalTel did not record a provision for income taxes for the three month periods ended March 31, 1997 and 1998 respectively, as a full valuation allowance was recorded for periods to offset net deferred tax assets due to the uncertainty of the ultimate realization of the net operating loss carryforwards.

  GlobalTel had a net loss of $1.3 million for the three month period ended March 31, 1997 and $2.5 million for the three month period ended March 31, 1998. This increase in net loss was due primarily to increases in general and administrative expense and debt financing costs.

  GlobalTel had basic loss per share of $1.28 for the three month period ended March 31, 1997 and basic loss per share of $1.46 for the three month period ended March 31, 1998. The increase in basic loss per share was due primarily to an increase in net loss, offset by an increase in weighted average shares outstanding.

  GlobalTel had negative EBITDA of $1.1 million for the three month period ended March 31, 1997 compared to negative EBITDA of $1.4 million for the three month period ended March 31, 1998. The increase in negative EBITDA was primarily due to the increase in general and administrative expense.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1997

  Revenue increased $3.7 million or 40.8% from $9.1 million in 1996 to $12.9 million in 1997. Revenue from call-reorigination increased $300,000 or 3.6% from $8.3 million in 1996 to $8.6 million in 1997. This increase resulted from higher usage by existing customers, the addition of new customers and the expansion of GlobalTel's agent network. Following the relocation of GlobalTel's primary switching platform to Los Angeles in late 1996, GlobalTel also commenced selling international long-distance minutes on a wholesale basis to several carriers. Revenue from carriers, which commenced in October 1996, increased to $4.3 million in 1997. Call-reorigination and carrier revenue represented 66.9% and 33.1% of GlobalTel's revenue, respectively, in 1997.

  Cost of revenue increased $2.9 million or 35.7% from $8.2 million in 1996 to $11.2 million in 1997. This increase is primarily attributable to increased transmission costs associated with greater calling volume. As a percentage of revenue, cost of revenue decreased from 90.1% to 86.9% in 1996 and 1997, respectively. This decrease in percentage of revenue is primarily attributable to a decrease in the costs associated with implementation of least-cost call routing in late 1996. This decrease was offset, in part, by higher cost of revenue as a percentage of revenue attributable to GlobalTel's carrier revenue.

  Sales and marketing expense increased $106,000 or 15.5% from $682,000 in 1996 to $788,000 in 1997. This increase is primarily attributable to increased sales commissions and a higher effective commission rate. Substantially all of GlobalTel's sales commissions are related to call-reorigination sales generated by independent sales agents. As a percentage of revenue, sales and marketing expense declined from 7.5% to 6.1% in 1996 and 1997, respectively, resulting in part from higher levels of carrier sales not requiring advertising or sales commissions.

  General and administrative expense increased $1.3 million or 23.3% from $5.8 million in 1996 to $7.1 million in 1997. This increase is primarily attributable to $670,000 in expense that was charged to operations and associated with GlobalTel's discontinued public offering and $447,000 of non-cash compensation costs. General and administrative expense also increased due to compensation costs resulting from increased staffing levels. As a percentage of revenue, general and administrative expense declined from 63.1% to 55.3% in 1996 and 1997, respectively. This decrease is primarily attributable to economies of scale associated with GlobalTel's ability to spread general and administrative expense across a broader revenue base.

  Depreciation and amortization increased $155,000 or 157.7% from $98,000 in 1996 to $253,000 in 1997. This increase is primarily attributable to the depreciation of capital assets acquired in late 1996 and in 1997, including a new voice switching platform, facility improvements, fax gateway switching platform and an electronic billing and customer interface system.

  Interest expense and amortization of debt discount increased $1.1 million or 508.0% from $225,000 in 1996 to $1.4 million in 1997. This increase is primarily attributable to an increase in GlobalTel's outstanding indebtedness, together with financing costs associated with the incurrence of additional debt. Also included in 1997 is $440,000 of additional amortized debt expense as a result of the conversion of a portion of GlobalTel's indebtedness to common stock, issuance of certain GlobalTel notes, and amendment of certain stock warrant agreements.

  GlobalTel did not record a provision for income taxes for either 1996 or 1997 as a full valuation allowance was recorded for both periods to offset net deferred tax assets due to the uncertainty of the ultimate realization of the net operating loss carryforwards.

  GlobalTel had a net loss of $5.9 million for 1996 and $7.9 million for 1997. The increase in net loss was due primarily to the significant increase in general and administrative expense and debt financing costs.

  GlobalTel had basic loss per share of $5.88 for 1996 and basic loss per share of $6.48 for 1997. The increase in basic loss per share was due primarily to an increase in net loss, offset by an increase in weighted average shares outstanding.

  GlobalTel had negative EBITDA of $5.5 million for 1996 compared to negative EBITDA of $6.2 million for 1997. The increase in negative EBITDA was primarily due to the increase in general and administrative expense.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1996

  Revenue increased $7.0 million or 329.2% from $2.1 million in 1995 to $9.1 million in 1996 . Revenue from call-reorigination increased $6.2 million or 295.2% from $2.1 million in 1995 to $8.3 million in 1996. The increase in call-reorigination revenue was primarily due to increased usage by existing customers and the addition of new customers. Revenue in 1996 also included $793,000 of sales to carriers commencing in October 1996. GlobalTel's revenue from call-reorigination and carrier sales represented approximately 91.3% and 8.7%, respectively, of GlobalTel's revenue in 1996.

  Cost of revenue increased $6.3 million or 326.8% from $1.9 million in 1995 to $8.2 million in 1996. This increase is primarily attributable to increased transmission costs associated with greater calling volume. As a percentage of revenue, these costs decreased from 91.3% to 90.1% in 1995 and 1996, respectively, primarily as a result of better network utilization offset in part by carrier revenue.

  Sales and marketing expense increased $444,000 or 186.5% from $238,000 in 1995 to $682,000 in 1996. This increase was primarily attributable to higher sales commissions and advertising costs. The increase in sales commissions is attributable to increased levels of sales generated by agents as well as an increase in the effective commission rate. As a percentage of revenue, sales and marketing expense decreased from 11.3% to 7.5% in 1996, respectively. This decrease is primarily attributable to economies of scale associated with GlobalTel's ability to spread costs of operations across a broader revenue base.

  General and administrative expense increased $4.2 million or 275.8% from $1.5 million in 1995 to $5.8 million in 1996. This increase is primarily attributable to the costs, including wages, travel and facilities, associated with the addition of administrative, technical and customer support personnel as GlobalTel developed its management team and network. During this period GlobalTel also incurred professional, consulting and facilities expense associated with the establishment of its relationship with Equant and the development of GlobalTel's enhanced services. General and administrative expense declined as a percentage of revenue from 72.7% to 63.1% in 1995 and 1996, respectively. This decrease is primarily attributable to economies of scale associated with GlobalTel's ability to spread general and administrative expense across a broader revenue base.

  Depreciation and amortization decreased $13,000 or 11.5% from $111,000 in 1995 to $98,000 in 1996. This decrease resulted from a one-time write-off in 1995 of certain organizational costs.

  Interest expense increased $191,000 or 567.9% from $34,000 in 1995 to $225,000 in 1996. This increase is primarily attributable to an increase in GlobalTel's outstanding indebtedness, together with the amortization of debt issuance costs.

  GlobalTel did not record a provision for income taxes for either 1996 or 1995 as a full valuation allowance was recorded for both periods to offset net deferred tax assets due to the uncertainty of the ultimate realization of net operating loss carryforwards.

  GlobalTel had a net loss of $1.7 million for 1995 and a net loss of $5.9 million for 1996. The increase in net loss was due primarily to the significant increase in general and administrative expenses and increased debt financing costs.

  GlobalTel had basic loss per share of $2.75 for 1995 compared to basic loss per share of $5.88 for 1996. The change in basic loss per share was due primarily to an increase in net loss.

  GlobalTel had negative EBITDA of $1.6 million for 1995 compared to negative EBITDA of $5.5 million for 1996. The increase in negative EBITDA was primarily due to the increase in general and administrative expense.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain quarterly financial data for the eight quarters ended December 31, 1997. This quarterly information has been derived from unaudited consolidated financial statements which, in the opinion of GlobalTel's management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the periods presented. Operating results for any one quarter are not necessarily indicative of the results that may be expected in any future period.

  GlobalTel's quarterly operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, some of which are outside GlobalTel's control. These factors include demand for international telecommunications services, capital expenditures and other costs relating to the expansion of operations, the timing of new product introductions by GlobalTel or its competitors, market availability and acceptance of new and enhanced versions of GlobalTel's or its competitors' services, changes in the mix of revenue, customer acquisition and retention and general economic conditions.

                                1996 QUARTER ENDED                    1997 QUARTER ENDED               1998
                         ------------------------------------  ------------------------------------  --------
                         MARCH 31  JUNE 30  SEPT. 30  DEC. 31  MARCH 31  JUNE 30  SEPT. 30  DEC. 31  MARCH 31
                         --------  -------  --------  -------  --------  -------  --------  -------  --------
                                                   (IN THOUSANDS)
Revenue................. $ 1,507   $ 2,048  $ 2,275   $ 3,306  $ 4,385   $ 3,589  $ 2,665   $ 2,223  $ 1,698
Cost of revenue.........   1,520     1,753    1,882     3,075    3,811     2,992    2,204     2,164    1,473
                         -------   -------  -------   -------  -------   -------  -------   -------  -------
Gross margin............     (13)      295      393       231      574       597      461        59      225
Operating expenses:
 Sales and marketing....     122       199      173       188      227       229      208       124      120
 General and
  administrative........   1,087     1,538    1,470     1,678    1,411     1,497    1,750     2,461    1,523
 Depreciation and
  amortization..........      22        24       40        12       29        48       65       111       91
                         -------   -------  -------   -------  -------   -------  -------   -------  -------
Total operating
 expenses...............   1,231     1,761    1,683     1,878    1,667     1,774    2,023     2,696    1,734
                         -------   -------  -------   -------  -------   -------  -------   -------  -------
Loss from operations....  (1,244)   (1,466)  (1,290)   (1,647)  (1,093)   (1,177)  (1,562)   (2,637)  (1,509)
Interest expense,
 including amortization
 of debt discount.......     (20)      (21)     (62)     (122)    (192)     (216)    (179)     (781)  (1,023)
                         -------   -------  -------   -------  -------   -------  -------   -------  -------
Net loss................ $(1,264)  $(1,487) $(1,352)  $(1,769) $(1,285)  $(1,393) $(1,741)  $(3,418) $(2,532)
                         =======   =======  =======   =======  =======   =======  =======   =======  =======

  Following the relocation of GlobalTel's switch to Los Angeles in the fourth quarter of 1996, GlobalTel commenced reselling long-distance minutes to certain carriers. Sales to carriers accounted for a major portion of the 45.3% and 32.6% increase in total revenue for the fourth quarter of 1996 and the first quarter of 1997, respectively. Revenue from carrier sales increased $1.2 million or 152.2% to $2.0 million in the first quarter of 1997 from $793,000 in the fourth quarter of 1996. As a percentage of revenue, GlobalTel's cost of revenue increased as a percentage of revenue in the third and fourth quarters of 1996 due to lower margins associated with carrier sales. In the first quarter of 1997, GlobalTel raised prices on sales to carrier customers, while cost of revenue as a percentage of revenue declined to 86.9% despite the increasing proportion of carrier sales.

  GlobalTel experienced declining revenue in the quarters ended June 30, 1997, September 30, 1997, December 31, 1997, and March 31, 1998. This decline was primarily a result of GlobalTel's decision in May 1997 to temporarily de-emphasize its carrier sales business. Due to the lengthy payment cycles GlobalTel had experienced with certain of its carrier customers and GlobalTel's relatively low cash reserves, GlobalTel reduced its carrier sales in order to limit its credit risk and to reduce its effective carrying costs associated with carrier accounts receivable. Specifically, GlobalTel ceased doing business with two carriers and reduced its level of business with several others, resulting in a decline in carrier revenue from $2.0 million in the quarter ended March 31, 1997 to $228,000 in the quarter ended March 31, 1998. In order to continue to capitalize on the benefits of greater network utilization and increased buying power, GlobalTel anticipates increasing the level of carrier sales in the next 12 months as GlobalTel seeks to develop business relationships with additional carriers.

  Additionally, call-reorigination revenue declined moderately during the second, third, and fourth quarters of 1997 and the first quarter of 1998. Due to anticipated capacity constraints and limited access to multiple carriers, GlobalTel relocated its primary switching platform from Las Vegas to Los Angeles in late 1996. GlobalTel experienced technical and operational difficulties in connection with this relocation process which resulted in service disruptions for a number of customers. Although GlobalTel's sales were adversely affected during this period, GlobalTel believes that it resolved these difficulties by June 1997. Increased competitive pressures encountered by some of GlobalTel's independent sales agents also contributed to the decline in revenue during these quarters. During the second half of 1997 GlobalTel installed a new switching platform which became fully operational on November 1, 1997, enabling GlobalTel to offer a wider variety and more competitive package of services to its independent sales agents and customers.

  GlobalTel also experienced an increase in cost of revenue as a percentage of revenue in the quarters ending December 31, 1997. This increase was primarily due to an increase in transmission costs resulting from the temporary re-routing of traffic previously carried by one of its principal long-distance carriers after this carrier ceased providing services to GlobalTel during the quarter ended March 31, 1998, cost of revenue as a percentage of revenue increased as least cost routing was reestablished. General and administrative expense increased in the quarter ending December 31, 1997 and quarter ended March 31, 1998 primarily due to professional fees charged to operations and relating to GlobalTel's discontinued public offering. In addition, interest expense increased significantly in the quarter ending December 31, 1997 and quarter ended March 31, 1998, resulting primarily from non-cash financing activities in the quarter.

LIQUIDITY AND CAPITAL RESOURCES

  GlobalTel's capital resources have been used to fund operating losses, debt service and capital expenditures associated with development of its customer base and the establishment and upgrade of its network infrastructure. Since its inception, GlobalTel has experienced net losses and negative cash flow from operations. As of March 31, 1998, GlobalTel had a working capital deficit of approximately $9.1 million. Through March 31, 1998, GlobalTel had met these capital requirements largely through financing activities that included $2.7 million in net proceeds from the sale of Common Stock, $1.0 million in net proceeds from the sale of Preferred Stock, $7.9 million in net borrowings from shareholders and others represented by promissory notes (the "Notes"), as well as revenue from operations. See "Certain Transactions." At March 31, 1998, Notes aggregating approximately $7.2 million remained outstanding, of which $5.2 million will mature prior to March 31, 1999. Substantially all of the Notes accrue interest at the rate of 10% per annum, increasing to 12% when the Notes become past due. Warrants to purchase an aggregate of 295,399 shares of Common Stock were issued in connection with the issuance of the Notes, all of which remained outstanding at March 31, 1998. Also, in September 1997, deferred salaries aggregating $1.2 million were converted into warrants to purchase 215,428 shares of Common Stock. In October 1997, GlobalTel obtained an additional $550,000 in connection with the issuance of notes to four individuals. These notes bear interest at a rate of 10% per annum, are due in full on March 1, 1999, and are convertible at any time prior to maturity at the fair market value per share of Common Stock in effect as of the date of conversion. Warrants exercisable for an aggregate of 11,000 shares of Common Stock at an exercise price of $5.50 per share were granted in this round of financing.

  In July 1998, GlobalTel amended certain promissory notes such that approximately $1.4 million of debt including accrued interest currently maturing in January 1999 will convert into approximately 237,059 shares of Common Stock of the Combined Company upon the closing of this offering, based on an assumed initial offering price of $7.00 per share. Also, approximately $700,000 of promissory notes due in January 1999 were extended until August 1999 and the related interest rate was increased to 14%.

  In November 1997 GlobalTel obtained an additional $325,000 in connection with the issuance of notes to three individuals. These notes bore interest at 10% per annum and were repaid in full from the proceeds of certain notes issued in November and December 1997. In addition, each holder of these notes will receive, following the closing of this offering, shares of Common Stock equal to one-half of the principal amount of such holder's note divided by the initial public offering price of the Common Stock.

  In November and December 1997 GlobalTel obtained approximately $3.0 million in connection with the issuance of additional notes. These GlobalTel Full Coverage Notes bear interest at the rate of 10% per annum and will be repaid from proceeds of this offering.

  As a result of GlobalTel's operating losses, available working capital has not always been sufficient to satisfy GlobalTel's obligations and GlobalTel from time to time has been in arrears on payment obligations to its carriers. In October 1997, GlobalTel failed to pay amounts due to one of its principal long-distance carriers within the time period that this carrier customarily had required payment. As a result, this carrier ceased providing services to GlobalTel and, under the terms of its agreement with GlobalTel, could demand a termination payment of up to $1.2 million. GlobalTel was able to re-route traffic that previously had been carried by this carrier without any interruption in service to GlobalTel's customers. In December 1997, after GlobalTel paid this carrier a substantial portion of the amounts past due, services were restored. GlobalTel has negotiated the payment terms of the remaining balance owed and does not believe that it will be required to pay an amount in excess of that owed for carrier services provided. As of March 31, 1998, GlobalTel was in arrears on approximately $641,000 due to this carrier. There can be no assurance that GlobalTel will not be required to pay a penalty to this or any other carrier or that GlobalTel will not be in default of its obligations to its carriers in the future.

  Net cash used in operating activities was $795,000 for the three month period ended March 31, 1998 compared to net cash used in operating activities of $601,000 for the three month period ended March 31, 1997. The increase in net cash used in operating activities was due primarily to a $1.2 million increase in net loss as well as a $421,000 decrease in accounts payable, accrued liabilities, notes payables and customer deposits which was partially offset by a $935,000 increase in depreciation and amortization, amortization of bridge loan costs and debt discount, and compensation and consulting expenses paid in common stock and warrants as well as a $538,000 decrease in accounts receivable. Net cash used in investing activities was $66,000 for the three month period ended March 31, 1998, compared to $274,000 for the three month period ended March 31, 1997. Investing activities for the three month periods ended 1998 and 1997 primarily represent capital expenditures for hardware and software. Net cash provided by financial activities was $111,000 for the three month period ended March 31, 1998 compared to $621,000 for the three month period ended March 31, 1997. Financial activities for the three month periods ended March 31, 1998 and 1997 primarily represent proceeds from issuance of bridge loans.

  Net cash used in operating activities was $5.1 million for 1997, as compared to net cash used in operating activities of $2.6 million for 1996. The increase in net cash used in operating activities was due primarily to a $2.0 million increase in net loss as well as a $3.3 million decrease in trade accounts payable, accrued liabilities and notes payable. Net cash used in investing activities was $667,000 for 1997, compared to net cash used in investing activities of $688,000 for 1996. Investing activities for 1997 and 1996 primarily represent capital expenditures for hardware and software. Net cash provided by financing activities was $6.2 million for 1997, compared to net cash provided by financing activities of $3.0 million for 1996. Financing activities in 1997 and 1996 primarily represent proceeds from the issuance of bridge loans and Series A Convertible Preferred Stock in 1997.

  Net cash used in operating activities was $2.6 million for 1996, as compared to net cash used in operating activities of $1.0 million for 1995. The increase in net cash used in operating activities was due primarily to a $4.1 million increase in net loss which was partially offset by a $3.2 million increase in trade accounts payable, accrued liabilities and notes payable. Net cash used in investing activities was $688,000 for 1996, compared to net cash used in investing activities of $522,000 for 1995. Investing activities for 1996 primarily represent capital expenditures for hardware and software while investing activities for 1995 includes $260,000 in capital equipment and $262,000 in capitalized organization costs. Net cash provided by financing activities was $3.0 million for 1996, compared to net cash provided by financing activities of $2.0 million for 1995. Financing activities in 1996 primarily represent proceeds from the issuance of bridge loans while investing activities in 1995 primarily represent proceeds from the issuance of common stock.

                        INTERNATIONAL TELEPHONE COMPANY

RESULTS OF OPERATIONS

  Due to the pendency of the ITC Acquisition, ITC's financial statements are being presented for the period ending October 31, 1997. The statement of operations data for the ten months ended October 31, 1997 is therefore not directly comparable to the statement of operations data for the year ended December 31, 1996. The results of operations for the ten-month period ended October 31, 1997 may also not be reflective of results achieved in the 12 months ended December 31, 1997. The following table sets forth, for the periods indicated, the percentage relationship to revenue of certain items in ITC's statements of operations:



                                                                           THREE MONTHS
                               YEAR ENDED DECEMBER 31,                    ENDED MARCH 31
                               ------------------------  TEN MONTHS ENDED --------------
                                  1995         1996      OCTOBER 31, 1997  1997    1998
                               -----------  -----------  ----------------  -----   -----
Revenue.......................       100.0%       100.0%      100.0%       100.0%  100.0%
Cost of revenue...............        65.9         66.7        84.3         79.9    75.8
                               -----------  -----------       -----        -----   -----
Gross margin..................        34.1         33.3        15.7         20.1    24.2
Operating expenses:
  Sales and marketing.........        14.9         14.5         8.9          9.9     9.7
  General and administrative..        14.0         19.0        17.2         19.5    16.1
  Depreciation................         0.7          0.9         0.9           .8     1.1
                               -----------  -----------       -----        -----   -----
Total operating expenses......        29.6         34.4        27.0         30.2    26.9
                               -----------  -----------       -----        -----   -----
Income (loss) from opera-
 tions........................         4.5         (1.1)      (11.3)       (10.1)   (2.7)
Interest and other income
 (expense)....................         --           1.2         0.7         (1.0)    --
                               -----------  -----------       -----        -----   -----
Income (loss) before taxes....         4.5          0.1       (10.6)       (11.0)   (2.7)
Income tax expense............         0.3          --          --           --      --
                               -----------  -----------       -----        -----   -----
Net income (loss).............         4.2%         0.1%      (10.6)%      (11.0)%  (2.7)%
                               ===========  ===========       =====        =====   =====

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1997 AND 1998

  Revenue increased $484,000 or 22.8% from approximately $2.1 million for the three months ended March 31, 1997 to approximately $2.6 million for the three months ended March 31, 1998. The increase is due primarily to an increase in customers and customer usage. During this period of time, the number of customers increased due to additions in ITC's independent sale agent base as well as the improved performance of the existing independent sales agent base.

  Cost of revenue increased $280,000 or 16.5% from approximately $1.7 million for the three months ended March 31, 1997 to approximately $2.0 million for the three months ended March 31, 1998. As a percentage of revenue, these costs decreased from 79.9% to 75.8% for the periods ended March 31, 1997 and 1998, respectively. The increase in cost of revenue is due to an increase in transmission costs directly related to usage. The decreased cost of revenue as a percentage of total revenue was due to a decrease in revenue from sales to carriers and resellers, which has lower gross margins.

  Sales and marketing expense increased $41,000 or 19.4% from approximately $211,000 for the three months ended March 31, 1997 to approximately $252,000 for the three months ended March 31, 1998. As a percentage of revenue, sales and marketing expense decreased from 9.9% to 9.7% for the periods ended March 31, 1997 and 1998, respectively. The decrease was due primarily to higher levels of carrier and reseller sales not requiring advertising and sales commissions.

  General and administrative expense increased $7,000 or 1.7% from $414,000 for the three months ended March 31, 1997 to $421,000 for the three months ended March 31, 1998. The increase in these costs was due primarily to additional operating costs.

  Depreciation expense increased $14,000 or 87.5% from approximately $16,000 for the three months ended March 31, 1997 to approximately $30,000 for the three months ended March 31, 1998. These costs increased primarily as a result of ITC's higher fixed asset base during the three months ended March 31, 1998.

  Interest and other expense decreased $20,000 or 100% from approximately $20,000 for the three months ended March 31, 1997 to approximately zero for the three months ended March 31, 1998. The decrease in interest and other expense was due primarily to a loss on sale of equipment in 1997.

  ITC did not record an income tax benefit for the three months ended March 31, 1997 or 1998 but recorded valuation allowances to offset the deferred tax asset due to the uncertainty of the ultimate realization of the net operating loss carryforwards.

  ITC reported a net loss of approximately $233,000 for the three months ended March 31, 1997 compared to net loss of approximately $71,000 for the three months ended March 31, 1998.

COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO THE TEN MONTHS ENDED OCTOBER 31, 1997

  Revenue increased $451,000 or 5.9% from approximately $7.6 million for the year ended December 31, 1996 to approximately $8.1 million for the ten months ended October 31, 1997. The increase is due primarily to an increase in customers and customer usage. During this period of time, the number of customers increased due to additions in ITC's independent sale agent base as well as the improved performance of the existing independent sales agent base.

  Cost of revenue increased $1.7 million or 33.9% from approximately $5.1 million for the year ended December 31, 1996 to approximately $6.8 million for the ten months ended October 31, 1997. As a percentage of revenue, these costs increased from 66.7% to 84.3% for the periods ended December 31, 1996 and October 31, 1997, respectively. The increase in cost of revenue is due to an increase in transmission costs directly related to usage as well as a dispute with a carrier. The increased cost of revenue as a percentage of total revenue was due to an increase in revenue from sales to carriers and resellers, which has lower gross margin percentages, and an increase in costs associated with the carrier dispute. See "Business--Legal Proceedings."

  Sales and marketing expense decreased $384,000 or 34.9% from approximately $1.1 million for the year ended December 31, 1996 to approximately $715,000 for the ten months ended October 31, 1997. As a percentage of revenue, sales and marketing expense decreased from 14.5% to 8.9% for the periods ended December 31, 1996 and October 31, 1997, respectively. The decrease was due primarily to higher levels of carrier and reseller sales not requiring advertising and sales commissions.

  General and administrative expense remained relatively constant at $1.4 million for the year ended December 31, 1996 and $1.4 million for the ten months ended October 31, 1997. The similarity in these costs was due primarily to the different length of the time periods presented.

  Depreciation expense increased $4,000 or 5.8% from approximately $69,000 for the year ended December 31, 1996 to approximately $73,000 for the ten months ended October 31, 1997. These costs increased primarily as a result of ITC's higher fixed asset base during the ten months ended October 31, 1997 as compared with the year ended December 31, 1996.

  Interest and other income decreased $26,000 or 29.5% from approximately $88,000 for the year ended December 31, 1996 to approximately $62,000 for the ten months ended October 31, 1997. The decrease in interest and other income was due primarily to an increase in other expenses related to a loss on the sale of equipment and an increase in interest expense related to a capital lease obligation. ITC had consulting fees totaling approximately $113,000, net of related consulting expenses, which it received from CSI for assistance in the settlement of a dispute with a carrier.

  ITC did not record an income tax benefit for the ten months ended October 31, 1997 but recorded valuation allowances to offset the deferred tax asset due to the uncertainty of the ultimate realization of the net operating loss carryforwards. ITC recorded an income tax expense of $4,000 for the year ended December 31, 1996.

  ITC reported a net loss of approximately $850,000 for the ten months ended October 31, 1997 compared to net income of approximately $7,000 for the year ended December 31, 1996. The net loss includes a $1.1 million claim against ITC by a carrier for usage charges, a portion of which ITC is disputing.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1995 AND 1996

  Revenue decreased $594,000 or 7.3% from approximately $8.2 million for 1995 to approximately $7.6 million for 1996. The decrease is due primarily to a decrease in customers resulting from the loss of a significant independent sales agent.

  Cost of revenue decreased $337,000 or 6.2% from approximately $5.4 million for 1995 to approximately $5.1 million for 1996. As a percentage of revenue, these costs increased from 65.9% to 66.7% for 1995 and 1996, respectively. The decrease in cost of revenue is due to a decrease in transmission costs directly related to usage resulting from a decrease in customer base. The increased cost of revenue as a percentage of total revenue was due to an increase in revenue from sales to carriers and resellers.

  Sales and marketing expense decreased $121,000 or 9.9% from approximately $1.2 million for 1995 to approximately $1.1 million for 1996. As a percentage of revenue, sales and marketing expense decreased from 14.9% to 14.5% for 1995 and 1996, respectively. This decrease was due primarily to higher levels of carrier and reseller sales not requiring advertising and sales commissions.

  General and administrative expense increased $297,000 or 25.8% from $1.1 million for 1995 to $1.4 million for 1996. The increase in this expense was due primarily to an increase in officers' compensation.

  Depreciation expense increased $16,000 or 30.2% from approximately $53,000 for 1995 to approximately $69,000 for 1996. This expense increased primarily as a result of ITC's higher fixed asset base during 1996 as compared with 1995.

  Interest and other income/expense increased $112,000 from a net expense of approximately $24,000 for 1995 to net other income of approximately $88,000 for 1996. The increase in interest and other income was due primarily to the receipt of consulting fees totaling approximately $113,000, net of related consulting expenses.

  ITC recorded valuation allowances to offset the deferred tax asset due to the uncertainty of the ultimate realization of the net operating loss carryforwards. ITC recorded an income tax expense of $21,000 and $4,000 for 1995 and 1996, respectively.

  ITC reported net income of approximately $344,000 for 1995 compared to net income of approximately $7,000 for 1996. The decrease in net income is due primarily to a decrease in gross margin, the loss of a significant independent sales agent and an increase in general and administrative expense related to officers' compensation.

LIQUIDITY AND CAPITAL RESOURCES

  Net cash provided by operating activities was approximately $183,000 for the three months ended March 31, 1998, compared to cash used in operating activities of approximately $513,000 for the three months ended March 31, 1997. The increase in cash provided by operating activities was due primarily to the increase in accounts payable, net of an increase in trade receivables related primarily to an increase in revenue from the comparable period in 1996 and a payable due to CSI under the Reciprocal Telecommunications Agreement. Net cash used in investing activities totaling $29,000 during the three months ended March 31, 1998 was due primarily to additional equipment purchases compared to net cash provided by investing activities totaling $256,000 which was due to proceeds from the sale of telecommunications equipment. Net cash used in financing activities totaling $79,000 during the three months ended March 31, 1998 was due to payments on capital lease obligations compared to net cash provided by financing activities totaling $127,000 which was due primarily to proceeds from a loan payable.

  Net cash provided by operating activities was approximately $626,000 for the ten months ended October 31, 1997, compared to cash provided by operating activities of approximately $286,000 for the year ended December 31, 1996. The increase in cash provided by operating activities was primarily due to a net loss of $850,000 offset by an increase in accounts payable of $1.2 million and a decrease in accounts receivable of $180,000. Net cash provided by investing activities was approximately $242,000 for the ten months ended October 31, 1997, compared to cash used in investing activities of approximately $29,000 for the year ended December 31, 1996. The increase was primarily due to proceeds received from the sale of telecommunications equipment. Net cash used in financing activities was approximately $238,000 for the ten months ended October 31, 1997, compared to cash used in financing activities of approximately $186,000 for the year ended December 31, 1996. The change was due primarily to an increase in capital lease payments related to the acquisition of telecommunications equipment.

  Net cash provided by operating activities was approximately $286,000 for 1996, compared to cash provided by operating activities of approximately $533,000 for 1995. The decrease in cash provided by operating activities was primarily due to a decrease in net income. Net cash used in investing activities was approximately $29,000 for 1996, compared to cash used in investing activities of approximately $152,000 for 1995. The decrease was primarily due to fewer equipment purchases in 1996. Net cash used in financing activities was approximately $186,000 for 1996, compared to cash used in financing activities of approximately $291,000 for 1995. The decrease was due primarily to proceeds from loan payable.

                                   BUSINESS

OVERVIEW

  The Combined Company is a growing provider of international telecommunications services offering long distance, calling cards and enhanced voice and data services. With more than 16,700 customers in over 170 countries, the Combined Company primarily serves markets that have been historically underserved by large telecommunications providers and ITOs. The Combined Company presently focuses on international call-reorigination, capitalizing on the arbitrage opportunity created by differences between U.S. and international long-distance rates. Going forward, the Combined Company intends to leverage the expertise derived from, and capitalize on the established customer base generated by, its call-reorigination business to provide higher margin telecommunications services such as call-through, enhanced fax and business grade Internet services.

  The Combined Company's telecommunications services are marketed and sold through a network of independent sales agents, strategic relationships and in-house direct marketing. The Combined Company relies primarily on over 170 independent sales agents that cover over 170 countries. GlobalTel has an exclusive agreement with the International Business Network for World Commerce and Industry, Ltd. ("IBNET"), the managing member of the Consortium of Global Commerce, under which IBNET will market the services of GlobalTel, and ultimately the Combined Company, through several thousand individual chambers of commerce located in over 200 countries. In addition, GlobalTel has a strategic relationship with Novell that provides it with a distribution channel for its services, and ultimately those of the Combined Company, through a select number of Novell's network of over 25,000 value-added resellers. The Combined Company intends to pursue additional strategic relationships and to expand its sales channels. The Combined Company's also markets and sells through its small in-house sales staff, which is responsible for call-reorigination sales and carrier resales.

  The Combined Company has a broad customer base including foreign offices of multinational corporations, including Microsoft Corporation, Mitsubishi Corporation and Chrysler Corporation; major international hotels, including the Inter-Continental Hotel and the Copacabana Palace in Rio de Janeiro, Brazil and Southern Sun Group's Holiday Inn Hotels in South Africa; and embassies and international agencies, including the United States embassies in Korea and Australia and the United Nations consulate in South Africa.

  The GlobalTel Merger and the ITC Acquisition will enable the Combined Company to rapidly obtain access to complementary infrastructure, personnel, customer bases, sales and marketing resources and strategic relationships. The integration of GlobalTel and ITC with CSI will afford the Combined Company a greater opportunity to enter new markets, acquire new infrastructure, improve its rate structure with carriers, and resell excess international capacity to other carriers and resellers. The Combined Company intends to actively pursue additional acquisitions of complementary international customer bases, products and infrastructure.

  The Combined Company provides its telecommunications services through its
(i) voice switching and global fax messaging infrastructure in Los Angeles, California; (ii) voice switching and billing center in Ft. Lauderdale, Florida; (iii) access to third party infrastructure through international telecommunications carriers and through Equant, a global data network services provider; and (iv) enhanced fax nodes in Hong Kong and Mexico City. The Combined Company uses both off-the-shelf technologies, which provide flexibility to adapt to the rapidly changing telecommunications environment, and proprietary automated call processing technologies (DIAL and LINK-US), which enhance the Combined Company's competitive position in serving larger, high-volume customers.

INDUSTRY AND MARKET OPPORTUNITY

  Historically, telephone service within individual countries has been monopolized by large, typically government-owned or protected entities, often referred to as incumbent telephone operators ("ITOs"). As a result, international callers have had little choice but to use the services provided by and pay the prices charged by local ITOs. Deregulation, together with decreases in the cost of providing services, and the introduction of more sophisticated enhanced services has made it possible for new entrants to compete with the ITOs in providing international telecommunications services. The resulting decrease in non-regulated rates has produced a resale market for long-distance telecommunications services permitting companies to obtain favorable volume-based rates from third party providers and to resell services at competitive rates to other providers and users. These and other factors have contributed to an increase in telecommunications usage and a proliferation of enhanced telecommunications services in these markets. The combination of a continually expanding global telecommunications market, demand for lower prices and improved quality, and ongoing deregulation has created competitive opportunities for new telecommunications companies in many countries. According to the ITU, the international telecommunications industry accounted for $52.8 billion in revenue and 61.9 billion minutes of long distance international telephone calls worldwide in 1995. Based upon trends in revenue growth from 1991 through 1995 measured by the ITU, the Combined Company believes that international long distance telecommunications revenue will surpass $76 billion by the year 2000. The projected revenue and growth rates, as reported by the ITU, should not be relied upon as an indication of the Combined Company's financial future.

  Emerging Telecommunications Markets. The world's larger telecommunications carriers (AT&T, Sprint, MCI, WorldCom, Deutsche Telecom AG, France Telecom) have focused on developed telecommunications markets that are characterized by high teledensity (ratio of telephone lines to inhabitants), an advanced stage of deregulation, a large volume of international telecommunications traffic and a concentration of large multinational corporations. These markets include the United States, the United Kingdom, Germany, France and Japan. The Combined Company focuses on what it characterizes as emerging telecommunications markets, which are (i) smaller developed countries such as Argentina, Austria, Brazil, Switzerland, Ireland, Singapore and South Africa, and (ii) markets that typically have less developed telecommunications infrastructures, are in an earlier stage of deregulation and have more monopolistic distribution profiles. Based on data from the ITU, the Combined Company has calculated that the approximately 145 countries that the Combined Company targets as emerging telecommunications markets generated approximately 23.0 billion minutes in outgoing international telecommunications traffic in 1995.

  Convergence of Technology. Deregulation and evolving price competition have coincided with technological innovation in the telecommunications industry. New technologies such as fiber optic cable and improvements in digital compression, computer software and call processing technology have contributed to improvements in telecommunications quality and speed, increased transmission capacities, and decreased transmission costs. For example, fiber optic cable has dramatically increased the capacity and speed of telephone lines and has eliminated capacity constraints as a technical barrier to entry for new international telecommunications providers. The improved quality of these new telephone lines also has facilitated the development of global voice-mail and fax services and has enhanced data communication. Improvements in computer software and processing technology have laid a foundation for services such as itemized and multi-currency billing. In addition, international debit and credit networks now permit customers to pay for long-distance calls made from any telephone using a single home account. The convergence of conventional telephony and computing technologies also has created the opportunity for data networks, and computers in general, to become primary telecommunications tools.

  Private Networks and Emergence of the Internet. Until recently, the data communications services offered by public carriers had limited security features, were expensive and did not adequately ensure accurate and reliable transmission. As a result, many corporations established private networks to provide network-based services, such as transaction processing, to their customers and to coordinate operations between employees, suppliers and business partners. These private networks were frequently customized and thus had the capability of providing organizations and users with tailored performance, security, reliability and private-label branding. As the demand for private networks has grown, there has been an increase in intranet services and virtual private networks ("VPNs"), which combine the security of a private network and the cost efficiencies of a public network.

  Despite the benefits of private networks, they still have limitations that reduce their effectiveness. These networks require leased telephone lines, dedicated bandwidth and vendor-specific networking equipment. As a result, such networks are inherently expensive. The Combined Company believes that the costs of maintaining a private network infrastructure and the risks of investing in new technologies have precluded many small- and medium-sized businesses from utilizing private networks, VPNs and intranet infrastructures.

  The emergence of the Internet and the widespread adoption of internet protocol ("IP") as a data transmission standard, combined with deregulation of the telecommunications industry and advances in telecommunications technology, have significantly increased the attractiveness of providing data communications over a public network. At the same time, the growth in client/server computing, multimedia personal computers, on-line computing services and network technologies has resulted in a large and growing group of people who are accustomed to using networked computers for a variety of purposes, including e-mail, electronic file transfers, on-line computing and electronic financial transactions. These trends increasingly have led businesses to explore opportunities to provide IP-based applications and services within their organizations and to customers and business partners outside the enterprise. The ubiquitous nature and relatively low cost of the Internet have resulted in its widespread usage for certain applications, most notably Internet access and electronic mail. However, use of the Internet for mission-critical business applications has been impeded by the limited security and unreliable performance inherent in the structure and management of the Internet. Therefore, there is a market opportunity to offer a service combining the best features of the Internet with the security of private networks. The Combined Company intends to address this need with its business grade Internet services.

  Industry analysts expect the market size for both enhanced IP data services and Internet access to continue to grow rapidly as businesses and consumers increase their use of the Internet, intranets, and privately managed IP networks. Industry sources project total Internet service provider ("ISP") enhanced services revenue alone to grow from $197.8 million in 1996 to approximately $11.4 billion in the year 2000, reaching average annual growth of approximately 175.6% during that period.

  Regulatory Environment. In a deregulated telecommunications market such as the United States, carriers have multiple options for providing telecommunications access to their customers. Carriers can establish switching facilities, own or lease fiber optic cable or enter into operating agreements with foreign carriers. In markets that have not deregulated or are slowly deregulating, international long-distance carriers have used advances in technology to develop innovative alternative access methods, such as call-reorigination and other less regulated enhanced voice and data services. In other countries, such as Japan and most European Union ("EU") member states, where the deregulation process is more advanced but not complete, carriers often are permitted to offer facilities-based data and facsimile services, as well as limited voice services. As countries deregulate telecommunications services, the market for alternative access methods typically becomes more competitive as ITO's and other providers are permitted to offer a wider range of facilities-based services on a more cost-competitive basis.

  Call-reorigination, which is the most common form of alternative international access, avoids the high international rates charged by the ITO in a particular regulated country by providing a dial tone from a deregulated country, typically the United States. To place a call using traditional call-reorigination, a user dials a unique phone number to an international carrier's switching center and then hangs up. The user then receives an automated call back providing a dial tone from the United States, which enables the user to complete the call using U.S. telecommunications infrastructure. Technical innovations such as inexpensive dialers have enabled telecommunications carriers to offer a newer, more advanced form of call-reorigination (referred to as "transparent call-reorigination") that makes the call-reorigination mechanics transparent to the customer. In addition, in-country switching platforms have enabled carriers to offer "call-through" services, allowing the customer direct access to a provider's network without the need to reoriginate the call in the U.S.

  The Combined Company believes that as deregulation occurs and competition increases in markets around the world, the pricing advantage of call-reorigination to most destinations will diminish relative to call-through international long-distance service. The Combined Company also believes that deregulation will continue to create opportunities for new entrants in telecommunications services, particularly companies capable of meeting the challenges presented by emerging telecommunications markets.

  World Trade Organization Agreement. On February 15, 1997, pursuant to the WTO Agreement, which became effective on February 5, 1998, 69 members of the WTO, including the United States, agreed to open their respective telecommunications markets to competition and foreign ownership, and to protect market entrants against anticompetitive behavior by dominant telecommunications providers. By eroding the traditional monopolies held by ITOs, many of which are wholly or partially government owned, implementation of the WTO Agreement will allow U.S.-based providers the opportunity to negotiate more favorable agreements with both ITOs and other providers in emerging telecommunications markets. In addition, deregulation in certain foreign countries will enable U.S.-based providers to establish local switching and transmission facilities in order to terminate their own traffic and carry international long distance traffic originating in those countries.

BUSINESS STRATEGY

  The Combined Company's objective is to become a leading provider of enhanced telecommunications services in markets that historically have been underserved by large telecommunications providers and ITOs. The Combined Company's strategy to accomplish this objective includes the following key elements:

  Increase Penetration of Emerging Telecommunications Markets. The Combined Company markets its services in emerging telecommunications markets that typically have less developed telecommunications infrastructures, are in an earlier stage of deregulation and have historically faced less competition from larger telecommunications providers. The Combined Company believes that, due to the more monopolistic distribution profile of these markets, customers traditionally have been underserved and consequently are more receptive to higher quality, competitively priced services. The Combined Company believes that its experience in offering call-reorigination, combined with its strategic marketing relationships and proprietary technologies, will enable the Combined Company to more effectively penetrate these markets and provide more sophisticated and higher margin telecommunications services.

  Pursue and Implement Strategic Acquisitions. The Combined Company intends to actively pursue and execute strategic acquisitions of complementary international customer bases, products and infrastructure. GlobalTel and ITC are its first significant acquisitions. Management believes the worldwide telecommunications industry will continue to undergo a period of strong consolidation activity due to the savings associated with larger operations. The Combined Company intends to actively pursue those customer bases, products and infrastructure that fit its strategy of providing high quality, state-of-the-art telecommunications services. Except for the GlobalTel Merger and the ITC Acquisition agreements in principle, the Combined Company has no agreements, arrangements or understandings for any acquisitions as of the date of this Prospectus.

  Exploit Strategic Marketing Relationships and Sales Channels. In addition to its over 170 independent sales agents, the Combined Company has access to channels of distribution through its strategic marketing relationships. Management expects that its relationships with IBNET and Novell will enhance the Combined Company's ability to expand its customer base as well as establish new relationships with independent ISPs and other network providers in its target markets. The Combined Company believes that it can most effectively increase its customer base and revenue by recruiting independent sales agents. The Combined Company will be able to recruit independent sales agents because of its advanced technology, its focus on high volume customers and its emphasis on quality service.

  Leverage Customer Base Through Enhanced Service Offerings. The Combined Company has developed and is introducing additional telecommunications services. To retain existing customers and attract new customers, the Combined Company plans to increase its range of services to include enhanced voice and data services and a suite of business grade Internet services. Most of these services can be provided under the existing regulatory frameworks in the Combined Company's markets. In addition, as regulatory and competitive environments evolve and the availability of capital permits, the Combined Company intends to migrate its call-reorigination customers, including its enhanced service customer base, to a more cost effective call-through service.

  Employ Flexible, Open Architecture and Proprietary Technology. By using off-the-shelf technology that is modular, scalable and allows for the integration of a variety of technologies, the Combined Company expects to provide its customers with enhanced services in a timely and cost-efficient manner. The Combined Company is committed to continue to invest in improvements in its electronic billing, customer interface and network management systems, all of which are critical to its delivery of services. The Combined Company also uses proprietary call processing technologies that enable it to provide quality telecommunications services to high volume customers. The Combined Company intends to expand its offering of CSI's proprietary DIAL and LINK-US transparent call processing systems and to market such systems to customers of GlobalTel and ITC.

  Increase Sales to Carriers and Resellers; Reduce Transmission Costs. Utilizing its enhanced telecommunications infrastructure and combined carrier transmission rates, the Combined Company intends to substantially increase its carrier and reseller business. In expanding this business, the Combined Company intends to leverage its extensive relationships and contacts among telecommunications carriers and resellers. In addition to expected increases in revenue, the related growth in transmission volume should also improve the Combined Company's ability to negotiate preferential rates with its carriers. The Combined Company also intends to utilize additional point-to-point private lines, access IP and other data networks to process compressed voice and data telecommunications traffic, and employ alternate telecommunications solutions such as "call-through" to further reduce its overall transmission costs.

  Capitalize on GlobalTel and ITC Synergies. The Combined Company anticipates that the GlobalTel Merger and the ITC Acquisition will provide operating synergies and efficiencies. In addition to integrating networks of independent sales agents and infrastructure and increasing sales to carriers and resellers, the Combined Company will seek to introduce new enhanced services such as call-through, enhanced fax and business-grade Internet services. The Combined Company also will have the opportunity to cross-market CSI's proprietary DIAL and LINK-US systems to the 11,500 existing customers of GlobalTel and ITC and to take advantage of the new business opportunities provided by GlobalTel's strategic relationships and business grade Internet services.

SERVICES

  The Combined Company seeks to address the evolving telecommunications needs of customers located in emerging telecommunications markets. Currently, the Combined Company offers international long-distance services, calling cards, and enhanced voice and data services such as voice-mail, conference calling and enhanced fax services. As changes in regulatory environments and the availability of capital permits, the Combined Company intends to migrate its call-reorigination customers and its enhanced service customer base to a more cost effective call-through service.

  The Combined Company believes that the growing globalization of business has increased the mobility of business people and led to the proliferation of multi-office enterprises, creating greater demand for convenient access to electronic information from remote locations worldwide. As a result, the Combined Company is designing and implementing a range of business grade Internet services. The Combined Company expects these services to include business quality messaging, global enhanced VPNs and other enhanced services. GlobalTel also is designing a comprehensive "Turnkey Business ISP" solution that incorporates all of the Combined Company's business grade Internet services. "Turnkey Business ISP" is designed for independent ISPs and other network providers in the Combined Company's target markets. These service offerings are being designed to emphasize authentication, security and notification. The following tabulates the Combined Company's current services and services under development:

      CURRENT SERVICES                               SERVICES UNDER DEVELOPMENT
      ----------------                               --------------------------
      International Call-Reorigination               Call-Through
       (Transparent and Non-transparent)             Enhanced Fax
      Carrier Reselling                              Global Enhanced VPN
      Prepaid Calling Cards                          Business Quality Messaging
      Enhanced Voice Services                        Global Desktop
      Hotel Operator Services and Other              "Turnkey Business ISP"
      Hotel Services
      Facsimile Services

Current Services

  International Call-Reorigination. The largest segment of the Combined Company's business is call-reorigination services. Call-reorigination service involves connecting international customers to the U.S. telephone system via computer triggering, which makes each international customer's call originate in the U.S. As a result, the customer's call cost structure is based on the lower charges of the U.S. telecommunications marketplace rather than the charges of the ITO. The Combined Company believes that the quality of the calls made using the Combined Company's call-reorigination system is as good as, if not better than, the quality obtained by using the ITO. The Combined Company provides two basic types of call-reorigination: non-transparent and transparent. To place a call using non-transparent call-reorigination, a customer dials a unique phone number to an international carrier's switching center and then hangs up. The customer then receives an automated call back providing a dial tone from the United States, which enables the customer to complete the call using U.S. telecommunications infrastructure. As of the date of this Prospectus, approximately 89.1% of the Combined Company's customers use non-transparent call-reorigination services. Customers who use non-transparent call-reorigination typically are individuals or smaller businesses that do not require the convenience and speed of transparent call-reorigination.

  Transparent call-reorigination involves the transmission of an international call via a processor at the customer's site and one of the Combined Company's switches in Ft. Lauderdale, Florida or Los Angeles, California. The switch automatically connects the call to the caller's dialed destination. When customers use the Combined Company's transparent call-reorigination service, the call-reorigination mechanics are transparent to the customer. CSI has developed advanced proprietary call processors called "DIAL" and "LINK-US." When used with standard triggering methods and commercially available call processing devices, DIAL and LINK-US provide transparent access to the Combined Company's call-reorigination system. These systems are more expensive than non-transparent call-reorigination systems and are typically installed in hotels and businesses that have PBX telephone systems and require fast, reliable, high-volume service. Less expensive systems are available for small businesses and other customers desiring transparent call-reorigination. These systems initiate all reorigination through global data networks, such as X.25, Internet and frame relay, and local network digital services such as Integrated Services Digital Networks (ISDN). The Combined Company currently utilizes the X.25 network in Brazil and Argentina and the Internet in Brazil, Argentina, Venezuela, South Africa and Lebanon to facilitate the call-reorigination process. The Combined Company plans to have Internet triggering installed in Singapore, Hong Kong and New Zealand in the near future. The Combined Company is able to quickly adapt its call processors to virtually any type of customer requirement, providing extremely fast and reliable service.

  CSI estimates that approximately 10.9% of the Combined Company's traffic is currently routed through transparent call processors. The Combined Company has installed approximately 200 DIAL and five LINK-US as well as approximately 200 other transparent call processors at various hotels and businesses. Transparent call processors are proposed to be installed in several additional hotels and businesses in Brazil, Argentina, South Africa and Hong Kong. The Combined Company intends to focus its future sales and marketing efforts toward recruitment of hotels and businesses that will use the Combined Company's transparent call-reorigination service.

  Carrier Reselling. The Combined Company resells its international long-distance services to other telecommunications carriers on a wholesale basis. The Combined Company intends to expand such services and anticipates that the additional traffic from carrier resale customers will enable it to negotiate more favorable rates with its carriers.

  Prepaid Calling Cards. The Combined Company recently launched prepaid card services to its customers worldwide. The Combined Company's prepaid domestic and international calling cards may be used by customers for international telephone calls from more than 70 countries. Calling card customers also have access to 24-hour multi-lingual customer service and certain customization options.

  Enhanced Voice Services. The Combined Company offers enhanced voice services, consisting of voice-mail and conference calling. Conference calling enables customers to set up "meet me" dial-in conference calls as well as add-on conference calls, with or without operator intervention. Conference calling has a higher margin than the Combined Company's basic voice services. The Combined Company's services also enable customers to originate international voice calls over the Internet by allowing call-reorigination service to be activated from their PCs.

  Hotel Operator Services and Other Hotel Services. The Combined Company plans to introduce operator services for hotel customers. With operator services in place, a hotel guest seeking to use a credit card to "dial around" the hotel system is routed via the Combined Company's call-reorigination system to an international operator. The call is billed on the guest's credit card once the card is validated. The hotel normally would not receive any international long-distance revenue from such "dial around" calls. In order to market and expand its hotel operator services, the Combined Company intends to share a percentage of its revenue from operator services with the hotel. The Combined Company also intends to offer a variety of other services to hotel customers, including transparent call-reorigination, facsimile, Internet access, voice-mail and debit card services.

  Facsimile Services. The Combined Company offers its customers the ability to send high-speed international facsimiles over its network. The Combined Company also intends to offer transmission of facsimiles via the Internet or private data networks. The Combined Company has redundant, dedicated T-1 access to the Internet to enhance this service. The Combined Company intends to use a portion of the proceeds of this offering to implement and expand these services.

Services Under Development

  The Combined Company is developing the following new services:

  Call-Through. The Combined Company will offer call-through or "direct access" service to customers in selected markets where current regulations and local market access charges make call-reorigination less competitive than call-through. Call-through service involves the installation of an access point in the local market that is connected to one of the Combined Company's switches by a dedicated long-distance line that is leased from a carrier or other network operator. The international customer accesses this connection to the Combined Company's switch either by dialing a local telephone number or, in markets where the regulatory environment permits, through an interconnection with the ITO.

  Enhanced Fax. The Combined Company's enhanced fax service, currently being tested in Hong Kong and Mexico City, uses advanced technology to provide customers with a higher quality and less expensive method to send facsimile messages than conventional analog fax. Unlike conventional analog fax service, enhanced fax service: (i) results in significantly fewer transmission errors, particularly with international transmissions, because it is transmitted over a digital data network; (ii) is easier to use than conventional fax, with a feature that will retransmit the fax until it is successfully received at its destination; and (iii) is much less expensive because it can be sent as a digital packet in a shorter period of time. A recent study conducted by Pitney Bowes/Gallup found that international faxes transmitted over analog phone lines are transmitted twice on average due to interruptions and quality problems, creating a hidden cost for users. Other features of the enhanced fax offering include commercial-grade broadcast fax, fax on demand (or "fax catalog") and timed delivery.

  In the first half of 1998, the Combined Company plans to install an Internet-based fax service to its fax gateway in Los Angeles, California. This service will allow customers with Internet access to send faxes to any fax machine worldwide and to any Internet-based e-mail address.

  Business Grade Internet Services. The Combined Company is developing a suite of enhanced services that will permit business-grade communications utilizing Internet technologies. The Combined Company expects these business grade Internet services to include: (i) Global Enhanced VPN, (ii) Business Quality Messaging, (iii) Global Desktop and (iv) "Turnkey Business ISP." These services will combine the best features of the

Internet, such as openness, easy access and low cost, with the advantages of a private network, such as high security and customized features. The Combined Company believes its services will overcome many of the perceived inefficiencies of today's Internet and will allow its customers to conduct business quality transactions via the Combined Company's network infrastructure.

  The Combined Company, in conjunction with Novell and other technology providers, is developing business grade Internet services. In addition, GlobalTel has become a Novell Business Internet Services ("BIS") partner, an affiliation that the Combined Company believes will further enhance its service delivery strategy and provide it access to certain key networking technologies. Other BIS partners include AT&T, Bell Atlantic Corporation, Nippon Telegraph and Telephone Corporation, Deutsche Telecom AG, Singapore Telecommunications Limited Corporation and Korea Telecom. See "--Network and Operations" and "-- Sales and Marketing."

    Global Enhanced VPN. The Combined Company's Global Enhanced VPN service enables customers to establish a wide area network among several locations by using the Combined Company's network infrastructure, thereby eliminating the cost associated with establishing and maintaining a dedicated private network. For example, a U.S.-based user in Hong Kong would dial a local number to access his or her wide area network in the United States and could then work on the network in the United States in accordance with the user's normal access privileges. The Combined Company's VPN service will be enhanced through the use of a commercial-grade directory infrastructure and certain certification and security mechanisms. Global Enhanced VPN enables electronic commerce by providing the user with controlled, managed and secure access to its VPN for customers, vendors and business partners.

    Business Quality Messaging. The Combined Company's Business Quality Messaging ("BQM") service will enable customers to exchange messages, faxes, e-mail or voice-mail in a secure and reliable manner via the Combined Company's network infrastructure. BQM also will allow companies to connect dissimilar mail systems. These features can be customized to enable the Combined Company to provide different levels of service based on customer requirements and to price such service levels accordingly.

    Global Desktop. The Global Desktop product will combine the Global Enhanced VPN, BQM and additional features targeting the global business traveler. Specifically, it will permit the user to access and exchange electronic information from public switched or wireless telephone networks worldwide.

    "Turnkey Business ISP." The Combined Company believes that the great majority of regional ISPs need to offer additional enhanced services to remain competitive, but have insufficient resources to develop these services internally. According to an August 1997 report by Business Research Group, 77% of all ISPs in the United States were regional ISPs, 83% of which lacked out-of-region access and therefore were required to develop their own billing and tracking systems. The Combined Company is designing a comprehensive turnkey service solution for regional ISPs that will include its business grade Internet services. This "Turnkey Business ISP" solution will enable regional ISPs to access the Combined Company's suite of enhanced services and, when available, voice-over-IP.

  Completion of Services Under Development. The Combined Company has not generated significant revenue from its enhanced services to date. The new services described above are still under development and are not scheduled for implementation until various times in 1998 or later. Also, the completion of development and introduction of new services will require the investment of significant operating capital. Of the net proceeds from this offering, $300,000 have been allocated to the development and introduction of these new services. It is not uncommon that the introduction of new telecommunications services is delayed or is occasioned by technical problems.

SALES AND MARKETING

  The Combined Company's telecommunications services are marketed and sold through a network of independent sales agents, strategic relationships and direct marketing efforts.

 Independent Sales Agents

   In selling its retail services, the Combined Company employs a network of over 170 independent sales agents that sell to customers located in over 170 countries, supplemented by direct marketing efforts. Independent sales agents are recruited through advertising in the Combined Company's target markets and by referrals from customers and industry contacts. The Combined Company's agreements with its independent sales agents typically are non-exclusive and require the independent sales agents to offer the Combined Company's services at rates prescribed by the Combined Company in accordance with the Combined Company's policies. The Combined Company's ten largest independent sales agents accounted for 68.6% of the Combined Company's pro forma revenue for the 12 months ended December 31, 1997. See "Risk Factors--Dependence on Key Independent Sales Agents."

 Strategic Relationships

  The Combined Company intends to leverage its strategic marketing relationships to expand its customer base. In particular, the Combined Company expects that its relationship with IBNET and its access to a select number of Novell's network of over 25,000 VARs will facilitate additional contact with many small- and medium-sized domestic business customers, foreign branch offices of large multinational corporations and local ISPs.

  IBNET

  IBNET is the managing member of the Consortium for Global Commerce, which represents thousands of individual chambers of commerce (the "Chambers") in over 200 countries. The Consortium for Global Commerce was established to (i) create a global intranet enabling the Chambers and their members to exchange information and conduct business transactions electronically, and (ii) obtain more favorable pricing and terms for certain products and services for such members.

  The Consortium's four member organizations are the International Chambers of Commerce, the Paris Chamber of Commerce and Industry, the G77 (a non-governmental organization comprised of 137 developing countries and China) and IBNET, the managing partner of the Consortium. The Combined Company believes that its relationship with the Consortium, through GlobalTel's agreement with IBNET, will enhance its ability to establish relationships with regional ISPs and expand its customer base in its target markets.

  In April 1997, GlobalTel entered into a ten-year marketing agreement with IBNET to provide the Chambers and their members with telecommunications services including international voice, international fax, calling card services, Internet services, intranet, VPN and messaging. The individual Chambers may act as sales and marketing agents for GlobalTel's, and ultimately, the Combined Company's services. IBNET has agreed to market GlobalTel's services to the Chambers by promoting GlobalTel services in Consortium literature, at Consortium trade shows and speaking engagements, and by listing the Combined Company's services in the Consortium's databases. In November 1997, the Consortium launched its marketing campaign to inform the Chambers about available products and services, including GlobalTel's services. Under its agreement with IBNET, the Combined Company also will have the right to co-brand its services with the Chambers' trademarks, a feature that the Combined Company believes will enhance its marketing and sales efforts because the local chamber brand is typically well recognized and held in high regard by local business communities. Following execution of the agreement, Ronald P. Erickson, who will serve as Chairman of the Board of the Combined Company, and Bruce L. Crockett and Lyman C. Hamilton, who will serve as Directors of the Combined Company, were invited and accepted offers to serve as Directors of IBNET.

  Novell

  In October 1997, GlobalTel entered into a three-year technology licensing agreement with Novell that provides the Combined Company with access, and support in marketing, to Novell's over 25,000 VARs. Novell VARs range from small computer networking companies to large system integration firms. The Combined

Company, in conjunction with Novell, intends to create a certification program for channel partners with respect to the Combined Company's product offerings. In addition, GlobalTel has become a Novell BIS partner. Other BIS partners include Deutsche Telecom AG, Bell Atlantic Corporation, Nippon Telegraph and Telephone Corporation and Singapore Telecommunications Limited. BIS partners have agreed upon standards for interconnecting their respective Internet networks. The Combined Company believes that its status as a BIS partner will allow it to benefit from any future network connections among the BIS partners.

  Direct Sales

  The Combined Company has a direct sales force of ten individuals. The direct sales force is responsible for agent recruitment and development, retail and wholesale sales and development of high volume corporate accounts. The Combined Company plans to expand the existing direct sales force, which will enable it to take advantage of its strategic marketing relationships, expand its carrier resale business, and develop additional relationships with regional ISPs and other network providers.

  Customer Service

  The Combined Company provides its customers, independent sales agents and resellers with high-quality customer service. As of March 31, 1998, the Combined Company employed ten customer service representatives in Seattle, Washington and ten customer service representatives at the Combined Company's switching facility in Ft. Lauderdale, Florida. The Combined Company intends ultimately to concentrate its customer service functions in Ft. Lauderdale. The customer service center operates 24 hours a day, seven days a week and offers support in over five languages.

CUSTOMERS

  As of March 31, 1998, the Combined Company's customer base consisted of more than 16,700 customers in over 170 countries. The Combined Company believes that its customers prefer its service compared to the ITO's service for the following reasons: (i) lower international, and in some cases intra-country, telephone rates; (ii) increased system reliability and call completion rates;
(iii) improved line quality, with less echo, static and snow; and (iv) available and responsive customer service support.

  In addition to selling directly to customers, the Combined Company also sells its reorigination service on a wholesale basis to resellers and long-distance carriers. The Combined Company believes that long-distance services, when sold to resellers and other carriers, are generally a commodity product with the purchase decision based primarily on price. Although the margins on sales to other carriers and resellers are lower than the margins on sales to business and government customers, these sales involve lower operating expenses and help the Combined Company optimize the use of its network and reduce its overall carrier transmission costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 Business and Government Customers

  The Combined Company's geographically diversified business and government customers include: foreign offices of multinational corporations, major international hotels and embassies and international agencies. Among these customers are:

    FOREIGN OFFICES OF
MULTINATIONAL CORPORATIONS   INTERNATIONAL HOTELS  EMBASSIES AND INTERNATIONAL AGENCIES
--------------------------  ---------------------- ------------------------------------
Microsoft Corporation       Holiday Inn Hotels(11)     U.S. Embassy in Korea
Mitsubishi Corporation      InterContinental Hotel     U.S. Embassy in Australia
Chrysler International      Copacabana Palace          UN Consulate in South Africa
Warner-Lambert Corporation  Marina Hotel
Diners Club International   Caesar Park Hotel
DHL Aviation
Wal-Mart Stores, Inc.
Citibank, N.A.
Bank of Tokyo
Royal Bank of Canada

 Resellers

  The Combined Company sells its reorgination service to resellers on a wholesale basis. These resellers purchase service in bulk at a discounted rate for resale to their customers. Resellers are responsible for billing their users and for providing customer service. Resellers may sell the Combined Company's services to their customers under their own company's name. The Combined Company can prepare bills for resellers or resellers can prepare their own bills based on information provided by the Combined Company. Resellers, rather than the Combined Company, are responsible for collecting amounts due from the customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 Carriers

  The Combined Company's carrier customers are long-distance companies that purchase the Combined Company's excess international long distance capacity on a wholesale basis for their own use. These carriers purchase service in bulk at a discounted rate for resale to their customers. The carriers are responsible for billing their customers and for providing customer service. The Combined Company currently provides these services to four carrier customers that are based in the United States.

NETWORK AND OPERATIONS

  The Combined Company provides its telecommunication services through its (i) voice switching and global fax messaging infrastructure in Los Angeles, California, and Ft. Lauderdale, Florida, (ii) access to third party infrastructure through international telecommunications carriers and through Equant, and (iii) enhanced fax nodes in Hong Kong and Mexico City. By using off-the-shelf technology, which is modular and scalable and allows for the integration of a variety of technologies, the Combined Company expects to be able to provide its customers with enhanced services in a timely and cost-efficient manner. The Combined Company is committed to investing in improvements in its electronic billing, customer interface and network management systems, which the Combined Company believes are critical to its delivery of services. The Combined Company expects these systems to provide it with the ability to quickly upgrade its customers from a single service to multiple services.

  International Network Switching Center--Los Angeles, California. GlobalTel's switching center is located at One Wilshire Boulevard, Los Angeles, California, the West Coast's principal telecommunications gateway. Most major carriers have a switching facility at this location. In 1997, GlobalTel upgraded its switching center to provide fiber optic access for GlobalTel to all major carriers in the facility. As a protective measure, GlobalTel has diversified its access to long-distance providers through contracts with various local access providers supplying redundancy in the event of single point failures.

  At this facility GlobalTel uses two Summa Four voice switches that are controlled by a real-time rating, billing and switching platform. This switching platform provides enhanced voice telecommunications services and has sufficient capacity to accommodate customer growth. GlobalTel also leases a portion of a Northern Telecom DMS 250 tandem switch, which is connected to the Summa Four switching platform to support GlobalTel's carrier traffic. GlobalTel's switching center also houses a fax gateway switching platform with e-mail to fax conversion capability and software for enhanced service features, including fax broadcasting, fax on demand and fax mail.

  International Network Switching Center--Ft. Lauderdale, Florida. ITC's switching center is located in Ft. Lauderdale, Florida, which is interconnected to the Miami gateway to the Latin American, African and European telecommunications markets. The switching center consists of a billing and provisioning system and two 1000 port class 4 tandem switches. The switches are designed to handle international call-reorigination, international and domestic long-distance and debit card traffic. The inbound and outbound traffic is cross-connected to eight telecommunications carriers via a DS3 fiber optic line. ITC uses NACT switches, billing platform and interactive voice response ("IVR").

  The Combined Company has recently added voice recognition, fax functions and Internet and X.25 triggering to the switching center. These features enable the Combined Company to offer transparent call-reorigination and call-through services, daily agent reports via the Internet and automated credit card debiting. An additional feature under development is customer provisioning via the World Wide Web. The Combined Company's customers are able to access its switches in any one of 12 languages.

  Redundancy. The Combined Company's operations center will be in Ft. Lauderdale, Florida, which has redundant computer systems and fiber optics. The Combined Company believes that redundancy gives it enhanced service reliability, which gives it an advantage compared to many of the Combined Company's smaller competitors that do not have redundant systems. In addition, the Combined Company's redundant system architecture allows the flexibility to take individual computers off line intentionally for scheduled maintenance, upgrades and enhancements.

  Fax Nodes--Hong Kong and Mexico City. GlobalTel leases and operates two fax nodes in Hong Kong and Mexico City that are co-located in Equant's network facilities. The nodes are serviced and maintained by Equant on a 24-hour basis and are interconnected to local access providers. The Combined Company intends to deploy fax nodes in additional locations during 1998.

  Carriers and Network Access. The Combined Company has resale agreements with a number of long-distance carriers in order to obtain the best available pricing and service on certain routes. The Combined Company's enhanced fax and business-grade Internet services will be carried through Equant's global data network. GlobalTel's Los Angeles switching center is connected to the Equant network center through high-speed fiber optic circuits. The Combined Company's switching nodes have the ability to select quality and least cost routes, depending on the quality of service desired by the customer.

  The Combined Company relies on major telecommunications carriers including AT&T, Sprint, WorldCom Cable & Wireless and Teleglobe to provide service to its customers. Carrier costs constitute the largest portion of the Combined Company's variable costs. The Combined Company has entered into contracts to purchase capacity from various domestic and foreign carriers. Pursuant to these contracts, the Combined Company obtains rates, which are generally more favorable than otherwise would be available. To obtain these rates, the Combined Company commits to purchase minute minimums from such carriers. If the Combined Company fails to meet its minute minimums under a carrier contract, it could still be required to pay its minimum monthly commitment as a penalty or the contracts could be canceled. The Combined Company's aggregate minimum monthly commitments are approximately $564,000, which represent approximately 34.6% of the Combined Company's average monthly cost of revenue for the three months ended March 31, 1998. Because of the frequent fluctuations of long distance carriers' rates, the Combined Company believes that it is in its best interest to have short-term carrier agreements. Most of the Combined Company's carrier agreements will expire, or may be terminated by either party, within one year. The Combined Company's dependence on particular carriers will vary because the Combined Company shifts its use of carriers depending on the rates that are offered. The Combined Company periodically attempts to renegotiate rates with its current carriers and to establish relationships with new long distance carriers that provide the most favorable rates.

  The Combined Company's ability to obtain favorable rates from the carriers depends, in large part, on the Combined Company's total volume of long distance traffic. The Combined Company does not believe that the loss of any one supplier or contract would have a material adverse impact on the Combined Company's business, financial condition or results of operations. See "Risk Factors--Dependence on Carriers and Other Suppliers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

 General

  The Combined Company faces a high level of competition for customers and independent sales agents in all of its markets, and expects competition to intensify in the future. There are no substantial barriers to entry in the call-reorigination industry. The Combined Company believes that there are more than 150 companies engaged in the international call-reorigination industry. Many of the Combined Company's competitors are significantly larger, have substantially greater financial, technical and marketing resources, larger networks and a broader portfolio of services than the Combined Company. Additionally, many competitors have strong name recognition and brand loyalty, long-standing relationships with their target customers, and economies of scale resulting in a lower relative cost structure. There can be no assurance that the Combined Company will be able to compete successfully against new or existing competitors.

  Inasmuch as the Combined Company believes that competition for customers and independent sales agents is based primarily on price, transmission quality, services offered and the ability of the supplier to "bundle" various telecommunications services, the U.S.-based providers of international long distance service typically set pricing, quality, service, and standards that the Combined Company seeks to match or exceed. Increased competition could force the Combined Company to reduce its prices and profit margins if the Combined Company's competitors are able to procure rates or enter into service agreements comparable to or better than those of the Combined Company, or if competitors are able to offer other incentives to existing and potential customers and independent sales agents. Similarly, the Combined Company has no control over the prices set by its competitors in the long distance resale market. The Combined Company is aware that its ability to market its long distance resale services depends upon its ability to offer rates lower than those of ITOs. A decrease in arbitrage spreads between U.S.-based international calling rates and ITO rates could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

  Other potential competitors include cable television providers, wireless telephone providers, Internet access providers, electric and other utilities with rights of way, railways, microwave carriers and large-end users that have private networks. The intensity of such competition has recently increased, and the Combined Company believes that such competition will continue to intensify as the number of new entrants increases. If the Combined Company's competitors devote significant additional resources to the provision of international and national long distance telecommunications services to the Combined Company's target customer base, the Combined Company could suffer a reduction of revenue and profits that could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

  On February 15, 1997, representatives of 69 countries, including the United States, finalized the WTO Agreement, which addresses market access, foreign investment and procompetitive regulatory principles for countries generating more than 90% of worldwide telecommunications revenue. The WTO Agreement became effective February 5, 1998. Although certain countries took specific exceptions to the agreement, the WTO Agreement generally provides (i) market access for United States companies to local, long distance and international service through means of network technology on either a resale or facilities basis,
(ii) the opportunity for United States companies to hold a significant stake in telecommunications companies in the countries that are parties to the WTO Agreement, and (iii) the ability to take advantage of these opportunities within a framework of pro competitive regulatory principles. The Combined Company expects to benefit from the anticipated effects of the WTO Agreement because of its procompetitive aspects, but it expects that it may take several years before the principles of the agreement are implemented in many countries and it cannot predict the extent of the opportunities that may be presented.

 U.S. Based Competition

  Historically, the large U.S. long distance carriers have been reluctant to compete directly with ITOs by entering the international call-reorigination business. AT&T and others, are beginning to enter the call-reorigination business. The Combined Company's principal U.S.-based competitors are providers of international call-reorigination services such as AT&T, Access Authority, IDT Corporation, International Telecom, Ltd.(Kallback), Justice Technology Corporation, Telegroup, Inc., USA Global Link, Inc., UTG Communications International, Inc., Viatel, Inc. and Worldpass Communications Corp. as well as providers of traditional long distance services such as AT&T, Cable & Wireless, Frontier Corp., GTE Communications, LCI International, Inc., MCI, Qwest Communications International, Inc., Sprint, WorldCom and RBOCs that provide long distance services outside their exchange territories.

International Based Competition

  The Combined Company's principal international-based competitors include, among others, Telekom S.A. in South Africa; Telefonica de Argentina and Telecom Argentina in Argentina; Telebras, Telesp and Telerj in Brazil; France Telecom; PTT Telecom B.V. in the Netherlands; ACC Corp., First Telecom plc, Oystel Communications Ltd., Swiftcall Ltd., AT&T, British Telecommunications plc, Cable & Wireless, Mercury Communications Ltd., Sprint and WorldCom in the United Kingdom; Deutsche Telecom AG in Germany; Optus Communications in Australia and Kokusan Denshin, Denwa, International Telecom Japan and International Digital Communications in Japan. The Combined Company also competes with non-U.S. based providers of international call-reorigination services.

  The Combined Company believes that ITOs generally have certain competitive advantages due to their control over local connectivity and their close ties with national regulatory authorities. The Combined Company also believes that, in certain instances, some regulators have shown a reluctance to adopt policies and grant regulatory approvals that would result in increased competition for the local ITO. If an ITO were to successfully pressure national regulators to outlaw the provision of call-reorigination services, the Combined Company could be denied regulatory approval in certain jurisdictions in which its services would otherwise be permitted, thereby requiring the Combined Company to seek judicial or other legal enforcement of its right to provide services. Any delay in obtaining approval, or failure to obtain approval, could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

  ITOs may influence regulatory authorities to outlaw the provision of certain call-reorigination services or block access to the call-reorigination services the Combined Company markets. The ITOs generally seek to prevent call-reorigination companies from using uncompleted local telephone calls to trigger international calls. In such environments, the Combined Company uses X.25 or Internet triggering to avoid violating local laws or regulations. The Combined Company has benefited from the high differential between the rates charged by ITOs and the rates charged by the Combined Company. As deregulation continues in foreign markets, this differential in rates is expected to decrease, thus placing pricing pressure on the Combined Company. Furthermore, deregulation may lead to additional competitors entering the international telecommunications market. If the Combined Company encounters anti-competitive behavior in countries in which it operates (such as an ITO attempting to block access to call-reorigination services) or if the ITO in any country in which the Combined Company operates uses its competitive advantages to the fullest extent, the Combined Company's business, financial condition and results of operations could be materially adversely affected. Deregulation and increased competition in foreign markets could cause prices for direct-dial international calls to decrease to such a degree that customers are no longer willing to use the Combined Company's international call-reorigination services.

TECHNOLOGY

  DIAL and LINK-US Technology. CSI utilizes proprietary DIAL and LINK-US technologies in connection with transparent call-reorigination. These technologies are incorporated into a switch that permits transparent call-reorigination to occur when interconnected with PBX's of hotels, large businesses and other high volume customers. As of December 31, 1997, CSI had installed approximately 200 DIAL systems and five LINK-US systems.

  The DIAL technology, which largely consists of proprietary programming enhancements to third-party switching equipment, is beneficially owned entirely by CSI and is not subject to royalty payments, restrictions or financial penalties whatsoever regarding its deployment.

  CSI supports two versions of its DIAL technology. The first version is the Enhanced DIAL system, which is installed to facilitate transparent call-reorigination in large hotels and business parks. Enhanced DIAL utilizes a unique combination of X.25 and Internet triggering technologies interconnected with commercial PBX environments. The Combined Company plans to emphasize the installation of its Enhanced DIAL system, which can support the same volume of traffic as 64 of the Basic DIAL systems. The Combined Company's Basic DIAL system is an entry-level system that is installed to facilitate transparent call-reorigination for smaller companies. The Basic DIAL system is also capable of utilizing X.25 and Internet triggering, but is commonly used in locations that do not currently have X.25 or Internet access.

  The LINK-US system is a PC-based automated call processing system designed to link an internationally located PBX to the CSI switching center. Its design includes multiple call processing redundancies to insure rapid call completion, real time billing, and other enhanced features including voice prompts and remote programming capability. For a description of the license agreement relating to the LINK-US technology see "Management--Consulting Agreement."

  X.25 Triggering Technology. An X.25 data network can transport data or voice information to any network destination in the world. CSI has proprietary software technology that uses X.25 triggering technology in its call-reorigination system. The Combined Company provides X.25 triggering in Argentina and Brazil and plans to provide it in any locality where it has several high volume customers.

  In countries with underdeveloped telecommunications systems, it can be difficult and time consuming to make an international phone call. With X.25 triggering technology up to 100% of the trigger calls to the Combined Company's switch are transmitted out of the country and nearly 100% of the call-reorigination calls are transmitted into the country. The combination of X.25 triggering technology with a DIAL or LINK-US switch provides a highly reliable telecommunications service that is especially appealing to hotels and business owners. See "--Services."

  By utilizing alternate call-triggering mechanisms, the ITO is removed from the call-reorigination process. ITOs typically object to call-reorigination because call-reorigination companies use the ITO's lines to trigger the call-reorigination without paying the ITO for the use of its lines on the long distance segment because that long distance call is not completed. When the Combined Company uses X.25 or Internet triggering technology to trigger its call-reoriginations, the ITO's long distance lines are not used. Instead, a low cost, local call is completed as part of the call-reorigination triggering process. See "Risk Factors--Risks Associated with International Operations."

  Internet Triggering Technology. Internet triggering is a newer technology and is less expensive than X.25 triggering technology. CSI is currently triggering call-reoriginations via the Internet in Brazil, Argentina, Venezuela, South Africa and Lebanon. It intends to install Internet triggering in Singapore, Hong Kong and New Zealand. CSI has found that call-reoriginations using Internet triggering usually take four to six seconds and are nearly 100% effective.

INTELLECTUAL PROPERTY

  GlobalTel owns U.S. Registration No. 1,944,078 for the mark PRIMECALL for reselling long-distance telecommunications services. GlobalTel has filed applications in the national trademark offices of Australia, Hong Kong and Japan and in the regional European Community trademark office to register the service mark PRIMECALL. GlobalTel filed an Intent to Use with the Patent and Trademark Office for the mark "GLOBALTEL." There can be no assurance that the Combined Company's trademark applications will result in any registration being issued, or that such registration will be held valid and enforceable if challenged. The Combined Company currently does not hold any trademark registrations for the marks CS GLOBALTEL, GLOBALTEL, DIAL or LINK-US.

  The Combined Company is aware of a pending U.S. application by Cellnet Corporation ("Cellnet") to register the mark GLOBALTEL for providing international wireless telephone communication services on a temporary basis. The Combined Company believes that GlobalTel may have commenced using the mark GLOBALTEL before Cellnet and is assessing whether to oppose Cellnet's application. The Combined Company is also aware that Interactive Media Technologies, Inc. is doing business in the area of international callback services under the trade name GlobalTel. There can be no assurance that the Combined Company's use of the mark GLOBALTEL will continue unimpeded or the Combined Company's measures to protect its intellectual property will deter or prevent the unauthorized use of the Combined Company's intellectual property. The Combined Company could incur substantial costs and diversion of management resources relating to the enforcement of its intellectual property rights. In addition, if the Combined Company is unable to adequately protect its intellectual property, including existing service marks and trademarks, there could be a material adverse effect on the Combined Company's business, financial condition and results of operations.

  The Combined Company does not have an intellectual property protection program and does not hold any patents or copyrights. It relies on trade secret and contractual restrictions to establish and protect its technology. The Combined Company's success depends in part on its ability to enforce intellectual property rights for its proprietary software technology, both in the United States and in other countries. The Combined Company's proprietary software is protected by the use of confidentiality agreements that restrict the unauthorized distribution of the Combined Company's proprietary information.

REGULATION

  The Combined Company's international call-reorigination services are subject to the jurisdiction of many regulators. The terms and conditions under which the Combined Company provides international communications services are subject to government regulation. The FCC has imposed certain restrictions on international call-reorigination providers, including the requirement that authorized carriers provide service in a manner consistent with the laws of the countries in which they operate. Local laws and regulations differ significantly among the jurisdictions in which the Combined Company operates, and the interpretation and enforcement of such laws and regulations vary. These regulations are often based on the informal views of the local ministries which, in some cases, are subject to influence by ITOs. In addition, since the Combined Company's call-reorigination services effectively bypass the local telephone system, regulators in certain countries have objected to call-reorigination services, and 34 countries have notified the FCC that they have declared certain call-reorigination services illegal. The Combined Company's services in such countries comprised approximately 10.6% of its revenue for the 12 months ended December 31, 1997. The Combined Company generates a significant portion of its revenue from customers originating calls in Europe, the Middle East, South Africa and South America. In the event that countries in these regions that now permit call-reorigination prohibited the Combined Company's services or regulated the pricing or profit levels of such services, the Combined Company's business, financial condition and results of operations could be materially adversely affected. At this time, the Argentine government is attempting to provide sufficient information to demonstrate to the FCC's satisfaction that call-reorigination is unlawful in Argentina. Although the Combined Company believes that it is unlikely that the FCC would rescind the Combined Company's authority to provide call-reorigination, such action by the FCC would have a material adverse effect on the Combined Company's business.

  To facilitate the Combined Company's expansion plans, it may deploy additional switching facilities to be located in a number of countries. As a result, the Combined Company may be directly subject to regulation in an increasing number of countries. In addition, there can be no assurance that the Combined Company has accurately interpreted or will accurately predict the interpretation of applicable laws and regulations or regulatory and enforcement trends in a given jurisdiction, or that the Combined Company will be found to be in compliance with all such laws and regulations. Failure to interpret accurately the applicable laws and regulations and the mode of their enforcement in particular jurisdictions could cause the Combined Company to lose, or be unable to obtain, regulatory approvals necessary for it to be able to provide certain services in such jurisdictions or to use certain of its transmission methods. Such failure could result in significant monetary penalties being imposed against the Combined Company. See "Risk Factors-- Regulation."

  Federal regulations, regulatory actions and court decisions have had, and may have in the future, an impact on the Combined Company and its ability to compete. The FCC typically imposes obligations to file tariffs containing the rate, terms and conditions of service. The FCC does not currently regulate the Combined Company's profit levels, although the FCC has the authority to do so. There can be no assurance that regulators will not raise material issues with regard to the Combined Company's compliance with existing or future regulations.

  The Combined Company offers service by means of call-reorigination pursuant to an FCC authorization ("Section 214 Switched Voice Authorization") pursuant to Section 214 of the Communications Act and certain relevant FCC decisions. The FCC has determined that call-reorigination service using uncompleted call signaling does not violate United States or international law, but has held that United States companies providing such services must comply with the laws of the countries in which they operate as a condition of such companies'
Section 214 Switched Voice Authorizations. The FCC reserves the right to condition, modify or revoke any Section 214 Authorizations and impose fines for violations of the Communications Act or the FCC's regulations, rules or policies promulgated thereunder, or for violations of the clear and explicit telecommunications laws of other countries that are unable to enforce their laws against U.S. carriers. FCC policy provides that foreign governments that satisfy certain conditions may request FCC assistance in enforcing their laws against U.S. carriers. Thirty-four countries have formally notified the FCC that certain call-reorigination services violate their laws. Only eight of these countries have submitted copies of actual laws to the FCC that declare certain call-reorigination services unlawful. Two of the 34 countries have requested assistance from the FCC in enforcing their prohibitions on call-reorigination within their respective jurisdictions. The FCC has held that it would consider enforcement action against companies based in the United States engaged in call-reorigination by means of uncompleted call signaling in countries where this activity is expressly prohibited. While the Combined Company believes that the FCC has not initiated any action to date to limit the provisions of call-reorigination services, there can be no assurance that it will not take action in the future. Enforcement action could include an order to cease providing call-reorigination services in such country, the imposition of one or more restrictions on the Combined Company, monetary fines or, ultimately, the revocation of the Combined Company's Section 214 Switched Voice Authorization, any of which could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

EMPLOYEES AND CONSULTANTS

  As of March 31, 1998, CSI had 18 full-time employees and two consultants; GlobalTel had 28 full-time employees and three consultants; and ITC had 18 full-time employees and two consultants. The Combined Company plans to hire additional employees and consultants as may be required to support expansion of the Combined Company's operations and independent sales agent network. None of the Combined Company's employees are covered by a collective bargaining agreement. Management believes that the Combined Company's relationship with its employees is good.

PROPERTIES

  CSI's executive offices are located at 8 South Nevada Avenue, Colorado Springs, Colorado 80903. The Combined Company leases approximately 11,000 square feet of space under a lease that expires January 31, 1999 with respect to 5,100 square feet, and December 31, 1999 with respect to the remainder. CSI pays approximately $10,720 per month for such space. See "Certain Transactions."

  GlobalTel leases approximately 4,800 square feet of office space for its headquarters and operations center at 1520 Eastlake Avenue East, Seattle, Washington 98102 under a lease that expires on December 31, 1998 and requires monthly payments of $5,850. In addition, GlobalTel leases approximately 1,500 square feet of space in Los Angeles, California, for switch equipment under a lease that expires on June 30, 2006 and requires monthly payments of $5,040.

  ITC leases approximately 2,310 square feet for its executive offices at 290 Pratt Road, Meriden, Connecticut 06450 at a rate of approximately $2,380 per month. ITC leases approximately 1,027 square feet for its switching center at 110 East Broward Boulevard, Suite 610, Ft. Lauderdale, Florida 33301 at a rate of approximately $4,225 per month.

  In the opinion of management, each of the properties is adequately covered by insurance and is suitable for each of such properties' current and intended future uses. Following completion of the offering, the Combined Company intends to evaluate and may sub-lease certain properties in order to optimize operating efficiencies.

LEGAL PROCEEDINGS

  In November 1997, WorldCom commenced an action entitled "WorldCom, Inc. v. International Telephone Company d/b/a Interglobal Telephone Company" against ITC in Connecticut state court (Docket No. CV-970407418, Superior Court, J.D. of New Haven) seeking damages of approximately $1.1 million for alleged past due carrier bills. ITC believes it has meritorious defenses to the suit. ITC intends to vigorously defend its position and will attempt to reach a settlement with this carrier.

  In addition, in the ordinary course of business, the Combined Company may become a party to legal proceedings, the outcome of which, singly or in the aggregate, is not expected to be material to the Combined Company's business, financial condition and results of operations. The Combined Company intends to aggressively pursue collection of debts, including those owed by a former independent sales agent in Singapore.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

  The following table contains the name, age and position with the Combined Company of each executive officer and director of the Combined Company as of the date of this Prospectus.

       NAME               AGE         POSITION WITH THE COMBINED COMPANY
       ----               ---         ----------------------------------
Ronald P. Erickson......   54 Chairman of the Board (upon completion of the
                              GlobalTel Merger)
Robert A. Spade.........   51 Chief Executive Officer and Vice
                              Chairman of the Board (upon completion of the
                              GlobalTel Merger)
Patrick R. Scanlon......   52 President, Chief Operating Officer and
                              Director
Daniel R. Hudspeth......   35 Chief Financial Officer, Secretary and Treasurer
German F. H. Burtscher..   39 Vice President
Philip A. Thomas........   55 Vice President and General Manager (upon completion
                              of the ITC Acquisition)
Dean H. Cary............   49 Director
Richard F. Nipert.......   41 Director
Charles A. Shields......   53 Director
Bruce L. Crockett.......   54 Director (upon completion of the GlobalTel Merger)
Lyman C. Hamilton.......   72 Director (upon completion of the GlobalTel Merger)
Michael S. Brownfield...   58 Director (upon completion of the GlobalTel Merger)

  Officers are appointed by and serve at the discretion of the Board of Directors. Each director holds office until the next annual meeting of shareholders or until a successor has been duly elected and qualified. All of the Combined Company's officers devote full-time to the Combined Company's business and affairs.

  Ronald P. Erickson has served as Chairman of the Board, President, Chief Executive Officer and a Director of GlobalTel since January 1996 and will serve as Chairman of the Board of the Combined Company following the GlobalTel Merger. From August 1994 to January 1996, he was Managing Director of Globalvision L.L.C., an international strategic consulting firm. From September 1992 to August 1994, he served variously as Chairman and Vice Chairman of the Board, President and Chief Executive Officer of Egghead Software, Inc., a retailer of software and computer peripheral products. He was also the co-founder and a director of Microrim, Inc., a database software developer from November 1981 to May 1992. Currently, he is a director of ITEX Corporation, a trading and financial services company, Westower Corporation, a wireless communications infrastructure company, Intrinsyc Software, Inc., a developer of software tools and components, IBNET and eCHARGE Corporation, an internet billing company, where he is also Chairman of the Board. Mr. Erickson received a B.A. degree from Central Washington University, an M.A. degree from the University of Wyoming and a J.D. from the University of California, Davis, School of Law.

  Robert A. Spade has been the Chairman of the Board since March 1994 and CSI's Chief Executive Officer since January 1995. Upon completion of the GlobalTel Merger, Mr. Spade will become Vice Chairman of the Board. Mr. Spade also served as President of CSI from April 1995 to June 1997 and as the Treasurer CSI from April 1995 to July 1996. From 1994 to 1995, Mr. Spade was an Adjunct Professor of International Corporate Finance with, and was a director of, the International School of Management in Colorado Springs. In 1991, Mr.

Spade founded Diamante Properties, Inc. ("Diamante"), a company engaged in commercial real estate. He served as President of Diamante from inception through 1995 and currently serves as its Chairman and Secretary. Mr. Spade is a director of MedPlus Corporation, a company that operates a workers' compensation medical clinic and arranges financing for patients. He was a director of World Information Networks On The Net, Inc. ("WIN"), a company that provides Internet access, designs web pages and broadcasts facsimiles via the Internet, from August 1995 to March 1997. Mr. Spade received a Masters degree from the Johns Hopkins School of Advanced International Studies and B.A. degree from University of California, Santa Barbara in Economics and Hispanic Civilization. Mr. Spade is fluent in Spanish and Portuguese.

  Patrick R. Scanlon has been President and Chief Operating Officer of CSI since June 1997 and a director of CSI since January 1996. He also served as Treasurer from June 1997 to December 1997. From May 1991 to June 1996 Mr. Scanlon served as Executive Vice President of BRC Imagination Arts, Inc., a designer and producer of custom exhibits and attractions for world fairs, aquariums, theme parks and visitor centers. Prior to that time, Mr. Scanlon was with Walt Disney Imagineering, the theme park design, engineering, production, and construction division of the Walt Disney Company, for 18 years, most recently as Senior Vice President. Mr. Scanlon is also an owner and partner in a number of real estate ventures, and has served on the Boards of Directors of the Theme Entertainment Association, the Angeles Chorale, and The Learning Company. Mr. Scanlon received an M.S. degree in Finance from the UCLA Graduate School of Management and a B.A. degree in Economics from the University of California, Santa Barbara.

  Daniel R. Hudspeth has been Chief Financial Officer and Treasurer of CSI since December 1997. From October 1995 to December 1997, Mr. Hudspeth served as Chief Financial Officer and Corporate Secretary of Wireless Telecom, Inc., a company that distributes wireless data products and services for the telecommunications and computer industries. From January 1995 to October 1995, he was Vice President and Corporate Controller of CWE, Inc., a publicly traded computer retail company. From August 1992 to January 1995, Mr. Hudspeth was Vice President of Finance and Administration and Treasurer of OfficeScapes Business Furniture, and from July 1985 to August 1992, he was an Audit Manager of Emerging Business Services for Deloitte & Touche LLP. Mr. Hudspeth is a Certified Public Accountant in Colorado and a member of the Colorado Society of Certified Public Accountants and the American Institute of Certified Public Accountants. He received his B.S. degree in Business Administration from Colorado State University.

  German F. H. Burtscher has served as GlobalTel's Senior Vice President, Marketing and Sales since February 1997 and served as its Vice President, Strategic Marketing and Product Development from October 1995 to February 1997 and will serve as a Vice President of the Combined Company following the GlobalTel Merger. In January 1995, he co-founded Ratsten International Telecommunications, Inc., a telecommunications services provider, and served as its President until October 1995. He also served as Regional Sales Manager and Senior Account Executive of World Call Telecommunications, a long distance telephone carrier, from June 1992 to January 1995. Mr. Burtscher received a B.A. degree in Business and Sociology from the University of Austria, Innsbruck and an M.B.A. degree in Finance and International Marketing from the University of Austria, Graz.

  Philip A. Thomas will become Vice President and General Manager of CSI upon the closing of this offering. Mr. Thomas was a co-founder and has served as Vice President of Operations of ITC since March 1993. From 1990 until 1993, Mr. Thomas was a partner of Thomas Powell and Associates, a software developer for voice mail systems, automated attendants and international call-reorigination systems. From 1977 until 1990, Mr. Thomas was principal of Thomas Business Systems, Inc., a computer hardware dealer. Mr. Thomas received his H.N.D. degree in Applied Physics from the Farnborough (England) College of Technology.

  Dean H. Cary has been a director of CSI since January 1997. Since November 1995 he has served as Executive Director and President of Forval International Telecommunications, Inc., an international long distance carrier based in Japan. From November 1993 to November 1995, he served as Executive Vice President of Viatel, Inc., one of CSI's principal competitors. In 1992 he formed Paragon Management Group, a business engaged in strategic and business planning, and served as its President. From 1988 to 1992, he was the Vice

                    PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Combined Company's Common Stock as of March 31, 1998 assuming completion of the GlobalTel Merger and as adjusted to reflect the sale of the Common Stock offered by this Prospectus, by (i) each person who is known by the Combined Company to own beneficially more than 5% of the Combined Company's outstanding Common Stock, (ii) each of the Combined Company's executive officers and directors, (iii) each of the Selling Shareholders and
(iv) all executive officers and directors as a group. Common Stock not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire shares within 60 days are treated as outstanding only when determining the amount and percentage of Common Stock owned by such individual. Except as noted, each person has sole voting and investment power with respect to the shares shown. Unless otherwise indicated, the address of each person listed is the Combined Company's address, 8 South Nevada Avenue, Colorado Springs, Colorado 80903.

                               SHARES BENEFICIALLY        NUMBER OF
                             OWNED PRIOR TO OFFERING     SHARES TO BE PERCENTAGE
                             -------------------------     SOLD IN    OWNED AFTER
     NAME AND ADDRESS         NUMBER(1)      PERCENT     THE OFFERING  OFFERING
     ----------------        -------------- ----------   ------------ -----------
DIRECTORS AND EXECUTIVE
 OFFICERS:
Ronald P. Erickson(2)......         196,554        3.7%       --          2.1%
Robert A. Spade(3).........         712,684       13.6        --          7.7
Patrick R. Scanlon(4)......          44,444          *        --            *
Daniel R. Hudspeth.........              --         --        --           --
Philip A. Thomas(5)........              --         --        --           --
Dean H. Cary(6)............          53,333        1.0        --            *
 71 Burnwood Lane
 Upper Saddle River, NJ
 07458
Richard F. Nipert(7).......          12,000          *        --            *
 1140 Grant Street, Suite
 100
 Denver, CO 80203
Charles A. Shields(8)......          23,333          *        --            *
Bruce L. Crockett(9).......           6,979          *        --            *
Lyman C. Hamilton(10)......           3,267          *        --            *
Michael S. Brownfield(11)..         170,418        3.2        --          1.8
All directors and executive
 officers as a group
 (11 persons)(12)..........       1,223,012       22.3        --         12.9
OTHER PRINCIPAL SHAREHOLD-
 ERS:
James L. Williams(13)......         324,756        6.2        --          3.5
 123 Vientos Road
 Camarillo, CA 93010
Steven S.V. Wong(14).......         762,949       12.9        --          7.7
 20 Queen Astrid Park
 Singapore 266824
DuPont Ltd.(15)............         636,044       11.0        --          6.5
 20 Queen Astrid Park
 Singapore 266824
PBIG-GTR Partners                   198,884        3.7        --          2.1
 L.P.(16)..................
SELLING SHAREHOLDERS:

--------
 * Less than 1%.

 (1) Shares outstanding before offering include Bridge Shares to be issued immediately prior to this offering and 1,626,489 shares of Common Stock issued in connection with the GlobalTel Merger and the sale of 74,074 shares of Common Stock in May 1998.

 (2) Includes 17,094 shares of Common Stock issuable upon conversion of outstanding warrants, 109,846 shares of Common Stock issuable upon exercise of options, and 44,101 shares of Common Stock held by North

COMPENSATION OF DIRECTORS

  Directors who are also employees of CSI receive no additional compensation for serving as directors. Certain non-employee directors have each received options to purchase 12,500 shares of Common Stock at the time they commenced service on the Board of Directors. The options are exercisable at the bid price of the Common Stock at the date of grant. The options vest 20% per year over five years from the date of grant. CSI reimburses all of its directors for travel and out-of-pocket expenses in connection with their attendance at meetings of the Board of Directors and for carrying out various board-directed assignments for the benefits of CSI.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  CSI's Articles of Incorporation eliminate the personal liability of its directors to CSI and its shareholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. CSI's Bylaws provide that CSI will indemnify its officers and directors to the fullest extent permitted by law. In addition, CSI carries officers' and directors' liability insurance with an annual $1 million aggregate limit. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of CSI pursuant to the foregoing provisions, or otherwise, CSI has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

KEY EMPLOYEES

  Stuart Agranoff has been CSI's Director of Technical Operations since September 1997 and a senior engineer for CSI since January 1996. From 1992 to 1996, Mr. Agranoff worked as an Associate Engineer for Kaman Sciences Corporation. From 1984 to 1992 he served in the United States Navy where he worked as an Aircraft Intermediate Maintenance Department Supervisor and as a Senior Communication/Navigation Technician. Mr. Agranoff earned his degree in Electronics Technology from the University of Phoenix.

  Keith Busch has been CSI's Director of Business Development in Asia since December 1997. Mr. Busch previously served as President of two other call-reorigination providers. From 1996 to 1997 he founded and served as President of American Fone Network, and from 1995 to 1996 he served as President of Rapid Link USA. Mr. Busch also previously worked as the International Sales Manager for Premiere Communications, an international calling card company. He earned his B.A. Degree from the University of Washington.

  Ronald Fox has served as GlobalTel's Senior Vice President since October 1997, as President of GlobalTel's subsidiary, Primecall, Inc., since September 1997, and as a Director of GlobalTel since December 1997. From January 1994 to February 1997, he served as Vice President of Hi Rim Communications, Inc., an international facilities-based telecommunications carrier. In April 1997, subsequent to Mr. Fox's resignation as an officer, Hi Rim Communications, Inc. filed a petition under the federal bankruptcy laws in the United States Bankruptcy Court for the District of Nevada. From June 1988 to March 1994, he served as President of Ronald B. Fox & Associates, a telecommunications consulting firm. From 1983 to 1988, Mr. Fox served as National Sales Director of CMI Corporation. From 1981 to 1983, he served as President of National Tel Data Corporation. Mr. Fox received an A.S. degree in Business Marketing from Lansing Community College.

  Brian Louviere has served as GlobalTel's Chief Technology Officer since February 1998. Until 1998, Mr. Louviere previously served as Director, Service Delivery and Customer Care for Pacific Bell Network Integration. From 1991 to 1996, Mr. Louviere served in various positions with Pacific Bell including Senior Product Manager. From 1979 to 1990, he served in various marketing and product development positions at BT Tymnet. He received a B.S. degree in computer science and mathematics from McNeese State University.

  Mark Lyons has been CSI's Director of Sales and Marketing since November 1996. From 1990 to 1996 he worked for Sprint as its Senior Business Services Representative. He previously worked as a Branch Manager for Norwest Bank and First Interstate Bank. He received a B.S. degree in Finance from Utah State University in 1983 and has earned graduate credits in telecommunications from the University of Denver.

  John Spade has been CSI's Director of Technology and Development since September 1997 and Special Projects Manager since March 1997. He has been an employee of CSI since August 1996. From August 1995 to July 1996, Mr. Spade was Vice President and a director of WIN, an Internet services provider. In 1994, he received his B.A. degree from Chico State University, where he also taught courses on Economics and the Internet. John Spade is the son of Robert A. Spade.

  Sean Thomas will become CSI's Director of Business Development in Europe upon the closing of this Offering. Mr. Thomas was a co-founder of ITC in 1993 and served as Vice President of Sales of ITC since November 1996. From 1991 to 1993, Mr. Thomas served as Sales Manager with Connecticut Computer Technologies. Mr. Thomas attended Loyola University in New Orleans. Mr. Thomas is the son of Philip A. Thomas.

CONSULTING AGREEMENT

  CSI has entered into a consulting agreement with Gary Kamienski, who developed the LINK-US technology for CSI. Pursuant to Mr. Kamienski's agreement, dated September 19, 1996, Mr. Kamienski transferred the LINK-US switch technology to the Combined Company. The Combined Company agreed to pay the costs of installation and associated costs for LINK-US, and to pay Mr. Kamienski a monthly royalty equal to 4% of the Combined Company's gross revenue related to LINK-US. The Combined Company has the option to buy out the royalty for an amount equal to $2.5 million. In addition, for each installation of LINK-US, the Combined Company has agreed to pay Mr. Kamienski a flat fee of $1,500 if such installation produces gross revenue between $10,000 and $20,000 in its first full billing month of operation, and a flat fee of $3,000 if such revenue exceeds $20,000 in its first full billing month of operation. In addition, Mr. Kamienski agrees to provide ongoing maintenance, support and consulting with respect to LINK-US for as long as the system is in operation at a rate of $5,200 per month. The agreement will remain in effect for as long as the LINK-US technology is operational or until September 1, 2006, unless earlier terminated. The agreement may be terminated by either party upon 30 days notice to the other of a material default or consummation of the buy out of Mr. Kamienski's royalties. Mr. Kamienski has agreed not to develop or market any technology similar to LINK-US which in any way might compete with the Combined Company for the lesser of ten years or the period of time the Combined Company is utilizing the LINK-US technology.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth certain compensation awarded to, earned by or paid to CSI's Chief Executive Officer (the "Named Executive Officer"). No other executive officer of CSI received annual salary and bonus exceeded $100,000 in the twelve months ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                        LONG-TERM
                                                       COMPENSATION
                                                          AWARDS
                                            ANNUAL     ------------
                                         COMPENSATION   SECURITIES
                                CALENDAR -------------  UNDERLYING   ALL OTHER
      NAME AND POSITION           YEAR   SALARY  BONUS   OPTIONS    COMPENSATION
      -----------------         -------- ------- ----- ------------ ------------
Robert A. Spade
 Vice-Chairman and Chief
 Executive Officer.........       1997   $90,374   --     25,000         --
                                  1996    67,500   --      3,250         --
                                  1995    41,000   --      2,500         --

 Option Grants Table

  The following table contains information concerning stock option grants made to the Named Executive Officer during the eight months ended December 31, 1997. See "--Stock Option Plan" for information relating to vesting and exercise terms.

           OPTION GRANTS IN THE EIGHT MONTHS ENDED DECEMBER 31, 1997

                                        INDIVIDUAL GRANTS
                         ------------------------------------------------
                                       % OF TOTAL
                                         OPTIONS
                         NUMBER OF     GRANTED TO                          POTENTIAL REALIZABLE
                         SECURITIES     EMPLOYEES     EXERCISE               VALUE AT ASSUMED
                         UNDERLYING   IN THE EIGHT     PRICE              ANNUAL RATES OF STOCK
                          OPTIONS     MONTHS ENDED      PER    EXPIRATION PRICE APPRECIATION FOR
       NAME               GRANTED   DECEMBER 31, 1997  SHARE      DATE       OPTION TERMS(1)
       ----              ---------- ----------------- -------- ---------- ----------------------
                                                                              5%         10%
                                                                          ---------- -----------
Robert A. Spade.........   25,000         31.1%        $1.78    8/29/07   $   27,986 $   709,221

--------
(1) Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Combined Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Combined Company, overall market conditions and the option holders' continued employment through the vesting period.

  Option Values. The following table contains information concerning options to purchase Common Stock held by the Named Executive Officer as of December 31, 1997. The Named Executive Officer did not exercise any stock options during 1997.

                          1997 YEAR-END OPTION VALUES

                         NUMBER OF SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                DECEMBER 31, 1997                  DECEMBER 31, 1997 (1)
                         -----------------------------------     -------------------------
       NAME               EXERCISABLE        UNEXERCISABLE       EXERCISABLE UNEXERCISABLE
       ----              ---------------    ----------------     ----------- -------------
Robert A. Spade.........              5,750              25,000    $5,813       $44,531

--------
(1) Options are "in the money" if the fair market value of the underlying securities exceeds the exercise price of the options. The exercise prices for all options granted to the Named Executive Officer was equivalent to the fair market value of the Common Stock of the Combined Company, as determined by the Board of Directors, as of December 31, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation Committee was an officer, former officer or employee of CSI, GlobalTel, ITC or their subsidiaries or had any relationship with such companies of the type requiring disclosure in "Certain Transactions." No executive officer of the Combined Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Combined Company's Board of Directors or Compensation Committee.

EMPLOYMENT AGREEMENTS

  The Combined Company has entered into employment agreements with each of Messrs. Spade, Scanlon and Hudspeth (collectively, the "Executives") for a term of one year. The employment agreements provide for an annual salary of $175,000, $175,000 and $125,000 for Messrs. Spade, Scanlon and Hudspeth, respectively. The Combined Company may terminate any Executive's employment only for cause as defined in his respective agreement. The Executives may also be entitled to receive bonuses pursuant to any cash bonus plan adopted by the Board of Directors. Pursuant to their respective employment agreement, each Executive agreed not to compete with the Combined Company for a period of three years following termination of his employment. The Combined Company anticipates entering into employment agreements with Messrs. Erickson, Burtscher and Fox effective upon completion of the GlobalTel Merger. Upon the completion of the ITC Acquisition, CSI will enter into one year employment agreements with Philip
A. Thomas and Sean Thomas which will provide for base salaries of $115,000 and $65,000, respectively. CSI may terminate Messrs. Thomas and Thomas only for cause (as defined in the agreements). Messrs. Thomas and Thomas have each agreed not to compete with the Combined Company for a period of six months following termination of their respective agreements. CSI intends to establish a cash bonus plan with an aggregate of less than $100,000 prior to completion of the offering.

STOCK OPTION PLAN

  In 1995, the Board of Directors adopted, and the shareholders approved, an Incentive Stock Option Plan and a Non-qualified Stock Option Plan, which in January 1998 the shareholders approved combining into one stock option plan (the "Stock Option Plan"). The Stock Option Plan allows for the issuance of stock options to officers, employees, and directors, and to consultants and advisors who render bona fide services to CSI not in connection with the issuance of securities in a capital-raising transaction. CSI has authorized 750,000 shares of Common Stock for issuance upon the exercise of options granted under the Stock Option Plan. The aggregate fair market value (measured at the time the options are granted) of all Common Stock issued pursuant to exercise of Incentive Stock Options under the Stock Option Plan to any one individual to be exercisable for the first time in any one calendar year may not exceed $100,000. The Incentive Stock Options granted under the Stock Option Plan are intended to qualify as "Incentive Stock Options" within the meaning of
Section 422 of the Internal Revenue Code. The Non-Qualified Stock Options granted under the Stock Option Plan are not intended to meet the requirements of Section 422 of the Internal Revenue Code. The Stock Option Plan is administered by the Compensation Committee. As of March 31, 1998, Non-Qualified Stock Options to purchase up to 283,625 shares of Common Stock have been granted under the Stock Option Plan. No Incentive Stock Options have been granted under the Stock Option Plan. Upon completion of the GlobalTel Merger, the Combined Company will assume the stock options granted by GlobalTel pursuant to its stock option plan. Pursuant to such obligation, the Combined Company will reserve for issuance 618,515 shares of Common Stock.

  The exercise price and period for the options granted under the plans are as determined by the Board of Directors or committee thereof. For Incentive Stock Options, the exercise price cannot be below the fair market value of the underlying Common Stock at the time the options are granted, and in the case of holders of over 10% of the combined voting power of all classes of voting stock of CSI, the exercise price cannot be below 110% of the fair market value of the underlying Common Stock at the time the options are granted. The exercise period cannot exceed ten years under the Stock Option Plan. Options may not be transferred other than by will and the laws of descent and distribution. For a period of one year from the date of this Prospectus, the Combined Company will refrain from granting any options or warrants at an exercise price of less than 85% of fair market value of the underlying security at the date of grant.

  The exercise of such options is subject to the satisfaction of any applicable withholding tax or other liabilities and any listing, registration, or qualification with any regulatory authority of the shares of Common Stock to be issued upon exercise of such options. Unless the Common Stock issuable upon exercise of the options has been registered with the Commission and any applicable state regulatory authorities, each optionee represents, by accepting such shares, that such optionee is acquiring such shares for investment and not for resale or distribution.

  The Board of Directors has reserved the right to modify or terminate the Stock Option Plan, but may not, without the affirmative vote of a majority of shares of capital stock then entitled to vote, do any of the following: abolish the committee then administering the Stock Option Plan, if any, change the qualification of its members, or withdraw the Stock Option Plan from its supervision; make any material change to the class of persons eligible to receive options; increase the total number of shares of Common Stock reserved for issuance under the Stock Option Plan; increase the number of shares for which an option is exercisable to any one employee; extend the term of the Stock Option Plan or the maximum option periods; decrease the minimum exercise price; or materially increase the benefits accruing to participants in the Stock Option Plan.

                       PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Combined Company's Common Stock as of the date hereof assuming completion of the GlobalTel Merger and as adjusted to reflect the sale of the Common Stock offered by this Prospectus, by (i) each person who is known by the Combined Company to own beneficially more than 5% of the Combined Company's outstanding Common Stock, (ii) each of the Combined Company's executive officers and directors, (iii) each of the Selling Shareholders and (iv) all executive officers and directors as a group. Common Stock not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire shares within 60 days are treated as outstanding only when determining the amount and percentage of Common Stock owned by such individual. Except as noted, each person has sole voting and investment power with respect to the shares shown. Unless otherwise indicated, the business address of each executive officer and director is the Combined Company's address, 8 South Nevada Avenue, Colorado Springs, Colorado 80903.

                               SHARES BENEFICIALLY        NUMBER OF
                             OWNED PRIOR TO OFFERING     SHARES TO BE PERCENTAGE
                             -------------------------     SOLD IN    OWNED AFTER
     NAME AND ADDRESS         NUMBER(1)      PERCENT     THE OFFERING  OFFERING
     ----------------        -------------- ----------   ------------ -----------
DIRECTORS AND EXECUTIVE
 OFFICERS:
Ronald P. Erickson(2)......         154,028        3.1%         --        1.8%
Robert A. Spade(3).........         534,513       11.0          --        6.2
Patrick R. Scanlon(4)......          33,333          *          --          *
Daniel R. Hudspeth.........              --         --          --         --
Philip A. Thomas(5)........              --         --          --         --
Dean H. Cary(6)............          40,000          *          --          *
 71 Burnwood Lane
 Upper Saddle River, NJ
 07458
Richard F. Nipert(7).......           9,000          *          --          *
 1140 Grant Street, Suite
 100
 Denver, CO 80203
Charles A. Shields(8)......          17,500          *          --          *
Bruce L. Crockett(9).......           6,131          *          --          *
Lyman C. Hamilton(10)......           2,560          *          --          *
German F.H. Burtscher                95,948        2.0          --        1.1
 (11)......................
Michael S. Brownfield(12)..         134,500        2.8          --        1.6
All directors and executive
 officers as a group
 (11 persons)(13)..........       1,027,513       20.2          --       11.6

OTHER PRINCIPAL
 SHAREHOLDERS:
James L. Williams(14)......         243,567        5.0          --        2.8
 123 Vientos Road
 Camarillo, CA 93010
Steven S.V. Wong(15).......         602,023       11.4          --        7.0
 20 Queen Astrid Park
 Singapore 266824
DuPont Ltd.(16)............         502,574        9.5          --        5.5
 20 Queen Astrid Park
 Singapore 266824
ProFutures Special Equities         738,156       14.0      68,027        7.4
 Fund, L.P.(17)............
 1310 Highway 620 South
 Austin, TX 78734

OTHER SELLING SHAREHOLDERS:
Alan Blumenfeld............          22,555          *       5,639          *
Michael Butler.............          22,555          *       5,639          *
Shahrear Ebrahimian........           3,308          *         827          *
Steven Freifeld............          15,037          *       3,759          *

Abraham B. Goldner......................................  7,518  *   1,880  *
Robert Klein............................................ 30,076  *   7,519  *
Lawrence Leiberman......................................  7,518  *   1,880  *
Allan R. Lyons.......................................... 15,037  *   3,759  *
Albert Milstein.........................................  7,518  *   1,880  *
Bruce Pomper............................................ 22,555  *   5,639  *
Mark Silverman.......................................... 22,555  *   5,639  *
Howard Silverman........................................ 15,037  *   3,759  *
Carl E. Stoops.......................................... 10,376  *   2,594  *
Arnold L. Weiner........................................ 26,766  *   6,692  *
Michael Weiss........................................... 14,947  *   3,737  *
Steven Yavors...........................................  7,518  *   1,880  *
Four M International, Inc............................... 32,218  *   8,055  *
M. Sebastian Palacios, Marco A. Palacios and Beatriz A.
 Palacios...............................................  6,443  *   1,611  *
Elsa Glorio, Marco Palacios and Beatriz Palacios........  4,027  *   1,007  *
Gonzalo Vila............................................  4,833  *   1,208  *
Ian Creese..............................................  2,857  *   1,429  *
Donald B. Gasgarth......................................  7,143  *   3,572  *
Richard L. Gilbert......................................  7,143  *   3,572  *
Sloan Financial Group Inc...............................  6,071  *   3,036  *
Jeffrey K. Zwitter......................................  7,143  *   3,572  *
Cindy Dolgin............................................ 30,076  *   7,519  *
Ken Fellus..............................................  7,518  *   1,880  *
Abe Chu................................................. 15,037  *   3,759  *
Jeffrey Levine..........................................  7,518  *   1,880  *
Alan Gibstein...........................................  9,023  *   2,256  *
Professional Edge Fund, L.C.C........................... 24,163  *   6,041  *
Merca Corporation....................................... 32,218  *   8,055  *
Bill Pergeson........................................... 20,000  *  10,000  *
Michael John............................................  7,143  *   3,572  *
Ron LeClair.............................................  7,143  *   3,572  *
Tom Rooney..............................................  3,571  *   1,786  *
Gary & Rebecca Perrine..................................  7,143  *   3,572  *

--------
 * Less than 1%.

 (1) Shares outstanding before offering include 162,286 Bridge Shares to be issued immediately prior to this offering and 1,198,779 shares of Common Stock issued in connection with the GlobalTel Merger and 888,209 shares of Common Stock to be issued in connection with certain promissory notes.

 (2) Includes 13,396 shares of Common Stock issuable upon conversion of outstanding warrants, 86,080 shares of Common Stock issuable upon exercise of options, and 34,560 shares of Common Stock held by North Willow Family L.P., a limited partnership in which Mr. Erickson and his two daughters are partners. See "Certain Transactions."

 (3) Includes 520,430 shares held of record by Mr. Spade or his spouse and 14,084 shares are issuable upon exercise of options held by Mr. Spade.

 (4) Includes 13,338 shares issuable upon exercise of options.
 (5) Excludes 98,571 shares Mr. Thomas will receive on the first anniversary of the closing of this offering in connection with the ITC Acquisition.

 (6) Includes 30,000 shares issuable upon exercise of options.

 (7) Includes 2,500 shares issuable upon exercise of options.

 (8) Includes 5,000 shares of Common Stock issuable upon exercise of warrants and 12,500 shares issuable upon exercise of stock options.

 (9) Includes 1,280 shares of Common Stock issuable upon exercise of options and shares of Common Stock issuable upon closing of the offering in connection with a GlobalTel Full Coverage Note in the principal amount of $25,000. See "Description of Securities."

(10) Includes 1,280 shares issuable upon exercise of options.

(11) Includes 9,084 shares issuable upon exercise of warrants and 41,171 shares issuable upon exercise of options.

(12) Includes 15,188 shares of Common Stock issuable upon exercise of outstanding warrants, 1,280 shares of Common Stock issuable upon exercise of options, and 19,055 shares of Common Stock issuable upon conversion of a promissory note in the principal amount of $150,000, plus accrued interest as of June 30, 1998. See "Certain Transactions."

(13) Includes 257,402 shares issuable upon exercise or conversion of outstanding securities.

(14) Includes 5,500 shares issuable upon exercise of warrants.

(15) Includes 1,280 shares of Common Stock issuable upon exercise of options, 1,888 shares of Common Stock issuable upon the closing of the offering in connection with a bridge loan promissory note in the original principal amount of $20,000 that has been repaid, 9,600 shares of Common Stock issuable upon the exercise of outstanding warrants held by Trans-Pacific Consultants Pte Ltd., 9,600 shares of Common Stock issuable upon the exercise of outstanding warrants held by Gereg Capital Corporation and 76,800 shares of Common Stock held by Gereg Capital Corporation. Includes 64,000 shares of Common Stock issuable upon the exercise of outstanding warrants and 375,411 shares of Common Stock issuable upon conversion of a $1,000,000 in principal, plus accrued interest as of June 30, 1998, pursuant to a promissory note held by Dupont Ltd. See "Certain Transactions." Mr. Wong is Chairman and a 50 percent owner of Dupont Ltd. and is Chairman and a controlling shareholder of Gereg Capital Corporation and Trans-Pacific Consultants Pte, Ltd.

(16) Includes 64,000 shares of Common Stock issuable upon exercise of outstanding warrants and 375,411 shares of Common Stock issuable upon conversion of a $2,000,000 in principal, plus accrued interest as of June 30, 1998, pursuant to a promissory note held by Dupont Ltd. See "Certain Transactions."

(17) Includes 400,000 shares of Common Stock issuable upon exercise of outstanding warrants. The principals of such holder are ProFutures Fund Management, Inc. and Golden Eye Asset Management, Inc.

                              CERTAIN TRANSACTIONS

  Unless otherwise indicated, for each transaction that involved the issuance of securities, such issuance was exempt from registration pursuant to Section 4(2) of the Securities Act as transactions not involving a public offering.

CSI

  Effective September 14, 1995, Redden Dynamics, Inc. ("Redden") was merged with and into CSI. Shareholders of Redden received a total of 204,694 shares of Common Stock of CSI in connection with the merger. At the time of the merger, Redden had no operations, minimal assets and no liabilities. CSI undertook the merger in order to enable it to have a sufficient number of shareholders to permit CSI to commence trading of its Common Stock on the OTC Bulletin Board, which occurred effective March 18, 1996. To acquire control of Redden in order to facilitate the merger, Robert A. Spade purchased approximately 80% of Redden's outstanding common stock in May 1995 from certain shareholders of Redden for $34,500. Mr. Spade was a principal shareholder, director and President of Redden and was a principal shareholder, Chief Executive Officer, President and Chairman of CSI prior to the merger. In the merger, Mr. Spade exchanged the Redden shares for 163,709 shares of Common Stock. Immediately after the merger, Mr. Spade transferred 105,917 shares of such Common Stock to 21 persons, including Mr. Nipert (2,500 shares) and Mr. Scanlon (10,000 shares).

  CSI has received periodic advances from Robert A. Spade. In April 1996, CSI issued an unsecured note payable to Mr. Spade in the principal amount of $160,000, payable on May 31, 1999 and bearing interest at 10% to reflect advances made through that date. As of March 31, 1998, the total amount of outstanding advances from Mr. Spade under the note was $149,000.

  The building in which CSI has its principal executive office is owned by a partnership, the managing general partner of which is owned by Robert A. Spade and his wife. CSI paid the partnership $37,592, $87,259 and $80,263 in lease expense for the fiscal years ended April 30, 1996 and 1997 and eight months ended December 31, 1997, respectively. Minimum lease payments for the years ending December 31, 1998 and 1999 are approximately $139,000 and $88,000 reflecting the increase in leased space from 5,100 square feet in fiscal year 1996 to 11,000 square feet commencing September 1996. See "Business-- Facilities" and the Financial Statements.

  In August 1996, CSI issued 44,769 shares of Common Stock and granted options to purchase 24,250 shares of Common Stock at $11.50 per share to certain minority shareholders of WIN in exchange for their shares of WIN Common Stock. As a result of this exchange, CSI became a shareholder of WIN. CSI then transferred the WIN shares to WIN for certain technology and equipment owned by WIN. Certain family members of Mr. Spade, who were shareholders of WIN, received options to purchase 1,250 and 14,250 shares of Common Stock respectively, in the WIN transaction. For each $6.50 WIN shareholders contributed to WIN, each shareholder received one share of CSI Common Stock. Following the WIN transaction, John Spade, who was an officer, director and a principal shareholder of WIN, became an employee of CSI. John Spade is the son of Robert A. Spade. Robert A. Spade was a director of WIN at the time of the transaction and therefore this transaction may have been at terms less favorable than one with a third party. See "Management."

  In January 1997, CSI granted Dean H. Cary, a Director of CSI, options to purchase 12,500 shares of Common Stock at $3.00 per share in connection with consulting services provided by Mr. Cary to CSI. The options vest 20% per year over five years from the date of grant; provided that vesting may be accelerated if the trading price of the Common Stock exceeds certain levels ranging from $9.00 to $25.00 per share.

  In October 1997, CSI incurred an obligation to pay $50,000 and in January 1998 granted options to purchase 25,000 shares of Common Stock at an exercise price of $1.50 per share to Mr. Cary, in each case in consideration of business consulting services.

  In March and April 1998, CSI issued $320,000 aggregate principal amount of 10% Notes. For each $10,000 principal amount of 10% Notes, the holder received warrants to purchase 1,000 shares of Common Stock at an exercise price equal to the closing bid price on the date of the 10% Notes. Three CSI directors invested in the notes, including: Richard F. Nipert, who was issued a $40,000 10% Note and granted 4,000 warrants; Charles A. Shields (and his wife Mary Jo Shields), who was issued a $50,000 10% Note and granted 5,000 warrants; Dean H. Cary, who was issued a $100,000 10% Note and granted 10,000 warrants. James L. Williams, was also issued a $40,000 10% Note and granted 4,000 warrants.

  In December 1997, Robert A. Spade and Patrick R. Scanlon each guaranteed up to $750,000 of the amounts due on the Bridge Notes in connection with the December 1997 Financing.

  Richard F. Nipert, a Director of CSI, is a partner of the law firm of Bright, Gibson and Nipert P.C., which from time to time has provided legal services to CSI. Fees paid to the firm by CSI were less than 5% of the law firm's gross revenue for each fiscal year in which they have represented CSI.

  From May through July 1998, Robert A Spade pledged the shares of Common Stock owned by him to secure payment of certain notes issued by CSI in the principal amount of $1,750,000. Mr. Spade and Patrick R. Scanlon each guaranteed the amounts due on such notes.

  Other than as set forth above, the transactions described above were on terms that CSI's Board of Directors believed to be fair to CSI and no less favorable to CSI than terms that could have been obtained from an unrelated third party.

GLOBALTEL

  In December 1995, GlobalTel acquired GFP Group. Inc. ("GFP") through the issuance of 216,791 shares of GlobalTel common stock in a one-for-one exchange for all of the outstanding capital stock of GFP. Pursuant to this transaction, North Willow Family L.P., a limited partnership in which Ronald P. Erickson, GlobalTel's Chairman, President and Chief Executive Officer, and his two daughters are limited partners, was issued 54,000 shares of GlobalTel common stock; and Sirius International Communications, a general partnership in which German F. H. Burtscher, GlobalTel's Senior Vice President, Marketing and Sales, and Frank Krentzman, a former director and former Senior Vice President of GlobalTel, were the sole partners, was issued 95,751 shares of GlobalTel common stock. In connection with the acquisition, GlobalTel also agreed to issue to each of Messrs. Burtscher and Krentzman 30,000 shares of GlobalTel common stock, and to grant Mr. Erickson an option to purchase 30,000 shares of GlobalTel common stock, all conditioned upon GlobalTel obtaining certain financing as determined by GlobalTel's Board of Directors. Additionally, GlobalTel assumed GFP's obligations under employment agreements with Messrs. Erickson and Burtscher. By mutual consent of the parties, the terms of these employment agreements were never performed.

  In December 1995, as part of GlobalTel's acquisition of GFP, GlobalTel assumed GFP's obligations under two demand promissory notes totaling $70,000 that are payable to Michael S. Brownfield, who will become a director of the Combined Company upon completion of the GlobalTel Merger, both bearing interest at a rate of 10% per annum, increasing to 12% per annum when the notes are past due. Both of these notes are secured by a pledge of certain shares of GFP stock held by GlobalTel. In connection with the assumption of these notes, GlobalTel also issued to Mr. Brownfield a warrant to purchase for nominal consideration 5,679 shares of GlobalTel common stock. Concurrently therewith, GlobalTel sold to Mr. Brownfield 90,909 shares of GlobalTel common stock for a purchase price of $5.50 per share and granted Mr. Brownfield a warrant to purchase 9,091 shares of GlobalTel common stock at an exercise price of $5.50 per share.

  In November 1995, Gereg Capital Corporation ("Gereg") purchased 120,000 shares of GlobalTel common stock from GlobalTel for a purchase price of $5.50 per share. In consideration of this purchase of GlobalTel common stock, GlobalTel granted Gereg a warrant to purchase 12,000 shares of GlobalTel common stock. The warrant has an exercise price of $5.50 per share and expires on December 29, 1998. Stephen S.V. Wong, a former director of GlobalTel, is Chairman and a controlling shareholder of Gereg.

  In April 1997, GlobalTel entered into an Exclusive Services and Marketing Agreement with IBNET. See "Business--Sales and Marketing." Pursuant to this agreement, GlobalTel granted to IBNET a warrant to purchase 2,000 shares of GlobalTel common stock, and will grant additional warrants if GlobalTel reaches certain revenue targets. The warrants all have an exercise price of $5.50 per GlobalTel share and expire three years from the date of grant. GlobalTel also agreed to pay IBNET certain fees based upon a percentage of GlobalTel's gross margin for services purchased by customers referred to GlobalTel by IBNET. In return, IBNET agreed to issue to GlobalTel 100,000 shares of common stock of IBNET. Bruce L. Crockett, Ronald P. Erickson and Lyman C. Hamilton are directors of IBNET, and each holds options to purchase 50,000 shares of IBNET's common stock. In addition, Mr. Hamilton owns 100,000 shares of IBNET's common stock (or approximately 2% of IBNET's total outstanding common stock).

  GlobalTel has issued convertible promissory notes and GlobalTel Full Coverage Notes in connection with loans by several directors and executive officers of GlobalTel, including Messrs. Erickson and Brownfield. For a description of the terms of these notes, see "Description of Securities--Description of Indebtedness." The following table describes promissory notes issued by GlobalTel to persons who will become directors or executive officers of the Combined Company and to Stephen S. V. Wong and his affiliates, which will hold more than 5% of the Combined Company's outstanding Common Stock after completion of the offering and the GlobalTel Merger. See "Principal Shareholders."

                NAME                 DATE OF LOAN PRINCIPAL AMOUNT     MATURITY
                ----                 ------------ ----------------     --------
Michael S. Brownfield...............    10/95        $   50,000(2)(10)   1/96
                                        11/95            20,000(2)(10)   2/96
                                         2/96           100,000(1)(2)    2/97
                                         4/96           300,000(1)(2)    4/97
                                        10/97           150,000(1)       3/99
                                        11/97            25,000(3)        (4)
Ronald P. Erickson..................     6/96           150,000(1)(5)    6/97
ITEX Corporation (/6/)..............    12/97           200,000(3)        (4)
Gereg Capital Corporation...........    10/96           150,000(1)(7)   10/97
Dupont Ltd.(/8/)....................    11/96           500,000(1)(9)    5/98
                                         4/97         2,000,000(1)      12/99

--------
(1) Convertible note. See "Description of Securities--Description of Indebtedness--GlobalTel Convertible Notes."
(2) In November 1997, Mr. Brownfield agreed to convert $235,000 in principal plus interest accrued thereon owed under past due promissory notes into shares of common stock of GlobalTel. Mr. Brownfield also agreed to reschedule an additional $235,000 in principal plus accrued interest owed under past due promissory notes into this new note.
(3) GlobalTel Full Coverage Note. See "Description of Securities--Description of Indebtedness--GlobalTel Full Coverage Notes."
(4) See "Description of Securities--Description of Indebtedness--GlobalTel Full Coverage Notes." In consideration of the above loans, GlobalTel granted warrants to purchase GlobalTel common stock or, in the case of the GlobalTel Full Coverage Notes, the right to receive shares of GlobalTel common stock upon closing of an initial public offering of GlobalTel's securities.

(5) In November 1997, Mr. Erickson converted $171,805 in principal and accrued interest under this note into shares of GlobalTel common stock.
(6) A company of which Ronald P. Erickson is a director.
(7) This note was repaid in full in April 1997.
(8) Stephen S.V. Wong is chairman and a 50% owner of this company.
(9) In September 1997, Dupont Ltd. converted the full amount of principal and accrued interest under the note into shares of GlobalTel common stock.

(10) Demand note.

  The following table describes the warrants issued or GlobalTel shares issuable by GlobalTel to persons who will become directors or executive officers of the Combined Company and to Stephen S.V. Wong and his affiliates, which will hold more than 5% of the Combined Company's outstanding Common Stock after completion of the offering and the GlobalTel Merger.

                             WARRANTS/GLOBALTEL
            NAME                   SHARES       ISSUE DATE EXERCISE PRICE
            ----             ------------------ ---------- --------------
Michael S. Brownfield.......       90,909            12/95
                                    2,000            10/97     $5.50(2)
                                   11,360        4/96-2/98     $5.50(2)(3)
                                    9,371            11/96     $5.50(2)
                                    5,679            10/97
                                    5,580            12/97
                                   50,484            11/97
                                   29,773            10/97
                                    2,000             3/98
                                    3,000             8/98     $5.50(2)(3)
Ronald P. Erickson..........       31,237            11/97
                                   19,131             8/97     $0.05(2)
                                  134,500       12/96-3/98     $5.50(1)
                                    1,800             6/96     $5.50(2)(3)
                                   54,000            12/95
German F. H. Burtscher......       71,395            12/95
                                   14,194             8/97     $0.05(2)
                                   64,329        6/96-3/98     $5.50(1)
ITEX Capital Corporation....       89,286            12/97
Gereg Capital Corporation...      120,000            12/95
                                   12,000            12/95     $5.50(2)
                                    3,000            10/96     $5.50(2)(3)
Dupont Ltd..................       98,693             9/97
                                  100,000       11/96-7/97     $5.50(2)(3)
                                  586,580             4/97     $3.85(4)
Trans-Pacific Consultants
 Pte. Ltd...................       15,000             4/96     $5.50(2)(3)

(1) Such options expire 10 years from date of issuance.
(2) Such warrants expire three years from date of issuance.
(3) Issued in connection with the purchase of notes from GlobalTel.
(4) Convertible note.

  The following table shows the amounts outstanding under GlobalTel notes to the foregoing persons as of March 31, 1998. See "Use of Proceeds."

                                                                  OUTSTANDING
                                                                   PRINCIPAL
                                                                     AMOUNT
                                                                 --------------
   NAME
   ----
Michael S. Brownfield........................................... $  410,000
Ronald P. Erickson..............................................        --
ITEX Corporation................................................    200,000
Gereg Capital Corporation.......................................        --
Dupont Ltd......................................................  2,000,000
Trans-Pacific Consultants Pte. Ltd..............................        --

  In November 1997, Stephen S.V. Wong loaned GlobalTel $25,000 pursuant to a promissory note bearing interest at a rate of 10% per annum, increasing to 15% after default. This note was repaid in full in December 1997.

  In May, June and July 1998, GlobalTel borrowed an aggregate of $600,000 from CSI. Repayment of such indebtedness was guaranteed by Ronald P. Erickson.

  Other than as set forth above, the transactions described above were on terms that GlobalTel's Board of Directors believed to be fair to GlobalTel and no less favorable to GlobalTel than terms that could have been obtained from an unrelated party.

ITC

   In August 1997, CSI entered into a Reciprocal Telecommunications Agreement with ITC. In April 1998, CSI entered into an agreement with ITC and its shareholders, Lynch Family, LLC, Sean Thomas and Philip Thomas by which CSI will purchase all of the outstanding common stock of ITC from its shareholders. Upon consummation of this offering and the ITC Acquisition, Lynch Family, LLC and Messrs. Thomas and Thomas will receive an aggregate of $3.3 million in cash and 295,714 shares of Common Stock based on an assumed initial offering price of $7.00 per share to be issued on the first anniversary of the closing of this offering. Furthermore, John Lynch, the manager of Lynch Family, LLC, will enter into a one year consulting agreement with the Combined Company under which he will receive $125,000, and Philip Thomas and Sean Thomas will enter into one year employment agreements with the Combined Company under which they will receive annual salaries of $115,000 and $65,000, respectively. See "The Acquisitions" and "Management."

  In December 1997, CSI paid $178,000 to ITC in consideration of consulting services provided by ITC in negotiating an agreement with a carrier on behalf of CSI.

  The Combined Company has adopted a policy that future transactions between the Combined Company and its officers, directors and 5% or more shareholders are subject to approval by a majority of the disinterested directors of the Combined Company. Any such transactions will be on terms believed to be no less favorable than could be obtained from unaffiliated parties.

TRANSACTIONS WITH PROMOTERS

  CSI believes that Messrs. Robert A. Spade and James L. Williams may be considered "founders" or "promoters" of CSI. In addition to the transactions referenced in "Certain Transactions," Mr. Spade purchased 567,356 shares of Common Stock from CSI at various times from April 1993 to December 1994 at prices ranging from $.72 per share to $1.20 per share.

  Mr. Williams purchased 173,843 shares of Common Stock from CSI at various times from April 1993 to June 1995 at prices ranging from $.76 to $2.08 per share. Mr. Williams also acquired 67,750 shares from Mr. Spade at various times from August 1993 to December 1994. Mr. Williams has received approximately $38,400 from CSI as compensation for services in connection with equity and debt financings by CSI. In addition, Mr. Williams loaned $40,000 to CSI and received a 10% convertible note in October 1996 that he converted into shares of Common Stock in January 1997. In connection with the note, Mr. Williams received warrants to purchase 1,000 shares of Common Stock at $5.50 per share. In June 1997, Mr. Williams purchased an additional 10% convertible note with a $20,000 principal amount. In connection therewith, he received a warrant to purchase 500 shares of Common Stock at an exercise price of $2.12 per share. In October 1997, Mr. Williams purchased 10,000 shares of Common Stock for $2.20 per share in a private placement. In March 1998, Mr. Williams loaned $40,000 to CSI and received a note bearing interest at 10% per annum. In connection therewith, he received a warrant to purchase 4,000 shares of common stock at an exercise price of $3.62 per share.

  CSI used the proceeds from the sales of Common Stock discussed above to fund its operations. CSI believes that these transactions were conducted on terms that were fair and reasonable to CSI and at prices that approximated the fair market value of the Common Stock at the time of the transactions. See "Principal Shareholders."

  All future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to the Combined Company than those that can be obtained from unaffiliated third parties. All future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of the Combined Company's independent directors who do not have an interest in the transactions and who have access, at the Combined Company's expense, to the Combined Company's or independent legal counsel.

                           DESCRIPTION OF SECURITIES

  The authorized capital stock of CSI consists of 25,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of Preferred Stock, no par value per share.

COMMON STOCK

  Upon consummation of the offering, 8,617,508 shares of Common Stock will be issued and outstanding (assuming no options are exercised after March 31, 1998, and assuming the Underwriters' over-allotment option is not exercised). If the over-allotment option is exercised in full, 9,217,508 shares of Common Stock will be issued and outstanding.

  Holders of Common Stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of CSI's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid in the foreseeable future. See "Dividend Policy." Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by CSI. Except for 17,500 shares which were purchased with a note, which is outstanding, all of the outstanding shares of Common Stock are fully paid and non-assessable and all of the shares of Common Stock offered hereby will be, upon issuance, fully paid and non-assessable.

PREFERRED STOCK

  The Board of Directors has the authority, without further shareholder approval, to issue up to 5,000,000 shares of Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of CSI. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuances could have the effect of decreasing the market price of the Common Stock. As of the closing of this offering, no shares of Preferred Stock will be outstanding and CSI currently has no plans to issue any shares of Preferred Stock. The Combined Company has agreed that (i) no shares of Preferred Stock will be issued to promoters, officers or directors of the Combined Company on terms different from which such shares will be issued generally and (ii) the Combined Company's non-employee directors must ratify all issuances of Preferred Stock.

DESCRIPTION OF INDEBTEDNESS

  Mandatorily Redeemable Convertible Promissory Notes. In December 1997, CSI issued Bridge Notes in an aggregate principal amount of $2.8 million. Interest on the Bridge Notes is payable at a rate of 10% per annum, semi-annually. The aggregate outstanding principal amount of the Bridge Notes is due five days following the closing of this offering. Robert A. Spade, the Chairman and Chief Executive Officer of CSI, and Patrick R. Scanlon, the President and Chief Operating Officer of CSI, each guaranteed payment of the Bridge Notes for up to $750,000. For each $100,000 of principal amount of the Bridge Notes, the holder will receive 5,714 Bridge Shares upon the closing of this offering, based on a $7.00 per share initial offering price. CSI granted to the investors a security interest in all of the assets of CSI. The Bridge Notes require that CSI pay all accrued interest to such investors on June 30, 1998. CSI has not made such payment. Although as of the date of this Prospectus no investor has declared CSI in default on the Bridges Notes, there can be no assurance an investor will not do so. In the event of a default, the investors could declare CSI's indebtedness to become immediately due and payable and could foreclose on all of CSI's assets.

  10% Notes. From October 1996 through July 1997, CSI issued unsecured convertible promissory notes (the "10% Notes") in an aggregate principal amount of $415,000. Interest on the 10% Notes is payable at a rate of 10% per annum, semi-annually, commencing on March 31, 1997 and continuing until the maturity date, which is two years from the respective dates of investment. The aggregate outstanding principal amount of the 10% Notes is due on the maturity date. The 10% Notes may be converted into shares of Common Stock at a conversion price of 90% of the average high bid and low asked price of the Common Stock on the day before conversion. CSI may prepay any of the 10% Notes in full at any time without penalty, and any note holders may cause CSI to repay such holder's note at the end of each six-month period that any principal is outstanding upon 30 days written notice. As of March 31, 1998, $385,000 principal amount of 10% Notes have been converted. For each $10,000 of principal amount of the 10% Notes, the holder received warrants to purchase 250 shares of Common Stock of CSI at an exercise price equal to the closing bid price of the Common Stock on the date of the 10% Notes.

  12% Notes. In May and July 1998, CSI issued secured promissory notes (the "12% Notes") in an aggregate principal amount of $1,750,000. Interest on the 12% Notes is payable at a rate of 12% per annum and is due and payable on the maturity date, which is the date of the completion of this offering. For each $1,000 of principal amount of 12% Notes purchased, the holder received warrants to purchase 200 shares of Common Stock at an exercise price of $5.60 per share. The shares of Common Stock underlying the warrants are included among the Registered Securityholders' Shares. In July 1998, the holder agreed to exchange $1 million principal amount of such 12% Notes upon the closing of this offering in consideration of 204,079 shares of Common Stock and certain registration rights with respect to such shares.

  15% Notes. From February 1997 through March 1997, CSI issued $85,000 aggregate principal amount of the 15% Notes. Interest on the 15% Notes, and the aggregate outstanding principal amount of the 15% Notes, are payable on the maturity date, which is six months after the date of each Note. For each $10,000 of principal amount of 15% Notes, the holder received warrants to purchase 250 shares of Common Stock at an exercise price equal to the closing bid price of the Common Stock on the date of the 15% Notes. In March 1998, the note holders agreed to extend their notes until various times between June 1998 and September 1998.

  GlobalTel Full Coverage Notes. Promissory notes issued by GlobalTel in November and December 1997 (the "GlobalTel Full Coverage Notes") in the aggregate principal amount of $3.0 million are outstanding. These notes bear interest at a rate of 10% per annum, increasing to 15% after default, and are due in January 1999. In addition to repayment of principal and interest, note holders are entitled to receive the number of shares of GlobalTel Common Stock equal to the outstanding principal balance plus accrued interest divided by the per share offering price in GlobalTel's initial public offering, if any. If the offering is not completed by July 1, 1998, noteholders have the right to receive warrants to purchase shares of GlobalTel common stock equal to the principal amount of the note divided by $5.50, in lieu of the shares of common stock to be issuable upon closing of the GlobalTel Merger. These warrants will have an exercise price of $5.50 per share and will expire three years from the date of grant. In July 1998, the holders agreed to exchange $1.4 million of principal plus accrued interest of such GlobalTel Full Coverage Notes upon the closing of this offering in consideration of 237,059 shares of Common Stock and certain registration rights with respect to such shares. In July 1998, the holders of $0.7 million principal plus accrued interest of GlobalTel Full Coverage Notes agreed to extend the maturity date of their notes until December 31, 1999 in consideration of the Combined Company increasing the interest rate to 14% per annum and granting enhanced registration rights with respect to the shares to be issued in connection with the GlobalTel Full Coverage Notes.

REGISTRATION RIGHTS

  CSI has agreed to grant to two holders of 15,000 shares of the Common Stock (the "Rights Holders") certain "piggy-back" registration rights under the Securities Act with respect to such shares. Under the terms of agreements between CSI and these Rights Holders, if CSI proposes to register any of its Common Stock under the Securities Act for its own account or for the account of other security holders (other than pursuant to this offering and certain excluded registration forms), the Rights Holders are entitled to notice of such registration and to include in such registration shares of Common Stock that they hold, subject to cutback limitations that may be imposed by the underwriter of any underwritten public offering of the Common Stock. The Rights Holders are not required to bear any expenses incurred by CSI in connection with registering the Rights Holders' shares, but underwriting fees, discounts, or commissions relating to the sale of each Rights Holder's shares are borne by the applicable Rights Holder. CSI is not required to include any of the shares with registration rights in a registration if the holders of such shares would be able to sell such shares without registration pursuant to Rule 144 of the Securities Act or otherwise. None of the Rights Holders will participate in this offering.

  CSI has agreed to grant to Lynch Family, LLC, Philip Thomas and Sean Thomas (collectively, the "Former ITC Shareholders") certain "demand" registration rights under the Securities Act with respect to the Common Stock (the "ITC Acquisition Stock") they will receive in connection with the ITC Acquisition. Under the terms of the Stock Purchase Agreement, CSI is obligated, after the first anniversary of the completion of the ITC Acquisition, upon the demand of the Former ITC Shareholders, to file within 30 days of such demand (subject to an extension in the event CSI is then involved in certain transactions not in the ordinary course of business) a registration statement on Form S-3 covering the ITC Acquisition Stock. The Former ITC Shareholders are not required to bear any expenses incurred by CSI in connection with registering the ITC Acquisition Stock.

  CSI has agreed to grant to the holders of GlobalTel's outstanding securities certain "piggyback" registration rights under the Securities Act. CSI is obligated to include such holders' shares of Common Stock in any registration statement filed during the one year period beginning on the first anniversary of the closing of the GlobalTel Merger. The holders are not required to bear any expenses in connection with registering such shares.

TRANSFER AGENT

  The transfer agent and registrar for CSI's Common Stock is American Securities Transfer & Trust, Inc.

                                RESCISSION OFFER

  On July 20, 1998, the Combined Company completed the Rescission Offer in accordance with the Washington Securities Act with respect to the following securities which were issued or sold by GlobalTel from 1995 through 1997 to approximately 40 individuals and entities who GlobalTel believes at the time of purchase were residents of the State of Washington:

(i) an aggregate of 239,112 shares of GlobalTel Common Stock, of which 96,748 and 142,364 shares were issued at $2.65 and $5.50 per share, respectively (the "Cash Rescission Stock");

(ii) an aggregate of 90,909 shares of GlobalTel Common Stock (the "1995 Rescission Stock") which were issued to one individual at $5.50 per share, together with a warrant to purchase approximately 9,091 shares of Common Stock;

(iii) an aggregate of 166,446 shares of GlobalTel Common Stock (the "Converted Note Rescission Stock") issued upon conversion of promissory notes, together with warrants to purchase an aggregate of approximately 23,632 shares of GlobalTel Common Stock delivered in conjunction with the issuance of such promissory notes; and

(iv) $805,000 in aggregate principal amount of promissory notes (the "Rescission Notes"), together with warrants to purchase an aggregate of approximately 19,320 shares of GlobalTel Common Stock.

  The Cash Rescission Stock, 1995 Rescission Stock, and Converted Warrants Rescission Stock are hereinafter collectively referred to as the "Rescission Stock." The warrants delivered in connection with the 1995 Rescission Stock and Rescission Notes are hereinafter collectively referred to as the "Rescission Warrants." The Rescission Notes, the Rescission Stock and the Rescission Warrants are hereinafter collectively referred to as the "Rescission Securities."

  The Combined Company believes that the Rescission Securities may have been issued or sold in violation of the registration requirements of the Washington Securities Act. As a precaution against potential claims by holders of Rescission Securities, and without admitting non-compliance with the Washington Securities Act, the Combined Company offered to rescind such prior issuances and sales by offering to repurchase the Rescission Securities at the price paid therefor plus interest at the statutory rate of 8% per annum from the date of purchase to the expiration of the Rescission Offer. The Rescission Offer is contingent on the completion of this offering and the GlobalTel Merger. Accordingly, if such conditions are not satisfied, the Rescission Offer will by its terms terminate without any obligation for the Combined Company to act upon acceptances of the Rescission Offer. The price paid will be based upon the price paid for the original security purchased by the purchaser from GlobalTel, regardless of the type of Rescission Security currently held by the purchaser. The Combined Company is obligated to pay approximately $740,000 upon the closing of this offering to holders of Rescission Securities who have elected rescission. See "Use of Proceeds."

  The Rescission Offer was made in order to limit, so far as may be permitted under applicable federal and state securities laws, the potential liability of the Combined Company with respect to the offer and sale of the Rescission Securities. Although the Combined Company believes that the offer and sale of the Rescission Securities were made in compliance with an exemption from registration under federal securities laws, if a holder of the Rescission Securities were to assert a claim that the Rescission Securities were sold in violation thereof, the position of the Securities and Exchange Commission is that liabilities under the federal securities laws are not terminated by making a rescission offer. Furthermore, notwithstanding the Rescission Offer, there can be no assurance that the Combined Company will not be subject to penalties or fines relating to past securities issuances or that other holders of the Combined Company's securities will not assert or prevail in claims against the Combined Company for rescission or damages under state or federal securities laws.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, CSI will have 8,617,508 shares of Common Stock outstanding, assuming no options are exercised after March 31, 1998 and assuming the Underwriters' over-allotment option is not exercised. If the Underwriters' over-allotment option is exercised in full, 9,217,508 shares of Common Stock will be outstanding. Of these shares, the 4,000,000 shares sold in this offering (and any shares sold by CSI upon exercise of the Underwriters' over-allotment option) will be freely transferable by persons other than "affiliates" of CSI (as that term is defined under the Securities Act) without restriction or further registration under the Securities Act.

  Of the remaining shares, 1,676,702 outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144. All of such shares are eligible for sale under Rule 144 commencing on or after 90 days from the date of this Prospectus. Pursuant to the terms of the Underwriting Agreement, the Representative has required that the Common Stock owned by officers, directors and holders of 2% or greater of the Common Stock may not be sold until 12 months from the date of this Prospectus (other than the shares to be sold by the Selling Shareholders and the Registered Securityholders) without the prior written consent of the Representative.

  In general, under Rule 144 as currently in effect, a shareholder who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about CSI. Rule 144(k) provides that a shareholder who is not deemed to be an "affiliate" and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144(k) without regard to the limitations described above.

  In addition to the shares of Common Stock that are currently outstanding, a total of 1,184,000 shares of Common Stock have been reserved for issuance upon exercise of options granted under the Combined Company's Option Plan, under which options to acquire 862,265 shares of Common Stock have been granted. Shares purchased pursuant to options will be freely tradeable without restriction under the Securities Act, except for shares held by an "affiliate" of the Combined Company, which shares will remain subject to certain restrictions. See "Management--Stock Option Plan."

  The Combined Company is unable to estimate the number of shares that may be sold in the future by the existing shareholders or holders of options or the effect, if any, that sales of shares by the existing shareholders or option holders will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock by the existing shareholders or holders of options could adversely affect then prevailing market prices.

                                  UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, for which Cruttenden Roth Incorporated, Ferris, Baker Watts Incorporated, John G. Kinnard and Company, Incorporated and Kaufman Bros., L.P. are acting as the representatives (the "Representatives"), have severally agreed to purchase from CSI and the Selling Shareholders the shares of Common Stock offered hereby. Neither the Combined Company nor the Underwriters have any plans, proposals arrangements or understandings to engage in transactions with the Registered Securityholders. Each Underwriter will purchase the number of shares set forth opposite its name below, and will purchase the shares at the price to public less underwriting discounts and commissions set forth on the cover page of this Prospectus.

                                                                       NUMBER
         UNDERWRITER                                                  OF SHARES
         -----------                                                  ---------
   Cruttenden Roth Incorporated......................................
   Ferris, Baker Watts Incorporated..................................
   John G. Kinnard and Company, Incorporated.........................
   Kaufman Bros., L.P................................................
                                                                        ----
   Total.............................................................
                                                                        ====

  The Underwriting Agreement provides that the Underwriters' obligations are subject to certain conditions precedent and that the Underwriters are committed to purchase all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if the Underwriters purchase any shares.

  The Representatives have advised CSI that the several Underwriters propose to offer the shares of Common Stock in part directly to the public at the price to public set forth on the cover page of this Prospectus, and in part to certain
dealers at the price to public less a concession not exceeding $    per share.
The Underwriters may allow, and such dealers may reallow, a concession not
exceeding $     per share to other dealers. After the distribution of the
Common Stock is completed, the Representatives may change the initial price to public and other selling terms. No change in such terms shall change the amount of proceeds to be received by CSI and the Selling Shareholders as set forth on the cover page of this Prospectus. The Representatives will also receive a nonaccountable expense allowance equal to 2.5% of the gross proceeds of the offering including the over-allotment option, if exercised, of which $75,000 has been paid.

  CSI has granted the Underwriters an option, exercisable for 45 days after the date of this Prospectus, to purchase up to 600,000 additional shares of Common Stock at the initial price to public. The Underwriters may purchase these shares solely to cover over-allotments, if any, in connection with the sale of the shares of Common Stock offered hereby. If the Underwriters exercise the over-allotment option, the Underwriters will purchase additional shares in approximately the same proportions as those in the above table.

  Certain of the Underwriters that currently act as market markers for the CSI's Common Stock may engage in "passive market making" in the Common Stock on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act. Subject to certain conditions, Rule 103 permits underwriters participating in a distribution to engage in limited market making transactions during the period when Regulation M would otherwise prohibit such activity. Rule 103 generally prohibits underwriters engaged in passive market making activities from entering a bid or effecting a purchase at a price which exceeds the highest bid by a market maker not participating in the distribution. Rule 103 also limits the volume of purchases which may be made by an underwriter in passive market making activities. Subject to these limitations, certain Underwriters and other members of the selling group may engage in passive market making in CSI's Common Stock.

  The Representatives have informed CSI and the Selling Shareholders that they do not expect any sales of the shares of Common Stock offered hereby to be made to discretionary accounts by the Underwriters.

  The Underwriting Agreement provides that CSI and the Underwriters will indemnify each other against certain liabilities under the Securities Act.

  The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions.

  Neither CSI nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  CSI's officers and directors and beneficial owners of greater than 2% of CSI's outstanding Common Stock (excepting those offered to the Selling Shareholders), holding in the aggregate 774,099 shares of Common Stock, have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 12 months after the date of this Prospectus without the prior written consent of the Representatives.

  CSI has also agreed to sell to the Representatives, for nominal consideration, warrants (the "Representatives' Warrants") to purchase 400,000 shares of Common Stock. The Representatives' Warrants will be exercisable, at a price per share equal to 120% of the initial price to public, commencing one year from the date hereof and for a period of four years thereafter. During the exercise period, holders of the Representatives' Warrants are entitled to certain demand and incidental registration rights with respect to the securities issuable upon exercise of the Representatives' Warrants. The Common Stock issuable upon exercise of the Representatives' Warrants is subject to adjustment in certain events to prevent dilution. The Representatives' Warrants cannot be transferred, assigned or hypothecated for a period of one year from the date of issuance except to Underwriters, selling group members and their officers or partners.

  Cruttenden Roth Incorporated ("Cruttenden Roth"), one of the Representatives, provided GlobalTel with consulting, advisory and valuation services throughout 1997 and agreed to continue to provide such services throughout 1998 for a fee of $125,000. The fee is represented by a promissory note due on the earlier of completion of this offering or July 1, 1999. The note bears interest at the rate of 7% per annum. Following the completion of the GlobalTel Merger, Cruttenden Roth will provide consulting, advisory and valuation services to the Combined Company pursuant to the prior understanding with GlobalTel.

  In January 1998, GlobalTel entered into a letter agreement with Cruttenden Roth (as amended, the "Letter Agreement") pursuant to which Cruttenden Roth agreed to perform various investment banking services. The Letter Agreement provides that, upon a change in control of GlobalTel, Cruttenden Roth will receive a transaction fee equal to 5% of the consideration received by GlobalTel or its shareholders (the "Transaction Fee"). Consideration is defined by the Letter Agreement to include the cash or securities received, the face amount of debt assumed by a purchaser, change of control compensation and any distributions in contemplation of the change of control. Cruttenden Roth will receive a Transaction Fee equal to $1,050,000 on consummation of the GlobalTel Merger. Other than $10,000 received as an advance, Cruttenden Roth has not received any payments under the Letter Agreement.

  The Common Stock is traded infrequently in limited quantities on the OTC Bulletin Board under the symbol CSYG. The public offering price of the Common Stock has been determined by arms-length negotiation among CSI, the Selling Shareholders and the Representatives. There is no direct relation between the offering price of the Common Stock and the assets, book value or net worth of CSI. Among the factors considered by CSI and the Representatives in pricing the Common Stock were the results of operations, the current financial condition and future prospects of the Combined Company, the experience of management, the amount of ownership to be retained by the existing shareholders, the general condition of the economy and the securities markets, and the demand for securities of companies considered comparable to CSI.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon by Parcel, Mauro & Spaanstra, P.C., Denver, Colorado. Parcel, Mauro & Spaanstra, P.C. has represented Cruttenden Roth Incorporated from time to time in other matters. Certain legal matters will be passed upon for the Underwriters by Berliner Zisser Walter & Gallegos, P.C., Denver, Colorado.

                                    EXPERTS

  The financial statements of CSI as of April 30, 1996 and 1997 and for each of the three years in the period ended April 30, 1997 and as of and for the eight months ended December 31, 1997 included in this prospectus, have been audited by Stockman Kast Ryan & Scruggs, P.C., independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to matters that raise substantial doubt about CSI's ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of GlobalTel as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, (which report includes an explanatory paragraph concerning matters that raise substantial doubt about GlobalTel's ability to continue as a going concern) and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

  The financial statements of ITC as of December 31, 1996 and October 31, 1997 and for the years ended December 31, 1995 and 1996 and the ten months ended October 31, 1997 included in this prospectus, have been audited by Richard A. Eisner & Company, LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                        REPORTS TO SECURITYHOLDERS

  On the effective date of the Registration Statement of which this Prospectus forms a part, the Combined Company will become a "reporting company" under the Exchange Act. The Combined Company intends to register the Common Stock under the Exchange Act as of the effective date of the Registration Statement. The Combined Company intends to furnish its security holders with annual reports containing audited financial statements and quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                             ADDITIONAL INFORMATION

  CSI has filed with the Commission, a registration statement (together with all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock of CSI offered hereby. This Prospectus, filed as part of the Registration Statement, omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and to the exhibits filed therewith, which may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of the material contained therein may be obtained from the Commission upon payment of applicable copying charges. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement.

  Upon completion of this offering, CSI will be subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the Commission. Such reports, proxy statements and other information, once filed by CSI, can be inspected and copied at the public reference facilities maintained by the Commission at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. The Commission also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. Copies of such materials can also be obtained by written request to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                               GLOSSARY OF TERMS

  access point--A location where a long-distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long-distance carrier.

  business grade Internet--An Internet network offering private network-like security and reliability.

  call-reorigination (or "call-back")--A form of dial-up access that allows a user to access a telecommunications company's network by placing a telephone call, hanging up, and waiting for an automated callback. The callback then provides the user with dial tone which enables the user to initiate and complete a call.

  call-through--The provision of international long distance service through the conventional long distance network or via an in-country switch allowing the customer direct access to a long distance carrier's network without the need to reoriginate the call in the United States.

  co-location--The Combined Company's ability to locate the Combined Company's network equipment at the facility of another telecommunications provider.

  dedicated or direct access--A means of accessing a network through the use of a permanent point-to-point circuit typically leased from a facilities-based carrier. The advantage of dedicated access is simplified premises-to-anywhere calling, faster call set-up times and potentially lower access and transmission costs (provided there is sufficient traffic over the circuit to generate economies of scale).

  dial-up access--A form of service whereby access to a network is obtained by dialing an international toll-free number or a paid local access number.

  Equant--Equant Network Services International Corporation (formerly known as Scitor International Telecommunications Services, Inc.), a global data network service provider.

  facilities-based carrier--A carrier which transmits a significant portion of its traffic over its own transmission facilities.

  fiber optic--A transmission medium consisting of high-grade glass fibers through which light beams are transmitted carrying a high volume of telecommunications traffic.

  Global Enhanced VPN (Virtual Private Network)--The Combined Company's enhanced VPN service.

  IBNET--International Business Network for World Commerce and Industry, Ltd., the managing member of the Consortium of Global Commerce.

  IDC--International Data Corporation.

  intranet--A company's internal wide area network utilizing Internet technologies.

  IP--Internet Protocol.

  ISP--Internet services provider.

  ITO (Incumbent Telephone Operator)--The dominant carrier or carriers in each country, often, but not always, government-owned or protected.

  ITU--International Telecommunications Union.

  LAN--Local area network. A data communications network designed to interconnect PCS, workstations, minicomputer, file servers and other communications and computing devices within a localized environment.

  least cost routing--A method of routing long distance telephone call via the carrier networks that offer the lowest rates.

  node--A specially configured piece of telecommunications equipment which provides the interface between the local ITO where the node is located and the Combined Company's gateway switch. A node collects and concentrates call traffic from its local area and transfers it to Combined Company's switch via private line for call processing. Nodes permit the Combined Company to extend its network into a new geographic location by accessing the local ITO without requiring the deployment of a switch.

  private line--A dedicated telecommunications connection between end user locations.

  resale--Resale by a provider of telecommunications services of services sold to it by other providers or carriers on a wholesale basis.

  switching facility--A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

  VAR--Value-Added Reseller.

  Value-Added Tax (VAT)--A consumption tax levied on end-consumers of goods and services in applicable jurisdictions.

  VPN--Virtual Private Network. A network capable of providing the tailored services of private network (i.e., low latency, high throughput security and customization) while maintaining the benefits of a public network (i.e., ubiquity and economies of scale).

  WTO--World Trade Organization.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                         NUMBER
                                                                         ------
COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)..........    F-2
Pro Forma Condensed Combined Balance Sheet as of March 31, 1998........    F-3
Pro Forma Condensed Combined Statement of Operations for the year ended
 December 31, 1997.....................................................    F-5
Pro Forma Condensed Combined Statement of Operations for the three
 months ended March 31, 1998...........................................    F-6
Notes to Pro Forma Condensed Combined Financial Statements.............    F-7

HISTORICAL FINANCIAL STATEMENTS
Independent Auditors' Report...........................................    F-9
Balance Sheets as of April 30, 1996 and 1997, December 31, 1997, and
 March 31, 1998 (unaudited)............................................   F-10
Statements of Operations for the years ended April 30, 1995, 1996 and
 1997, eight months ended December 31, 1997, and three months ended
 April 30, 1997 and March 31, 1998 (unaudited).........................   F-11
Statements of Shareholders' Deficit for the years ended April 30, 1995,
 1996 and 1997, eight months ended December 31, 1997, and three months
 ended March 31, 1998 (unaudited)......................................   F-12
Statements of Cash Flows for the years ended April 30, 1995, 1996 and
 1997, eight months ended December 31, 1997, and three months ended
 April 30, 1997 and March 31, 1998 (unaudited).........................   F-13
Notes to Financial Statements..........................................   F-15

GLOBALTEL RESOURCES, INC.

HISTORICAL FINANCIAL STATEMENTS
Report of Independent Public Accountants...............................   F-25
Consolidated Balance Sheets as of December 31, 1996 and 1997 and March
 31, 1998 (unaudited)..................................................   F-26
Consolidated Statements of Operations for the years ended December 31,
 1995, 1996 and 1997 and three months ended March 31, 1997 and 1998
 (unaudited)...........................................................   F-27
Consolidated Statements of Common Stock Subject to Rescission and
 Shareholders' Deficit for the years ended December 31, 1995, 1996 and
 1997 and three months ended March 31, 1998 (unaudited)................   F-28
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1996 and 1997 and three months ended March 31, 1997 and 1998
 (unaudited)...........................................................   F-29
Notes to Consolidated Financial Statements.............................   F-30

INTERNATIONAL TELEPHONE COMPANY

HISTORICAL FINANCIAL STATEMENTS
Report of Independent Auditors.........................................   F-43
Balance Sheets as of December 31, 1996, October 31, 1997 and March 31,
 1998 (unaudited)......................................................   F-44
Statements of Operations for the years ended December 31, 1995 and
 1996, ten months ended October 31, 1997, three months ended March 31,
 1997 and 1998 (unaudited), and five months ended March 31, 1998 (unau-
 dited)................................................................   F-45
Statements of Changes in Shareholders' Equity (Capital Deficiency) for
 the years ended December 31, 1995 and 1996, ten months ended October
 31, 1997, and five months ended March 31, 1998 (unaudited)............   F-46
Statements of Cash Flows for the years ended December 31, 1995 and
 1996, ten months ended October 31, 1997, three months ended March 31,
 1997 and 1998 (unaudited), and five months ended March 31, 1998 (unau-
 dited)................................................................   F-47
Notes to Financial Statements..........................................   F-48

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  The following unaudited pro forma condensed combined financial statements of Communications Systems International, Inc. (CSI) have been prepared to give effect to the completion of the proposed public offering (the Offering), the proposed acquisitions of GlobalTel Resources, Inc. (GlobalTel) (the Merger) and International Telephone Company (ITC) (the Acquisition), and bridge financing, described below.

  CSI has entered into an agreement and plan of merger with GlobalTel pursuant to which GlobalTel will merge with CSI and CSI will issue an estimated 1,882,909 shares of its Common Stock for all outstanding shares of GlobalTel's preferred and common stock, including shares issued in satisfaction of certain GlobalTel debt immediately prior to the Offering. In addition, outstanding options and warrants to purchase 1,183,573 shares of GlobalTel's common stock will be exchanged for options and warrants to purchase 757,487 shares of CSI's Common Stock. The actual number of shares of CSI's Common Stock to be issued will be determined by the actual number of shares of CSI's and GlobalTel's preferred and common stock outstanding at the date of the Merger. The pro forma condensed combined balance sheet as of March 31, 1998 assumes the Merger was consummated on March 31, 1998. The pro forma condensed combined statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 assume the Merger was consummated on January 1, 1997.

  CSI has entered into an agreement to acquire all of the stock of ITC for $3,300,000 cash and the issuance of 295,714 shares of CSI's Common Stock valued at $2,070,000, based on the public offering per share price. The pro forma condensed combined balance sheet as of March 31, 1998 assumes the Acquisition was consummated on March 31, 1998. The pro forma condensed combined statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 assume the Acquisition was consummated on January 1, 1997.

  Subsequent to March 31, 1998, CSI issued 74,074 shares of its Common Stock for $250,000 and issued promissory notes for $1,750,000. The holder of notes has agreed to accept 204,079 shares of CSI Common Stock in cancellation of promissory notes upon the completion of the Offering. The pro forma condensed combined balance sheet as of March 31, 1998 assumes these transactions were consummated on March 31, 1998.

  In management's opinion, all material adjustments necessary to reflect the transactions are presented in the pro forma adjustments as of and for the three months ended March 31, 1998 and the year ended December 31, 1997 which are based upon available information and the currently agreed upon terms of the Merger and Acquisition. The financial statements of CSI for the twelve months ended December 31, 1997 are unaudited and are not derived from the audited financial statements of CSI as of and for the year ended April 30, 1997 or the eight months ended December 31, 1997. The financial statements of ITC as of and for the twelve months ended December 31, 1997 are unaudited and are not derived from the audited financial statements of ITC as of and for the ten months ended October 31, 1997. The pro forma condensed combined financial statements do not purport to present CSI's financial position or results of operations that would have occurred had the transactions, to which pro forma effect is given, been consummated as of the dates or for the periods indicated and do not purport to project CSI's financial position or results of operations at any future date or for any future period, and should be read in conjunction with the separate financial statements of CSI, GlobalTel, and ITC.

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.
            PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                                MARCH 31, 1998
                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                                                                         BRIDGE
                                                      GLOBALTEL         ITC            FINANCING
                   HISTORICAL HISTORICAL HISTORICAL    PURCHASE       PURCHASE    AND RECAPITALIZATION PRO FORMA  OFFERING
                      CSI     GLOBALTEL     ITC     ADJUSTMENTS(A) ADJUSTMENTS(C)     ADJUSTMENTS      COMBINED  ADJUSTMENTS
                   ---------- ---------- ---------- -------------- -------------- -------------------- --------- -----------
 ASSETS
 Current assets:
 Cash............   $   236    $    98    $   980      $   --          $  --             $1,760 (g)     $ 3,074    $22,256 (h)
                                                                                                                    (2,840)(i)
                                                                                                                       (94)(k)
                                                                                                                    (2,765)(j)
                                                                                                                       (70)(i)
                                                                                                                      (750)(i)
                                                                                                                      (133)(k)
 Restricted
 cash............       --         --         --           --             --                --              --         385 (h)
 Receivables--
 net.............       627        741      1,458          --             --                --            2,826        --
 Prepaid expenses
 and other.......        54        127        138          --             --                --              319        --
                    -------    -------    -------      -------         ------            ------         -------    -------
   Total current
   assets               917        966      2,576          --             --              1,760           6,219     15,989
 Property and
 equipment--net..       501      1,357        628          --             --                --            2,486        --
 Deferred financ-
 ing costs.......       225        435        --          (435)           --                210 (g)         315       (225)(i)
                                                                                           (120)(g)                    (90)(i)
 Deposits........       483        --         130          --            (250)              --              363        --
 Other assets....       486        755        --          (223)           --                --            1,018       (486)(h)
 Distribution
 channels and
 customer lists..       --         --         --        14,250          5,093               --           19,343        --
 Intellectual
 property and li-
 cense agree-
 ment............       --         --         --         4,000            --                --            4,000        --
 Goodwill........       --         --         --           282            --                --              282        --
                    -------    -------    -------      -------         ------            ------         -------    -------
 TOTAL ASSETS....   $ 2,612    $ 3,513    $ 3,334      $17,874         $4,843            $1,850         $34,026    $15,188
                    =======    =======    =======      =======         ======            ======         =======    =======
                    PRO FORMA
                   AS ADJUSTED
                   -----------
 ASSETS
 Current assets:
 Cash............    $18,678
 Restricted
 cash............        385
 Receivables--
 net.............      2,826
 Prepaid expenses
 and other.......        319
                   -----------
   Total current
   assets             22,208
 Property and
 equipment--net..      2,486
 Deferred financ-
 ing costs.......        --
 Deposits........        363
 Other assets....        532
 Distribution
 channels and
 customer lists..     19,343
 Intellectual
 property and li-
 cense agree-
 ment............      4,000
 Goodwill........        282
                   -----------
 TOTAL ASSETS....    $49,214
                   ===========


        See notes to pro forma condensed combined financial statements.

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.
            PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                                MARCH 31, 1998
                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                                                                           BRIDGE
                                                         GLOBALTEL          ITC        FINANCING AND
                      HISTORICAL HISTORICAL HISTORICAL    PURCHASE        PURCHASE    RECAPITALIZATION PRO FORMA  OFFERING
                         CSI     GLOBALTEL     ITC     ADJUSTMENTS(A)  ADJUSTMENTS(C)   ADJUSTMENTS    COMBINED  ADJUSTMENTS
                      ---------- ---------- ---------- --------------  -------------- ---------------- --------- -----------
 LIABILITIES AND
 SHAREHOLDERS' EQ-
 UITY (DEFICIT)
 Current liabili-
 ties:
 Accounts payable..    $ 1,348    $  3,151   $ 3,228      $   --           $  --           $  --        $ 7,727    $   --
 Accrued expenses..        499       1,194       311        1,050(b)          --              --          3,054        (70)(i)
 Customer deposits
 and prepayments...        --          990       175          --              --              --          1,165        --
 ITC acquisition
 consideration.....        --          --        --           --            2,765             --          2,765     (2,765)(j)
 Payable to related
 parties...........        133         132       --           --              --              --            265       (133)(k)
 Debt to sharehold-
 ers...............        243         --         47          --              --              --            290        (94)(k)
 Capitalized lease
 obligations.......        --          --        238          --              --              --            238        --
 Note payable......        175          16       --           --              --              --            191        --
 Bridge notes pay-
 able--net.........      2,442       4,577       --          (725)            --            1,750 (g)     7,044     (2,840)(i)
                                                                                           (1,000)(g)                  398 (i)
                                                                                                                      (750)(i)
                       -------    --------   -------      -------          ------          ------       -------    -------
   Total current
   liabilities.....      4,840      10,060     3,999          325           2,765             750        22,739     (6,254)
                       -------    --------   -------      -------          ------          ------       -------    -------
 Long-term debt--
 net...............        --        2,000       234          --              --              --          2,234        --
                       -------    --------   -------      -------          ------          ------       -------    -------
 Deferred income
 taxes.............        --          --        --           252             --              --            252        --
                       -------    --------   -------      -------          ------          ------       -------    -------
 Common stock sub-
 ject to rescis-
 sion..............        --        2,455       --        (1,715)            --              --            740        --
                       -------    --------   -------      -------          ------          ------       -------    -------
 Shareholders' eq-
 uity (deficit):
 Series A convert-
 ible preferred
 stock.............        --        1,070       --        (1,070)            --              --            --         --
 Common stock:
  CSI..............      2,651         --        --         9,311             --              795 (f)    13,977     22,155 (h)
                                                                                            1,000 (g)                 (133)(k)
                                                                                              220 (g)
  GlobalTel........        --        2,904       --        (2,904)            --              --            --         --
  ITC..............        --          --        --           --              --              --            --         --
 Additional paid in
 capital...........        --          --          1          --               (1)            --            --         --
 Common stock op-
 tions.............         37         --        --           534             --              --            571        --
 Obligation to is-
 sue common stock..        795       1,012       --        (1,012)          1,179            (795)(f)     1,179        --
 Warrants..........        --        2,118       --        (1,153)            --              --            965        --
 Note receivable
 from shareholder..        (35)        --        --           --              --              --            (35)       --
 Accumulated defi-
 cit...............     (5,543)    (18,106)     (900)      18,106             900           (120)(g)     (8,463)      (225)(i)
                                                           (2,800)(b)                                                 (398)(i)
                                                                                                                       (90)(i)
 Treasury stock, at
 cost..............       (133)        --        --           --              --              --           (133)       133 (k)
                       -------    --------   -------      -------          ------          ------       -------    -------
   Total sharehold-
   ers' equity
   (deficit).......     (2,228)    (11,002)     (899)      19,012           2,078           1,100         8,061     21,442
                       -------    --------   -------      -------          ------          ------       -------    -------
 TOTAL LIABILITIES
 AND SHAREHOLDERS'
 EQUITY (DEFICIT)..    $ 2,612    $  3,513   $ 3,334      $17,874          $4,843          $1,850       $34,026    $15,188
                       =======    ========   =======      =======          ======          ======       =======    =======











                       PRO FORMA
                      AS ADJUSTED
                      -----------
 LIABILITIES AND
 SHAREHOLDERS' EQ-
 UITY (DEFICIT)
 Current liabili-
 ties:
 Accounts payable..     $ 7,727
 Accrued expenses..       2,984
 Customer deposits
 and prepayments...       1,165
 ITC acquisition
 consideration.....         --
 Payable to related
 parties...........         132
 Debt to sharehold-
 ers...............         196
 Capitalized lease
 obligations.......         238
 Note payable......         191
 Bridge notes pay-
 able--net.........       3,852
                      -----------
   Total current
   liabilities.....      16,485
                      -----------
 Long-term debt--
 net...............       2,234
                      -----------
 Deferred income
 taxes.............         252
                      -----------
 Common stock sub-
 ject to rescis-
 sion..............         740
                      -----------
 Shareholders' eq-
 uity (deficit):
 Series A convert-
 ible preferred
 stock.............         --
 Common stock:
  CSI..............      35,999
  GlobalTel........         --
  ITC..............         --
 Additional paid in
 capital...........         --
 Common stock op-
 tions.............         571
 Obligation to is-
 sue common stock..       1,179
 Warrants..........         965
 Note receivable
 from shareholder..         (35)
 Accumulated defi-
 cit...............      (9,176)
 Treasury stock, at
 cost..............         --
                      -----------
   Total sharehold-
   ers' equity
   (deficit).......      29,503
                      -----------
 TOTAL LIABILITIES
 AND SHAREHOLDERS'
 EQUITY (DEFICIT)..     $49,214
                      ===========



        See notes to pro forma condensed combined financial statements.

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

       PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                                                                       BRIDGE
                                                       GLOBALTEL        ITC        FINANCING AND
                   HISTORICAL  HISTORICAL HISTORICAL    PURCHASE     PURCHASE     RECAPITALIZATION PRO FORMA   OFFERING
                      CSI      GLOBALTEL     ITC     ADJUSTMENTS(B) ADJUSTMENTS     ADJUSTMENTS    COMBINED   ADJUSTMENTS
                   ----------  ---------- ---------- -------------- -----------   ---------------- ---------  -----------
REVENUE..........  $  12,437    $12,862     $9,962      $    --       $   --          $    --      $  35,261     $--
COST OF REVENUE..      7,639     11,171      8,240           --           --               --         27,050      --
                   ---------    -------     ------      --------      -------         --------     ---------     ----
GROSS MARGIN.....      4,798      1,691      1,722           --           --               --          8,211      --
                   ---------    -------     ------      --------      -------         --------     ---------     ----
OPERATING EX-
PENSES:
Sales and market-
ing..............      2,802        788        878           --           --               --          4,468      --
General and ad-
ministrative.....      2,954      7,119      1,664         1,050          --               --         12,787      --
Depreciation and
amortization.....        134        253         93           --           --               --            480      --
Amortization of
acquisition
intangibles......        --         --         --          6,492        1,653 (d)          --          8,145      --
                   ---------    -------     ------      --------      -------         --------     ---------     ----
 Total operating
 expenses........      5,890      8,160      2,635         7,542        1,653              --         25,880      --
                   ---------    -------     ------      --------      -------         --------     ---------     ----
LOSS FROM OPERA-
TIONS............     (1,092)    (6,469)      (913)       (7,542)      (1,653)             --        (17,669)     --
OTHER INCOME (EX-
PENSE)--Net......       (259)    (1,368)        (3)          742         (178)(e)          --         (1,001)     --
                                                                           65 (e)
                   ---------    -------     ------      --------      -------         --------     ---------     ----
LOSS BEFORE
INCOME TAXES AND
EXTRAORDINARY
ITEM.............     (1,351)    (7,837)      (916)       (6,800)      (1,766)             --        (18,670)     --
INCOME TAX
BENEFIT..........        --         --         --            --           --               --            --       --
                   ---------    -------     ------      --------      -------         --------     ---------     ----
LOSS BEFORE
EXTRAORDINARY
ITEM.............  $  (1,351)   $(7,837)    $ (916)     $ (6,800)     $(1,766)        $    --      $ (18,670)    $--
                   =========    =======     ======      ========      =======         ========     =========     ====
BASIC LOSS PER
SHARE BEFORE
EXTRAORDINARY
ITEM ............  $    (.56)                                                                      $   (3.92)
                   =========                                                                       =========
WEIGHTED AVERAGE
SHARES OUTSTAND-
ING..............  2,433,334                                                                       4,756,682
                   =========                                                                       =========
                    PRO FORMA
                   AS ADJUSTED
                   -----------
REVENUE..........   $  35,261
COST OF REVENUE..      27,050
                   -----------
GROSS MARGIN.....       8,211
                   -----------
OPERATING EX-
PENSES:
Sales and market-
ing..............       4,468
General and ad-
ministrative.....      12,787
Depreciation and
amortization.....         480
Amortization of
acquisition
intangibles......       8,145
                   -----------
 Total operating
 expenses........      25,880
                   -----------
LOSS FROM OPERA-
TIONS............     (17,669)
OTHER INCOME (EX-
PENSE)--Net......      (1,001)
                   -----------
LOSS BEFORE
INCOME TAXES AND
EXTRAORDINARY
ITEM.............     (18,670)


INCOME TAX
BENEFIT..........
                   -----------
LOSS BEFORE
EXTRAORDINARY
ITEM.............   $ (18,670)
                   ===========
BASIC LOSS PER
SHARE BEFORE
EXTRAORDINARY
ITEM ............   $   (2.19)
                   ===========
WEIGHTED AVERAGE
SHARES OUTSTAND-
ING..............   8,536,024
                   ===========

        See notes to pro forma condensed combined financial statements.

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

       PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                                                                      BRIDGE
                                                       GLOBALTEL        ITC       FINANCING AND
                   HISTORICAL  HISTORICAL HISTORICAL    PURCHASE     PURCHASE    RECAPITALIZATION PRO FORMA   OFFERING
                      CSI      GLOBALTEL     ITC     ADJUSTMENTS(B) ADJUSTMENTS    ADJUSTMENTS    COMBINED   ADJUSTMENTS
                   ----------  ---------- ---------- -------------- -----------  ---------------- ---------  -----------
REVENUE..........  $   2,279    $ 1,698     $2,610      $    --        $ --          $    --      $   6,587     $--
COST OF REVENUE..      1,424      1,473      1,978           --          --               --          4,875      --
                   ---------    -------     ------      --------       -----         --------     ---------     ----
GROSS MARGIN.....        855        225        632           --          --               --          1,712      --
                   ---------    -------     ------      --------       -----         --------     ---------     ----
OPERATING EX-
PENSES:
Sales and market-
ing..............        557        120        252           --          --               --            929      --
General and ad-
ministrative.....        684      1,523        421           --          --               --          2,628      --
Depreciation and
amortization.....         42         91         30           --          --               --            163      --
Amortization of
acquisition
intangibles......        --         --         --          1,611         413 (d)          --          2,024      --
                   ---------    -------     ------      --------       -----         --------     ---------     ----
 Total operating
 expenses........      1,283      1,734        703         1,611         413              --          5,744      --
                   ---------    -------     ------      --------       -----         --------     ---------     ----
LOSS FROM OPERA-
TIONS............       (428)    (1,509)       (71)       (1,611)       (413)             --         (4,032)     --
OTHER INCOME (EX-
PENSE)--Net......       (698)    (1,023)       --            772         --               --           (949)     --
                   ---------    -------     ------      --------       -----         --------     ---------     ----
LOSS BEFORE
INCOME TAXES AND
EXTRAORDINARY
ITEM.............     (1,126)    (2,532)       (71)         (839)       (413)             --         (4,981)     --
INCOME TAX
BENEFIT..........        --         --         --            --          --               --            --       --
                   ---------    -------     ------      --------       -----         --------     ---------     ----
LOSS BEFORE
EXTRAORDINARY
ITEM.............  $  (1,126)   $(2,532)    $  (71)     $   (839)      $(413)        $    --      $  (4,981)    $--
                   =========    =======     ======      ========       =====         ========     =========     ====
BASIC LOSS PER
SHARE BEFORE
EXTRAORDINARY
ITEM ............  $    (.45)                                                                     $   (1.03)
                   =========                                                                      =========
WEIGHTED AVERAGE
SHARES OUTSTAND-
ING..............  2,514,389                                                                      4,837,737
                   =========                                                                      =========
                    PRO FORMA
                   AS ADJUSTED
                   -----------
REVENUE..........   $   6,587
COST OF REVENUE..       4,875
                   -----------
GROSS MARGIN.....       1,712
                   -----------
OPERATING EX-
PENSES:
Sales and market-
ing..............         929
General and ad-
ministrative.....       2,628
Depreciation and
amortization.....         163
Amortization of
acquisition
intangibles......       2,024
                   -----------
 Total operating
 expenses........       5,744
                   -----------
LOSS FROM OPERA-
TIONS............      (4,032)
OTHER INCOME (EX-
PENSE)--Net......        (949)
                   -----------
LOSS BEFORE
INCOME TAXES AND
EXTRAORDINARY
ITEM.............      (4,981)



INCOME TAX
BENEFIT..........         --
                   -----------
LOSS BEFORE
EXTRAORDINARY
ITEM.............   $  (4,981)
                   ===========
BASIC LOSS PER
SHARE BEFORE
EXTRAORDINARY
ITEM ............   $    (.58)
                   ===========
WEIGHTED AVERAGE
SHARES OUTSTAND-
ING..............   8,617,079
                   ===========

        See notes to pro forma condensed combined financial statements.

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  The following pro forma adjustments give effect to (i) the completion of the GlobalTel Merger, the ITC Acquisition, bridge financing and the Offering as of March 31, 1998 for the balance sheet and (ii) the Merger, the Acquisition and the Offering as of January 1, 1997 for the statements of operations:

PURCHASE ADJUSTMENTS

  (a) Reflects the proposed acquisition of GlobalTel through the issuance of 1,882,909 shares of CSI's Common Stock for all outstanding preferred and common stock of GlobalTel, including GlobalTel's common stock subject to rescission. CSI will also deliver options and warrants to purchase 757,487 shares of its Common Stock in cancellation of 1,183,573 outstanding options and warrants to purchase GlobalTel's common stock. The CSI securities to be issued to GlobalTel's securityholders have been valued at an assumed public offering price of $7.00 per common share, discounted by 30% due to trading restrictions and other limitations on their transferability. Reflects approximately $1.4 million of bridge loans converting to 237,059 shares of CSI Common Stock, as well as an additional issuance of 447,070 shares of CSI Common Stock to the GlobalTel Full Coverage Note holders. The adjustment made to GlobalTel's common stock subject to rescission reflects the amount of said stock that is no longer subject to rescission due to the close of the Rescission Offer. A deferred tax liability has been recognized to reflect the net book and tax bases differences resulting from the GlobalTel Merger, which have been reduced by a deferred income tax benefit resulting from the generation of net operating losses by GlobalTel. The number of CSI's common shares to be issued to GlobalTel's preferred shareholders has been determined based on the liquidation value of such preferred shares. Adjustments made to GlobalTel's assets and liabilities are based on estimates of their fair values.

  (b) Reflects the increase in amortization expense due to the amortization of the intangible assets and the $2.8 million write-off of in-process research and development recorded in the acquisition of GlobalTel. Such intangible asset amortization assumes the following useful lives: distribution channels and customer lists--2 to 3 years; intellectual property and license agreement--5 to 7 years; goodwill--5 years. Interest expense, which includes the amortization of debt issuance costs and debt discounts, has been reduced as a result of the adjustment of GlobalTel's debt to its fair value at the date of the Merger. Reflects amounts totalling $1,050,000 to be paid by GlobalTel for merger and acquisition fees in conjunction with GlobalTel Merger.

  (c) Reflects the proposed acquisition of ITC for $5,470,000 based on currently agreed upon terms which include: estimated cash payments of $2,765,000 (excluding deposits of $250,000 made prior to March 31, 1998) due to the ITC shareholders prior to or at the completion of the Offering; the commitment to issue up to 295,714 shares of CSI Common Stock valued at $1,449,000 to the ITC shareholders, which value is based on the public offering price and discounted by 30% as a result of the timing of the issuance of such stock and the limitations on its transferability; reclassification of deposits given to ITC of $250,000; and the elimination of ITC's historical equity balances in connection with purchase accounting. The recorded values of ITC's assets and liabilities are believed to be reasonable estimates of their fair values.

      The number of shares to be issued to, and the amount of cash to be paid from escrow to, ITC shareholders, is ultimately dependent upon the resolution of certain ITC liabilities; the acquisition cost, however, is not expected to be affected. The number of shares to be issued may be decreased to a minimum of 240,653 shares, which shares would have an estimated value, when discounted by 30%, of $1,179,200; the amount of cash to be paid may be reduced by an amount not greater than $385,430.

  (d) Reflects the increase in amortization expense due to the amortization of the distribution channels and customer lists recorded in the acquisition of ITC which are amortized over a three-year period.

  (e) Reflects the elimination of intercompany transactions and balances between CSI and ITC.

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

BRIDGE FINANCING AND RECAPITALIZATION ADJUSTMENTS

  (f) Reflects the issuance of the CSI Common Stock valued at $795,200 to the holders of the bridge debt issued by CSI in December 1997. Such amount is the estimated value of the equity features of the debt.

  (g) Reflects the May and July 1998 issuances of promissory notes totalling $1,750,000 and 74,074 shares of CSI Common Stock for $250,000, and the net proceeds (net of debt issuance costs of $210,000 and stock offering costs of $30,000) therefrom totalling $1,760,000. Reflects the conversion of $1,000,000 of CSI's May 1998 bridge debt into 204,079 shares of CSI Common Stock upon the successful completion of the Offering, and the related write-off of $120,000 of debt issuance costs.

OFFERING ADJUSTMENTS

  (h) Reflects the estimated net proceeds of the Offering of $22,641,000, of which $385,000 is to be placed in escrow to satisfy the terms of the ITC acquisition agreement. Reflects deferred offering costs of $486,000 incurred as of March 31,1998, which have been added back in determining the estimated net cash received upon completion of the Offering.

  (i) Reflects the repayment of CSI's December 1997 bridge debt of $2,840,000 and accrued interest of $70,000 which are payable upon successful completion of the Offering. Reflects the write-offs to accumulated deficit totalling $622,512 of the unamortized debt issuance costs of $224,912 and the unamortized discount on such debt of $397,600. Also reflects the repayment of CSI's May and July 1998 bridge debt of $750,000, which is payable upon successful completion of the Offering, and the write-off to accumulated deficit of the related unamortized debt issuance costs of $90,000.

  (j) Reflects the cash payment of $2,765,000 (which includes a $100,000 standstill payment which is expected to be paid prior to the date of acquisition and will not be applied against cash to be paid upon closing) due to the shareholders of ITC upon the successful completion of the Offering in accordance with the terms of the acquisition (this pro forma adjustment does not take into consideration any additional deposits which would have been made subsequent to March 31, 1998 and would be applied against the cash to be paid upon closing).

  (k) Reflects payment amounts of $94,000 due to a former officer of CSI pursuant to a settlement agreement and $133,000 due to shareholders to complete the repurchase and retirement of their shares of CSI's Common Stock.

                         INDEPENDENT AUDITORS' REPORT

Communications Systems International, Inc.
Colorado Springs, Colorado

  We have audited the accompanying balance sheets of Communications Systems International, Inc. as of April 30, 1996 and 1997 and December 31, 1997, and the related statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended April 30, 1997 and the eight months ended December 31, 1997. These financial statements are the responsibility of CSI's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Communications Systems International, Inc. as of April 30, 1996 and 1997 and December 31, 1997, and the results of its operations and its cash flows for each of the three years in the period ended April 30, 1997 and the eight months ended December 31, 1997 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that CSI will continue as a going concern. As discussed in Note 1 to the financial statements, CSI's substantial losses since inception and working capital deficit at December 31, 1997 raise substantial doubt about CSI's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Stockman Kast Ryan & Scruggs, P.C.

Colorado Springs, Colorado

May 28, 1998 (July 20, 1998 as to Note 14
   and the last paragraph of Note 3)

                   COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

                                 BALANCE SHEETS

                                  APRIL 30,
                           ------------------------  DECEMBER 31,   MARCH 31,
                              1996         1997          1997         1998
                           -----------  -----------  ------------  -----------
                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS (Note 3)
Cash.....................  $    57,394  $   146,686  $   429,373   $   235,643
Accounts receivable--
 net.....................    1,104,606    1,053,233    1,027,217       626,798
Prepaid expenses and
 other current assets....       60,893       83,962       19,370        54,030
                           -----------  -----------  -----------   -----------
  Total current assets...    1,222,893    1,283,881    1,475,960       916,471
PROPERTY AND EQUIPMENT--
 Net
 (Notes 2 and 3).........      271,499      457,791      483,635       501,218
DEFERRED OFFERING COSTS
 (Note 12)...............          --        83,939      117,719       486,207
DEBT ISSUANCE COSTS (Note
 3)......................          --           --       449,926       224,912
DEPOSITS (Notes 10 and
 13).....................       25,000      120,880      448,065       483,065
                           -----------  -----------  -----------   -----------
  TOTAL ASSETS...........  $ 1,519,392  $ 1,946,491  $ 2,975,305   $ 2,611,873
                           ===========  ===========  ===========   ===========
LIABILITIES AND SHARE-
 HOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable.........  $   965,646  $ 1,287,187  $   939,773   $ 1,348,353
Accrued commissions......      254,224      145,352      337,563       278,884
Accrued expenses and cus-
 tomer deposits..........      129,007       88,940      123,982       220,220
Payables to former share-
 holders (Note 4)........          --           --       242,619       132,619
Debt to related parties
 (Note 8)................      159,915      148,761      273,761       242,511
Notes payable (Note 3)...    1,866,697    1,944,896    2,169,800     2,617,400
                           -----------  -----------  -----------   -----------
  Total current liabili-
   ties..................    3,375,489    3,615,136    4,087,498     4,839,987
                           -----------  -----------  -----------   -----------
COMMITMENTS AND CONTIN-
 GENCIES
 (Notes 8 and 10)
SHAREHOLDERS' DEFICIT
 (Notes 4, 5, 6 and 11)
Preferred stock, no par
 value--5,000,000 shares
 authorized, none issued
 or outstanding..........
Common stock, no par
 value--25,000,000 shares
 authorized; 2,249,748,
 2,441,399, 2,511,774 and
 2,516,134 shares issued
 and outstanding.........    1,889,141    2,366,066    2,750,285     2,650,585
Obligation to issue com-
 mon stock...............          --           --       795,200       795,200
Common stock options.....          --           --        37,000        37,000
Notes receivable from
 shareholder.............       (5,000)     (35,000)     (35,000)      (35,000)
Accumulated deficit......   (3,740,238)  (3,999,711)  (4,417,059)   (5,543,280)
Treasury stock, at cost..          --           --      (242,619)     (132,619)
                           -----------  -----------  -----------   -----------
  Total shareholders'
   deficit...............   (1,856,097)  (1,668,645)  (1,112,193)   (2,228,114)
                           -----------  -----------  -----------   -----------
  TOTAL LIABILITIES AND
   SHAREHOLDERS'
   DEFICIT...............  $ 1,519,392  $ 1,946,491  $ 2,975,305   $ 2,611,873
                           ===========  ===========  ===========   ===========

                       See notes to financial statements.

                   COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

                            STATEMENTS OF OPERATIONS

                                                                   EIGHT         THREE        THREE
                                                                   MONTHS       MONTHS       MONTHS
                                 YEAR ENDED APRIL 30,              ENDED         ENDED        ENDED
                          ------------------------------------  DECEMBER 31,   APRIL 30,    MARCH 31,
                             1995        1996         1997          1997         1997         1998
                          ----------  -----------  -----------  ------------  -----------  -----------
                                                                              (UNAUDITED)  (UNAUDITED)
REVENUE.................  $1,837,580  $ 6,741,022  $11,865,412  $ 8,114,737   $3,205,888   $ 2,279,373
COST OF REVENUE.........   1,297,861    5,962,609    7,754,897    4,878,478    2,060,003     1,423,915
                          ----------  -----------  -----------  -----------   ----------   -----------
GROSS MARGIN............     539,719      778,413    4,110,515    3,236,259    1,145,885       855,458
                          ----------  -----------  -----------  -----------   ----------   -----------
OPERATING EXPENSES
Sales and marketing.....     529,161    1,572,747    2,080,020    2,006,727      589,215       557,246
General and
 administrative (Note
 8).....................     624,585    1,652,374    2,024,383    2,103,622      628,082       684,166
Depreciation and
 amortization...........      19,107       57,843      102,983       91,729       32,475        41,950
                          ----------  -----------  -----------  -----------   ----------   -----------
  Total operating
   expenses.............   1,172,853    3,282,964    4,207,386    4,202,078    1,249,772     1,283,362
                          ----------  -----------  -----------  -----------   ----------   -----------
LOSS FROM OPERATIONS....    (633,134)  (2,504,551)     (96,871)    (965,819)    (103,887)     (427,904)
INTEREST EXPENSE--
 Net....................         139      (19,389)    (162,602)    (113,529)     (48,688)     (698,317)
OTHER EXPENSE...........         --           --           --       (85,000)         --            --
                          ----------  -----------  -----------  -----------   ----------   -----------
LOSS BEFORE
 EXTRAORDINARY ITEM.....    (632,995)  (2,523,940)    (259,473)  (1,164,348)    (152,575)   (1,126,221)
EXTRAORDINARY ITEM--
 Gain on extinguishment
 of debt (Note 3).......         --           --           --       747,000          --            --
                          ----------  -----------  -----------  -----------   ----------   -----------
NET LOSS................  $ (632,995) $(2,523,940) $  (259,473) $  (417,348)  $ (152,575)  $(1,126,221)
                          ==========  ===========  ===========  ===========   ==========   ===========
BASIC PER SHARE AMOUNTS:
  Loss before
   extraordinary item...  $     (.43) $     (1.27) $      (.11) $      (.47)  $     (.06)  $      (.45)
  Extraordinary item....         --           --           --           .30          --            --
                          ----------  -----------  -----------  -----------   ----------   -----------
  Net loss..............  $     (.43) $     (1.27) $      (.11) $      (.17)  $     (.06)  $      (.45)
                          ==========  ===========  ===========  ===========   ==========   ===========
WEIGHTED AVERAGE SHARES
 OUTSTANDING............   1,484,405    1,990,394    2,320,795    2,472,342    2,408,123     2,514,389
                          ==========  ===========  ===========  ===========   ==========   ===========

                       See notes to financial statements.

                   COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

                      STATEMENTS OF SHAREHOLDERS' DEFICIT

                                             OBLIGATION             NOTES
                          COMMON STOCK        TO ISSUE   COMMON  RECEIVABLE                 TREASURY STOCK
                      ---------------------    COMMON     STOCK     FROM     ACCUMULATED  -------------------
                       SHARES      AMOUNT      STOCK     OPTIONS SHAREHOLDER   DEFICIT     SHARES    AMOUNT       TOTAL
                      ---------  ----------  ----------  ------- ----------- -----------  --------  ---------  -----------
BALANCES,
 May 1, 1994........  1,225,260  $  530,929  $  10,412   $   --   $    --    $  (583,303)      --   $     --   $   (41,962)
Common stock
 subscribed.........        --          --     493,025       --        --            --        --         --       493,025
Net loss............        --          --         --        --        --       (632,995)      --         --      (632,995)
                      ---------  ----------  ---------   -------  --------   -----------  --------  ---------  -----------
BALANCES,
 April 30, 1995.....  1,225,260     530,929    503,437       --        --     (1,216,298)      --         --      (181,932)
Issuance of
 subscribed stock...    421,816     503,437   (503,437)      --        --            --        --         --
Sale of stock for
 cash and note......    233,500     542,000        --        --     (5,000)          --        --         --       537,000
Stock issued for
 services...........    164,478     312,775        --        --        --            --        --         --       312,775
Stock issued in
 acquisition........    204,694         --         --        --        --            --        --         --           --
Net loss............        --          --         --        --        --     (2,523,940)      --         --    (2,523,940)
                      ---------  ----------  ---------   -------  --------   -----------  --------  ---------  -----------
BALANCES,
 April 30, 1996.....  2,249,748   1,889,141        --        --     (5,000)   (3,740,238)      --         --    (1,856,097)
Sale of stock for
 cash...............     15,375     111,200        --        --        --            --        --         --       111,200
Stock issued in
 exchange for note..     15,000      30,000        --        --    (30,000)          --        --         --           --
Stock issued for
 services...........     35,000      34,224        --        --        --            --        --         --        34,224
Stock issued in
 acquisition of
 affiliate..........     44,769      49,993        --        --        --            --        --         --        49,993
Conversion of notes
 and accrued
 interest to stock..     81,507     251,508        --        --        --            --        --         --       251,508
Net loss............        --          --         --        --        --       (259,473)      --         --      (259,473)
                      ---------  ----------  ---------   -------  --------   -----------  --------  ---------  -----------
BALANCES,
 April 30, 1997.....  2,441,399   2,366,066        --        --    (35,000)   (3,999,711)      --         --    (1,668,645)
Conversion of notes
 and accrued
 interest to stock..     53,497     104,467        --        --        --            --        --         --       104,467
Sale of stock for
 cash...............    227,160     499,752        --        --        --            --        --         --       499,752
Issuance of debt
 with stock rights..        --          --     795,200       --        --            --        --         --       795,200
Stock options
 granted............        --          --         --     37,000       --            --        --         --        37,000
Purchase of common
 stock..............        --          --         --        --        --            --   (210,282)  (462,619)    (462,619)
Retirement of
 treasury stock.....   (100,000)   (220,000)       --        --        --            --    100,000    220,000          --
Net loss............        --          --         --        --        --       (417,348)      --         --      (417,348)
                      ---------  ----------  ---------   -------  --------   -----------  --------  ---------  -----------
BALANCES,
 December 31, 1997..  2,622,056   2,750,285    795,200    37,000   (35,000)   (4,417,059) (110,282)  (242,619)  (1,112,193)
Unaudited:
Conversion of notes
 and accrued
 interest to stock..      4,360      10,300        --        --        --            --        --         --        10,300
Retirement of
 treasury stock.....    (50,000)   (110,000)       --        --        --            --     50,000    110,000          --
Net loss............        --          --         --        --        --     (1,126,221)      --         --    (1,126,221)
                      ---------  ----------  ---------   -------  --------   -----------  --------  ---------  -----------
BALANCES,
 March 31, 1998
  (unaudited).......  2,576,416  $2,650,585  $ 795,200   $37,000  $(35,000)  $(5,543,280)  (60,282) $(132,619) $(2,228,114)
                      =========  ==========  =========   =======  ========   ===========  ========  =========  ===========

                       See notes to financial statements.

                   COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

                            STATEMENTS OF CASH FLOWS

                                                                EIGHT         THREE       THREE
                                                                MONTHS       MONTHS      MONTHS
                               YEAR ENDED APRIL 30,             ENDED         ENDED       ENDED
                          ---------------------------------  DECEMBER 31,   APRIL 30,   MARCH 31,
                            1995        1996        1997         1997         1997        1998
                          ---------  -----------  ---------  ------------  ----------- -----------
                                                                           (UNAUDITED) (UNAUDITED)
OPERATING ACTIVITIES
Net loss................  $(632,995) $(2,523,940) $(259,473) $  (417,348)   $(152,575) $(1,126,221)
Adjustments to reconcile
 net loss to cash
 provided by (used in)
 operating activities:
  Gain on extinguishment
   of debt..............        --           --         --      (747,000)         --           --
  Amortization of debt
   issuance costs and
   debt discount........        --           --         --           --           --       622,614
  Stock and options
   issued or subscribed
   for services and
   interest.............     32,000      312,775     38,566       37,000          --           --
  Depreciation and
   amortization.........     19,107       57,843    102,983       91,729       32,475       41,950
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable.........   (123,644)    (904,447)    52,565       26,016      (30,111)     400,419
    Other assets........    (65,000)     (15,393)  (115,833)     (63,301)     (61,099)     (44,660)
    Accounts payable and
     accrued expenses...    372,697    2,711,390    911,463      (56,278)     411,481      446,439
                          ---------  -----------  ---------  -----------    ---------  -----------
Net cash provided by
 (used in) operating
 activities.............   (397,835)    (361,772)   730,271   (1,129,182)     200,171      340,541
                          ---------  -----------  ---------  -----------    ---------  -----------
INVESTING ACTIVITIES
Purchases of property
 and equipment..........    (53,987)    (222,813)  (218,668)    (117,573)     (51,245)     (59,533)
Increase in deposits for
 acquisition............        --           --     (25,000)    (200,000)         --       (25,000)
                          ---------  -----------  ---------  -----------    ---------  -----------
Net cash used in
 investing activities...    (53,987)    (222,813)  (243,668)    (317,573)     (51,245)     (84,533)
                          ---------  -----------  ---------  -----------    ---------  -----------
FINANCING ACTIVITIES
Proceeds from issuance
 of notes...............        --         7,000    405,000    2,485,074      205,000       60,000
Proceeds from the
 issuance of stock or
 stock subscriptions....    461,025      537,000    111,200      499,752          --           --
Repayment of notes......        --       (78,530)  (818,418)  (1,001,604)    (192,835)         --
Increase in deferred
 offering costs.........        --           --     (83,939)     (33,780)     (51,847)    (368,488)
Payment for treasury
 stock..................        --           --         --      (220,000)         --      (110,000)
Net proceeds from
 issuances (repayments)
 of debt to related
 parties................     65,000       94,915    (11,154)         --       (11,966)     (31,250)
                          ---------  -----------  ---------  -----------    ---------  -----------
Net cash provided by
 (used in) financing
 activities.............    526,025      560,385   (397,311)   1,729,442      (51,648)    (449,738)
                          ---------  -----------  ---------  -----------    ---------  -----------
NET INCREASE (DECREASE)
 IN CASH................     74,203      (24,200)    89,292      282,687       97,278     (193,730)
CASH, Beginning of
 period.................      7,391       81,594     57,394      146,686       49,408      429,373
                          ---------  -----------  ---------  -----------    ---------  -----------
CASH, End of period.....  $  81,594  $    57,394  $ 146,686  $   429,373    $ 146,686  $   235,643
                          =========  ===========  =========  ===========    =========  ===========

                                                                     (continued)

                       See notes to financial statements.

                   COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

                            STATEMENTS OF CASH FLOWS

                                                         EIGHT        THREE       THREE
                                                         MONTHS      MONTHS      MONTHS
                             YEAR ENDED APRIL 30,        ENDED        ENDED       ENDED
                          --------------------------- DECEMBER 31,  APRIL 30,   MARCH 31,
                           1995      1996      1997       1997        1997        1998
                          ------- ---------- -------- ------------ ----------- -----------
                                                                   (UNAUDITED) (UNAUDITED)
SUPPLEMENTAL CASH FLOW
 INFORMATION
  Interest paid.........  $   --  $    7,879 $126,066   $ 29,435    $ 51,021     $ 2,454
SUPPLEMENTAL NONCASH
 INVESTING AND FINANCING
 ACTIVITIES
  Stock and options
   issued or subscribed
   for services and
   interest.............  $32,000 $  312,775 $ 38,566   $ 37,000    $    --      $   --
  Conversion of accounts
   payable to notes
   payable..............      --   1,938,227  761,617        --      761,617         --
  Issuance of stock in
   exchange for note
   receivable...........      --       5,000   30,000        --          --          --
  Stock issued in
   acquisition of
   affiliate............      --         --    49,993        --          --          --
  Conversion of notes
   and accrued interest
   to stock.............      --         --   274,342    104,467     202,894      10,300
  Purchase of treasury
   stock................      --         --       --     242,619         --          --

                                                                     (concluded)



                       See notes to financial statements.

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS
  (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED APRIL 30,
                     1997 AND MARCH 31, 1998 IS UNAUDITED)

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Communications Systems International, Inc. (CSI) is a provider of international telecommunications services principally in South America, Europe, the Pacific Rim, Central America and South Africa. CSI purchases long distance time increments from established international telecommunication carriers and derives its revenue by providing competitively priced international telecommunications services combined with enhanced technical capabilities and services in markets that are underserved by large telecommunications providers and incumbent telephone operators.

  In April 1998, CSI changed its fiscal year from April 30 to December 31.

  Basis of Presentation--The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of CSI as a going concern. CSI has sustained substantial operating losses since inception through December 31, 1997. In addition, CSI has used substantial amounts of working capital in its operations. At December 31, 1997, current liabilities exceeded current assets by $2,611,538 and total liabilities exceeded total assets by $1,112,193.

  Beginning in fiscal 1997, CSI's management took actions to increase its revenue through increased calling volume and, as a result, CSI has been able to negotiate more favorable rates with its long distance telephone carriers enabling CSI to reduce its cost of revenues per unit of service sold. These steps have enabled CSI to significantly improve its gross margins during the year ended April 30, 1997 and the eight months ended December 31, 1997.

  In December 1997, in order to raise additional working capital and satisfy certain obligations, CSI issued mandatorily redeemable convertible promissory notes (see Note 3) in a private offering. Also in 1998, management believes it will be successful in raising a significant amount of equity capital in a public offering (see Note 12) and intends to use the proceeds for repayment of the mandatorily redeemable convertible promissory notes and to complete the pending acquisitions (see Note 13) as well as repay existing obligations, working capital, development of new service offerings and enhancement and expansion of existing services.

  Management believes that these actions and others presently being taken will allow CSI to successfully meet its obligations and achieve and sustain profitable levels of operations.

  Accounts Receivable--Accounts receivable are presented net of an allowance for doubtful accounts which is based on management's estimate of uncollectible accounts. At April 30, 1996 and 1997, December 31, 1997 and March 31, 1998, the allowance for doubtful accounts was $164,245, $186,489, $342,276 and $316,067, respectively.

  Property and Equipment--Property and equipment are recorded at cost. Depreciation is provided on a straight-line method over the estimated useful lives of the respective assets (generally five to seven years).

  Use of Estimates--The preparation of CSI's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Stock-Based Compensation--Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. CSI has elected to continue to account for stock-based

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of CSI's stock at the date of the grant over the amount an employee must pay to acquire the stock. See Note 5.

  Per Share Amounts--The net loss per share is based upon the weighted average of common shares outstanding during the period; the effect of outstanding stock options and warrants is antidilutive.

  Interim Financial Statements--The financial statements of CSI for the three months ended April 30, 1997 and March 31, 1998 are unaudited. In management's opinion, the financial statements reflect all adjustments necessary for a fair presentation of the results for these periods, all adjustments being of a normal and recurring nature. CSI's interim financial statements may not be indicative of the results of operations for a full year.

2.PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                    APRIL 30, APRIL 30, DECEMBER 31, MARCH 31,
                                      1996      1997        1997       1998
                                    --------- --------- ------------ ---------
   Equipment....................... $311,446  $574,966    $690,803   $743,163
   Furniture and fixtures..........   44,259    61,601      61,601     62,131
   Leasehold improvements..........    5,238    13,651      15,387     22,030
                                    --------  --------    --------   --------
     Total.........................  360,943   650,218     767,791    827,324
   Less accumulated depreciation
    and amortization...............   89,444   192,427     284,156    326,106
                                    --------  --------    --------   --------
   Property and equipment--net..... $271,499  $457,791    $483,635   $501,218
                                    ========  ========    ========   ========

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

3.NOTES PAYABLE

  Notes payable consist of the following:

                                  APRIL 30,  APRIL 30,  DECEMBER 31, MARCH 31,
                                     1996       1997        1997        1998
                                  ---------- ---------- ------------ ----------
Mandatorily redeemable convert-
 ible promissory notes bearing
 interest at 10% which is pay-
 able semiannually (see below),
 due December 29, 1998 or 5 days
 after the closing of the pro-
 posed public offering (see Note
 12), whichever is earlier......  $      --  $      --   $2,840,000  $2,840,000
Unsecured notes payable, bearing
 interest at 15%, principal and
 interest due September 1998....         --      85,000      85,000      85,000
Unsecured convertible notes
 payable bearing interest at
 10%, the outstanding principal
 and unpaid accrued interest are
 due in March 1999..............         --         --          --       60,000
Unsecured convertible notes pay-
 able bearing interest at 10%
 which is payable semi-annually
 on March 31 and September 30;
 the outstanding principal is
 due in 1998, however, the notes
 are callable at the option of
 the noteholders at any interest
 payment date...................         --      50,000      40,000      30,000
Unsecured notes payable to long
 distance carriers, bearing
 interest at 10% and 12%, repaid
 December 1997; see below.......   1,859,697  1,809,896         --          --
Other...........................       7,000        --          --          --
                                  ---------- ----------  ----------  ----------
                                   1,866,697  1,944,896   2,965,000   3,015,000
Less discount on mandatorily re-
 deemable convertible promissory
 notes..........................         --         --      795,200     397,600
                                  ---------- ----------  ----------  ----------
  Total.........................  $1,866,697 $1,944,896  $2,169,800  $2,617,400
                                  ========== ==========  ==========  ==========

  On October 9, 1997, CSI entered into an agreement with one of its long distance carriers to which CSI had a note payable with an outstanding principal balance of $1,458,292 and accrued and unpaid interest of $116,755. The agreement provided that the carrier would accept a payment of $650,000 in full satisfaction of CSI's obligation to such carrier. CSI was also obligated to pay a fee of $178,047 to one of the companies which CSI intends to acquire (see Note 13) for assistance in obtaining this agreement. CSI recognized a gain of $747,000 in December 1997 upon the payment of the $650,000 liability.

  CSI issued mandatorily redeemable convertible promissory notes totalling $2,840,000 on December 30, 1997 in a private placement offering, collateralized by a first security interest on all unpledged assets of CSI and a second security interest on all assets subject to a prior lien. The notes are personally guaranteed as to $1,500,000 of principal and interest by two of CSI's officers and directors ($750,000 guaranteed by each, severally). The notes are convertible into CSI's Common Stock after nine months at a 50% discount to the average of the closing bid price for the immediately preceding 20 trading days. The holders of the converted shares have certain registration rights. As additional consideration for purchasing the notes, if the public offering is (a) not completed within nine months of the closing of the offering, the noteholder is to receive 7,500 shares of CSI's Common Stock for each $100,000 of principal or (b) completed, the noteholder will receive a certain number of shares valued at $40,000 based on the proposed public offering price per share. As a result of these stock rights, CSI has recorded a discount on the notes and recognized an obligation to issue Common Stock of

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

$795,200. The discount is being amortized over six months since management believes CSI will complete its offering around June 30, 1998. At March 31, 1998, the unamortized portion of the discount was $397,600. In connection with the placement of the notes, CSI incurred debt issuance costs of $449,926, which are also being amortized over a six-month period. At March 31, 1998, the unamortized portion of the debt issuance costs was $224,912.

  CSI did not make the June 30, 1998 interest payments on the mandatorily redeemable convertible promissory notes as required by the terms of the notes. Under the terms of the notes, the noteholders have the right to declare an event of default and demand immediate payment of all outstanding principal and interest; however, as of July 20, 1998, no noteholders have declared an event of default.

4.SHAREHOLDERS' EQUITY

  During the year ended April 30, 1995, CSI accepted deposits for purchase of 421,816 shares of its Common Stock in excess of the number of shares authorized. In September 1995, CSI's shareholders voted to increase the number of authorized shares of Common Stock to 25,000,000 shares and the subscribed shares were issued.

  CSI offered up to 250,000 shares of its no par Common Stock at a purchase price of $1.50 per share under a private placement memorandum dated January 31, 1995. At April 30, 1995, 46,250 shares had been subscribed. During the year ended April 30, 1996, the offering was fully subscribed.

  In September 1995, in an effort to increase the number of shareholders of CSI's Common Stock, CSI's shareholders approved a plan of merger to acquire all of the outstanding shares of Redden Dynamics Corporation (Redden) for $34,500 cash and 204,694 shares of CSI's Common Stock. Under the plan of merger, the shareholders of Redden received one share of CSI's Common Stock in exchange for each 54 shares of Redden stock. Effective as of the date of the merger, all shares of Redden were cancelled, the assets of Redden became assets of CSI and Redden ceased to exist. Redden's only recorded asset consisted of $11,050 of organizational costs. Redden had no liabilities and had no revenues or expenses since inception. Subsequent to the merger, CSI determined that Redden's assets were of no value to CSI. Accordingly, no amounts have been recognized for the issuance of the CSI Common Stock in connection with the merger of Redden.

  During the year ended April 30, 1996, CSI issued 164,478 shares of its Common Stock in exchange for financial and technological consulting services. The cost of the services provided of $312,775 has been charged to operations.

  During the year ended April 30, 1997, CSI sold 15,375 shares of Common Stock for $8.00 per share and received $111,200 after offering costs of $11,800.

  In August 1996, CSI acquired the net assets of an affiliated company through the issuance of 44,769 shares of CSI's Common Stock to certain shareholders of the affiliate and granted options to purchase 24,250 shares of CSI's Common Stock (see Note 5) to certain other shareholders of the affiliate. The assets acquired totalling $72,749 and liabilities assumed totalling $22,756 were recorded by CSI at the affiliate's net book value. Pro forma information combining the results of operations of CSI and the affiliate as if the acquisition had occurred at May 1, 1995 or 1996 has not been presented as such information would not differ significantly from the reported amounts.

  During the year ended April 30, 1997, CSI sold convertible notes totalling $320,000, of which $190,000 of such notes were issued to three current directors of CSI. The notes, bearing interest at 10%, are convertible into shares of CSI's Common Stock at a conversion price equal to 90% of the average of the bid and ask price on the day prior to conversion. As of April 30, 1997, the holders of notes totalling $270,000 principal amount had converted their notes and accrued interest of $4,342 into 81,507 shares of stock; upon conversion, CSI charged

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

the remaining unamortized deferred financing costs of $22,834 relating to such notes against the recorded amount of Common Stock. During the eight months ended December 31, 1997, CSI sold an additional $95,000 principal amount of the convertible notes, and noteholders converted notes totalling $105,000 principal amount and accrued interest of $175 into 53,496 shares of stock. Upon conversion, CSI charged unamortized deferred financing costs of $708 relating to such notes against the recorded amount of Common Stock. During the three months ended March 31, 1998, a noteholder converted an additional $10,000 note and accrued interest of $300 into 4,360 shares of stock.

  During the year ended April 30, 1997, CSI issued 35,000 shares of its Common Stock in exchange for financial and technological consulting services. The cost of the services provided of $34,224 has been charged to operations.

  In August 1997, CSI entered into settlement agreements with two former employees who were also CSI shareholders to repurchase 210,282 shares of its Common Stock from such individuals for $2.20 per share, or a total price of $462,619. The agreements require payments by CSI of $220,000 no later than September 12, 1997, $110,000 no later than February 11, 1998, and $132,619 no later than August 11, 1998. During the periods ended December 31, 1997 and March 31, 1998, CSI has made payments totalling $220,000 and $110,000, respectively, to these individuals and received 100,000 and 50,000 shares, respectively, of its Common Stock which have been retired. As of December 31, 1997 and March 31, 1998, CSI has recorded a liability for the remaining payments totalling $242,619 and $132,619, respectively, and treasury stock for the shares that it is committed to purchase.

  In a private placement in September and October 1997, CSI sold 227,160 shares of its Common Stock for $499,752, or $2.20 per share, the proceeds of which were partially used to repurchase the shares described in the preceding paragraph.

  CSI has notes receivable from a shareholder totalling $35,000 which resulted from the issuance of stock, bear interest at 10% and are payable on demand.

5.STOCK OPTIONS

  Under the terms of CSI's nonqualified stock option plan, options to purchase shares of CSI's Common Stock are to be granted at prices to be determined by the Board of Directors. The options' expiration date may not be more than 10 years from the date of the grant. The aggregate number of shares of CSI's Common Stock which may be issued upon the exercise of options granted under the plan shall not exceed 750,000. CSI has granted the following stock options:

                                             NUMBER OF    EXERCISE
                                              OPTIONS     PRICE PER   EXPIRATION
                                            OUTSTANDING     SHARE        DATE
                                            ----------- ------------- ----------
   April 30, 1996..........................   224,788    $2.00--$8.00 1998--2006
   April 30, 1997..........................   221,051   $2.00--$11.52 1998--2007
   December 31, 1997.......................   277,201    $.80--$11.52 1998--2007
   March 31, 1998..........................   283,625    $.80--$11.52 1998--2008

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

  Information with respect to options granted under the plan is as follows:

   Outstanding at May 1, 1995..........................................     --
     Granted........................................................... 224,788
     Exercised.........................................................     --
     Expired or cancelled..............................................     --
                                                                        -------
   Outstanding at April 30, 1996....................................... 224,788
     Granted........................................................... 110,163
     Exercised......................................................... (15,000)
     Expired or cancelled.............................................. (98,900)
                                                                        -------
   Outstanding at April 30, 1997....................................... 221,051
     Granted........................................................... 117,925
     Exercised.........................................................     --
     Expired or cancelled.............................................. (61,775)
                                                                        -------
   Outstanding at December 31, 1997.................................... 277,201
     Granted...........................................................   6,424
     Exercised.........................................................     --
     Expired or cancelled..............................................     --
                                                                        -------
   Outstanding at March 31, 1998....................................... 283,625
                                                                        =======

  CSI has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for CSI's stock option plans been determined based on the fair value at the grant date for awards in the years ended April 30, 1996 and 1997 and the eight months ended December 31, 1997 consistent with the provisions of SFAS No.123, CSI's net loss and net loss per share would have increased to the pro forma amounts indicated below. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the weighted-average assumptions used for grants in the years ended April 30, 1996 and 1997 and the eight months ended December 31, 1997 also indicated below.

                                             APRIL 30,   APRIL 30,  DECEMBER 31,
                                               1996        1997         1997
                                            -----------  ---------  ------------
   Net loss--as reported................... $(2,524,000) $(259,000)  $(417,000)
   Net loss--pro forma.....................  (2,724,000)  (575,000)   (564,000)
   Net loss per share--as reported.........       (1.27)      (.11)       (.17)
   Net loss per share--pro forma...........       (1.37)      (.25)       (.23)
   Risk-free interest rate.................         6.0%       6.0%        6.1%
   Expected lives (in years)...............        3-10       3-10        3-10

6.WARRANTS

  During the year ended April 30, 1996, CSI issued warrants in connection with Common Stock in exchange for financial services. The warrants provide for the purchase of 37,500 shares of CSI's Common Stock at prices ranging from $6.00 to $14.00, and expire in 2000 and 2001.

  In connection with the issuance of the convertible and 15% promissory notes (see Note 3), CSI also is committed to deliver to the noteholders 15,688 warrants to purchase shares of CSI's Common Stock. The exercise price of the warrants is equal to the bid price of such stock on the date the note was executed and ranges from $1.06 to $5.50 per share; the warrants expire in 1998 and 1999.

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

  In connection with the placement of the mandatorily redeemable convertible promissory notes, CSI issued to the placement agent 71,000 warrants to purchase shares of CSI's Common Stock. The warrants are exercisable at 125% of proposed public offering price per share; if no offering occurs within one year from the closing of the offering of the notes, the exercise price is reduced to 50% of the closing bid price, as defined in Note 3.

  In connection with the issuance of the convertible promissory notes due March 1999, CSI issued to the noteholders 6,000 warrants to purchase shares of CSI's Common Stock at prices ranging from $3.63 to $3.75, which warrants expire in March 1999.

7.INCOME TAXES

  The tax effects of temporary differences to significant portions of deferred taxes are as follows:

                                          APRIL 30,    APRIL 30,   DECEMBER 31,
                                            1996         1997          1997
                                         -----------  -----------  ------------
   Deferred tax assets:
     Net operating loss carryforwards..  $ 1,064,000  $ 1,198,000  $ 1,192,000
     Allowance for doubtful accounts...       60,000       69,000      116,000
     Other.............................      146,000       63,000       62,000
   Less valuation allowance............   (1,270,000)  (1,330,000) $(1,370,000)
                                         -----------  -----------  -----------
                                         $       --   $       --   $       --
                                         ===========  ===========  ===========

  As of December 31, 1997, CSI's net operating loss carryforwards of approximately $3,500,000 will begin expiring in the year 2009. The carryforwards will be available for the reduction of future income tax liabilities. As of April 30, 1996 and 1997 and December 31, 1997, CSI has recorded valuation allowances to reduce the existing deferred tax asset to an amount that is more likely than not to be realized. The valuation allowance increased by $210,000, $860,000, $60,000 and $40,000 during the years ended April 30, 1995, 1996 and 1997 and eight months ended December 31, 1997, respectively. The utilization of approximately $540,000 of tax loss carryforwards is limited to approximately $80,000 each year as a result of an ownership change in CSI (as defined by Section 382 of the Internal Revenue Code of 1986, as amended), which occurred in 1995. The amount of the remaining carryforwards that can be used in any given year may be limited in the event of additional future changes in the ownership of CSI, including the proposed public offering (see Note 12).

8.RELATED PARTY TRANSACTIONS

  CSI leases office space from a partnership in which CSI's principal shareholder owns a general partnership interest. Rental expense under such leases totalled $17,346, $37,592, $87,259, $80,263 and $30,092 for the years ended April 30, 1995, 1996 and 1997, eight months ended December 31, 1997 and three months ended March 31, 1998, respectively. Future annual minimum lease payments required under such leases are as follows as of December 31, 1997:

   Year ending December 31:
     1998.............................................................. $138,619
     1999..............................................................   88,452
                                                                        --------
       Total........................................................... $227,071
                                                                        ========

  CSI receives periodic advances from its principal shareholder. At April 30, 1996 and 1997, December 31, 1997 and March 31, 1998, CSI had an unsecured note payable of $159,915, $148,761, $148,761 and $148,761, respectively, to its principal shareholder, payable May 31, 1999 and bearing interest at 10%.

  In September 1997, CSI entered into a settlement agreement with one of its former officers which provided for payments totalling $63,000 through December 1997 and a promissory note for $125,000 requiring twelve monthly payments of $10,417 beginning January 1998. If the proposed public offering (see Note 12) is completed

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

prior to full payment of the note, the remaining balance is due. Such amount has been reflected as a general and administrative expense for the eight months ended December 31, 1997.

9.CONCENTRATIONS OF RISK

  Certain financial instruments which potentially subject CSI to concentrations of risk consist primarily of cash, agent receivables, and carrier payables.

  CSI's major markets are currently in Argentina, Brazil, Europe and South Africa. As a result, CSI's operations may be adversely affected by significant fluctuations in the value of the U.S. dollar against certain foreign currencies, the enactment of exchange controls, or foreign governmental or regulatory restrictions on the transfer of funds. CSI currently prices its products and services in terms of U.S. dollars. Significant fluctuations in the value of the U.S. dollar in relation to currencies in countries where CSI conducts operations can greatly affect the competitive price position of CSI's products and services. CSI's independent sales agents in Argentina and Brazil generated revenues (as a percentage of CSI's total revenues) as indicated below. In addition, CSI is represented by one independent sales agent in both Argentina and Brazil.

                                                       YEAR ENDED      EIGHT MONTHS
                                                       APRIL 30,          ENDED
                                                     ----------------  DECEMBER 31,
                                                     1995  1996  1997      1997
                                                     ----  ----  ----  ------------
   Argentina........................................ --     49%   56%       57%
   Brazil...........................................  34%   14    10        12

  CSI's ability to provide its telephone services is heavily dependent upon the agreements CSI has with its long distance telephone carriers. CSI's long distance services were provided by various carriers as follows:

                                                       YEAR ENDED      EIGHT MONTHS
                                                       APRIL 30,          ENDED
                                                     ----------------  DECEMBER 31,
                                                     1995  1996  1997      1997
                                                     ----  ----  ----  ------------
   Carrier A........................................  59%   39%   59%       87%
   Carrier B........................................  22    49    23       --
   Carrier C........................................ --    --    --         11
   Other carriers...................................  19    12    18         2

  CSI's cash is deposited with high credit quality financial institutions.

10.COMMITMENTS AND CONTINGENCIES

  In September 1996, CSI entered into a consulting and royalty agreement to acquire the rights to a switching system which is installed at customer locations. Under the terms of the agreement, CSI is required to pay the developer a monthly royalty equal to 4% of CSI's gross collected revenue related to the system. In addition, CSI is also required to provide monthly funding for the installation of two systems. In the event that CSI fails to provide such funds and installation is prevented or delayed by more than sixty days, the royalty payment to the developer is increased to 6%. CSI has the option to buy out the royalty obligation for the greater of $2,500,000 or an amount equal to three times the aggregate royalty payments for the first twelve months of the agreement. In addition, for each installation, CSI agrees to pay the developer $1,500 if such installation produces gross revenue between $10,000 and $20,000 in the first full billing month, and $3,000 if such revenue exceeds $20,000. The developer has agreed to provide ongoing maintenance, support and consulting while the system is in operation at a rate of $4,000 per month through September 1, 1997, and $5,200 thereafter. The agreement is in effect for as long as the system is operational until September 1, 2006, unless earlier terminated upon the occurrence of certain events.

  CSI has employment agreements with certain of its officers which provide for annual salaries totalling $400,000 and expire in 1999 and 2000. One of the agreements requires annual increases of 4%.

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

  CSI has agreements with certain of its carriers which provide for guaranteed rates and minimum annual usage. Certain agreements require CSI to make deposits with the carriers; such deposits totalled $25,000, $95,000, $220,000 and $230,000 at April 30, 1996 and 1997, December 31, 1997 and March 31, 1998,
respectively. The agreements expire through 1999 and require minimum annual usage as follows:

   Year ending December 31:
     1998............................................................ $3,025,000
     1999............................................................  1,500,000
                                                                      ----------
       Total......................................................... $4,525,000
                                                                      ==========

11.STOCK SPLIT

  In December 1997, CSI's Board of Directors authorized a reverse split of CSI's Common Stock (not to exceed 1-for-30) whereby CSI will issue one share of Common Stock in exchange for a number of shares yet to be determined. The authorization for the reverse split was approved by CSI's shareholders in January 1998. In July 1998, management of CSI approved a 1-for-4 reverse stock split; all references to numbers of shares, options and warrants and per share amounts, including exercise prices, in the accompanying financial statements and related notes have been restated to reflect the 1-for-4 reverse stock split.

12.PROPOSED PUBLIC OFFERING

  CSI is planning a public offering of its Common Stock in 1998, the net proceeds from which are expected to be used to complete the acquisition and merger described in Note 13, to repay the mandatorily redeemable promissory notes described in Note 3, for working capital, development of new service offerings, and enhancement and expansion of existing services. CSI has incurred offering costs related to this offering which have been deferred in the accompanying financial statements and will be recorded as a reduction in the proceeds from the offering; if the offering is unsuccessful, costs which have been deferred will be charged to current year's operations.

13.PENDING ACQUISITION AND MERGER

  CSI has entered into an agreement (the Acquisition Agreement) to acquire all of the outstanding stock of International Telephone Company (ITC), another telecommunications company that provides services similar to that of CSI. The purchase price of $5,370,000 is to be satisfied by the payment of $3,300,000 cash and the issuance of 295,714 shares of CSI's Common Stock valued at $2,070,000 (before any discount) based on the public offering per share price in CSI's proposed public offering (see Note 12). The Acquisition Agreement provides that $385,430 of the cash payment will be placed into an escrow account to satisfy, if necessary, a contingent liability of ITC relating to a disputed claim with one of ITC's carriers. The Acquisition Agreement also provides for the shares of CSI's Common Stock to be issued to the selling shareholders one year after the acquisition is completed to ensure compliance with certain provisions of the Acquisition Agreement. Included in deposits in the accompanying balance sheets at April 30, 1997, December 31, 1997 and March 31, 1998 are deposits totalling $25,000, $225,000 and $250,000, respectively, which are nonrefundable and to be credited against the purchase price. The Acquisition Agreement also requires additional standstill deposits to be made prior to the expected acquisition date. The acquisition is expected to occur upon closing of CSI's proposed public offering.

  On May 29, 1998, CSI entered into an agreement and plan of merger (the Merger Agreement) with GlobalTel Resources, Inc. (GlobalTel), another telecommunications company which also provides services similar to that of CSI. The Merger Agreement provides for CSI to exchange 1,882,909 shares of its Common Stock for all outstanding shares of GlobalTel's preferred and common stock, which includes shares to be issued in satisfaction of certain GlobalTel debt. The Merger Agreement also provides for CSI to issue shares of its Common Stock to the holders of certain GlobalTel options and warrants.

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

  CSI's acquisitions of GlobalTel and ITC will be accounted for using the purchase method.

14.SUBSEQUENT EVENTS

  In April 1998, CSI issued 10% unsecured convertible promissory notes for $210,000 cash. The notes and unpaid accrued interest are due in March 1999. In connection with the issuance of such notes, CSI issued to the noteholders 21,000 warrants to purchase shares of CSI's Common Stock at prices ranging from $3.63 to $3.75, which warrants expire in March 1999.

  On May 1, 1998, CSI issued 12% secured promissory notes and 250,000 warrants for $1,250,000 cash. On July 20, 1998, CSI issued additional notes and 100,000 warrants for $500,000 cash. The holder of the notes has agreed to exchange $1,000,000 of the notes' principal for 204,079 shares of CSI's Common Stock upon the closing of the public offering. Any remaining notes and accrued unpaid interest are due one year after issuance or five days after the closing of a public offering with gross proceeds of greater than $10,000,000. The notes and interest are collateralized by all shares of CSI's Common Stock owned by CSI's Chief Executive Officer. The notes are also personally guaranteed by CSI's Chief Executive Officer and Chief Operating Officer. Each warrant entitles the holder to purchase one share of CSI's Common Stock at an exercise price equal to 80% of the public offering per share price, which shares are subject to certain lock-up provisions. CSI also agreed to issue 52,500 warrants to the placement agent which warrants have an exercise price of 120% of the public offering per share price.

  On May 19, 1998, CSI sold 74,074 shares of its Common Stock pursuant to a subscription agreement for $250,000, or $3.375 per share. The shares are subject to certain lock-up provisions. If CSI is unable to obtain an effective registration statement by August 20, 1998, the holder of such shares is entitled to receive an additional 889 shares of CSI's Common Stock for every seven calendar days after such date until an effective registration is obtained. CSI also agreed to issue 7,500 warrants to the placement agent which warrants have an exercise price of 120% of the public offering per share price.

  From May through July 1998, CSI loaned $600,000 from the proceeds of the above transactions to GlobalTel. The loans, which bear interest at 20%, are due May 1999, collateralized by certain GlobalTel assets, and personally guaranteed by GlobalTel's Chief Executive Officer.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To GlobalTel Resources, Inc.:

  We have audited the accompanying consolidated balance sheets of GlobalTel Resources, Inc. (a Washington corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, common stock subject to rescission and shareholders' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of GlobalTel's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GlobalTel Resources, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  The accompanying consolidated financial statements have been prepared assuming that GlobalTel will continue as a going concern. As discussed in Notes 1 and 5, a significant portion of GlobalTel's bridge loans call for principal repayment during 1998. In addition, as discussed in Note 6, GlobalTel plans to commence an offer to rescind a significant portion of GlobalTel's common stock and bridge loans. Management's current projections indicate that there will not be sufficient cash flows from operations to fund these obligations. These matters raise substantial doubt about GlobalTel's ability to continue as a going concern. Management's plans in regard to these matters are discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                       ARTHUR ANDERSEN LLP

Seattle, Washington,

April 10, 1998 (except with
respect to the matters
discussed in Notes 1, 6 and
9, as to which the date is
July 21, 1998)

                   GLOBALTEL RESOURCES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (AMOUNTS AS OF MARCH 31, 1998 ARE UNAUDITED)

                                               DECEMBER 31,
                                         -------------------------   MARCH 31,
                                            1996          1997          1998
                                         -----------  ------------  ------------
                 ASSETS
                 ------
 Current assets:
   Cash................................  $   446,257    $  848,668  $     98,467
   Receivables:
     Trade accounts, net of allowance
      for doubtful accounts of
      $207,000, $180,000 and $180,000..    1,288,047       622,154       636,154
     Related party.....................          --         35,500        35,500
     Other ............................      333,181        54,859        69,359
   Deposits and other..................      149,178       105,814       126,910
                                         -----------  ------------  ------------
     Total current assets..............    2,216,663     1,666,995       966,390
 Property and equipment, net...........      670,712     1,372,154     1,356,655
 Other assets:
   License agreement and customer list,
    net................................      163,573       151,749       223,167
   Organizational costs, net...........      110,114        75,381           --
   Bridge loan issue costs, net........      107,356       567,804       434,585
   Equipment to be placed in service...      374,075       519,688       532,188
   Other...............................       58,994           --            --
                                         -----------  ------------  ------------
     Total assets......................  $ 3,701,487  $  4,353,771  $  3,512,985
                                         ===========  ============  ============
 LIABILITIES AND SHAREHOLDERS' DEFICIT
 -------------------------------------
 Current liabilities:
   Accounts payable....................  $ 2,570,745  $  2,278,611  $  3,150,924
   Accounts payable to related
    parties............................          --        247,270       132,011
   Accrued liabilities.................    1,937,154     1,212,881     1,194,100
   Bridge loans, net of unamortized
    discount of $574,572 in 1998.......    1,840,000     1,995,000     4,576,928
   Notes payable.......................       92,310        21,542        15,890
   Customer deposits and prepayments...    1,024,743       845,474       990,225
                                         -----------  ------------  ------------
     Total current liabilities.........    7,464,952     6,600,778    10,060,078
 Bridge loans, net of unamortized
  discount of $1,208,511 in 1997.......    2,282,500     3,832,289     2,000,000
                                         -----------  ------------  ------------
     Total liabilities.................    9,747,452    10,433,067    12,060,078
                                         -----------  ------------  ------------
 Commitments and contingencies (see
  Notes 6 and 8)
 Common stock subject to rescission;
  par value $0.05; 326,385, 496,466 and
  496,466 shares issued and
  outstanding..........................    1,519,387     2,454,829     2,454,829
                                         -----------  ------------  ------------
 Shareholders' deficit:
   Series A convertible preferred
    stock; par value $0.01; 5,000,000
    shares authorized; 0, 275,000 and
    275,000 shares issued and
    outstanding; liquidation preference
    of $0, $1,138,666 and $1,154,395...          --      1,054,689     1,070,418
   Common stock; par value $0.05;
    50,000,000 shares authorized;
    675,447, 1,233,432 and 1,251,432
    shares issued and outstanding......       56,383     2,804,709     2,903,709
   Obligation to issue common stock....        8,400     1,012,309     1,012,309
   Common stock warrants...............       52,306     2,152,460     2,117,502
   Accumulated deficit.................   (7,682,441)  (15,558,292)  (18,105,860)
                                         -----------  ------------  ------------
     Total shareholders' deficit.......   (7,565,352)   (8,534,125)  (11,001,922)
                                         -----------  ------------  ------------
     Total liabilities and
      shareholders' deficit............  $ 3,701,487  $  4,353,771  $  3,512,985
                                         ===========  ============  ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                   GLOBALTEL RESOURCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
     (AMOUNTS FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 ARE
                                   UNAUDITED)

                                                                  THREE-MONTH PERIOD
                               YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                         -------------------------------------  ------------------------
                            1995         1996         1997         1997         1998
                         -----------  -----------  -----------  -----------  -----------
Revenue................. $ 2,113,047  $ 9,135,935  $12,862,629  $ 4,385,392  $ 1,697,625
Operating expenses:
  Cost of revenue.......   1,928,396    8,229,546   11,171,220    3,811,258    1,472,901
  Sales and marketing...     238,168      682,332      788,191      226,558      119,769
  General and
   administrative.......   1,536,215    5,773,133    7,119,335    1,411,481    1,523,191
  Depreciation and
   amortization.........     111,062       98,288      253,320       29,446       91,160
                         -----------  -----------  -----------  -----------  -----------
Total operating
 expenses...............   3,813,841   14,783,299   19,332,066    5,478,743    3,207,021
                         -----------  -----------  -----------  -----------  -----------
Operating loss..........  (1,700,794)  (5,647,364)  (6,469,437)  (1,093,351)  (1,509,396)
Interest expense
 ($1,291, $61,350,
 $288,962, $41,734 and
 $61,891 to related
 parties) and other,
 including amortization
 of debt discount.......     (33,681)    (224,964)  (1,367,748)    (192,248)  (1,022,443)
                         -----------  -----------  -----------  -----------  -----------
Net loss before income
 taxes..................  (1,734,475)  (5,872,328)  (7,837,185)  (1,285,599)  (2,531,839)
Provision for income
 taxes..................         --           --           --           --           --
                         -----------  -----------  -----------  -----------  -----------
Net loss................ $(1,734,475) $(5,872,328) $(7,837,185) $(1,285,599) $(2,531,839)
                         ===========  ===========  ===========  ===========  ===========
Series A convertible
 preferred stock
 dividends..............         --           --       (38,666)         --       (15,729)
                         -----------  -----------  -----------  -----------  -----------
Net loss applicable to
 common shareholders.... $(1,734,475) $(5,872,328) $(7,875,851) $(1,285,599) $(2,547,568)
                         ===========  ===========  ===========  ===========  ===========
Basic loss per share.... $     (2.75) $     (5.88) $     (6.48) $     (1.28) $     (1.46)
                         ===========  ===========  ===========  ===========  ===========
Weighted average number
 of common shares
 outstanding (includes
 common shares subject
 to rescission).........     629,776      998,735    1,214,797    1,001,832    1,745,498
                         ===========  ===========  ===========  ===========  ===========


 The accompanying notes are an integral part of these consolidated statements.

                  GLOBALTEL RESOURCES, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF COMMON STOCK SUBJECT TO RESCISSION AND
                            SHAREHOLDERS' DEFICIT
   (AMOUNTS FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 1998 ARE UNAUDITED)

                                                                     SERIES A
                                          COMMON STOCK SUBJECT     CONVERTIBLE
                                             TO RESCISSION       PREFERRED STOCK         COMMON STOCK        OBLIGATION
                                          -------------------- --------------------  ----------------------   TO ISSUE
                                           NUMBER     DOLLAR    NUMBER     DOLLAR    NUMBER OF    DOLLAR       COMMON
                                          OF SHARES   AMOUNT   OF SHARES   AMOUNT     SHARES      AMOUNT       STOCK
                                          --------- ---------- --------- ----------  ---------  -----------  ----------
BALANCE,
December 31, 1994............                  --   $      --       --   $      --     421,760  $   330,000  $      --
Issuance of common stock to
founders.....................                  --          --       --          --      23,499          --          --
Issuance of common stock
($0.42 per share) and
obligation to issue 60,000
shares ($0.14 per share) to
acquire GFP (see
Notes 1 and 7)...............                  --          --       --          --     216,791       91,600       8,400
Sale of common stock ($2.665
per share)...................               96,748     256,382      --          --     110,910      297,344         --
Sale of common stock
 ($5.50 per share)...........              214,137   1,177,755      --          --     180,560      993,078         --
Cost of common stock
issuances....................                  --          --       --          --         --      (126,236)        --
Issuance of common stock
warrants.....................                  --          --       --          --         --           --          --
Repurchase of common stock
($5.50 per share)............                  --          --       --          --    (262,573)  (1,444,153)        --
Net loss.....................                  --          --       --          --         --           --          --
                                           -------  ----------  -------  ----------  ---------  -----------  ----------
BALANCE, December 31, 1995...              310,885   1,434,137      --          --     690,947      141,633       8,400
Repurchase of common stock
($5.50 per share)............                  --          --       --          --     (18,000)     (99,000)        --
Sale of common stock to
employees ($5.50 per share)..               15,500      85,250      --          --         --           --          --
Sale of common stock to third
party ($5.50 per share)......                  --          --       --          --       2,500       13,750         --
Issuance of common stock
warrants.....................                  --          --       --          --         --           --          --
Net loss.....................                  --          --       --          --         --           --          --
                                           -------  ----------  -------  ----------  ---------  -----------  ----------
BALANCE, December 31, 1996...              326,385   1,519,387      --          --     675,447       56,383       8,400
Issuance of Series A
convertible preferred stock..                  --          --   275,000   1,100,000        --           --          --
Cost of Series A preferred
stock issuances..............                  --          --       --      (83,977)       --           --          --
Preferred stock dividends....                  --          --       --       38,666        --           --          --
Partial settlement of 1995
obligation...................                  --          --       --          --      30,000        4,200      (4,200)
Severance contract paid in
common stock ($5.50 per
share).......................                  --          --       --          --      24,242      133,333         --
Deferred salary converted to
common stock warrants........                  --          --       --          --         --           --          --
Issuance of common stock
warrants.....................                  --          --       --          --         --           --          --
Bridge loans converted to
common stock ($5.50 per
share).......................              166,447     915,442      --          --     408,540    2,218,681         --
Trade payables converted to
common stock ($5.50 per
share).......................                3,634      20,000      --          --      34,131      187,705         --
Issuance of common stock
($5.50 per share) to
certain related parties......                  --          --       --          --      14,000       77,000         --
Issuance of common stock
($5.50 per share) in
consideration of bridge loan
issue costs incurred.........                  --          --       --          --      23,165      127,407         --
Obligation to issue common
stock in connection with
certain bridge loan
issuances....................                  --          --       --          --         --           --    1,008,109
Exercise of common stock
warrants.....................                  --          --       --          --      23,907          --          --
Net loss.....................                  --          --       --          --         --           --          --
                                           -------  ----------  -------  ----------  ---------  -----------  ----------
BALANCE, December 31, 1997...              496,466   2,454,829  275,000   1,054,689  1,233,432    2,804,709   1,012,309
Issuance of common stock
warrants.....................                  --          --       --          --         --           --          --
Exercise of common stock
warrants.....................                  --          --       --          --      18,000       99,000         --
Preferred stock dividends....                  --          --       --       15,729        --           --          --
Net loss.....................                  --          --       --          --         --           --          --
                                           -------  ----------  -------  ----------  ---------  -----------  ----------
BALANCE, March 31, 1998
(unaudited)..................              496,466  $2,454,829  275,000  $1,070,418  1,251,432   $2,903,709  $1,012,309
                                           =======  ==========  =======  ==========  =========  ===========  ==========
                                            COMMON                      TOTAL
                                            STOCK     ACCUMULATED   SHAREHOLDERS'
                                           WARRANTS     DEFICIT        DEFICIT
                                          ----------- ------------- --------------

BALANCE,
December 31, 1994............             $      --   $    (75,638)  $   254,362
Issuance of common stock to
founders.....................                    --            --            --
Issuance of common stock
($0.42 per share) and
obligation to issue 60,000
shares ($0.14 per share) to
acquire GFP (see
Notes 1 and 7)...............                    --            --        100,000
Sale of common stock ($2.665
per share)...................                    --            --        297,344
Sale of common stock
 ($5.50 per share)...........                    --            --        993,078
Cost of common stock
issuances....................                    --            --       (126,236)
Issuance of common stock
warrants.....................                 10,751           --         10,751
Repurchase of common stock
($5.50 per share)............                    --            --     (1,444,153)
Net loss.....................                    --     (1,734,475)   (1,734,475)
                                          ----------- ------------- --------------
BALANCE, December 31, 1995...                 10,751    (1,810,113)   (1,649,329)
Repurchase of common stock
($5.50 per share)............                    --            --        (99,000)
Sale of common stock to
employees ($5.50 per share)..                    --            --            --
Sale of common stock to third
party ($5.50 per share)......                    --            --         13,750
Issuance of common stock
warrants.....................                 41,555           --         41,555
Net loss.....................                    --     (5,872,328)   (5,872,328)
                                          ----------- ------------- --------------
BALANCE, December 31, 1996...                 52,306    (7,682,441)   (7,565,352)
Issuance of Series A
convertible preferred stock..                    --            --      1,100,000
Cost of Series A preferred
stock issuances..............                    --            --       (83,977)
Preferred stock dividends....                    --        (38,666)          --
Partial settlement of 1995
obligation...................                    --            --            --
Severance contract paid in
common stock ($5.50 per
share).......................                    --            --        133,333
Deferred salary converted to
common stock warrants........              1,184,856           --      1,184,856
Issuance of common stock
warrants.....................                915,298           --        915,298
Bridge loans converted to
common stock ($5.50 per
share).......................                    --            --      2,218,681
Trade payables converted to
common stock ($5.50 per
share).......................                    --            --        187,705
Issuance of common stock
($5.50 per share) to
certain related parties......                    --            --         77,000
Issuance of common stock
($5.50 per share) in
consideration of bridge loan
issue costs incurred.........                    --            --        127,407
Obligation to issue common
stock in connection with
certain bridge loan
issuances....................                    --            --      1,008,109
Exercise of common stock
warrants.....................                    --            --            --
Net loss.....................                    --     (7,837,185)   (7,837,185)
                                          ----------- ------------- --------------
BALANCE, December 31, 1997...              2,152,460   (15,558,292)   (8,534,125)
Issuance of common stock
warrants.....................                 63,142           --         63,142
Exercise of common stock
warrants.....................                (98,100)          --            900
Preferred stock dividends....                    --        (15,729)          --
Net loss.....................                    --     (2,531,839)   (2,531,839)
                                          ----------- ------------- --------------
BALANCE, March 31, 1998
(unaudited)..................             $2,117,502  $(18,105,860) $(11,001,922)
                                          =========== ============= ==============

 The accompanying notes are an integral part of these consolidated statements.

                   GLOBALTEL RESOURCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
     (AMOUNTS FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 ARE
                                   UNAUDITED)

                                                                   THREE-MONTH PERIOD
                                YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                          -------------------------------------  ------------------------
                             1995         1996         1997         1997         1998
                          -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net loss................  $(1,734,475) $(5,872,328) $(7,837,185) $(1,285,599) $(2,531,839)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities--
  Depreciation and
   amortization.........      111,062       98,288      253,320       29,446       91,160
  Amortization of bridge
   loan issue costs and
   debt discount........        7,904       28,999      741,669       23,396      771,658
  Other.................          --        12,538       49,800          --        66,699
  Compensation and
   consulting expenses
   paid in common stock
   and warrants.........          --           --       398,326          --        58,642
  Changes in certain
   assets and
   liabilities:
   Trade and related
    party accounts
    receivable..........     (376,118)    (911,929)     630,393     (780,285)     (99,000)
   Other receivables and
    other current
    assets..............     (160,061)    (315,045)     322,592      107,898      (35,596)
   Trade and related
    party accounts
    payable, accrued
    liabilities and
    notes payable.......      658,421    3,807,276      514,199    1,480,135      738,273
   Customer deposits and
    prepayments.........      493,908      530,835     (179,269)    (176,349)     144,751
                          -----------  -----------  -----------  -----------  -----------
Net cash used in
 operating activities...     (999,359)  (2,621,366)  (5,106,155)    (601,358)    (795,252)
                          -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Purchases of property
 and equipment..........     (260,449)    (329,390)    (649,963)    (273,593)     (53,397)
Proceeds from
 disposition of assets..          --        15,000          --           --           --
Organizational costs
 incurred...............     (162,929)         --           --           --           --
Acquisition of business,
 net of cash acquired...      (99,003)         --           --           --           --
Purchases of equipment
 to be placed in
 service................          --      (374,075)     (16,773)         --       (12,500)
                          -----------  -----------  -----------  -----------  -----------
Net cash used in
 investing activities...     (522,381)    (688,465)    (666,736)    (273,593)     (65,897)
                          -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Proceeds from issuance
 of bridge loans........      265,000    3,857,500    6,397,508      651,708      115,700
Payments made on bridge
 loans..................          --           --      (649,000)         --           --
Payments made on due to
 shareholders...........     (707,956)    (649,015)         --           --           --
Payments on notes
 payable................          --       (33,342)     (70,768)     (28,860)      (5,652)
Cash paid for bridge
 loan issue costs
 incurred...............          --       (76,954)    (518,461)      (2,100)         --
Proceeds from issuance
 of common stock, net...    2,598,323       99,000          --           --           900
Repurchase of common
 stock..................     (200,000)     (99,000)         --           --           --
Proceeds from issuance
 of Series A convertible
 preferred stock, net...          --       (58,088)   1,016,023          --           --
                          -----------  -----------  -----------  -----------  -----------
Net cash provided by
 financing activities...    1,955,367    3,040,101    6,175,302      620,748      110,948
                          -----------  -----------  -----------  -----------  -----------
Net increase (decrease)
 in cash................      433,627     (269,730)     402,411     (254,203)    (750,201)



Cash, beginning of
 period.................      282,360      715,987      446,257      446,257      848,668
                          -----------  -----------  -----------  -----------  -----------
Cash, end of period.....  $   715,987  $   446,257  $   848,668  $   192,054  $    98,467
                          ===========  ===========  ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
Cash paid during the
 period for--
  Interest..............  $    26,585  $    17,446  $    33,099  $       --   $       --
  Income taxes .........          --           --           --           --           --

SUPPLEMENTAL DISCLOSURE
 OF SIGNIFICANT NONCASH
 INVESTING AND FINANCING
 ACTIVITIES:
Issuance of common stock
 warrants...............  $    10,751  $    41,555  $   915,298  $    31,274  $    63,142
Trade accounts
 receivable converted to
 customer list..........          --           --           --           --        85,000
Bridge loans and accrued
 interest converted to
 common stock, net......          --           --     3,134,123          --           --
Deferred salaries
 converted to common
 stock warrants.........          --           --     1,184,856          --           --
Issuance of notes
 payable to finance
 common stock
 repurchase.............    1,244,153          --           --           --           --
Issuance of notes
 payable to finance
 equipment purchases....          --       125,652          --           --           --
Trade payables converted
 to common stock........          --           --       207,705          --           --
Issuance of common stock
 in consideration of
 bridge loan issue costs
 incurred...............          --           --       127,407          --           --
Obligation to issue
 common stock...........        8,400          --     1,008,109          --           --

 The accompanying notes are an integral part of these consolidated statements.

                  GLOBALTEL RESOURCES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE-MONTH PERIODS
                ENDED MARCH 31, 1997 AND 1998 AND IS UNAUDITED)

1. DESCRIPTION OF THE BUSINESS

  GlobalTel Resources, Inc. ("GlobalTel"), a Washington corporation, was formed on November 17, 1994, to provide international telecommunications services. GlobalTel began operations in 1995 with its entry into the international call-reorigination business. GlobalTel also markets long-distance calling cards and enhanced voice services including voice mail and conference calling.

  On December 29, 1995, GlobalTel acquired GFP Group, Inc. ("GFP"), a Washington corporation formed on September 15, 1995. GFP was formed primarily for the purpose of acquiring Ratsten International Telecommunications, Inc. d/b/a Netstar Telecommunications, Inc. ("Ratsten") and was thereafter acquired by GlobalTel. Ratsten held certain license rights critical to GlobalTel's mission of providing global telecommunications services.

  GlobalTel provides global long-distance call-reorigination services through Primecall, Inc., ("Primecall") a wholly owned subsidiary. GlobalTel began generating revenue in March 1995. Prior to January 1, 1995, GlobalTel's sole operations consisted of general and administrative activities, which amounted to $75,638 for the period ended December 31, 1994.

  GlobalTel has generated substantial operating losses and has a limited operating history. GlobalTel must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of operations. Losses may continue until such time, if ever, that GlobalTel is able to generate a level of revenue sufficient to offset its cost structure. There can be no assurance that GlobalTel will achieve increased revenue or profitable operations. To date, GlobalTel's losses have been principally funded by a combination of common and preferred stock sales and bridge loans, which mature in 1998 and 1999 (see Notes 3 and 5). As of July 21, 1998, approximately $1.1 million in bridge loans were in default. In addition, GlobalTel will require additional capital to effect the Recission Offer (see Note 6), to bring current approximately $3.1 million of certain past due trade accounts payable as of June 19, 1998, and to finance its short- and long-term growth strategies. To meet these obligations, management's plans include merging (the "Merger") with Communications Systems International, Inc. ("CSI"), a communications company located in Colorado Springs, Colorado, which has filed a registration statement for a public offering ("the CSI Offering") of its common stock. However, there is no assurance that the CSI Offering or Merger (which is contingent upon successful completion of the CSI Offering) will be completed or that GlobalTel will operate profitably or will be successful in capitalizing on perceived synergies of the Merger. These matters raise substantial doubt about GlobalTel's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Consolidated Financial Statements

  The accompanying consolidated financial statements include the financial accounts of GlobalTel and its wholly owned subsidiaries, Primecall and GFP. All intercompany transactions have been eliminated.

 Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

                  GLOBALTEL RESOURCES, INC. AND SUBSIDIARIES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

 Interim Results

  The accompanying consolidated balance sheet as of March 31, 1998, and the consolidated statements of operations, common stock subject to rescission and shareholders' deficit and cash flows for the three-month periods ended March 31, 1997 and 1998 are unaudited. In the opinion of management, the interim unaudited consolidated statements have been prepared on the same basis as the historical audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments necessary for the fair statement of interim periods. The data disclosed in these notes to the consolidated financial statements for these interim periods is also unaudited.

 Recently Issued Accounting Pronouncements

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," (the "SOP") which requires costs of start-up activities and organization costs to be expensed as incurred. Management adopted the SOP during the first quarter of 1998, which did not have a material impact on GlobalTel's financial position or results of operations.

  During June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes new standards by which derivative financial instruments must be recognized in an entity's financial statements. Besides bringing derivatives on balance sheets at fair value, SFAS 133 generally requires that gains and losses from later changes in a derivative's fair value be recognized currently in earnings. SFAS 133 also unifies qualifying criteria for hedges involving all kinds of derivatives, requiring that a company document, designate and assess the effectiveness of its hedges. SFAS 133 is required to be adopted by GlobalTel in 2000. Management, however, does not expect the impact from this statement to have a material impact on the consolidated financial statement presentation, financial position or results of operations.

 Cash

  For purposes of the consolidated statements of cash flows, cash includes all amounts on deposit with financial institutions. GlobalTel has no short-term investments.

 Property and Equipment

  Property and equipment consist primarily of office furniture, computer and telecommunications equipment. Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, which range from 5 to 10 years. Repairs, maintenance and minor renewals are charged to expense as incurred. Major renewals and betterments which substantially extend the useful life of the assets are capitalized. Upon sale or other disposition of assets, the cost and the related accumulated depreciation are removed from the accounts and a gain or loss, if any, is reflected in the consolidated statements of operations.

  Property and equipment is composed of the following:

                                                DECEMBER 31,
                                            ---------------------  MARCH 31,
                                              1996        1997        1998
                                            ---------  ----------  ----------
     Telecommunications equipment.......... $ 336,466  $1,018,292  $1,071,688
     Furniture, computers, fixtures and
      other................................   457,716     672,598     672,598
                                            ---------  ----------  ----------
                                              794,182   1,690,890   1,744,286
     Less--Accumulated depreciation........  (123,470)   (318,736)   (387,631)
                                            ---------  ----------  ----------
     Property and equipment, net........... $ 670,712  $1,372,154  $1,356,655
                                            =========  ==========  ==========

                  GLOBALTEL RESOURCES, INC. AND SUBSIDIARIES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

  GlobalTel recorded depreciation expense of $55,272, $76,884, $206,763, $17,806 and $68,895 for the years ended December 31, 1995, 1996 and 1997 and for the three-month periods ended March 31, 1997 and 1998, respectively.

 Other Assets

  Other assets consist primarily of a license agreement, customer list, organizational costs, bridge loan issue costs and telecommunications equipment to be placed in service. The license agreement purchased by GlobalTel (see
Note 7) is being amortized on a straight-line basis over 15 years. GlobalTel recorded amortization expense related to the license agreement of $1,970, $11,825, $11,825, $2,957 and $2,957 for the years ended December 31, 1995,
1996 and 1997 and for the three-month periods ended March 31, 1997 and 1998, respectively.

  In January 1998, the Company acquired a customer list from one of its wholesale carriers in lieu of payment of accounts receivable owed to the Company of approximately $85,000. The Company is amortizing this intangible asset over a two-year period, and therefore recognized $10,625 in amortization expense for the period ended March 31, 1998.

  Bridge loan issue costs incurred in connection with obtaining bridge loans have been deferred and are being amortized into interest expense on a straight-line basis (which approximates the effective interest method) over the terms of the loans. GlobalTel recognized $7,904, $28,999, $214,666, $23,396 and $138,019 for the years ended December 31, 1995, 1996 and 1997, and for the three-month periods ended March 31, 1997 and 1998, respectively, in additional interest expense from amortization of the bridge loan issue costs.

  For the years ended December 31, 1996 and 1997 and for the period ended March 31, 1998, GlobalTel held telecommunications equipment to be placed in service of $374,075, $519,688 and $532,188, respectively. GlobalTel had not yet placed this equipment into service as certain components necessary to complete the installation had not yet been acquired.

  Certain organizational costs (primarily legal expenses) incurred in connection with establishing and organizing GlobalTel and its subsidiaries had been amortized on a straight-line basis over a period of five years. GlobalTel recorded amortization expense related to these organizational costs of $53,820, $9,579, $34,732, $8,683 and $8,683 for the years ended December 31,
1995, 1996 and 1997 and for the three-month periods ended March 31, 1997 and 1998, respectively. The remaining amount of organizational costs at March 31, 1998 were written off in accordance with GlobalTel's early adoption of the SOP discussed above.

 Accrued Liabilities

                                                DECEMBER 31,
                                            ---------------------  MARCH 31,
                                               1996       1997       1998
                                            ---------- ---------- ----------
     Telecommunications costs.............. $  511,550 $  215,649 $  365,646
     Deferred salaries.....................    667,000        --         --
     Accrued interest......................    203,456    386,077    572,028
     Other.................................    555,148    611,155    256,426
                                            ---------- ---------- ----------
                                            $1,937,154 $1,212,881 $1,194,100
                                            ========== ========== ==========

  As of December 31, 1996, GlobalTel had deferred salaries payable to certain members of GlobalTel's management. Interest accrued on the deferred balances at an annual rate of 10%. During 1997, an additional $517,856 of deferred salaries was accrued. During the year ended December 31, 1997, these deferred salaries were converted to common stock warrants (see Note 3).

                  GLOBALTEL RESOURCES, INC. AND SUBSIDIARIES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

 Equity-Based Compensation

  GlobalTel accounts for employee equity-based compensation following the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." In accordance with the provisions of APB 25, GlobalTel has not recognized deferred compensation or compensation expense in connection with its equity-based plans as the exercise price of the options granted was equal to the fair value of the underlying equity instrument at the date of grant.

  SFAS No. 123, "Accounting for Stock-Based Compensation," requires expanded disclosures of equity-based compensation arrangements with employees and does not require, but encourages, compensation cost to be measured based on the fair value of equity instruments when awarded. GlobalTel, as allowed, intends to continue to measure employee equity-based compensation under APB 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded.

 Revenue Recognition and Cost of Revenue

  Revenue and related cost of revenue are recognized in the period services are provided. The related accruals for revenue, cost of revenue and customer prepayments are included in the accompanying consolidated balance sheets.

 Research and Development

  Research and development costs are expensed as incurred, and are included in general and administrative expense in the accompanying consolidated statements of operations.

 Income Taxes

  GlobalTel accounts for income taxes using the asset and liability method. To date, GlobalTel has fully reserved all net deferred tax assets.

 Concentrations of Risk

  During October 1996, GlobalTel began reselling international long-distance service to other telecommunications carriers on a wholesale basis. As of December 31, 1996, $793,000 of GlobalTel's accounts receivable was due from a single telecommunications carrier. This receivable was fully collected during the first quarter of 1997.

  The geographic origin of revenue including domestic carrier resale revenue of approximately $0, $793,000, and $4,298,000 for the years ended 1995, 1996 and 1997, respectively, and of approximately $1,970,000 and $228,000 for the periods ended March 31, 1997 and 1998, respectively, approximates the following:

                                                            THREE-MONTH PERIOD
                                                                   ENDED
                              YEAR ENDED DECEMBER 31,            MARCH 31,
                         --------------------------------- ---------------------
                            1995       1996       1997        1997       1998
                         ---------- ---------- ----------- ---------- ----------
Africa.................. $  731,000 $3,180,000 $ 2,477,000 $  738,000 $  570,000
Asia....................    361,000  1,550,000   1,345,000    355,000    158,000
Australia...............    130,000    557,000   1,352,000    424,000    101,000
Europe..................    230,000    987,000     593,000    178,000    106,000
North America--United
 States (includes
 domestic wholesale
 carrier revenue).......    366,000  1,612,000   5,043,000  2,192,000    365,000
North America--other....      5,000     17,000     285,000      2,000     29,000
South America...........    290,000  1,233,000   1,768,000    496,000    369,000
                         ---------- ---------- ----------- ---------- ----------
                         $2,113,000 $9,136,000 $12,863,000 $4,385,000 $1,698,000
                         ========== ========== =========== ========== ==========

                  GLOBALTEL RESOURCES, INC. AND SUBSIDIARIES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

  Cost of revenue as a percentage of revenue does not vary significantly from region to region. There are no other direct costs incurred outside the United States, nor does GlobalTel own material assets located outside of the United States. The continued legality and competitive advantage of call-reorigination businesses in certain foreign countries is uncertain due to changing regulatory environments.

  GlobalTel's call-reorigination business is facilitated by a single switch located in Los Angeles, California.

 Basic Loss Per Share

  In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share," ("SFAS 128") which revises the calculation and presentation of earnings per share. SFAS 128 is effective for GlobalTel's fiscal year ending December 31, 1997, and retroactive application is required. Basic loss per share for all periods presented in the accompanying consolidated statements of operations has been computed under the provisions of SFAS 128. As such, the anti-dilutive effects of convertible securities have been excluded.

 Reclassifications

  Certain prior period amounts have been reclassified to conform with the current period presentation.

3. SHAREHOLDERS' DEFICIT

 Series A Convertible Preferred Stock

  Each share of Series A convertible preferred stock is entitled to a dividend at an annual rate of 6% of the issuance price, deferrable at the election of GlobalTel but payable in preference to dividends on any other securities issued by GlobalTel. All accrued and unpaid dividends on a share must be paid before dividends on other securities. Each share is also entitled, in liquidation, to a preferred distribution of the initial issuance price plus all accrued but unpaid dividends. Each share is subject to automatic conversion to common stock upon the sale of all or substantially all of the assets of GlobalTel, an election to convert by two-thirds of the holders of such shares, or upon the closing of an initial public offering ("IPO") of GlobalTel, the net proceeds of which exceed $15 million if certain other conditions are satisfied. Any unpaid cumulative dividends at the time of conversion may be paid at the option of GlobalTel in cash, common stock, or as notes payable to the preferred shareholders. Each share of Series A preferred stock has a voting right based upon the number of shares of common stock into which the Series A preferred stock would then be convertible, in addition to certain demand and piggyback registration rights.

  During 1996, GlobalTel incurred $58,088 in connection with its issuance of Series A convertible preferred stock. These costs were capitalized as other long-term assets in the accompanying December 31, 1996 consolidated balance sheet and were subsequently reclassified as a charge to equity in connection with GlobalTel's private placement of Series A convertible preferred stock.

 Common Stock

  During 1995, GlobalTel executed a stock purchase agreement with certain common shareholders to buy back 262,573 shares of GlobalTel's common stock at a price of $5.50 per share. GlobalTel paid $200,000 in cash and issued $1,244,153 in promissory notes bearing interest at 8% to finance the repurchase. These promissory notes were paid in full as of December 31, 1996.

  During 1997, several bridge loan holders accepted an offer from GlobalTel to convert their bridge loans in the amount of $2,835,208, and related unpaid interest of $327,218 into 574,987 shares of common stock at a value equal to $5.50 per share. The net amount of bridge loans converted to common stock included a charge of approximately $28,000 relating to the unamortized bridge loan issue costs that were simultaneously written off.

  During September 1997, GlobalTel issued 24,242 shares of common stock with a value of $133,333 to a former employee in satisfaction of GlobalTel's obligations under the employee's severance agreement. The value

                  GLOBALTEL RESOURCES, INC. AND SUBSIDIARIES

               (INFORMATION AS OF AND FOR THE THREE-MONTH PERIOD
                      ENDED MARCH 31, 1998 IS UNAUDITED)

of the common stock issued was charged to compensation expense in the accompanying consolidated statement of operations for the year ended December 31, 1997.

  In November 1997, the Board of Directors ("the Board") approved a reverse common stock split and increased the authorized number of common shares from 20 million to 50 million. The ratio of the reverse common stock split is 1:5. All share and per share amounts have been retroactively adjusted in these consolidated financial statements to reflect the reverse common stock split.

  During 1997, an aggregate of $207,705 in trade payables due to certain vendors were converted into 37,765 shares of common stock. Also during 1997, GlobalTel issued 14,000 shares of common stock to certain Board members and others in recognition of past services rendered to GlobalTel. GlobalTel recognized consulting expense of $77,000 in connection with these stock issuances.

  During the first quarter of 1998, 18,000 shares of common stock were issued upon the exercise of common stock warrants at an exercise price of $0.05 per share.

 Equity-Based Compensation

  During 1996, GlobalTel approved the 1996 Stock Option Plan ("the Plan") which provides for the granting of qualified and nonqualified stock options. GlobalTel has reserved 520,000 shares of common stock for granting of stock options under the Plan. During February 1998, GlobalTel's shareholders approved an amendment to the Plan to increase the shares available for grants to 700,000 shares of common stock. GlobalTel's Board has the authority to determine all matters relating to options to be granted under the Plan, including the selection of individuals to be granted options, the number of shares to be subject to each option, the exercise price and the term and vesting period, if any.

  The following table summarizes activity related to stock options granted to certain executives and employees of GlobalTel:

                                                                       EXERCISE
                                                             NUMBER OF PRICE PER
                                                              SHARES     SHARE
                                                             --------- ---------
     Balance at December 31, 1994...........................      --     $ --
       Grants...............................................   73,100     5.50
       Exercised............................................      --       --
       Canceled.............................................      --       --
                                                              -------
     Balance at December 31, 1995...........................   73,100     5.50
       Grants...............................................  128,926     5.50
       Exercised............................................      --       --
       Canceled.............................................  (30,000)    5.50
                                                              -------
     Balance at December 31, 1996...........................  172,026     5.50
       Grants...............................................  143,600     5.50
       Exercised............................................      --       --
       Canceled.............................................  (97,200)    5.50
                                                              -------
     Balance at December 31, 1997...........................  218,426     5.50
       Grants...............................................  259,000     5.50
       Exercised............................................      --       --
       Canceled.............................................      --       --
                                                              -------
     Balance at March 31, 1998..............................  477,426     5.50
                                                              =======

                  GLOBALTEL RESOURCES, INC. AND SUBSIDIARIES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


  There were 63,609, 162,546 and 601,413 options exercisable as of December 31, 1996, 1997 and March 31, 1998 respectively. The outstanding options at March 31, 1998 have a weighted average remaining contractual life of 8.9 years. As of March 31, 1998, there were 222,574 shares available for future option grants.

  Pro forma information regarding results of operations and loss per share is required by SFAS 123 for awards granted after December 31, 1994 as if GlobalTel had accounted for its stock-based awards to employees under a valuation method permitted by SFAS 123. The value of GlobalTel's stock-based awards to employees in 1996 and 1997 was estimated using the minimum value method, which does not consider stock price volatility. Had compensation cost for the Plan been determined consistent with SFAS 123, GlobalTel's net loss for the years ended December 31, 1995, 1996 and 1997 would have been increased to $1,748,144, $5,918,197 and $7,930,158, respectively. Also under SFAS 123,
GlobalTel's basic loss per share would have been increased to $2.78, $5.93 and $6.53, respectively. Pro forma information has not been calculated for interim unaudited periods.

  The weighted average fair value per option of GlobalTel's stock-based awards granted to employees was $1.05, $0.91 and $0.90 for the years ended December 31, 1995, 1996 and 1997, respectively, and was estimated assuming no expected dividends and the following weighted average assumptions:

                                                              DECEMBER 31,
                                                         -----------------------
                                                          1995    1996    1997
                                                         ------- ------- -------
     Risk-free interest rate............................    5.4%    6.2%    6.1%
     Expected life...................................... 4 years 3 years 3 years

 Common Stock Warrants

  The following table summarizes activity related to warrants granted to purchase GlobalTel's common stock (1995 activity was not significant):

                                                                           THREE-MONTH PERIOD
                             YEAR ENDED 1996        YEAR ENDED 1997            ENDED 1998
                          ---------------------- ----------------------- -----------------------
                          NUMBER                 NUMBER                  NUMBER
                            OF    EXERCISE PRICE   OF     EXERCISE PRICE   OF     EXERCISE PRICE
                          SHARES    PER SHARE    SHARES     PER SHARE    SHARES     PER SHARE
                          ------- -------------- -------  -------------- -------  --------------
Beginning balance.......   23,907       $0.00    158,617   $0.00-$5.50   640,342   $0.05-$5.50
Grants in connection
 with certain bridge
 loan issuances.........   78,910        5.50    209,489     3.50-5.50     7,000          5.50
Grants to consultants...   55,800        5.50     80,715     0.05-5.50    10,760          0.05
Deferred salaries
 converted to warrants..      --          --     215,428          0.05       --            --
Exercise of warrants....      --          --     (23,907)         0.00   (18,000)         0.05
                          -------                -------                 -------
Ending balance..........  158,617   0.00-5.50    640,342     0.05-5.50   640,102     0.05-5.50
                          =======                =======                 =======

  In connection with the bridge loans issued by GlobalTel, warrants to purchase 78,910, 209,489 and 7,000 shares of GlobalTel's common stock were issued in 1996, 1997 and 1998, respectively. These warrants generally provide for increases in the number of shares of common stock issuable if GlobalTel has not closed a major financing transaction within specified periods. All of these warrants were exercisable immediately upon issuance. GlobalTel estimated the value of these warrants to be $41,555, $197,584 and $4,500 in 1996, 1997 and 1998 respectively.

  GlobalTel also issued warrants to various individuals in consideration for consulting and other services received. With respect to the 1996 warrants, 30,000 vest upon the earlier of two years or the filing of a registration statement in connection with a public offering. The remaining 25,800 warrants were exercisable

                  GLOBALTEL RESOURCES, INC. AND SUBSIDIARIES

               (INFORMATION AS OF AND FOR THE THREE-MONTH PERIOD
                      ENDED MARCH 31, 1998 IS UNAUDITED)

immediately upon issuance. The 1997 and 1998 warrants were also immediately exercisable upon issuance. The fair market value of the 1996 warrants when issued were not considered to be material. GlobalTel recognized consulting expense of $187,993 and $58,642 with respect to the 1997 and 1998 grants, respectively.

  During 1997, certain former and current employees accepted common stock warrants in lieu of salaries owed to them. Accordingly, deferred salaries of $1,184,856 were converted into warrants to purchase 215,428 shares of common stock with an exercise price of $0.05 per share. These warrants were immediately exercisable upon issuance and have a three-year term.

  During 1997, the Board amended certain common stock warrant agreements whereby certain warrant holders could exercise their warrants at a price of $3.50 per share in a cashless conversion to common stock rather than at the original exercise price of $5.50 per share upon GlobalTel successfully completing an IPO by April 30, 1998, at which time the amendments expired. Warrant holders representing 264,760 shares of common stock had indicated their intention to exercise their warrants under these amended terms. As a result of the amendment to these warrant agreements, GlobalTel recognized $529,521 of additional debt discount, of which $296,985 and $174,402 resulted in additional interest expense in 1997 and for the first quarter of 1998, respectively. The debt discount is being amortized on a straight line basis to April 30, 1998.

4. INCOME TAXES

  Significant components of GlobalTel's deferred tax assets and liabilities (which have not been calculated for interim unaudited periods) are as follows:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
     Deferred tax assets:
       Net operating loss carryforward................ $ 1,422,000  $ 3,330,000
       Start-up costs.................................     813,000    1,618,000
       Deferred compensation..........................     227,000      152,000
       Other deferred tax assets......................     146,000      137,000
       Valuation allowance............................  (2,528,000)  (5,175,000)
                                                       -----------  -----------
         Total deferred tax assets....................      80,000       62,000
     Deferred tax liabilities:
       Depreciation of furniture and equipment........     (24,000)      (9,000)
       Amortization of other long-term assets.........     (56,000)     (53,000)
                                                       -----------  -----------
         Net deferred taxes........................... $       --   $       --
                                                       ===========  ===========

  GlobalTel's net operating loss carryforward of approximately $9,794,000 as of December 31, 1997 is subject to limitations and expires in 2012. GlobalTel has determined that its deferred tax assets do not satisfy the recognition criteria set forth under the provisions of SFAS No. 109, "Accounting for Income Taxes." Accordingly, a valuation allowance has been recorded against the applicable deferred tax assets. Therefore, no tax benefits have been recorded in the accompanying consolidated statements of operations. The valuation allowance increased by $538,000, $1,990,000 and $2,647,000 during 1995, 1996 and 1997, respectively.

  The difference between the statutory tax rate of approximately 34% and the tax benefit of zero recorded by GlobalTel is primarily due to GlobalTel's full valuation allowance against its net deferred tax assets.

                  GLOBALTEL RESOURCES, INC. AND SUBSIDIARIES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


5. BRIDGE LOANS

  To fund operations and capital expenditures, GlobalTel obtained bridge loans from certain investors, some of whom are shareholders or management of GlobalTel. All bridge loans bear interest at 10% annually and in certain cases increase to 12% to 18% if the loans are past due. In addition, stock warrants were granted to certain of these investors as discussed in Note 3. Bridge loans outstanding were:

                                                   DECEMBER 31,
                                               --------------------- MARCH 31,
                                                  1996       1997       1998
                                               ---------- ---------- ----------
Payable to shareholders and management:
  Maturing through March 1996, due upon demand
   after maturity date........................ $  210,000 $      --  $      --
  Maturing through January 1999, or upon
   closing of an IPO, whichever is earlier....  1,105,000    530,000    530,000
  Maturing March 1999, payable in full or
   convertible at the option of the holder to
   common stock upon closing of additional
   equity financing at the price per share
   paid by investors in the equity financing..        --     150,000    150,000
  Maturing December 1999 or, upon closing of
   an IPO, $1 million plus accrued interest
   will be payable out of the proceeds of an
   IPO and $1 million plus accrued interest
   will be converted to common stock at a
   price of $3.85 per share...................        --   2,000,000  2,000,000
  Principal and accrued interest converted to
   common stock in 1997.......................    500,000        --         --
Payable to third parties:
  Maturing through March 1996, due upon demand
   after maturity date........................     55,000        --         --
  Due upon demand.............................    150,000        --         --
  Maturing through January 1999, or upon
   closing of an IPO, whichever is earlier
   ($25,000 in default as of January 15,
   1998)......................................  1,202,500     45,000     45,000
  Maturing June 1998 (in default as of June 5,
   1998), convertible in whole or in part at
   the option of the holder to: (i) common
   stock upon closing of additional equity
   financing over $15 million, at the price
   per share paid by investors in the equity
   financing or, (ii) at a conversion price to
   common stock of the ratio of 1.5 times
   annualized revenue over the number of
   common shares outstanding..................    900,000  1,070,000  1,070,000
  Maturing March 1999, payable in full or
   convertible at the option of the holder to
   common stock upon closing of additional
   equity financing at the price per share
   paid by investors in the equity financing..        --     400,000    400,000
  Maturing January 1999, or upon closing of an
   IPO, whichever is earlier..................        --   2,840,800  2,956,500
                                               ---------- ---------- ----------
Total bridge loans............................  4,122,500  7,035,800  7,151,500
Less:
  Current portion (see Note 6)................  1,840,000  1,995,000  4,576,928
  Debt discount...............................        --   1,208,511    574,572
                                               ---------- ---------- ----------
Long-term bridge loans........................ $2,282,500 $3,832,289 $2,000,000
                                               ========== ========== ==========

  During November and December 1997, GlobalTel obtained additional bridge note financing of $2,865,800, $25,000 of which was from a related party. During the first quarter of 1998, an additional $115,700 was raised. These notes bear interest at an annual rate of 10% and are due in full at the earlier of the closing of an IPO or January 1999. In addition, following the closing of an IPO, each holder of these notes will receive shares of

                  GLOBALTEL RESOURCES, INC. AND SUBSIDIARIES

               (INFORMATION AS OF AND FOR THE THREE-MONTH PERIOD
                      ENDED MARCH 31, 1998 IS UNAUDITED)

common stock equal to the initial principal amount of the note divided by the IPO price per share. This obligation to issue stock was valued at $1,008,109 and is included as a component of shareholders' deficit in the accompanying December 31, 1997 consolidated balance sheet. The offsetting charge was recorded as debt discount and will be amortized to June 30, 1998. As of December 31, 1997 and March 31, 1998 GlobalTel had recognized $146,838 and $430,636, respectively, of additional interest expense from amortization of the debt discount. If an IPO has not closed by July 1, 1998, these bridge note holders will have the right to receive warrants to purchase shares of common stock in lieu of the GlobalTel common stock issuable on closing of an IPO equal to the initial principal amount of the note divided by $5.50. The warrants associated with these bridge loans will have an exercise price of $5.50 per share. Closing costs incurred associated with these notes included approximately $280,000 in cash and 23,165 shares of common stock at $5.50 per share. The total amount of this consideration was recorded as bridge loan issue costs to be amortized over the life of the loan. GlobalTel's legal counsel has advised management that the CSI Offering would not qualify as "an IPO" as described above.

6. SECURITIES SUBJECT TO RESCISSION

  GlobalTel believes that certain of its outstanding shares of common stock ("Rescission Stock") and bridge loans and warrants to purchase shares of common stock (collectively, the "Rescission Securities") may have been issued in violation of certain state securities laws. As a result, in June 1998, GlobalTel executed an offer to rescind such prior sales by offering to repurchase the Rescission Securities (the "Rescission Offer") at the price originally paid plus interest at the annual statutory rate of eight percent from the date of purchase to the expiration of the Rescission Offer. However, completion of the Rescission Offer is conditioned upon the successful completion of the proposed Merger and CSI Offering. Accordingly, if such conditions are not satisfied, the Rescission Offer will by its terms terminate without any future obligation to the GlobalTel. Due to the nature of the Rescission Offer, the shares of common stock and bridge loans making up the Rescission Securities have been classified as common stock subject to rescission and current liabilities, respectively, in the accompanying consolidated financial statements. As of March 31, 1998, there were 496,466 shares of common stock, $805,000 in aggregate principal amounts of bridge loans and warrants to purchase an aggregate of approximately 31,000 shares of common stock identified for possible rescission.

  On July 20, 1998, GlobalTel completed the Rescission Offer. As a result, security holders representing approximately $740,000 including statutory interest of Rescission Securities indicated their acceptance of the Rescission Offer. However, payment for the Rescission Securities tendered pursuant to the Rescission Offer is conditioned upon completion of the CSI Offering and the Merger. A portion of the net proceeds of the CSI Offering will be used to fund these payments pursuant to the repurchase of the Rescission Securities. There can be no assurance that the proposed Merger and CSI Offering will be successfully completed. The consolidated financial statements do not include any adjustments that might result from the outcome of the Rescission Offer. Furthermore, notwithstanding the Rescission Offer, there can be no assurance that GlobalTel will not be subject to penalties or fines relating to past issuances or that other holders of securities from GlobalTel will not assert or prevail in claims against GlobalTel for rescission or damages under state or federal securities laws. Because of the contingent nature of this liability, the potential interest liability with respect to respect to Rescission Stock has not been accrued in the accompanying consolidated financial statements, but will be recorded as an expense and a liability if and when the Merger and CSI Offering are completed. The statutory rate of interest with respect to the bridge loans covered by the Rescission Offer is less than the interest that has already been accrued by GlobalTel under the original terms of the bridge loans.

                  GLOBALTEL RESOURCES, INC. AND SUBSIDIARIES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

7. ACQUISITIONS

 Ratsten International Telecommunications, Inc.

  On October 18, 1995, GFP purchased 50% of the outstanding common stock of Ratsten for $100,000 and the other 50% for 108,791 shares of GFP's common stock in a business acquisition accounted for using the purchase method of accounting, the purpose of which was to acquire certain licensing rights held by Ratsten. Prior to the Ratsten acquisition, GFP had issued 108,000 shares of common stock to its founders. In total, GFP's common stock issued was valued at approximately $91,600. Of the total purchase price, including the obligation to issue shares described below, $177,368 was assigned to the license agreement, with the remainder assigned to certain assets acquired and liabilities assumed. No goodwill was recognized from the purchase. The sellers of Ratsten made certain warranties to GlobalTel, primarily that the license agreement was valid and fully transferable to GFP after the purchase.

  The acquisition agreement included an obligation for the issuance of an additional 60,000 shares of GlobalTel's common stock to the sellers of one-half of Ratsten, contingent upon GlobalTel obtaining additional financing (other than bridge funding) in excess of a certain amount. This contingent obligation was valued at approximately $8,400 as of the date of the agreement. During the year ended December 31, 1997, 30,000 of these shares had been issued.

 GFP

  On December 29, 1995, pursuant to a share exchange agreement and statutory share exchange, GlobalTel issued 216,791 of voting common stock on a one-for-one basis for all of GFP's issued and outstanding common stock. GFP's only significant asset was the license agreement which had been acquired from Ratsten in anticipation of the share exchange agreement. GFP did not have any material operations during the period from its inception through December 29, 1995.

8. COMMITMENTS AND CONTINGENCIES

 Leases

  GlobalTel has entered into noncancelable operating lease agreements involving office space and equipment, certain telecommunications equipment and licensing agreements with lease terms extending through 2006.

                  GLOBALTEL RESOURCES, INC. AND SUBSIDIARIES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

Minimum lease payments are subject to change as provided for in the lease agreements. GlobalTel's future minimum noncancelable lease payments as of December 31, 1997, are as follows:

      YEARS ENDING
      DECEMBER 31,
      ------------
        1998........................................................  $  577,958
        1999........................................................     329,259
        2000........................................................     276,931
        2001........................................................      61,181
        2002........................................................      60,482
        Thereafter..................................................     216,726
                                                                      ----------
                                                                      $1,522,537
                                                                      ==========

  Lease expense for the years ended December 31, 1995, 1996 and 1997 was $125,413, $442,292, and $883,421, respectively, and was $103,339 and $195,619 for the three-month periods ended March 31, 1997 and 1998, respectively.

 Employment Agreements

  In March 1998, GlobalTel executed employment agreements with certain of its officers which provide for annual salaries totalling approximately $630,000 and expire in 1999. GlobalTel also issued options pursuant to these agreements to purchase 240,000 shares of common stock under the Plan at an exercise price of $5.50 per share.

9. SUBSEQUENT EVENTS

 Merger and CSI Offering

  On April 22, 1998, GlobalTel entered into a letter of intent with CSI whereby CSI will acquire all of the outstanding common stock of GlobalTel through the issuance of CSI's common stock in the Merger based on a conversion formula to be determined. The Merger is contingent on successful completion of the CSI Offering, which must gross at least $20 million of net proceeds. This letter of intent was finalized on May 29, 1998 and was approved by the GlobalTel shareholders on June 26, 1998. On July 21, 1998, CSI filed an amended registration statement with the Securities and Exchange Commission related to the CSI Offering.

 Conversion of Series A Convertible Preferred Stock

  On May 29, 1998, the Board approved a conversion agreement whereby GlobalTel's Series A preferred stock would be converted into common stock prior to the Merger at a conversion ratio of .727 preferred shares exchanged for one share of common stock. The conversion agreement was approved by the preferred shareholders on June 24, 1998.

 CSI Loan

  As of May 11, 1998, CSI had loaned GlobalTel $500,000 at 20% interest to be repaid by May 1999, for which CSI obtained a security interest in certain assets of GlobalTel. In addition, CSI obtained a personal guaranty of the loan by GlobalTel's chief executive officer (CEO). In return, GlobalTel's CEO received a second position security interest behind CSI in certain assets of GlobalTel, as well as a guarantor's fee equal to 10% of the amount loaned by CSI to GlobalTel, which was paid in cash out of the proceeds loaned to GlobalTel.

                  GLOBALTEL RESOURCES, INC. AND SUBSIDIARIES

       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

 Bridge Loan Amendments

  In July 1998, GlobalTel amended certain bridge loan agreements such that approximately $1.4 million including accrued interest currently maturing in January 1999 will convert to CSI stock upon closing of the CSI Offering. Also, approximately $0.7 million of bridge loans currently due January 1999 were extended to August 1999 and the related interest rate was increased to 14% beginning July 18, 1998. In addition, the obligation to issue common stock discussed in Note 5 was amended such that CSI shares rather than GlobalTel shares of common stock will be issued upon completion of the CSI Offering in an amount equal to the initial principal amount of the notes divided by the CSI Offering price per share, subject to certain transfer restrictions. With respect to the holders of $1.4 million in bridge loans discussed above, the amount of CSI stock issued will be calculated at an 85% discount of the CSI Offering price per share. These bridge loan amendments are contingent upon successful completion of the CSI Offering, which must be completed no later than December 31, 1998, after which the amended terms will expire.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
International Telephone Company
Meriden, Connecticut

  We have audited the accompanying balance sheets of International Telephone Company (ITC) as of December 31, 1996 and October 31, 1997 and the related statements of operations, changes in shareholders' equity (capital deficiency) and cash flows for the years ended December 31, 1995 and December 31, 1996 and the ten months ended October 31, 1997. These financial statements are the responsibility of ITC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of International Telephone Company, at December 31, 1996 and October 31, 1997 and the results of its operations and its cash flows for the years ended December 31, 1995 and December 31, 1996 and the ten months ended October 31, 1997, in accordance with generally accepted accounting principles.

  As discussed in Note G[2], one of ITC's carriers has initiated litigation against ITC for collection of approximately $1.1 million.

Richard A. Eisner & Company, LLP
New York, New York
December 12, 1997

                        INTERNATIONAL TELEPHONE COMPANY

                                 BALANCE SHEETS

                                          DECEMBER
                                             31,     OCTOBER 31,   MARCH 31,
                                            1996        1997         1998
                                         ----------- -----------  -----------
                                                                  (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents (Notes B[1]
   and D)............................... $   218,000 $   848,000  $   980,000
  Accounts receivable (net of allowance
   for doubtful accounts of $25,000,
   $57,000 and $35,000).................   1,250,000   1,045,000    1,374,000
  Due from CSI (Note K).................                               84,000
  Other current assets..................      15,000      57,000      138,000
                                         ----------- -----------  -----------
    Total current assets................   1,483,000   1,950,000    2,576,000
Furniture and equipment (net of accumu-
 lated depreciation of $130,000,
 $87,000, and $134,000) (Notes B[4] and
 C).....................................     343,000     640,000      628,000
Security deposits.......................     130,000     130,000      130,000
                                         ----------- -----------  -----------
                                         $ 1,956,000 $ 2,720,000  $ 3,334,000
                                         =========== ===========  ===========
LIABILITIES
Current liabilities:
  Loan payable (Note D)................. $    66,000 $     3,000
  Accounts payable (Note G).............   1,224,000   2,463,000   $3,228,000
  Accrued expenses......................     142,000      67,000      111,000
  Accrued commissions...................     165,000     145,000      200,000
  Customer advances.....................     170,000     150,000      175,000
  Due to shareholders...................                 100,000       47,000
  Deferred taxes........................       6,000
  Equipment lease obligations--current
   portion (Note E).....................      93,000     281,000      238,000
                                         ----------- -----------  -----------
    Total current liabilities...........   1,866,000   3,209,000    3,999,000
Equipment lease obligations, less cur-
 rent portion (Note E)..................      21,000     292,000      234,000
                                         ----------- -----------  -----------
                                           1,887,000   3,501,000    4,233,000
                                         ----------- -----------  -----------
Commitments and contingencies (Note G)
SHAREHOLDERS' EQUITY (CAPITAL
 DEFICIENCY)
Common stock--$.01 par value, 1,200
 shares authorized, 1,200 shares issued
 and outstanding........................
Additional paid-in capital..............       1,000       1,000        1,000
Accumulated deficit.....................      68,000    (782,000)    (900,000)
                                         ----------- -----------  -----------
    Total shareholders' equity (capital
     deficiency)........................      69,000    (781,000)    (899,000)
                                         ----------- -----------  -----------
                                         $ 1,956,000 $ 2,720,000  $ 3,334,000
                                         =========== ===========  ===========

                       See notes to financial statements

                        INTERNATIONAL TELEPHONE COMPANY

                            STATEMENTS OF OPERATIONS



                                                     TEN MONTHS     THREE MONTHS ENDED    FIVE MONTHS
                           YEAR ENDED   YEAR ENDED      ENDED     ----------------------     ENDED
                          DECEMBER 31, DECEMBER 31,  OCTOBER 31,  MARCH 31,   MARCH 31,    MARCH 31,
                              1995         1996         1997         1997        1998        1998
                          ------------ ------------  -----------  ----------  ----------  ----------
                                                                       (UNAUDITED)        (UNAUDITED)
Operating revenue:
  Telecommunication
   services (Notes B[2]
   and H)...............   $8,197,000  $ 7,603,000   $ 8,054,000  $2,126,000  $2,610,000  $4,563,000
                           ----------  -----------   -----------  ----------  ----------  ----------
Operating expenses:
  Cost of telecommunica-
   tion services (Note
   B[3])................    5,407,000    5,070,000     6,790,000   1,698,000   1,978,000   3,499,000
  Selling expenses (Note
   B[3])................    1,220,000    1,099,000       715,000     211,000     252,000     412,000
  General and adminis-
   trative expenses.....      870,000    1,022,000     1,205,000     353,000     382,000     672,000
  Officers salaries.....      332,000      493,000       256,000      77,000      69,000      94,000
                           ----------  -----------   -----------  ----------  ----------  ----------
                            7,829,000    7,684,000     8,966,000   2,339,000   2,681,000   4,677,000
                           ----------  -----------   -----------  ----------  ----------  ----------
Income (loss) from oper-
 ations before other in-
 come (expense).........      368,000      (81,000)     (912,000)   (213,000)    (71,000)   (114,000)
Other income (expense):
  Miscellaneous.........                   101,000
  Consulting fee........                                 113,000
  Loss on sale of equip-
   ment.................                                 (22,000)    (22,000)
  Interest income.......        8,000       12,000        28,000       5,000      12,000      20,000
  Interest expense......      (11,000)     (21,000)      (57,000)     (3,000)    (12,000)    (24,000)
                           ----------  -----------   -----------  ----------  ----------  ----------
Income (loss) before
 income tax provision...      365,000       11,000      (850,000)   (233,000)    (71,000)   (118,000)
Income tax provision
 (Note F)...............       21,000        4,000             0           0           0           0
                           ----------  -----------   -----------  ----------  ----------  ----------
Net income (loss).......   $  344,000  $     7,000   $  (850,000) $ (233,000) $  (71,000) $ (118,000)
                           ==========  ===========   ===========  ==========  ==========  ==========


                       See notes to financial statements

                        INTERNATIONAL TELEPHONE COMPANY

       STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (CAPITAL DEFICIENCY)

                           COMMON STOCK
                           1,200 SHARES
                            AUTHORIZED
                         ----------------              RETAINED   SHAREHOLDERS'
                         NUMBER OF        ADDITIONAL   EARNINGS      EQUITY
                          SHARES           PAID-IN   (ACCUMULATED   (CAPITAL
                          ISSUED   AMOUNT  CAPITAL     DEFICIT)    DEFICIENCY)
                         --------- ------ ---------- ------------ -------------
Balance--January 1,
 1995...................   1,200    $ 0     $1,000    $(283,000)    $(282,000)
Net income for the year
 ended December 31,
 1995...................                                344,000       344,000
                           -----    ---     ------    ---------     ---------
Balance--December 31,
 1995...................   1,200      0      1,000       61,000        62,000
Net income for the year
 ended December 31,
 1996...................                                  7,000         7,000
                           -----    ---     ------    ---------     ---------
Balance--December 31,
 1996...................   1,200      0      1,000       68,000        69,000
Net loss for the ten
 months ended October
 31, 1997...............                               (850,000)     (850,000)
                           -----    ---     ------    ---------     ---------
Balance--October 31,
 1997...................   1,200      0      1,000     (782,000)     (781,000)
Net loss for the five
 months ended March 31,
 1998 (unaudited).......                               (118,000)     (118,000)
                           -----    ---     ------    ---------     ---------
Balance--March 31, 1998
 (unaudited)............   1,200    $ 0     $1,000    $(900,000)    $(899,000)
                           =====    ===     ======    =========     =========



                       See notes to financial statements

                        INTERNATIONAL TELEPHONE COMPANY

                            STATEMENTS OF CASH FLOWS


                                                    TEN MONTHS     THREE MONTHS ENDED  FIVE MONTHS
                          YEAR ENDED DECEMBER 31,      ENDED     ---------------------    ENDED
                          ------------------------  OCTOBER 31,  MARCH 31,   MARCH 31,   MARCH 31,
                             1995         1996         1997         1997       1998       1998
                          -----------  -----------  -----------  ----------  ---------  ---------
                                                                     (UNAUDITED)        (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net income (loss).....  $   344,000  $     7,000  $ (850,000)  $ (233,000) $(71,000)  $(118,000)
  Adjustments to recon-
   cile net income
   (loss) to net cash
   provided by (used in)
   operating activities:
   Depreciation.........       53,000       69,000      73,000       16,000    30,000      50,000
   Provision for doubt-
    ful accounts........      195,000       43,000      25,000       32,000                10,000
   Loss on sale of
    equipment...........                                22,000       22,000
   Deferred taxes.......        4,000        2,000      (6,000)
   Changes in:
    Accounts receiv-
     able...............   (1,206,000)     (33,000)    180,000        8,000  (108,000)   (339,000)
    Other assets........       13,000        1,000     (42,000)     (29,000)  (17,000)    (81,000)
    Security deposits...     (107,000)
    Customer advance
     payments...........      129,000       38,000     (20,000)                            25,000
    Commissions pay-
     able...............      140,000      (24,000)    (20,000)     (15,000)   22,000      55,000
    Accrued expenses....       50,000       91,000     (74,000)     (98,000)  110,000      44,000
    Accounts payable....      901,000      108,000   1,239,000      142,000   595,000     765,000
    Income taxes pay-
     able...............       17,000      (16,000)     (1,000)
    Due to CSI..........                                                     (344,000)    (84,000)
    Due to Sharehold-
     ers................                               100,000      104,000   (34,000)    (53,000)
                          -----------  -----------  ----------   ----------  --------   ---------
      Net cash provided
       by (used in)
       operating activi-
       ties.............      533,000      286,000     626,000      (51,000)  183,000     274,000
                          -----------  -----------  ----------   ----------  --------   ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Purchases of furniture
   and equipment........     (152,000)     (29,000)    (17,000)      (3,000)  (29,000)    (38,000)
  Proceeds from sale of
   equipment............                               259,000      259,000
                          -----------  -----------  ----------   ----------  --------   ---------
      Net cash provided
       by (used in)
       investing activi-
       ties.............     (152,000)     (29,000)    242,000      256,000   (29,000)    (38,000)
                          -----------  -----------  ----------   ----------  --------   ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Proceeds from (repay-
   ments of) loan pay-
   able.................                    66,000     (63,000)     149,000    (3,000)     (3,000)
  Payments under capital
   leases...............      (41,000)    (112,000)   (175,000)     (22,000)  (76,000)   (101,000)
  Repayment of loan from
   shareholder..........     (180,000)
  Repayment of note pay-
   able.................      (70,000)    (140,000)
                          -----------  -----------  ----------   ----------  --------   ---------
      Net cash provided
       by (used in)
       financing activi-
       ties.............     (291,000)    (186,000)   (238,000)     127,000   (79,000)   (104,000)
                          -----------  -----------  ----------   ----------  --------   ---------
NET INCREASE IN CASH AND
 CASH EQUIVALENTS.......       90,000       71,000     630,000      332,000    75,000     132,000
Cash and cash equiva-
 lents--beginning of pe-
 riod...................       57,000      147,000     218,000      218,000   905,000     848,000
                          -----------  -----------  ----------   ----------  --------   ---------
CASH AND CASH
 EQUIVALENTS--END OF
 PERIOD.................  $   147,000  $   218,000  $  848,000   $  550,000  $980,000   $ 980,000
                          ===========  ===========  ==========   ==========  ========   =========







SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
  Cash paid during the
   period for:
    Interest............  $    11,000  $    21,000  $   57,000   $    3,000  $ 12,000   $  24,000
    Income taxes........                    26,000
SUPPLEMENTAL DISCLOSURE
 OF NONCASH FINANCING
 ACTIVITIES:
Equipment acquired under
 capital lease obliga-
 tions (Note E).........      267,000                  634,000      634,000
Note payable issued as
 full settlement of
 telecommunication costs
 previously incurred....      246,000

                       See notes to financial statements

                        INTERNATIONAL TELEPHONE COMPANY

                         NOTES TO FINANCIAL STATEMENTS
(UNAUDITED WITH RESPECT TO DATA AS OF MARCH 31, 1998 AND FOR THE PERIODS ENDED
                      MARCH 31, 1997 AND MARCH 31, 1998)

NOTE A--ORGANIZATION AND BUSINESS

  International Telephone Company ( "ITC") was organized in the State of Delaware on March 3, 1993. ITC operates an international telecommunications system offering long distance telephone service to corporations and individuals located outside the United States.

  ITC incurred a loss of $850,000 during the ten months ended October 31, 1997, including a $1.1 million claim against ITC by a carrier for usage charges that ITC is disputing (see Note G[2]). ITC intends to vigorously defend such claim and is attempting to settle with the carrier. If ITC is not successful in its defense or in reaching a settlement, ITC believes that by reducing its administrative expenses, including officers' compensation, the cash flow from operations will be sufficient for ITC to pay such claim and to operate as a going concern. In addition, ITC believes that it will be able to obtain financing, if necessary.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (1) Cash equivalents:

  ITC considers money-market funds to be cash equivalents.

 (2) Revenue recognition:

  Telecommunication revenue is recognized at the time services are provided.

 (3) Cost of telecommunication revenue and selling expenses:

  Cost of telecommunication services are recorded as incurred and consist principally of charges from carriers for long distance services. Selling expenses includes commissions to agents, which are recorded net of chargebacks for amounts deemed uncollectible in the period the related services were provided.

 (4) Depreciable assets:

  Depreciable assets, consisting principally of telecommunication related equipment such as switches and computer equipment, are stated at cost. Equipment acquired under capital leases is stated at the present value of the future minimum lease payments.

  Depreciation is provided for using the straight-line method over the estimated useful lives of the assets which range from five to seven years. Equipment under capital leases is depreciated over the estimated useful life of the equipment, which is generally longer than the terms of the leases since the leases generally contain bargain purchase options which ITC intends to exercise.

 (5) Use of estimates in the preparation of financial statements:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                        INTERNATIONAL TELEPHONE COMPANY

(UNAUDITED WITH RESPECT TO DATA AS OF MARCH 31, 1998 AND FOR THE PERIODS ENDED
                      MARCH 31, 1997 AND MARCH 31, 1998)

 (6) Deferred income taxes:

  ITC provides for income taxes using the asset and liability method under which deferred income taxes are recognized for the estimated future tax consequences attributable to net operating loss carryforwards and temporary differences between the basis of assets and liabilities for financial and tax reporting purposes. Such differences relate primarily to depreciation and equipment acquired under capital leases.

 (7) Interim Financial Statements:

  In the opinion of management, the unaudited balance sheet as of March 31, 1998, and the unaudited statements of operations and cash flows for the three-month periods ended March 31, 1997 and March 31, 1998, and for the five-month period ended March 31, 1998 reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for interim periods are not necessarily indicative of results for the full year.

NOTE C--FURNITURE AND EQUIPMENT

  Furniture and equipment consists of the following:

                                             DECEMBER 31, OCTOBER 31, MARCH 31,
                                                 1996        1997       1998
                                             ------------ ----------- ---------
Telecommunications equipment...............    $398,000    $634,000   $634,000
Furniture and fixtures.....................       6,000       6,000      8,000
Office equipment...........................      69,000      87,000    120,000
                                               --------    --------   --------
                                                473,000     727,000    762,000
Less accumulated depreciation and amortiza-
 tion......................................     130,000      87,000    134,000
                                               --------    --------   --------
                                               $343,000    $640,000   $628,000
                                               ========    ========   ========

NOTE D--LOAN PAYABLE

  ITC has a $250,000 line of credit, which expires on September 30, 1998, with a financial institution. At October 31, 1997 the balance due under this line of credit was $3,000, which is collateralized by the assets of ITC, including cash on deposit with such institution. At March 31, 1998 this balance was paid. Amounts due under the line of credit bear interest at prime plus 1.5%.

NOTE E--CAPITAL LEASE OBLIGATIONS

  ITC leases equipment under agreements with original terms of thirty-six months, which are accounted for as capital leases. During the ten months ended October 31, 1997, ITC acquired telecommunications equipment with a cost of $634,000 under a capital lease. Simultaneously, ITC exchanged telecommunications equipment with a book value of $281,000 and received proceeds of $259,000, resulting in a loss on the exchange of $22,000. The net book value of equipment held under capital lease was $196,000, $609,000 and $544,000, respectively, at December 31, 1996, October 31, 1997 and March 31, 1998.

  Future annual lease payments at October 31, 1997 are as follows:

   1998............................................................... $288,000
   1999...............................................................  247,000
   2000...............................................................  111,000
                                                                       --------
                                                                        646,000
   Less amounts representing interest.................................   73,000
                                                                       --------
   Present value of future lease payments at October 31, 1997.........  573,000
   Less amounts due within one year...................................  281,000
                                                                       --------
   Amounts due after one year......................................... $292,000
                                                                       ========

                        INTERNATIONAL TELEPHONE COMPANY
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
(UNAUDITED WITH RESPECT TO DATA AS OF MARCH 31, 1998 AND FOR THE PERIODS ENDED
                      MARCH 31, 1997 AND MARCH 31, 1998)
NOTE F--INCOME TAXES

  The provision for federal and state income taxes is comprised of the following:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                  --------------
                                                                   1995    1996
                                                                  ------- ------
Current:
  Federal........................................................ $11,000 $1,000
  State..........................................................   6,000      0
                                                                  ------- ------
                                                                   17,000  1,000
                                                                  ------- ------
Deferred:
  Federal........................................................   3,000  2,000
  State..........................................................   1,000  1,000
                                                                  ------- ------
                                                                    4,000  3,000
                                                                  ------- ------
                                                                  $21,000 $4,000
                                                                  ======= ======

  At October 31, 1997 and March 31, 1998, ITC has a net operating loss carryforward of approximately $1,000,000 and $1,100,000, respectively, resulting principally from its loss for income tax purposes for the ten months ended October 31, 1997 and March 31, 1998. As a result, ITC has a deferred tax asset of approximately $400,000 at October 31, 1997 and March 31, 1998. ITC has provided a valuation allowance, which increased by approximately $300,000 and during the ten months ended October 31, 1997, against the entire deferred tax asset. Accordingly, there is no provision for federal and state income taxes for the ten months ended October 31, 1997 and the three months ended January 31, 1998.

  The deferred tax liability of approximately $100,000 at October 31, 1997 and March 31, 1998, respectively, represents the anticipated future tax consequences attributable to temporary differences between the basis of assets and liabilities for financial and tax reporting purposes. Such differences relate to depreciation and the acquisition of equipment under a capital lease.

  The difference between the tax provision (benefit) and the amount that would be computed by applying the statutory federal income tax rate to income before taxes is attributable to the following:



                                                   TEN MONTHS   THREE MONTHS ENDED   FIVE MONTHS
                          YEAR ENDED   YEAR ENDED     ENDED    --------------------     ENDED
                         DECEMBER 31, DECEMBER 31, OCTOBER 31, MARCH 31,  MARCH 31,   MARCH 31,
                             1995         1996        1997       1997       1998        1998
                         ------------ ------------ ----------- ---------  ---------  -----------
Federal income tax pro-
 vision (benefit) at
 statutory rate.........  $ 124,000     $  3,000    $(289,000) $(79,000)  $(24,000)   $(40,000)
Provision (benefit) for
 state income
 taxes--net of U.S. fed-
 eral taxes.............      4,000        1,000      (34,000)  (10,000)    (3,000)     (5,000)
Valuation allowance.....   (107,000)                  323,000    89,000     27,000      45,000
                          ---------     --------    ---------  --------   --------    --------
                          $  21,000     $  4,000    $       0  $      0   $      0    $      0
                          =========     ========    =========  ========   ========    ========

                        INTERNATIONAL TELEPHONE COMPANY

(UNAUDITED WITH RESPECT TO DATA AS OF MARCH 31, 1998 AND FOR THE PERIODS ENDED
                      MARCH 31, 1997 AND MARCH 31, 1998)

NOTE G--COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

 [1] Operating leases:

  ITC is subject to operating leases for its office space in Florida and Connecticut, which include escalation clauses for increases in real estate taxes and certain operating expenses. Rent expense for the years ended December 31, 1995 and 1996, for the ten months ended October 31, 1997, and the three months and five months ended March 31, 1998 totaled $51,000, $69,000, $73,000, $16,000 and $26,000, respectively.

  Future minimum lease payments at October 31, 1997 are as follows:

   YEAR ENDING
   OCTOBER 31,
   -----------
   1998................................................................. $50,000
   1999.................................................................  26,000
   2000.................................................................  21,000
                                                                         -------
                                                                         $97,000
                                                                         =======

  In March 1998 the Company entered into an amendment of its Florida lease, which provides for additional space, an increase in rent of approximately $22,000 per year and an extension of the lease term from August 1998 to July 2001.

 [2] Carrier payables:

  Pursuant to an agreement, ITC was committed to purchase transmission capacity from a certain carrier. ITC has requested credits from the carrier for minimum usage charges and losses incurred in connection with the unavailability of sufficient capacity. As a result a significant balance due to the carrier became past due. The carrier has initiated litigation against ITC for collection of approximately $1.1 million, which is included in accounts payable at October 31, 1997. ITC intends to vigorously defend its position and will continue to try to reach a settlement with the carrier.

  In May 1997, a carrier agreed to issue a credit for $210,000 in connection with the settlement of charges disputed by ITC and ITC agreed to pay the outstanding balance by December 1, 1997. The carrier subsequently presented an invoice to ITC which did not reflect such credit and ITC believes that such statement does not acknowledge a $100,000 payment made in January 1997. As a result, ITC has not made the scheduled payments and accounts payable at October 31, 1997 includes $400,000 due to this carrier.

 [3] Concentration of carriers:

  ITC purchases transmissions capacity from a limited number of domestic telephone carriers. ITC purchased 75% of such capacity from 3 telephone carriers and 85% of such capacity from 3 carriers during the year ended December 31, 1996 and the ten months ended October 31, 1997, respectively. ITC purchased substantially all of such capacity from 5 carriers during the five months ended March 31, 1998, including approximately 40% from one carrier.

 [4] Concentration of agents:

  During the years ended December 31, 1995 and 1996, the ten months ended October 31, 1997 and the five months ended March 31, 1998, 3 agents were responsible for 65%, 3 agents were responsible for 66%, 3 agents were responsible for 53%, and 5 agents were responsible for 77%, of ITC's telecommunications revenue, respectively.

                        INTERNATIONAL TELEPHONE COMPANY

(UNAUDITED WITH RESPECT TO DATA AS OF MARCH 31, 1998 AND FOR THE PERIODS ENDED
                      MARCH 31, 1997 AND MARCH 31, 1998)

NOTE H--TELECOMMUNICATION REVENUE:

  The information below summarizes telecommunication revenue by geographic area:

                                                         TEN MONTHS  FIVE MONTHS
                                YEAR ENDED   YEAR ENDED     ENDED       ENDED
                               DECEMBER 31, DECEMBER 31, OCTOBER 31,  MARCH 31,
                                   1995         1996        1997        1998
                               ------------ ------------ ----------- -----------
Europe........................ $ 3,429,000  $ 2,742,000  $2,416,000  $  972,000
Africa........................   2,525,000    2,508,000   2,511,000   1,425,000
Middle East...................   1,403,000    1,095,000   1,593,000   1,223,000
Latin America.................     614,000      626,000   1,110,000     722,000
Asia..........................      88,000      529,000      74,000      11,000
Other.........................     138,000      103,000     350,000     210,000
                               -----------  -----------  ----------  ----------
                               $ 8,197,000  $ 7,603,000  $8,054,000  $4,563,000
                               ===========  ===========  ==========  ==========

NOTE I--OTHER INCOME

  During the year ended December 31, 1996, ITC recognized $100,000 of income from a nonrefundable deposit received in connection with a potential transaction which did not close by the agreed upon date.

  During the ten months ended October 31, 1997, ITC recognized $113,000 of consulting fees in connection with assisting another telecommunications company in settling its charges with a carrier.

NOTE J--REGULATORY MATTERS

  In June 1993, the Federal Communications Commission (the "FCC") granted the ITC's Application for Authority under Section 214 of the Communications Act of 1934, as amended. Pursuant to such action, ITC is authorized to resell the public switched telecommunications services of other U.S. carriers.

  ITC is subject to regulation in other countries in which it does business. ITC believes that an adverse determination as to the permissibility of the ITC's services under the laws and regulations of any such country would not have a material adverse long-term effect on its business.

NOTE K--PROPOSED SALE OF ITC

  ITC and its stockholders have signed an agreement relating to the purchase by Communications Systems International, Inc. ("CSI"), another telecommunications company, of all of the outstanding shares of common stock of ITC, pursuant to certain conditions. ITC's stockholders have received $150,000 from CSI in connection with such anticipated sale. ITC and CSI utilize each others' transmission capacity. During the three months and five months ended March 31, 1998, ITC incurred telecommunications charges aggregating approximately $179,000 and $294,000 and recognized telecommunications revenue of approximately $203,000 and $246,000 from CSI. There were no significant telecommunications charges incurred or telecommunications revenue earned from CSI during the year ended December 31, 1996 or the ten months ended October 31, 1997.

  [Inside back cover containing a map of the world with the phrases, "International Long Distance," "Calling Cards," "Enhanced Voice Services," "Voice Mail," "Conference Calling," "Global Fax Messaging" and "Business Internet Services." Above the map is the name, "CS International."]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY DISTRIBUTIONS MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THE PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CSI OR THE UNDERWRITERS. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTI-TUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURI-TIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICA-TION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSE-QUENT TO THE DATE HEREOF.
                              ------------------
                               TABLE OF CONTENTS
                              ------------------

                                                                          PAGE
                                                                          ----
Summary..................................................................   3
Risk Factors.............................................................   7
The Acquisitions.........................................................  23
Use of Proceeds..........................................................  25
Dividend Policy..........................................................  26
Price Range of Common Stock..............................................  27
Dilution.................................................................  28
Capitalization...........................................................  29
Selected Financial Data..................................................  30
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  32
Business.................................................................  55
Management...............................................................  73
Principal and Selling Shareholders.......................................  80
Certain Transactions.....................................................  82
Description of Securities................................................  87
Rescission Offer.........................................................  89
Shares Eligible for Future Sale..........................................  91
Underwriting.............................................................  92
Legal Matters............................................................  95
Experts..................................................................  95
Reports to Securityholders ..............................................  96
Additional Information...................................................  96
Glossary of Terms........................................................  97
Index to Financial Statements............................................ F-1

                                --------------
 UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICI-PATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               4,000,000 SHARES

      [LOGO OF COMMUNICATIONS SYSTEMS INTERNATIONAL, INC. APPEARS HERE]

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

                                 COMMON STOCK

                            ----------------------

                              P R O S P E C T U S

                            ----------------------

                               CRUTTENDEN ROTH
                                 INCORPORATED

                             FERRIS, BAKER WATTS
                              INCORPORATED

                         JOHN G. KINNARD AND COMPANY,
                                 INCORPORATED

                             KAUFMAN BROS., L.P.

                                    , 1998


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED PRIOR TO A TIME THE REGISTRATION STATEMENT BECOMES +
+EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE       +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALES OF THESE         +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH +
+STATE.                                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
          [ALTERNATE PAGE FOR REGISTERED SECURITYHOLDERS' PROSPECTUS]

                SUBJECT TO COMPLETION, DATED JULY 21, 1998

PROSPECTUS

                             1,191,145 SHARES

       [LOGO OF COMMUNICATIONS SYSTEMS INTERNATIONAL, INC. APPEARS HERE]

                   COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

                                  COMMON STOCK

  This Prospectus relates to the offer and sale by certain Securityholders (collectively, the "Registered Securityholders") of a maximum of 1,191,145 shares of Common Stock of Communications Systems International, Inc. and shares underlying warrants that were issued in private placements (collectively, the "Registered Securityholders' Shares"). The Registered Securityholders' Shares are not part of the concurrent underwritten offering and may not be offered or sold for periods ranging from 180 days to one year from the date of this Prospectus without the consent of Representatives. The Company will not receive any proceeds from the sale of the Registered Securityholders' Shares. See "Registered Securityholders and Plan of Distribution."

  Prior to this Offering, the Common Stock was traded sporadically in limited amounts on the OTC Bulletin Board under the symbol CSYG. On July 17, 1998, the last reported closing high bid price of the Common Stock was $6.75 per share. The Company has applied to have the Common Stock quoted on the Nasdaq SmallCap Market under the symbol "CSGL". Upon listing on the Nasdaq SmallCap Market, the Company's Common Stock will no longer be listed on the OTC Bulletin Board. See "Price Range of Common Stock."

  The distribution of shares of Common Stock offered hereby by the Registered Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for sale of such securities as principals, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Registered Securityholders.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The Registered Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered, and any profits realized or commission received may be deemed underwriting compensation.

  On the date of this Prospectus, a registration statement including a prospectus of even date filed under the Securities Act with respect to an underwritten public offering by the Company and certain selling shareholders of 4,000,000 shares of Common Stock and up to an additional 600,000 shares of Common Stock to cover over-allotments, if any, was declared effective by the Securities and Exchange Commission (the "Commission"). The Company will receive net proceeds of approximately $22.2 million from the sale of the shares of Common Stock included in the underwritten public offering, and will receive approximately $26.0 million in additional net proceeds if the over-allotment option is exercised in full after payment of underwriting discounts and commission and estimated expenses of the underwritten public offering. See "Concurrent Offering."

          [ALTERNATE PAGE FOR REGISTERED SECURITYHOLDERS' PROSPECTUS]

                                 THE OFFERING


Common Stock offered..............     1,191,145 shares


Common Stock outstanding after
 the offering.....................     5,054,784 shares (1)

Use of Proceeds...................     The Combined Company will receive no
                                       proceeds from the sale of the
                                       Registered Securityholders' Shares.
                                       Upon exercise of warrants underlying
                                       certain Registered Security-holders'
                                       Shares, the Company will receive the
                                       applicable exercise price.

Risk Factors......................     The Common Stock offered hereby is
                                       speculative and involves a high degree
                                       of risk and immediate and substantial
                                       dilution and should not be purchased
                                       by investors, who cannot afford the
                                       loss of their entire investment. See
                                       "Risk Factors" and "Dilution."

Proposed Nasdaq SmallCap symbol...     CSGL

--------

(1) Includes 4,000,000 shares of Common Stock to be issued in connection with an underwritten public offering by the Combined Company and certain selling shareholders and 162,286 shares of Common Stock (the "Bridge Shares") to be issued in connection with the notes (the "Bridge Notes") issued by CSI in December 1997 (the "December 1997 Financing") immediately prior to the closing of this Offering based on an assumed offering price of $7.00 per share of Common Stock in the Combined Company's underwritten public offering, 1,198,779 shares of Common Stock issuable to GlobalTel shareholders in connection with the GlobalTel Merger and 888,209 shares to be issued in connection with certain promissory notes. Does not include
    (i) up to 1,040,094 shares of Common Stock issuable upon exercise of outstanding options, (ii) up to 1,184,973 shares of Common Stock issuable upon the exercise of outstanding warrants, (iii) an indeterminate number of shares of Common Stock issuable upon conversion of outstanding promissory notes in the aggregate principal amount of $30,000, which have a conversion price per share equal to 90% of the average bid and ask price of the Common Stock on the day before conversion, (iv) up to 400,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants and, (v) up to 295,714 shares issuable in connection with the ITC Acquisition (collectively referred to herein as "Additional Securities"). See "Management," "Description of Securities" and "Selling Securityholders' and Plan of Distribution."

          [ALTERNATE PAGE FOR REGISTERED SECURITYHOLDERS' PROSPECTUS]

                              CONCURRENT OFFERING

  On the date of this Prospectus, a registration statement including a prospectus of even date filed under the Securities Act with respect to an underwritten public offering by the Combined Company and certain selling shareholders of an aggregate of 4,000,000 shares of Common Stock and up to an additional 600,000 shares of Common Stock to cover over-allotments, if any, was declared effective by the Commission. The Combined Company will receive net proceeds of approximately $22.2 million from the sale of the shares of Common Stock included in the underwritten public offering, and will receive approximately $26.0 million in additional net proceeds if the over-allotment option is exercised in full after payment of underwriting discounts and commissions and estimated expenses of the underwritten public offering.

          [ALTERNATE PAGE FOR REGISTERED SECURITYHOLDERS' PROSPECTUS]

              REGISTERED SECURITYHOLDERS AND PLAN OF DISTRIBUTION

  Up to 1,191,145 Registered Securityholders' Shares, comprised of approximately 162,286 Bridge Shares, 591,359 shares of Common Stock and 437,500 Registered Securityholders' Warrant Shares, may be offered and sold pursuant to this Prospectus by the Registered Securityholders. The Combined Company has agreed to register the public offering of the Registered Securityholders' Shares under the Securities Act concurrently with this offering and to pay all expenses in connection therewith. The Registered Securityholders' Shares have been included in the Registration Statement of which this Prospectus forms a part. Except as set forth below, none of the Registered Securityholders nor their affiliates has ever held any position or office with the Combined Company or had any other material relationship with the Combined Company. The Combined Company will not receive any of the proceeds from the sale of the Registered Securityholders' Shares by the Registered Securityholders. The following table sets forth certain information with respect to the Registered Securityholders:

                                                 AMOUNT OF         BENEFICIAL
                                                 REGISTERED       OWNERSHIP OF
                                              SECURITYHOLDERS'    COMMON STOCK
SELLING SECURITY HOLDERS                       SHARES OFFERED    AFTER SALE (1)
------------------------                      ----------------   --------------
Lee E. Schlessman............................      11,429(2)            -0-
Swedbank Luxembourg S.A. ....................      22,857(2)            -0-
Lee Schlessman, POA Sandra Garnett...........       5,714(2)            -0-
Susan M. Duncan..............................       5,714(2)            -0-
Susan M. Duncan Irrevocable Gift Trust.......       5,714(2)            -0-
The Schlessman Family Foundation.............       5,714(2)            -0-
Lee Schlessman, POA Gary Schlessman..........       5,714(2)            -0-
Lee Schlessman, POA Cheryl Bennett...........       5,714(2)            -0-
Cal J. Rickel & Amanda Mae Rickel............       5,714(2)            -0-
Arab Commerce Bank Ltd. .....................       5,714(2)            -0-
Dr. Thomas R. Phelps, M.D. ..................       5,143(2)            -0-
Todd & Tom Rafalovich........................       2,857(2)            -0-
First Mortgage Income Trust..................       5,714(2)            -0-
Adams 1977 Family Trust......................       2,857(2)            -0-
Ted Rafalovich Living Trust..................       2,857(2)            -0-
Germaine Robineau O'Hare Trust...............       2,857(2)            -0-
ProFutures Special Equities Fund, L.P........     670,129(3)(4)         -0-
Network 1 Financial Securities, Inc. ........      22,500(4)            -0-
National Financial Services Group, Inc. .....       7,500(4)         37,500
Richard Sullivan.............................       7,500(4)          7,500
Alan Blumenfeld..............................      16,916(5)            -0-
Michael Butler...............................      16,916(5)         34,406
Shahear Ebrahimian...........................       2,481(5)            -0-
Steven Freifeld..............................      11,278(5)            -0-
Abraham B. Goldner...........................       5,638(5)            -0-
Robert Klein.................................      22,557(5)            -0-
Lawrence Leiberman...........................       5,638(5)            -0-
Allan R. Lyons...............................      11,278(5)            -0-
Albert Milstein..............................       5,638(5)            -0-
Bruce Pomper.................................      16,916(5)            -0-
Mark Silverman...............................      16,916(5)            -0-
Howard Silverman.............................      11,278(5)            -0-
Carl E. Stoops...............................       7,782(5)            -0-
Arnold L. Weiner.............................      20,074(5)            -0-

          [ALTERNATE PAGE FOR REGISTERED SECURITYHOLDERS' PROSPECTUS]

                                                  AMOUNT OF       BENEFICIAL
                                                  REGISTERED     OWNERSHIP OF
                                               SECURITYHOLDERS'  COMMON STOCK
SELLING SECURITY HOLDERS                        SHARES OFFERED  AFTER SALE (1)
------------------------                       ---------------- --------------
Michael Weiss.................................      11,210(5)        -0-
Steven Yavors.................................       5,638(5)        -0-
Four M International, Inc. ...................      24,163(5)        -0-
M. Sebastian Palacios, Marco A. Palacios and
 Beatriz A. Palacios..........................       4,832(5)        -0-
Elsa Glorio, Marco A. Palacios and Beatriz
 Palacios.....................................       3,020(5)        -0-
Gonzalo Vila..................................       3,625(5)        -0-
Ian Creese....................................       1,428(5)        -0-
Donald B. Gasgarth............................       3,571(5)        -0-
Richard L. Gilbert............................       3,571(5)        -0-
Sloan Financial Group Inc.....................       3,035(5)        -0-
Jeffrey K. Zwitter............................       3,571(5)        -0-
Cindy Dolgin..................................      22,557(5)        -0-
Ken Fellus....................................       3,638(5)        -0-
Abe Chu.......................................      11,278(5)        -0-
Jeffery Levine................................       3,638(5)        -0-
Alan Gibstein.................................       6,767(5)        -0-
Professional Edge Fund, L.L.C.................      18,122(5)        -0-
Merca Corporation.............................      24,163(5)        -0-
Bill Pergeson.................................      10,000(5)        -0-
Michael John..................................       3,571(5)        -0-
Ron LeClair...................................       3,571(5)        -0-
Tom Rooney....................................       1,785(5)        -0-
Gary & Rebecca Perrine........................       3,571(5)        -0-

--------

(1) Assumes all of the Registered Securityholders' Shares are sold.

(2) Such shares may not be sold prior to one year after the date of this Prospectus pursuant to an agreement with Cohig & Associates, Inc. and CSI.

(3) 534,074 of such shares may not be sold prior to one year after the date of this Prospectus. The remainding 136,055 shares will be issued in consideration of the exchange of $1 million principal amount 12% Note and may not be sold prior to six months after the date of this Prospectus pursuant to an agreement with CSI.

(4) Includes Registered Securityholders' Warrant Shares issuable upon exercise of the Selling Securityholders' Warrants.

(5) One-third of such shares may not be sold prior to 180, 270 and 360 days, respectively, after the date of this Prospectus.

  No Registered Securityholder other than Richard Sullivan ("Sullivan") and National Financial Services Group, Inc. ("National") currently owns any shares other than those being offered hereby. Accordingly, upon the sale of all the Registered Securityholders' Shares registered concurrently herewith, no Registered Securityholder other than Sullivan and National will own any of the Combined Company's outstanding shares of Common Stock.

  The Registered Securityholders' Shares may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Registered Securityholders' Shares may be sold by one or more of the following methods, without limitations: (a) a block trade in which a broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the Securities offered hereby.

   SEC registration fee............................................. $   14,791
   NASD filing fee..................................................      5,514
   Blue Sky filing fees.............................................     20,000*
   Nasdaq Stock Market application fee..............................     10,000
   Legal fees and expenses..........................................    200,000*
   Blue Sky legal fees..............................................     20,000*
   Accounting fees and expenses.....................................    200,000*
   Registrar and transfer agent fees................................      8,000
   Printing and engraving...........................................    300,000*
   Representatives' nonaccountable expense allowance................    500,000
   Miscellaneous....................................................    221,695*
                                                                     ----------
     TOTAL.......................................................... $1,500,000
                                                                     ==========

--------
* Estimated.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  The Registrant's Bylaws require the Registrant to indemnify all of its present and former officers and directors, or any person who may have served at the Registrant's request as an officer or a director of another corporation in which the Registrant owns shares of capital stock or of which the Registrant is a creditor, and the personal representatives of all such persons, against expenses actually and necessarily incurred in connection with the defense of any legal proceeding in which any such person was made a party by reason of having served in such capacity, unless such person is adjudged to be liable for negligence or misconduct in the performance of any duty owed to the Registrant.

  The Registrant's Articles of Incorporation provide that no director of the Registrant shall be liable to the Registrant or any of its shareholders for damages caused by a breach of a fiduciary duty by such director except for the breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, acts as specified in the Colorado Business Corporation Act, or any transaction from which such director received an improper personal benefit.

  Section 7-109-102 of the Colorado Business Corporation Act authorizes the indemnification against reasonable expenses of current and former directors made party to a proceeding if the director conducted himself in good faith, in the case of conduct in his official capacity with the corporation, the director reasonably believed that his conduct was in the best interests of the corporation, in the case of a criminal proceeding, the director had no reasonable cause to believe that his conduct was unlawful, and in all other cases, the director reasonably believed that his conduct was at least not opposed to the corporation's best interest. A corporation may not indemnify a director in connection with a proceeding (1) in which a director was adjudged liable to the corporation or, (2) charging that the director derived an improper personal benefit in which the director was adjudged liable. Section 7-109-107 provides that a corporation may indemnify an officer to the same extent that it may indemnify a director.

  The above discussion of the Registrant's Bylaws, Articles of Incorporation and the Colorado Business Corporation Act is only a summary and is qualified in its entirety by the full text of each of the foregoing.

  Reference is made to the Underwriting Agreement, the proposed form of which is filed as Exhibit 1.1, in which the Underwriters agree, under certain circumstances, to indemnify the directors and officers of the Registrant and certain other persons against certain civil liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The Registrant made the following sales of securities within the past three years without registering such securities under the Securities Act. Except as otherwise stated, the Registrant believes that the issuance of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act as transactions not involving a public offering. The purchasers in such private offerings represented their intention to acquire the securities for investment only and not with a view to the distribution thereof and appropriate legends were affixed to the stock certificates issued in such transactions. All purchasers had adequate access, through their employment or other relationships, to sufficient information about the Registrant to make an informed investment decision. No underwriter was employed with respect to any such sales.

  Unless otherwise stated, no underwriters or placement agents were used in connection with any of the issuances of securities described below.

  During 1995, the Registrant issued 43,750 shares of Common Stock to certain directors, officers and key employees of the Registrant and consultants and advisors who have rendered bona fide services to the Registrant not in connection with the issuance of securities in a capital-raising transaction, pursuant to its Stock Bonus Plan. The Combined Company believes that such issuances were exempt from Registration pursuant to Rule 701 and Section 3(b) of the Securities Act.

  From 1995 to the present, the Registrant has granted options to purchase 277,200 shares of Common Stock to certain directors, officers and key employees of the Registrant and consultants and advisors who have rendered bona fide services to the Registrant not in connection with the issuance of securities in a capital-raising transaction, pursuant to its Non-Qualified Stock Option Plan (the "Plan"). The Combined Company believes that such issuances were exempt from Registration pursuant to Rule 701 and Section 3(b) of the Securities Act.

  From March 1995 through June 1995, the Registrant issued an aggregate of 272,875 shares of Common Stock to accredited investors as defined under Regulation D of the Securities Act ("Accredited Investors") at a price of $2.00 per share.

  On July 1, 1995, the Registrant granted options for 150,000 shares to two employees who rendered bona fide services to the Registrant not in connection with the issuance of securities in a capital-raising transaction. The Registrant believes that such issuances were exempt from Registration pursuant to Rule 701 and Section 3(b) of the Securities Act.

  On September 14, 1995, the Registrant issued 204,694 shares of the Common Stock to Redden Dynamics Corporation ("Redden") pursuant to a plan of merger to acquire all of the outstanding shares of capital stock of Redden.

  On September 26, 1995, the Registrant issued 7,500 shares of Common Stock to Elmo D. Murphy for $12.00 per share.

  From December 1995 through March 1996, the Registrant issued 45,000 shares of Common Stock and warrants to purchase 37,500 shares of the Registrant's Common Stock to three persons in exchange for financial consulting services. Warrants to purchase 12,500 shares of Common Stock are exercisable at $6.00 per share, warrants to purchase 12,500 shares of Common Stock are exercisable at $10.00 per share, and warrants to purchase 12,500 shares of Common Stock are exercisable at $14.00 per share. As of the date hereof, no warrants have been exercised.

  From June 1996 through September 1996, the Registrant issued 15,375 shares of Common Stock to 11 Accredited Investors at a price of $8.00 per share. Jason Harmon received a commission of $11,800 for acting as placement agent.


  In July 1996, the Registrant issued 44,769 shares of Common Stock to 37 shareholders of WIN in exchange for shares of common stock of WIN held by them.

  In October 1996, the Registrant issued 35,000 shares of Common Stock to Gary Kamienski in consideration for technological consulting services rendered between February 1994 and July 1995.

  From October 1996 to July 1997, the Registrant issued 10% convertible promissory notes in the original aggregate principal amount of $415,000 and warrants to purchase up to 10,375 shares of Common Stock to 23 financially sophisticated investors. The notes are convertible into shares of Common Stock at the option of the holder, at a conversion price equal to 90% of the average between the bid and asked prices of the Registrant's Common Stock on the day prior to the conversion date. Warrants to purchase 375 shares of Common Stock are exercisable at $1.08 per share, warrants to purchase 1,000 shares of Common Stock are exercisable at $2.08 per share, warrants to purchase 1,000 shares of Common Stock are exercisable at $2.12 per share, warrants to purchase 500 shares of Common Stock are exercisable at $2.52 per share, warrants to purchase 1,750 shares of Common Stock are exercisable at $3.00 per share, warrants to purchase 2,250 shares of Common Stock are exercisable at $3.24 per share, warrants to purchase 1,750 shares of Common Stock are exercisable at $3.52 per share and warrants to purchase 1,750 shares of Common Stock are exercisable at $5.52 per share. From January 1997 through January 1998, 139,363 shares of Common Stock were issued upon conversion of approximately $389,817 principal amount of the notes, and no warrants have been exercised.

  In February and March 1997, the Registrant issued 15% promissory notes in the aggregate principal amount of $85,000 and warrants to purchase up to 4,250 shares of Common Stock to three financially sophisticated investors. Warrants to acquire 1,625 shares of Common Stock are exercisable at $1.52 per share, warrants to purchase 1,750 shares of Common Stock are exercisable at $2.52 per share and warrants to purchase 875 shares of Common Stock are exercisable at $3.00 per share. As of the date hereof, no shares of Common Stock have been issued upon conversion of the notes and no warrants have been exercised.

  From September through December 1997, the Registrant issued 227,160 shares of Common Stock to 30 investors (29 of whom were Accredited Investors) for $2.20 per share.

  In December 1997, the Registrant issued Bridge Notes in the aggregate principal amount of $2,840,000 to 17 Accredited Investors. Upon the closing of this Offering, each investor will receive 5,714 shares of Common Stock for every $100,000 invested in the Bridge Notes based on an initial offering price of $7.00 per share. Cohig and Associates, Inc. acted as placement agent in the December 1997 private placement for which it received $312,400 and warrants to purchase 71,000 shares of Common Stock at a price equal to 125% of the price to public of the shares in this offering.

  In March and April 1998, the Registrant issued $270,000 aggregate principal amount of notes bearing interest at 10% per annum to seven financially sophisticated investors, including three directors and a principal shareholder of the Registrant. The investors also received warrants to purchase shares of Common Stock.

  In May and July 1998, the Registrant issued (a) $1,750,000 principal amount of notes bearing interest at 12% per annum and (b) 74,074 shares of Common Stock for a $3.375 per share together with 400,000 warrants to purchase shares of Common Stock to ProFutures Special Equities Fund, L.P., a financially sophisticated, institutional Accredited Investor. Eastbrokers International, Inc. acted as placement agent for which it received $240,000 and warrants to purchase 60,000 shares of Common Stock at a price equal to 120% of the price to public of the shares in this offering.

ITEM 16. EXHIBITS.

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
  1.1*   Form of Underwriting Agreement between CSI and the Representatives of the Underwriters
  2.1*   Plan and Articles of Merger dated September 14, 1995 between CSI and
         Redden Dynamics, Inc.
  2.2*   Stock Purchase Agreement, dated April 23, 1998, among the Registrant,
         ITC and its Shareholders
  2.3*   Agreement and Plan of Merger, dated May 29, 1998, between CSI and
         GlobalTel
  3.1*   Articles of Incorporation of CSI
  3.2*   Bylaws of CSI
  4.2*   Form of Warrant Agreement, including Form of Representatives' Warrant
  5.1    Opinion of Parcel, Mauro & Spaanstra, P.C.
 10.1*   Form of 10% Convertible Promissory Note from to Registrant to various investors
 10.2*   Form of Warrant and Terms of Warrant between Registrant and various investors
 10.3*   Agreement between Registrant and Cable and Wireless
 10.4*   Promissory Note from CSI to Robert A. Spade
 10.5*   Stock Option Plan of CSI
 10.6*   Lease Agreement dated January 1, 1994 between CSI and The Mining
         Exchange Partners Limited
 10.7*   LINK-US/PC Agreement dated September 19, 1996 between CSI and Gary
         Kamienski
 10.8*   Form of Distributor Agreement between CSI and certain of its distributors
 10.9*   Form of Branch Office Agency Agreement between the Registrant and certain of its distributors
 10.10*  Agreement and Tariff Order dated November 1997 between the Registrant and AT&T Communications.
 10.11*  Employment Agreement with Robert A. Spade
 10.12*  Employment Agreement with Patrick R. Scanlon
 10.13*  Employment Agreement with Daniel R. Hudspeth
 10.14*  Agreement between ITC and AIT
 10.15*  Agreement between ITC and Trescom
 10.16*  Agreement between ITC and Cable & Wireless
 10.17*  Agreement between ITC and Teleglobe
 10.18*  Promissory Note from CSI to Robert A. Spade, dated April 30, 1996
 10.19*  Office lease dated as of June 10, 1996 by and between GlobalTel, as
         Lessee, and One Wilshire Arcade Imperial, Ltd., as Lessor, together with First Amendment thereto dated June 24, 1997.
 10.20+* Carrier Agreement dated as of August 20, 1996 by and between
         Primecall, Inc. and Cable & Wireless, Inc.
 10.21+* Reciprocal Telecommunications Agreement dated as of December 3, 1996 by and between STAR Vending, Inc. and Primecall, Inc.
 10.22+* Switch Port Lease and Service Agreement dated as of August 7, 1996 by and between Primecall, Inc. and World Touch, Inc.
 10.23+* Trilogy Telemanagement Service Agreement dated as of April 2, 1997 by and between Trilogy Telemanagement, L.L.C. and Primecall, Inc.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
 10.24+* Agreement for Managed Data Network Services dated April 28, 1995 (the
         "Equant Agreement") by and between NetStar International
         Telecommunications, Inc. ("NetStar") and Equant Network Services
         International Corporation (f/k/a Scitor International
         Telecommunications Services, Inc.) ("Equant"), together with Amendment
         No. 1 to the Scitor ITS Agreement dated February 21, 1996 between
         NetStar, Equant and GFP Group, Inc.
 10.25+* Exclusive Services and Marketing Agreement dated as of April 15, 1997 between GlobalTel and International Business Network for World
         Commerce & Industry, Ltd.
 10.26+* Master Task Agreement dated as of September 19, 1997 by and between
         GFP Group, Inc. and Novell, Inc.
 10.27+* Novell Business Internet Services Affiliate Service Platform Statement
         of Work to Agreement No. 97-GlobalTel-001 dated October 21, 1997 between Novell, Inc. and GFP Group, Inc.
 10.28*  Share Exchange Agreement dated as of December 29, 1995 by and among
         GlobalTel and certain holders of shares of capital stock of GFP Group,
         Inc.
 10.29*  Letter of Intent dated June 16, 1997 by and among Primecall, Inc.,
         Netlink International Inc. and Kunmung Dayu Biological Engineering Co.
         Ltd.
 10.30*  Letter Agreement dated November 6, 1997 by and among GlobalTel, Alan
         H. Chin and Curtis E. Lew
 21*     List of Subsidiaries
 23.1    Consent of Parcel, Mauro & Spaanstra, P.C. (contained in Exhibit 5.1)
 23.2    Consent of Stockman Kast Ryan & Scruggs, P.C.
 23.3    Consent of Richard A. Eisner & Company, LLP
 23.4    Consent of Arthur Andersen LLP
 24*     Power of Attorney (included on page II-6 hereof)
 27*     Financial Data Schedule

--------
 * Previously filed.
** To be filed by amendment.
 + Portions of this exhibit have been omitted pursuant to an application for an order granting confidential treatment. The omitted portions have been separately filed with the Commission.

ITEM 17. UNDERTAKINGS.

  (a) Rule 415 Offering. The Registrant hereby undertakes that it will:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

      (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  (d) Prompt Delivery. The Registrant undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (e) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (f) Rule 430A.

  The Registrant hereby undertakes that it will:

    (i) For determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

    (ii) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

  PURSUANT WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED IN COLORADO SPRINGS, COLORADO, ON JULY 21, 1998.

                                          Communications Systems
                                           International, Inc.

                                                    /s/ Robert A. Spade
                                          By: _________________________________
                                              Name: Robert A. Spade
                                              Title: Chief Executive Officer

  In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates stated.

                  *                    Chairman of the
-------------------------------------   Board designee          July 21, 1998
         RONALD P. ERICKSON

                  *                    Chief Executive
-------------------------------------   Officer and Vice        July 21, 1998
           ROBERT A. SPADE              Chairman of the
                                        Board (Principal
                                        Executive Officer)

                  *                    President, Chief
-------------------------------------   Operating Officer       July 21, 1998
         PATRICK R. SCANLON             and Director

                  *                    Chief Financial
-------------------------------------   Officer, Secretary      July 21, 1998
         DANIEL R. HUDSPETH             and Treasurer
                                        (Principal
                                        Financial and
                                        Accounting Officer)

                  *                    Director
-------------------------------------                           July 21, 1998
            DEAN H. CARY

                  *                    Director
-------------------------------------                           July 21, 1998
          RICHARD F. NIPERT

                  *                     Director
-------------------------------------                           July 21, 1998
         CHARLES A. SHIELDS

                  *                     Director designee
-------------------------------------                           July 21, 1998
          BRUCE L. CROCKETT

                  *                     Director designee
-------------------------------------                           July 21, 1998
          LYMAN C. HAMILTON

                  *                     Director designee
-------------------------------------                           July 21, 1998
        MICHAEL S. BROWNFIELD

          /s/ Robert A. Spade
*By: ________________________________
             Attorney-in-Fact